Filed Pursuant to Rule 424(b)(3)

Registration No. 333-216641

PROSPECTUS SUPPLEMENT NO. 1

TO THE PROSPECTUS DATED MARCH 30, 2017

Lilis Energy, Inc.

Up to 7,792,240 Shares of Common Stock

This prospectus supplement No. 1 supplements the prospectus dated March 30, 2017, or the Prospectus, which forms a part of our Registration Statement on Form S-1 (Registration No. 333- 216641). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Reports on Form 8-K and our quarterly report on Form 10-Q as filed with the Securities and Exchange Commission on, (i) April 14, 2017, (ii) April 27, 2017, (iii) May 8, 2017, and (iv) May 12, 2017. Accordingly, we incorporate by reference the Current Reports on Form 8-K and the Form 10-Q for the quarter ended March 31, 2017 into this prospectus supplement, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders identified in the Prospectus of up to an aggregate of 7,792,240 shares of common stock, par value $0.0001 per share, as set forth in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is currently listed on the NYSE MKT under the symbol “LLEX.” On June 12, 2017, the last reported sale price of shares of our common stock on the NYSE MKT was $5.08.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 5 of the Prospectus and page 20 of our annual report on Form 10-K for the year ended December 31, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd, Suite #1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Change in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On April 13, 2017, Lilis Energy, Inc. (the “Company”) notified Marcum LLP (“Marcum”) of its dismissal as the Company’s independent registered public accounting firm, effective immediately. The dismissal of Marcum was approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”).

The audit reports of Marcum on the Company’s financial statements for each of the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for fiscal year ended December 31, 2015 contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through April 13, 2017, there were no disagreements (as such term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in its reports.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through April 13, 2017, there was no “reportable event” (as that term is defined in 304(a)(1)(v) of Regulation S-K), except as follows.

As described in more detail in Item 9A in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2016, management concluded that the Company did not design and maintain effective internal controls over financial reporting. Specifically, the Company determined that (1) while it has implemented written policies and procedures for accounting and financial reporting with respect to the requirements and application of GAAP and SEC disclosure requirements, due to limited resources, it has not conducted a formal assessment of whether its policies that have been implemented address the specific risks of misstatement and (2) it does not have a fully effective mechanism for monitoring the system of internal controls. This control deficiency did not result in any adjustments to the Company’s financial statements. As reported in Item 9A in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2016 filed with the Commission on March 3, 2017, management concluded that the Company’s internal control over financial reporting was effective and the control deficiency mentioned above had been fully remediated. The Company provided Marcum with a copy of this Current Report on Form 8-K prior to its filing with the Commission and requested Marcum to furnish the Company with a letter addressed to the Commission stating whether Marcum agrees with the statements contained herein and, if not, stating the respects in which it does not agree. A copy of Marcum’s letter dated April 14, 2017 is attached as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Engagement of Independent Registered Public Accounting Firm

On April 13, 2017, the Audit Committee engaged BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, effective immediately. The engagement of BDO has been approved by the Audit Committee and ratified by the Board of Directors.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through April 13, 2017, neither the Company nor anyone on its behalf consulted BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was either the subject of a “disagreement” as such term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as such term is defined in Item 304(a)(1)(v) of Regulation S-K (there being none).

Item 7.01	Regulation FD Disclosure.

On April 14, 2017, the Company issued a press release announcing the appointment of BDO USA, LLP as its new independent registered public accountant, replacing Marcum LLP. A copy of that press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

16.1	Letter from Marcum LLP dated April 14, 2017

99.1	Press Release of Lilis Energy, Inc. dated April 14, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from Marcum LLP dated April 14, 2017

99.1	Press Release of Lilis Energy, Inc. dated April 14, 2017

Exhibit 16.1

April 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statement made by Lilis Energy, Inc. under Item 4.01 of its Form 8-K dated April 13, 2017. We agree with the statement concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Lilis Energy, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Exhibit 99.1

LLEX:NASDAQ

LILIS ENERGY RETAINS BDO AS NEW CORPORATE AUDITOR

SAN ANTONIO, TEXAS – April 14, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX) (“Lilis”) today announced it has appointed the accounting and consulting firm BDO USA, LLP, the world's fifth largest international accounting and consulting organization, to act as its new independent registered public accountant, effective April 13, 2017, replacing Marcum LLP.

Joe Daches, CFO of Lilis Energy said: “We chose BDO for its strong reputation and expertise within the oil and gas industry. Furthermore, we believe BDO has the size and capabilities necessary to support our projected growth. We look forward to working with BDO.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis Energy’s primary business objective is to increase its Delaware Basin leasehold position, reserves, production and cash flows at attractive rates of return on invested capital in order to enhance shareholder value. For more information, please contact CORE IR: (516) 222-2560 or visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd, Suite #1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

First Lien Amendment

On April 24, 2017, Lilis Energy, Inc. (the “Company”) entered into a first amendment and subsequently, on April 26, 2017, entered into a second amendment (together, the “Amendments”) to its existing first lien credit agreement, dated September 29, 2016 (the “First Lien Credit Agreement”), by and among the Company, Brushy Resources, Inc., a Delaware corporation (“Brushy”), ImPetro Operating, LLC, a Delaware limited liability company (“Operating”) and ImPetro Resources, LLC, a Delaware limited liability company (together with Brushy and Operating, the “Initial Guarantors”), the lenders party thereto (the “Original Lenders”) and T.R. Winston & Company, LLC, as initial collateral agent. Pursuant to the Amendments, among other things, certain lenders identified therein joined the Original Lenders as lenders under the First Lien Credit Agreement, and the lenders made further extensions of credit, in addition to the existing loans under the First Lien Credit Agreement (the “Existing Loans”), in the form of an additional bridge loans in an aggregate principal amount of up to $15,000,000 (the “Bridge Loans”). Under the terms of the Amendments, Lilis Operating Company, LLC (“Lilis Operating,” and together with the Initial Guarantors, the “Guarantors”) joined the Initial Guarantors as a guarantor under the First Lien Credit Agreement. The Bridge Loans were fully drawn on April 24, 2017.

On April 26, 2017, in connection with the closing of the Second Lien Credit Agreement (as defined below), the Company paid off the Existing Loans in full, including accrued and unpaid interest thereon.

The Bridge Loans are secured by first priority liens on substantially all of the Company’s and Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The First Lien Credit Agreement, as amended by the Amendments, provides that the unpaid principal of the Bridge Loans will bear cash interest at a rate per annum of (i) 6% for the first six months after the execution of the Amendment and (ii) thereafter, so long as any Bridge Loan is outstanding, a rate of 10%. Additionally, the unpaid principal of the Bridge Loans will bear interest at a rate per annum of 6%, payable only in-kind by increasing the principal amount of the Bridge Loans by the amount of such interest due on each interest payment date. The Bridge Loans mature on October 24, 2018. The Bridge Loans may be repaid in whole or part at any time at the option of the Company, subject to the payment of certain specified prepayment premiums. The Bridge Loans are subject to mandatory prepayment with the net proceeds of certain asset sales and casualty events, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days.

Second Lien Credit Agreement

On April 26, 2017, the Company entered into a credit agreement (the “Second Lien Credit Agreement”) by and among the Company, the Guarantors, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto (the “Lenders”), including Värde Partners, Inc., a Delaware corporation, as lead lender (the “Lead Lender”), pursuant to which the Lenders agreed to make convertible loans to the Company in an aggregate initial principal amount of up to $125 million in two tranches. The first tranche consists of an $80 million term loan (the “Initial loan”), which was fully drawn and funded on April 26, 2017. The second tranche consists of up to $45 million of delayed draw term loans (the “Delayed Draw Loans” and, together with the Initial loan, the “Loans”) to be funded from time to time on or before February 28, 2019, as requested by the Company, subject to certain conditions. Each tranche of Loans will bear interest at a rate of 8.25%, compounded quarterly in arrears and payable only in-kind by increasing the principal amount of the Loans by the amount of the interest due on each interest payment date.

The Loans are secured by second priority liens on substantially all of the Company’s and Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The proceeds of the Loans will be used only to (a) to repay the Existing Loans including any accrued and unpaid interest thereon, (b) pay the fees, expenses and transaction costs of the transactions and (c) finance the working capital needs of the Company, including capital expenditures, and for general corporate purposes of the Company and the Guarantors, including the exploration, acquisition and development of oil and gas property.

The Loans mature on April 26, 2021. The Loans are subject to mandatory prepayment with the net proceeds of certain asset sales, casualty events and debt incurrences, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days and, in the case of asset sales and casualty events, prepayment of the Bridge Loans. The Company may not voluntarily prepay the Loans prior to March 31, 2019 except (a) in connection with a Change of Control (as defined in the Second Lien Credit Agreement) or (b) if the closing price of the Company’s common stock (the “Common Stock”) on the principal exchange on which it is traded has been equal to or greater than 110% of the Conversion Price (as defined below) for at least 20 of the 30 trading days immediately preceding the prepayment. The Company will be required to pay a customary make-whole premium in connection with any mandatory or voluntary prepayment of the Loans.

The Second Lien Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including covenants relating to: maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance; limitations on incurrence of indebtedness, investments, dividends and other restricted payments, lease obligations, hedging and capital expenditures; and maintenance of a specified asset coverage ratio. The Second Lien Credit Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events, subject to certain specified cure periods. The amounts under the Second Lien Credit Agreement could be accelerated and be due and payable upon an event of default.

Each tranche of the Loans is separately convertible at any time, in full and not in part, at the option of the Lead Lender, as follows:

•	70% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert into a number of newly issued shares of Common Stock determined by dividing the total of such principal amount, accrued and unpaid interest and make-whole premium by $5.50 (subject to adjustment as described below, the “Conversion Price”); and

•	30% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert on a dollar for dollar basis into a new term loan (the “Take Back Loans”).

The terms of the Take Back Loans will be substantially the same as the terms of the Loans, except that the Take Back Loans will not be convertible and will bear interest at a rate of LIBOR plus 9% (subject to a 1% LIBOR floor).

Additionally, the Company will have the option to convert the Loans, in whole or in part, into shares of Common Stock at any time or from time to time if, at the time of exercise of the Company’s conversion option, the closing price of the Common Stock on the principal exchange on which it is traded has been at least 150% of the Conversion Price then in effect for at least 20 of the 30 immediately preceding trading days. The number of shares of Common Stock issuable upon exercise of the Company’s conversion option will be determined by dividing the principal amount of the Loans converted, plus accrued and unpaid interest on such principal amount, by the Conversion Price.

The Conversion Price will be subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if the Company issues, or is deemed to issue, additional shares of common stock for consideration less than the Conversion Price in effect from time, subject to certain exceptions. However, unless the Shareholder Approval (as defined below) has been obtained, these “price protection” anti-dilution adjustments cannot reduce the Conversion Price to a price less than (a) in the case of the Conversion Price for the Initial loan, $4.26, which was the closing price of the common stock on April 25, 2017 or (b) in the case of the Conversion Price for the Delayed Draw Loans, the last closing price of the Common Stock prior to the time the Company becomes bound to incur any Delayed Draw Loan (the “Conversion Price Floor”).

Prior to obtaining Shareholder Approval, the number of shares of Common Stock issuable to any Lender upon conversion of Loans will be capped at a number of shares that would not result in that Lender, together with its affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) including such Lender, owning in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Company on the date of conversion, after giving effect to the conversion (the “Share Cap”).

If the Share Cap applies to any Lender on any conversion of Loans, instead of issuing shares of Common Stock in excess of the Share Cap, the Company will be required to issue to the Lender affected by the Share Cap shares of a new series of preferred stock of the Company to be established if required pursuant to the terms of the Credit Agreement (the “Lender Preferred Stock”). Holders of shares of Lender Preferred Stock, if any are issued:

•	will have no voting rights, except for certain limited matters related to modification of the terms of the Lender Preferred Stock and similar matters or as otherwise required by Nevada corporate law;

•	will be not be entitled to receive any preferential dividends but will participate, on as-converted basis, in any dividends declared and paid on the Common Stock; and

•	upon liquidation, dissolution or winding up of the Company, will be entitled to receive, in preference to holders of Common Stock, an amount per share equal to the greater of $0.01 and the amount the holders of shares of Lender Preferred Stock would receive with respect to each share of Common Stock issuable on conversion of the Lender Preferred Stock in connection with such liquidation, dissolution or winding up if all shares of Lender Preferred Stock were converted into Common Stock immediately before such event.

The shares of Lender Preferred Stock issued to any Lender as a result of the Share Cap will be convertible into the number of shares of Common Stock that were not issued to the Lender as a result of the Share Cap, but such conversion would be permitted or be mandatory only (i) after the Shareholder Approval is obtained, (ii) if such conversion would not result in the holder of the Lender Preferred Stock so converted, together with its affiliates and the other members of any “group” including such holder, owning in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Company on the date of conversion, after giving effect to the conversion, or (iii) in connection with a Change of Control Transaction (as such term will defined in the certificate of designations creating the Lender Preferred Stock).

The Second Lien Credit Agreement requires the Company to submit to its shareholders for their approval (the “Shareholder Approval”) the following matters as promptly as practicable after April 26, 2017:

•	the issuance of shares of Common Stock upon conversion of the Loans or any Lender Preferred Stock at a conversion price that is less than the Conversion Price Floor if the Conversion Price were reduced to a price less than the Conversion Price Floor as a result of the anti-dilution adjustments described above; and

•	any change of control (as defined in applicable stock exchange listing rules) that might occur as a result of the conversion of the Loans or any Lender Preferred Stock.

If the Shareholder Approval is obtained, the Conversion Price Floor and the Share Cap will no longer apply.

The Second Lien Credit Agreement provides that the Lead Lender is entitled to appoint one observer to the Board of Directors of the Company during the period prior to the conversion of the Initial loan. The board observer is not entitled to vote on any matter and is entitled to participate only in meetings of the full Board of Directors and not any of its committees (other than any “executive” or similar committee) and to receive materials distributed to all members of the Board of Directors. The board observer may be excluded from board meetings and distributions of board materials if the Board of Directors determines in good faith that (i) such exclusion is necessary to preserve any privilege or (i) the subject matter thereof involves an actual or potential conflict of interest with respect to the board observer or any of its affiliates. The right to appoint the board observer will terminate upon conversion of the Initial loan.

Following the conversion of the Initial loan, the Lenders, collectively, will have the right to appoint two members of the Board of Directors as long as they continue to own at least 20% of the outstanding Common Stock and one member of the Board of Directors as long as they continue to own at least 12.5% (but less than 20%) of the outstanding Common Stock. The number of directors constituting the entire Board of Directors will be increased by the number of directors the Lenders are entitled to appoint. The number of directors the Lenders have the right to appoint will be reduced if necessary so that the percentage of the number of directors constituting the entire Board of Directors represented by the directors appointed by the Lenders does not exceed the percentage of the outstanding Common Stock or voting power of the Company represented by the Common Stock held by the Lenders.

Registration Rights Agreement

In connection with the execution of Second Lien Credit Agreement and funding of the Initial Loan, the Company and the Lenders entered into a Registration Rights Agreement dated as of April 26, 2017 (the “Registration Rights Agreement”) pursuant to which, among other matters, the Company will be required to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 registering for resale the shares of Common Stock issuable upon conversion of the Loans or any shares of Lender Preferred Stock issued. The Registration Rights Agreement entitles the lenders to certain demand rights and piggyback rights with respect to underwritten offerings in Common Stock and contains customary covenants and indemnification and contribution provisions.

Series B 6% Convertible Preferred Stock Conversion Agreement

On April 25, 2017, the Company entered into a Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017 (the “Conversion Agreement”), with all of the holders (the “Series B Holders”) of the Company’s outstanding Series B 6% Convertible Preferred Stock (the “Series B Preferred Stock”). The transaction provided for in the Conversion Agreement and described below is referred to as the “Conversion.”

Pursuant to the terms of the Conversion Agreement, the Company and the Series B Holders mutually agreed that, immediately upon the effectiveness of the amended and restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (the “A&R COD”), as described in Item 5.03 below, the Series B Holders will be deemed to have automatically converted all outstanding shares of Series B Preferred Stock held by them into approximately 14.3 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of the A&R COD, such amount representing the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock held by the Series B Holders would be convertible pursuant to the terms of the A&R COD, with such Conversion including an increase in the stated value of the Series B Preferred Stock to reflect dividends that would have accrued through December 31, 2017. The Conversion Agreement contains customary representations and warranties by the Series B Holders and other agreements and obligations of the parties.

The foregoing descriptions of the terms of the Amendments, the Second Lien Credit Agreement, the Registration Rights Agreement and the Conversion Agreement are not complete and are qualified in their entirety by reference to the terms of the Amendments, the Second Lien Credit Agreement, the Registration Rights Agreement and the Conversion Agreement filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 hereto, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 26, 2017, the Company announced that its Common Stock has been approved for listing on the NYSE MKT. The Common Stock is expected to begin trading on NYSE MKT under its current symbol “LLEX,” beginning at the open of market trading on May 9, 2017. On April 26, 2017, the Company notified the Nasdaq Capital Market that it intends to terminate the listing of its Common Stock on the NASDAQ Capital Market in connection with the transfer of listing to the NYSE MKT. The Company intends to file with SEC a Form 25 related to the delisting from the NASDAQ Capital Market prior to or at the commencement of trading on the NYSE MKT, and the delisting will be effective ten days after the filing of the Form 25.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 5.03	Amendment to Articles of Incorporation or Bylaws: Change in Fiscal Year

The disclosures contained in Item 1.01 above concerning the A&R COD is incorporated into this Item 5.03 by this reference. The Company and the Series B Holders agreed to adopt the A&R COD in order to remove certain restrictions contained therein with respect to beneficial ownership limitations. The Company filed the A&R COD with the Secretary of State of the State of Nevada on April 25, 2017.

The foregoing description of the terms of the A&R COD is not complete and is qualified in its entirety by reference to the terms of the A&R COD, a copy of which is attached as Exhibit 3.1 hereto.

Item 7.01	Regulation FD

On April 26, 2017, the Company issued a press release announcing the transactions described above, a copy of which is furnished as Exhibit 99.1 hereto. The press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Also on April 26, 2017, the Company issued a press release announcing the transfer of the listing of its Common Stock from the Nasdaq Capital Market to the NYSE MKT, a copy of which is furnished as Exhibit 99.2 hereto.

The above information (including Exhibits 99.1 and 99.2) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Redemption of 6% Redeemable Preferred Stock

As previously disclosed, the Company and Hexagon, LLC (f/k/a Hexagon Investments, LLC) (“Hexagon”)are parties to a Settlement Agreement, dated September 2, 2014, pursuant to which the Company (i) assigned to Hexagon certain of its oil and gas properties (the “Oil and Gas Properties”) and (ii) issued to Hexagon $2.0 million in the Company’s Series 6% Redeemable Preferred Stock (the “Hexagon Shares”), in exchange for full extinguishment of all amounts payable pursuant to certain credit agreements and related promissory notes previously entered into between the Company and Hexagon.

On April 20, 2017, the Company entered into a Settlement and Release Agreement with Hexagon, dated April 20, 2017 (the “Settlement and Release Agreement”). Pursuant to the Settlement and Agreement, effective as of April 21, 2017, the Company redeemed, in full, the Hexagon Shares. In addition, the Settlement and Release Agreement resolved certain other issues related to liability reimbursements on the Oil and Gas Properties that had previously been alleged by Hexagon. Accordingly, all prior issues with Hexagon have been resolved and the Hexagon Shares have been redeemed in full.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 26, 2017

10.1	First Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.2	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.3	Credit Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

10.4	Registration Rights Agreement, dated April 26, 2017 by and among Lilis Energy, Inc. and the Lenders party thereto.
10.5	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among Lilis Energy, Inc. and the Holders party thereto.
99.1	Press Release of Lilis Energy, Inc. dated April 26, 2017.

99.2	Press Release of Lilis Energy, Inc. dated April 26, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 26, 2017.

10.1	First Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.2	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.3	Credit Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

10.4	Registration Rights Agreement, dated April 26, 2017 by and among Lilis Energy, Inc. and the Lenders party thereto.
10.5	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among Lilis Energy, Inc. and the Holders party thereto.
99.1	Press Release of Lilis Energy, Inc. dated April 26, 2017.

99.2	Press Release of Lilis Energy, Inc. dated April 26, 2017.

Exhibit 3.1

LILIS ENERGY, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B 6% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

Nevada REVISED STATUTE

The undersigned, Abraham Mirman and Kevin Nanke, do hereby certify that:

1. They are the President and Executive Vice President/Chief Financial Officer, respectively, of Lilis Energy, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, 10,000 of which are designated as Series A 8% Convertible Preferred Stock, none of which are currently issued, 2,000 of which are designated as 6% Redeemable Preferred, none of which are currently issued, and 20,000 of which are designed as Series B 6% Convertible Preferred Stock, all of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation (the “Charter”) provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Charter authorizes the Board of Directors to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series B the designation thereof, of any of them;

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, previously fixed the rights, preferences, restrictions and other matters with respect to Series B 6% Convertible Preferred Stock, which consisted of 20,000 shares of the preferred stock which the Corporation has the authority to issue, pursuant to a Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock that was filed with the State of Nevada on June 15, 2016 (the “Certificate of Designation”);

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WHEREAS, on June 15, 2016, the Corporation subsequently issued all such shares of Series B 6% Convertible Preferred Stock in accordance with a Securities Purchase Agreement with various investors (the “Series B Investors”); and

WHEREAS, the Corporation and the Series B Investors now desire to amend the Certificate of Designation to remove the restrictions with respect to “Beneficial Ownership Limitations” (the “Certificate of Designation Amendment”)

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby approve and adopt the Certificate of Designation Amendment, as set forth below, and that the same shall become effective upon obtaining the requisite approval by the Series B Investors and filing an Amendment to Certificate of Designation with the Secretary of State of the State of Nevada:

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TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

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“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

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“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” means the earliest of the date that (a) a registration statement registering all of the Conversion Shares has been declared effective by the Commission, (b) all of the Conversion Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of the Closing Date provided that a holder of Underlying Shares is not an Affiliate of the Corporation, all of the Conversion Shares may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and Corporation counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Conversion Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates required pursuant to the terms hereof, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) there is an effective Conversion Shares registration statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Underlying Shares (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, and (i) with regard to a Forced Conversion or an Optional Redemption, for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily dollar trading volume for the Common Stock on the principal Trading Market exceeds $100,000 per Trading Day.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forced Conversion Date” shall have the meaning set forth in Section 8(a).

“Forced Conversion Notice” shall have the meaning set forth in Section 8(a).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8(a).

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 11(d).

“Nasdaq” means the NASDAQ Stock Market LLC.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption” shall have the meaning set forth in Section 8(b).

“Optional Redemption Amount” means the sum of (a) 100% of the aggregate Stated Value then outstanding, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Preferred Stock.

“Optional Redemption Date” shall have the meaning set forth in Section 8(b).

“Optional Redemption Notice” shall have the meaning set forth in Section 8(b).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 8(b).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall mean shares of capital stock of the Corporation that is of senior rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation, including the Series A 8% Convertible Preferred Stock of the Corporation.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Trading Market from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

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“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Threshold Period” shall have the meaning set forth in Section 8(a).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Escrow Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Corporate Stock Transfer, the current transfer agent of the Corporation with a mailing address of 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 and a facsimile number of (303) 282-5800, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of the Certificate of Designation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

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“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holder at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, which Warrants shall be exercisable at a price of $0.25 and have a term of exercise equal to two (2) years, in the form of Exhibit C attached to the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series B 6% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 20,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000 per share, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends.

a)                  Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum (subject to increase pursuant to Section 10(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Preferred Stock then being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash out of funds legally available therefor, or at the Corporation’s option, in either an increase in the Stated Value of the Preferred Stock or the issuance of shares of Preferred Stock, in each case in an amount equal to the accrued but unpaid interest due to a Holder on the Dividend Payment Date. The default method of payment shall be an increase in the Stated Value unless, at least 5 Trading Days prior to a Dividend Payment Date, the Corporation provides written notice to the Holder of its election to pay in cash or shares of Preferred Stock.

b)                  Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

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Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing, provided that, with respect to any of the above, the approval of the Holders shall not be required in respect of a transaction in which the then outstanding Preferred Stock will be redeemed in its entirety pursuant to the terms and conditions of this Certificate of Designation.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock, after any amount shall be paid to the Senior Securities, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a)                  Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

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b)                  Conversion Price. The conversion price for the Preferred Stock shall equal $0.11, subject to adjustment herein (the “Conversion Price”).

c)                  Mechanics of Conversion

i.                        Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock which, on or after the earlier of (i) the six month anniversary of the Original Issue Date (assuming the Holder is not an Affiliate of the Corporation) or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (subject to Section 4 of the Purchase Agreement), and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected to pay accrued dividends in cash). On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.                        Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

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iii.                        Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv.                        Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

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v.                        Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.                        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.                        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)                 Issuance Limitations.  Notwithstanding anything herein to the contrary, if the Corporation has not obtained Stockholder Approval, then the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with any conversion of Preferred Stock issued pursuant to the Purchase Agreement, (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement and (iii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreement, would exceed 19.9% shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”).  Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Stock by (y) the aggregate Stated Value of all Preferred Stock issued on the Original Issue Date to all Holders.  In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Preferred Stock and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Preferred Stock or Warrants and the amount of shares issued to such Holder pursuant to such Holder’s Preferred Stock and Warrants was less than such Holder’s pro-rata share of the Issuable Maximum.  For avoidance of doubt, unless and until any required Stockholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the Securities issued pursuant to the Purchase Agreement as described in clause (iii) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Stockholder Approval is obtained and effective.

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Section 7. Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c)                  Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Preferred Stock (without regard to any limitations on Conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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d)                 Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(d).

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e)                  Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f)                   Notice to the Holders.

i.                        Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                        Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Forced Conversion and Optional Redemption.

a)                  Forced Conversion. Notwithstanding anything herein to the contrary, if (i) the VWAP for each of any 10 consecutive Trading Day period, after the Effective Date (a “Threshold Period”), exceeds $1.00 (subject to reverse and forward stock splits and the like), the Corporation may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Preferred Stock pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

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b)                  Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8, at any time after the Original Issue Date, the Corporation may deliver a notice to the Holders (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Preferred Stock, for cash in an amount equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day occurring during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made. If any of the Equity Conditions shall cease to be satisfied at any time during the 20 Trading Day period, then a Holder may elect to nullify the Optional Redemption Notice as to such Holder by notice to the Corporation within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Corporation) in which case the Optional Redemption Notice shall be null and void, ab initio. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full.

c)                  Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption has not been paid by the Corporation on the Optional Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law

Section 9. Negative Covenants. As long as any shares of Preferred Stock are outstanding, unless the holders of at least 51% of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly (whether by merger, recapitalization, or otherwise):

a)                  amend its charter documents, including, without limitation, its Charter and bylaws, in any manner that materially and adversely affects any rights of the Preferred Stock;

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b)                  repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to (i) the Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Corporation, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors for so long as the Preferred Stock is outstanding;

c)                  pay cash dividends or distributions on Junior Securities of the Corporation, except pursuant to Section 7(c);

d)                  enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

e)                  enter into any agreement with respect to any of the foregoing.

Section 10. [RESERVED]

Section 11. Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Kevin Nanke, facsimile number (303) 957-2234, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)                  Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)                 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e)                  Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)                   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)                  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                   Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B 6% Convertible Preferred Stock.

*********************

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 25th day of April, 2017.

/s/ Abraham Mirman		/s/ Joseph C. Daches
Name:	Abraham Mirman	Name:	Joseph C. Daches
Title:	Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B 6% Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lilis Energy, Inc. a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title:

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Exhibit 10.1

AMENDMENT NO. 1 AND JOINDER TO CREDIT AND GUARANTY AGREEMENT

This Amendment No. 1 and Joinder to Credit and Guaranty Agreement (this "Agreement") dated as of April 24, 2017 (the "Effective Date"), is among Lilis Energy, Inc., a Nevada corporation (the "Borrower"), the undersigned subsidiaries of the Borrower constituting the Initial Guarantors (as such term is defined below), the undersigned subsidiary of the Borrower constituting the New Guarantor (as such term is defined below), the undersigned Lenders constituting the Lenders required to be party hereto pursuant to the terms of Section 9.1 of the Credit Agreement referred to below, the undersigned New Lenders (as such term is defined below), and T.R. Winston & Company, LLC, as collateral agent for the Lenders (together with its successors and assigns, the "Collateral Agent").

INTRODUCTION

A.          The Borrower, certain subsidiaries of the Borrower (not including the New Guarantor referred to below) (the “Initial Guarantors”), certain lenders (not including the New Lenders referred to below) (the “Existing Lenders”), and the Collateral Agent are parties to that certain Credit and Guaranty Agreement dated as of September 29, 2016 (the “Credit Agreement”).

B.          The Borrower has requested that (i) the lenders party hereto identified on the signature pages hereto as “New Lenders” (the “New Lenders”, and together with the Existing Lenders, the “Lenders”) become Bridge Lenders under the Credit Agreement, each with a Bridge Loan Commitment in the amount set forth opposite such New Lender’s name on Schedule 2.1 to the Credit Agreement (as amended hereby), (ii) Lilis Operating Company, LLC, a Texas limited liability company (the “New Guarantor”, and together with the Initial Guarantors, the “Guarantors”) become a Guarantor under the Credit Agreement, and (iii) the Lenders agree to amend certain provisions of the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2.          Joinder of New Lenders.

(a)          Each New Lender hereby joins, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Bridge Lender thereunder and under each and every other Loan Document to which any Bridge Lender is required to be bound by the Credit Agreement, in each case to the same extent as if such New Lender was an original signatory thereto.

(b)          Each New Lender hereby: (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Bridge Lender under the Credit Agreement, (B) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Bridge Lender under the Credit Agreement, (C) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Bridge Lender and shall have the obligations of a Bridge Lender, and (D) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to provide its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Collateral Agent or any other Lender; and (ii) agrees that (A) it will, independently and without reliance on the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (B) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bridge Lender.

Section 3.          Joinder of New Guarantor. The New Guarantor hereby joins, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Guarantor thereunder and under each and every other Loan Document to which any Guarantor is required to be bound by the Credit Agreement, in each case to the same extent as if such New Guarantor was an original signatory thereto. Each reference to a "Guarantor" in the Credit Agreement shall be deemed to include the New Guarantor.

Section 4.          Amendments to Credit Agreement. The Credit Agreement and Exhibit and Scheduled thereto are hereby amended as reflected in Annex I attached hereto.

Section 5.          Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable upon the Collateral Agent receiving counterparts of this Agreement, duly executed by the Borrower, the Initial Guarantors, the New Guarantor, the Lenders constituting the Lenders required to be party hereto pursuant to the terms of Section 9.1 of the Credit Agreement, the New Lenders, and the Collateral Agent.

Section 6.          Payment of Fees. The Borrower acknowledges and agrees that it shall pay the fees and expenses required to be paid pursuant to, and in accordance with, Section 9.4 of the Credit Agreement.

Section 7.          Acknowledgments and Agreements; Waiver by Existing Lenders of Prepayment Premium.

(a)          The Existing Lenders hereby waive the right to receive payment of any prepayment premium in connection with the prepayment of the Existing Loans, including pursuant to Section 3.5.1 of the Credit Agreement as in effect immediately prior to giving effect to the amendments set forth in Section 4.

(b)          The Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(c)          The Borrower, the Collateral Agent, and the Lenders party hereto do hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and together with each Guarantor acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and the Guarantors acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement.

(d)          From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean the Credit Agreement and such Loan Documents as amended by this Agreement.

(e)          The Lenders hereby permanently waive any Default or Event of Default outstanding on or prior to the Effective Date, which waiver, in the case, shall be effective as of the date of occurrence of any such Default or Event of Default.

(f)          This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

Section 8.          Reaffirmation of the Guaranty. Each Initial Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Credit Agreement are in full force and effect and that such Initial Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all the Guaranteed Obligations, as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any other Loan Documents.

Section 9.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute, one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

Section 10.         Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges each of the Collateral Agent and the Lenders, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the “Released Claims”), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the date hereof and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Loan Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 10 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled.  Each Loan Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim released, remised and discharged by the Loan Parties pursuant to this Section 10 In entering into this Agreement, each Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof.  The provisions of this Section 10 shall survive the termination of this Agreement, the Credit Agreement and the other Loan Documents and payment in full of the Obligations.

Section 11.        Successors and Assigns. This terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 12.         Invalidity; Severability. . If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 13.         Governing Law. This Agreement shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of New York (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles.

Section 14.         Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

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EXECUTED to be effective as of the date first above written.

BORROWER:	LILIS ENERGY, INC.

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer

INITIAL GUARANTORS:	brushy resources, inc.

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

impetro operating, llc

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

IMPETRO RESOURCES, LLC

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

NEW GUARANTOR:	LILIS OPERATING, LLC

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Member of the Board of Managers

COLLATERAL AGENT:	T.R. WINSTON & COMPANY, LLC

	By:	/s/ G. Tyler Runnels
	Name:	G. Tyler Runnels
	Title:	Chairman and Chief Executive Officer

LENDERS:	PACIFIC CAPITAL MANAGEMENT LLC,
as an Existing Lender

	By:	/s/ Jonathan Glaser
	Name:	Jonathan Glaser
	Title:	Managing Member

BRYAN EZRALOW AS TRUSTEE OF THE BRYAN EZRALOW 1994 TRUST U/T/D/ 12/22/1994,
as an Existing Lender

By:	/s/ Bryan Ezralow
Name:	Bryan Ezralow
Title:	Trustee

BRYAN EZRALOW AS TRUSTEE OF THE BRYAN EZRALOW 1994 TRUST U/T/D/ 06/01/2004,
as an Existing Lender

By:	/s/ Bryan Ezralow
Name:	Bryan Ezralow
Title:	Trustee

EMSE, LLC A DELAWARE LIMITED LIABILITY COMPANY,
as an Existing Lender

By:	/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Bryan Ezralow 1994 Trust U/T/D 12.22.1994
Title:	Manager and Member

ELEVADO INVESTMENT COMPANY, LLC A DELAWARE LIMITED LIABILITY COMPANY,
as an Existing Lender

By:	/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Ezralow Family Trust U/T/D 12.09.1980
Title:	Manager and Member

MARSHALL S. EZRALOW ROTH IRA,
as an Existing Lender

By:	/s/ Marshall S. Ezralow
Name:	Marshall S. Ezralow
Title:	Participant

GARY E. FREEDMAN AS TRUSTEE OF THE FREEDMAN FAMILY TRUST U/T/D/ 05/25/1982,
as an Existing Lender

By:	/s/ Gary E. Freedman
Name:	Gary E. Freedman
Title:	Trustee

GARY E. FREEDMAN AS TRUSTEE OF THE FREEDMAN FAMILY TRUST U/T/D 02/27/2006,
as an Existing Lender

By:	/s/ Gary E. Freedman
Name:	Gary E. Freedman
Title:	Trustee

DAVID MICHAEL LEFF AS TRUSTEE OF THE DAVID LEFF FAMILY TRUST U/T/D 02/03/1988,
as an Existing Lender

By:	/s/ David Michael Leff
Name:	David Michael Leff
Title:	Trustee
By:	Gary E. Freedman, as Agent

DAVID M. LEFF, AS TRUSTEE OF THE C AND R IRREVOCABLE TRUST U/T/D/ 11/05/2007,
as an Existing Lender

By:	/s/ David M. Leff
Name:	David M. Leff
Title:	Trustee
By:	Gary E. Freedman, as Agent

STEVEN EMERSON ROTH IRA,
as a New Lender

By:	/s/ Steven Emerson
Name:	Steven Emerson
Title:	Sole Beneficiary

MARC EZRALOW AS TRUSTEE OF THE MARC EZRALOW 1997 TRUST U/T/D/ 11/26/1997,
as an Existing Lender

By:	/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Trustee

MARC EZRALOW AS TRUSTEE OF THE SPA TRUST U/T/D/ 09/13/2004,
as an Existing Lender

By:	/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Trustee

RBC INVESTOR SERVICES TRUST ITF 110952002,
as a New Lender

By:	/s/ Dillon Cameron
Name:	Dillon Cameron
Title:	Authorized Signatory

INVESTOR COMPANY ITS 5J5505C,
as a New Lender

By:	/s/ Tim Logie
Name:	Tim Logie
Title:	Portfolio Manager

NGPI CANADA INC.,
as a New Lender

By:	/s/ Phillip Hampson
Name:	Phillip Hampson
Title:	President

TRACE CAPITAL INC.,
as a New Lender

By:	/s/ Jennifer Nadj
Name:	Jennifer Nadj
Title:	President

JAYVEE & CO. ITF YTCF6310002,
as a New Lender

By:	/s/ Dillon Cameron
Name:	Dillon Cameron
Title:	Authorized Signatory

PETER ELLIS,
as a New Lender

By:	/s/ Peter Ellis

thOMAS ROOTHAM,
as a New Lender

By:	/s/ Thomas Rootham

SPROTT RESOURCE LENDING CORP.,
as a New Lender

By:	/s/ Peter Grosskpf
Name:	Peter Grosskopf
Title:	Chief Financial Officer

RESOURCE INCOME PARTNERS LIMITED PARTNERSHIP,
as a New Lender

By:	/s/ Gretchen Carter
Name:	Gretchen Carter
Title:	Chief Financial Officer

ONE E LP,
as a New Lender

By:	/s/ Gray Fowler
Name:	Gray Fowler
Title:	Signing Officer

Signature Page to Amendment No. 1 and Joinder to Credit and Guaranty Agreement

ANNEX I

CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT is entered into as of September 29, 2016, by and among Lilis Energy, Inc., a Nevada corporation (together with its permitted successors and assigns, the “Borrower”), Brushy Resources, Inc., a Delaware Corporation (“Brushy”), ImPetro Operating, LLC, a Delaware limited liability company (“Operating”) and ImPetro Resources, LLC, a Delaware limited liability company (“Resources”, and together with Brushy and Operating, the “Initial Guarantors”), the lenders party hereto, and T.R Winston & Company, LLC, as initial administrative and collateral agent for the Lenders. Certain terms used herein are defined in Section 1.1.

RECITALS:

A.           The Borrower has requested, and the Lenders have agreed to make available to the Borrower, a multiple draw term loan facility subject to the terms and conditions set forth in this Agreement (a) to refinance certain existing indebtedness of the Borrower, (b) to fund the Borrower’s development programs, acquisitions and working capital and (c) for working capital purposes;

B.           The Borrower desires to secure the Obligations under this Agreement by granting to the Lender a security interest in and Lien on the Collateral; and

C.           Subject to the terms hereof, the Guarantors are willing to guarantee the Obligations of the Borrower;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE  I
DEFINITIONS

1.1.         Definitions. The following terms, as used herein, have the following meanings:

“Acceptable Hedging Transactions” means all Hedging Transactions entered into by the Borrower or any Guarantor in the ordinary course of its business, which if secured by Liens on any Collateral (other than Liens on cash margin collateral, deposits or securities) is subject to an intercreditor or collateral sharing agreement reasonably acceptable to the Required Lenders.

“Additional Assets” means (a) the Capital Stock of a Person that becomes a Guarantor as a result of the acquisition of such Capital Stock by the Borrower or another Guarantor, and (b) other long-term assets that are used or useful in the Oil and Gas Business.

“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of hydrocarbons produced or to be produced from Oil and Gas Property owned by any Loan Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract in the ordinary course of business shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote ten percent (10%) or more of the outstanding voting interests of the referenced Person, (b) any Person ten percent (10%) or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition. The term Affiliate shall include Affiliates of Affiliates (and so on).

“Agreement” or “Credit Agreement” means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

“Anti-Terrorism Laws” mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Approved Petroleum Engineer” means Cawley Gillispie & Associates, or any reputable firm of independent petroleum engineers selected by the Borrower and reasonably acceptable to the Required Lenders.

“Asset Coverage Ratio” means, as of any date of determination, the ratio as of (a) the sum of (i) PV-9 Value of the Proved Reserves attributable to the Oil and Gas Properties of Loan Parties set forth in the most recently delivered Reserve Report plus (ii) 70% of the book value of the undeveloped acreage owned by the Loan Parties plus (iii) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries to (b) the Funded Debt as of such date.

“Asset Sale” means any Disposition by the Borrower or any Guarantor of any Property other than (a) Dispositions permitted by clauses (i), (ii), (iii), (iv), (vi) (only with respect to clause (i) thereof) and (ix) of the definition of Permitted Disposition, and (b) any single Disposition or series of related Dispositions that involves Properties having a Fair Market Value not exceeding $250,000 and when aggregated together with all other Dispositions under this clause (b) the total does not exceed $500,000.

“Assignment Agreement” has the meaning given to such term in Section 11.2.1 hereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Bridge Lender” means each lender with a Bridge Loan Commitment set forth on Schedule 2.2 and any Person that shall have become a party hereto pursuant to an Assignment Agreement in respect of a Bridge Loan, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement in respect of a Bridge Loan.

Annex I – Credit Agreement

“Bridge Loan” means a loan or advance made by the Bridge Lenders in accordance with Section 2.2.1, or the aggregate outstanding amount of all such loans or advances, as the context may require.

“Bridge Loan Base Rate” means (i) until the date that is six months after the occurrence of the Bridge Loan Closing Date, a rate per annum equal to six percent (6.00%), and (ii) thereafter, so long as any Bridge Loan is outstanding, a rate per annum equal to ten percent (10.00%).

“Bridge Loan Closing Date” means the date of initial funding of the Bridge Loans following satisfaction or waiver of the conditions set forth in Section 2.9.

“Bridge Loan Commitment” has the meaning given in Section 2.2.1.

“Bridge Loan Maturity Date” means October 21, 2018.

“Bridge Loan Note” means one or more senior secured notes issued pursuant hereto, in substantially the form attached hereto entitled “Form of Bridge Loan Note”, duly executed by the Borrower and payable to the order of each Bridge Lender, including any amendment, modification, renewal or replacement of such promissory note.

“Bridge PIK Rate” means six percent (6.00%) per annum; provided, that if the Existing Loans are not prepaid in full by May 1, 2017 (or such later date as may be agreed by the Bridge Required Lenders) on and from May 2, 2017 (or such later date as may be agreed by the Bridge Required Lenders) until the date that is six months after the occurrence of the Bridge Loan Closing Date, “Bridge Loan PIK Rate” shall mean, a rate per annum equal to ten percent (10.00%) (it being understood and agreed that from the date that is six months after the occurrence of the Bridge Loan Closing Date, “Bridge Loan PIK Rate” shall mean a rate per annum equal to six percent (6.00%)).

“Bridge Required Lenders” means Bridge Lenders holding Loans in excess of fifty percent (50%) of the Bridge Loans outstanding as of any date of determination.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by Law to remain closed.

“Capital Stock” means:

(i)          in the case of a corporation, corporate stock;

(ii)         in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)        in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)        any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

Annex I – Credit Agreement

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles,

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Cash Equivalents” means:

(i)          United States dollars;

(ii)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(iii)        deposit accounts, certificates of deposit, money market accounts and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with the Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and whose senior unsecured debt either (a) is rated at least “A-l” by S&P and at least “P-I” by Moody’s, or (b) has a Thompson Bank Watch Rating of “B” or better;

(iv)        repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)         commercial paper having the highest ratings categories obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(vi)        securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than three hundred sixty-five (365) days from the date of acquisition; and

(vii)       money market funds at least ninety-five (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition,

“Cash Taxes” for any fiscal quarter of the Borrower and its Subsidiaries, means federal income taxes and state taxes actually paid by the Borrower and its Subsidiaries during such quarter.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any Subsidiary.

Annex I – Credit Agreement

“Change of Control Event” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of Capital Stock representing more than thirty-five (35%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower, or (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower, nor (ii) appointed by directors so nominated; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

“Closing” means the consummation of the transactions contemplated herein (other than with respect to the incurrence of the Bridge Loans and the transactions related thereto on the Bridge Loan Closing Date).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Commitment” has the meaning set forth in Section 2.1.1.

“Collateral” means, until the Collateral Modification Date, the Property pledged as security for the Notes and the other Obligations, including all of the following of the Borrower and each Guarantor:

(i)          accounts receivable;

(ii)         equipment, goods, inventory and fixtures;

(iii)        documents, instruments and chattel paper;

(iv)        letter-of-credit rights;

(v)         securities collateral;

(vi)        investment property, including all Capital Stock owned by the Borrower and each Guarantor;

(vii)       intellectual property;

(viii)      commercial tort claims;

(ix)         general intangibles;

(x)          deposit accounts;

(xi)         money;

(xii)        supporting obligations;

(xiii)       books and records;

(xiv)      to the extent not covered by clauses (i) through (xiii) above, choses in action and all other personal property of the Borrower and each Guarantor, whether tangible or intangible;

Annex I – Credit Agreement

(xv)       proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower or any Guarantor from time to time with respect to any of the foregoing;

(xvi)      Hedging Agreements and Hedging Transactions;

(xvii)     As-Extracted Collateral; and

(xviii)    all other existing and future tangible and intangible personal assets of the Borrower or any Guarantor.

Notwithstanding the foregoing, the Collateral will not include any of the following assets or property (collectively, the “Excluded Assets”):

(i)          any asset or property right of the Borrower or any Guarantor of any nature:

(a)          if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right of the Borrower or any Guarantor or loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement to which the Borrower or such Guarantor is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9 406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the United States Bankruptcy Code)); and

(b)          to the extent that any applicable Law prohibits the creation of a security interest thereon (other than to the extent that any such Law would be rendered ineffective pursuant to any other applicable Law);

provided, however, that such lease, license, contract, property rights or other agreement will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability or prohibition is remedied or otherwise becomes ineffective and, to the extent severable, any portion of such lease, license, contract, property rights or other agreement that does not result in any of the consequences specified in clauses (a) and (b) above will not be an Excluded Asset; and

(ii)         deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of the Borrower or any Guarantor, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Borrower or any Guarantor, and (c) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and payroll accounts.

Notwithstanding the foregoing, upon the Collateral Modification Date, “Collateral” shall have the meaning set forth in the Replacement Security Documents, and the foregoing definition shall no longer be applicable.

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“Collateral Agent” has the meaning given to such term in Section 4.1.5 hereof.

“Collateral Modification Date” means the date on which the Collateral Agent executes and delivers the Replacement Security Documents and the Intercreditor Agreement in connection with the consummation of a Second Lien Facility.

“Commitment” means (a) for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 or Schedule 2.2 hereto, as applicable, under the heading “Closing Date Commitment” and “Bridge Loan Commitment”, which amount may be modified from time to time pursuant to the terms of this Agreement and (b) as to all Lenders, the aggregate commitments of all Lenders to make Loans hereunder in accordance with the Lenders’ Commitments shown on Schedule 2.1 and Schedule 2.2 pursuant to Section 2.1 or Section 2.2, as applicable, as of the Closing Date or the Bridge Loan Closing Date as the context requires.

“Commitment Fee” means an amount equal to two percent (2%) of the initial principal amount of (i) for each Lender, such Lender’s Commitment as of the Closing Date and (ii) as to all Lenders, the total aggregate Commitments of all Lenders as of the Closing Date.

“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

“Compliance Certificate” means a certificate, substantially in the form attached hereto entitled “Form of Compliance Certificate”, executed by a Responsible Representative and furnished to the Lenders from time to time in accordance with Section 7.2.1.

“Contingent Obligation” See Guarantee.

“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“Control Agreement” means a deposit account, securities or commodity account control agreement, as applicable, to be executed and delivered among Borrower or any Guarantor, the Collateral Agent and each bank at which the Borrower or such Guarantor maintains, any deposit, securities or commodity account, in each case, in form and substance reasonably acceptable to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“CT”, with respect to any stated time of day, means such time of day generally in effect in the Central Time Zone as in effect in the State of Texas.

“Debt” or “Indebtedness” of any Person means at any date, without duplication:

(i)          all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

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(ii)         all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(iii)        all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(iv)        all Capitalized Lease Obligations of such Person;

(v)         all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(vi)        all obligations of such Person under Hedging Agreements and Hedging Transactions;

(vii)       all Guarantees by such Person; and

(viii)      all Off-Balance Sheet Debt.

“Default” means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum interest rate equal to two percent (2.00%) per annum in excess of the rate of interest otherwise payable on the Notes.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the sole option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days after the Final Maturity Date.

“Distributions” means dividends, distributions or other payments to Persons on account of their being the holders of Capital Stock or other Equity Interests in the Borrower.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Environmental Complaint” means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or any Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or any Guarantor or the business conducted thereon.

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“Environmental Law” means (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower or any Guarantor is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

“Environmental Liability” means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of Hazardous Substances into the environment.

“Equity Interest” means, with respect to any Person, an ownership and other equity interest, including Capital Stock and other Securities, in such Person and rights to convert into an ownership or other equity interest, including Capital Stock and other Securities, in such Person or to otherwise acquire an ownership or other equity interest, including Capital Stock and other Securities, in such Person and ownership of or rights to share in the revenues or profits of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

“Event of Default” has the meaning given such term in Section 8.1 hereof.

“Excluded Account” means (i) any accounts that are designated solely as accounts for, and are used solely for, employee benefits or taxes, in each case only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above, (ii) any accounts that are designated solely as accounts for, and are used solely for, payroll funding obligations, to the extent that such amounts deposited in such accounts are used solely for payroll and otherwise in amounts that the Borrower reasonably anticipates in good faith that it will need to operate for fourteen (14) days thereafter, (iii) any escrow account, trust or other fiduciary account solely used for purposes of transactions that are permitted under this Agreement, (iv) any accounts designated solely as accounts for, and used solely for, working interest and royalty payments, and (v) any other accounts in which the average daily balance or fair market value, as applicable, does not exceed $150,000 in the aggregate; provided that, notwithstanding the foregoing, in no event shall any of the principal operating or disbursement accounts of the Borrower or its Subsidiaries constitute an “Excluded Account”.

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“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Lender” means each lender holding an Existing Loan as of the Bridge Loan Closing Date, and any Person that shall have become a party hereto pursuant to an Assignment Agreement in respect of an Existing Loan, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement in respect of an Existing Loan.

“Existing Loan” means each loan or advance made by an Existing Lender and evidenced by a Note that is outstanding immediately prior to the occurrence of the Bridge Loan Closing Date. As of the Bridge Loan Closing Date, the outstanding principal amount of Existing Loans is $38,100,000.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free-market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $1,000,000 shall be determined by the Board of Directors of the Borrower acting in good faith, in which event it shall be evidenced by a resolution of the Board of Directors, and any lesser Fair Market Value shall be determined by an officer of the Borrower acting in good faith.

“FATCA” means current Sections 1471 through 1474 of the Internal Revenue Code (and any similar amended or successor versions that are substantively comparable) and any applicable Treasury Regulations promulgated thereunder or published administrative guidance implementing such Sections, whether in existence on the date hereof or promulgated or published thereafter.

“Final Maturity Date”, “Final Maturity” or “Maturity Date” means (a) with respect to the Loans under the Notes (other than the Bridge Loan Notes), the earlier of (i) September 30, 2019, or (ii) that date that the Obligations become due in accordance with Section 8.2.1, and (b) with respect to the Bridge Loans under the Bridge Loan Notes, the earlier of (i) the Bridge Loan Maturity Date, or (ii) the date that the Obligations become due in accordance with Section 8.2.1.

“Financial Statements” has the meaning given to such term in Section 2.6.2 hereof. “Fraudulent Transfer Laws” has the meaning given to such term in Section 5.2 hereof.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For the purpose of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means the obligations of the Borrower and its consolidated subsidiaries described in clauses (i) and (ii) of the definition of Debt.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof. Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

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“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” or “Contingent Obligation” by or of any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a “primary obligation”) and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee or Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or Contingent Obligation is incurred or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof. The term Guarantee (or Contingent Obligation) includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and “Guaranteed” by a Person or “incurring a Contingent Obligation” or words of similar import shall mean the act or condition of providing a Guarantee by such Person or such Person becoming contingently obligated or permitting a Guarantee or Contingent Obligation of such Person to exist or come into existence.

“Guaranteed Obligations” has the meaning given to such term in Section 5.1 hereof.

“Guarantor” means at any time the Initial Guarantors and any Person who has executed or does execute a Guaranty, which is in effect at such time.

“Guaranty” means the guaranty of a Guarantor guarantying all or a portion of the Obligations as set forth in Article V hereof.

“Hazardous Substance” means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

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“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause a preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined by the counterparties to such Hedging Transactions.

“Hedging Agreement” means any International Swap Dealers Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth set forth one or more Hedging Transactions or the general terms upon which a Person may enter into one or more Hedging Transactions.

“Hedging Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Hedge Agreement.

“Hedging Transaction” means a Commodity Hedging Transaction or a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Indebtedness” See Debt.

“Indemnified Party” means (i) the Lenders and each of their shareholders, officers, directors, employees, agents, attorneys-in-fact, and Affiliates and (ii) each trustee for the benefit of the Lenders under any Security Document.

“Initial Guarantor” has the meaning given to such term in the preamble to this Agreement.

“Insolvency Proceeding” of any Person means any application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar Law of the United States, the State of Texas, or any other jurisdiction.

“Intercreditor Agreement” means an intercreditor agreement among the Collateral Agent and the collateral agent under a Second Lien Facility governing, among other things, the priority of Liens securing the Obligations and the Liens securing such Second Lien Facility, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms from time to time.

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“Interest Payment Date” means for the Loans made under the Notes, the first day of January, April, July and October of each year commencing with January 1, 2017, and upon maturity of the Notes (whether stated or upon acceleration).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods or services sold or provided by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other Contingent Obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Law” means at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lender” means the (i) Existing Lenders, (ii) the Bridge Lenders, or (iii) all of such Persons, in each case, as the context requires.

“Lien” means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor (in each case, other than precautionary filings).

“Loan” means (i) the Existing Loans, (ii) the Bridge Loans, or (iii) the aggregate outstanding amount of all such loans or advances, in each case, as the context may require.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

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“Loan Party” means each of the Borrower and the Guarantors.

“Margin Regulations” means Regulations T, U and X of the Board of Governors, as in effect from time to time.

“Material Adverse Effect” shall mean (i) for any Loan Party, any material adverse effect on the business, operations, Properties, results of operations or condition (financial or otherwise) of such Loan Party, (ii) for any Loan Party, any material adverse effect upon such Loan Party’s ability to repay its material Obligations under the Loan Documents, (iii) any material adverse effect upon any Collateral or (iv) any material adverse effect on the priority or enforceability of the Liens securing the Note.

“Material Agreement” means, with respect to any Person, any agreement, contract or commitment to which such Person is a party, by which such Person is bound, or to which any Property of such Person may be subject (and in any case, except for this Agreement and the other Loan Documents), which is not cancelable by such Person upon notice of ninety (90) days or less without (i) liability for further payment in excess of $1,000,000 or (ii) forfeiture of Property having an aggregate value in excess of $1,000,000.

“Material Debt” means, as to any Person, Debt (other than, with respect to the Borrower, the Notes but including Hedging Transactions) of such Person in the principal amount aggregating in excess of $1,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of such Person in respect of any Hedging Transaction at any time shall be the Hedge Termination Value.

“Mortgages” mean deeds of trust, mortgages, assignments of production, collateral mortgages, and acts of pledge (and security agreements included therein) in form and substance reasonably acceptable to the Lenders covering Oil and Gas Properties and the personality located thereon or primarily associated therewith, executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

“Net Cash Proceeds” means (A) with respect to any Casualty Event or any Disposition or series of related Dispositions of any assets (including any Oil and Gas Property and Capital Stock of any Subsidiary) by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Casualty Event or such Disposition or Dispositions, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset or assets and that is required to be repaid in connection with such Casualty Event or such Disposition or Dispositions (other than the Bridge Loans), (ii) the reasonable and documented out-of-pocket expenses (including taxes, brokers fees, commissions and legal fees) incurred by the Borrower or such Subsidiary in connection with such Casualty Event or such Disposition or Dispositions, and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under indemnification obligations or purchase price adjustments; provided that to the extent that, and at the time that, any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds), and (B) with respect to any Hedge Modification by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Hedge Modification (after giving effect to any netting arrangements), over (b) the out-of-pocket expenses (including taxes) incurred by the Borrower or such Subsidiary in connection with such Hedge Modification.

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“Note” means the collective reference to (i) one or more senior secured notes issued pursuant hereto, in substantially the form attached hereto entitled “Form of Senior Secured Note”, and (ii) each Bridge Loan Note, in each case, as duly executed by the Borrower and payable to the order of each Lender, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” has the meaning given to such term in Section 11.2.2 hereof.

“NYMEX” means the New York Mercantile Exchange.

“Obligated Parties” mean the Borrower and any other Persons, including the Guarantors, from time to time obligated by Guarantee or otherwise to pay all or any portion of the Obligations.

“Obligations” shall mean, without duplication, (i) all Debt evidenced by the Notes, (ii) the obligation of the Borrower for the payment of the fees, late charges and prepayment charges, if any, payable hereunder or under the other Loan Documents, (iii) all other obligations and liabilities of the Borrower to the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, including the reimbursement of attorneys’ fees incurred by the Lenders from time to time in connection with waivers and amendments to or enforcement of the Loan Documents, and (iv) all other obligations and liabilities of the Borrower to the Lenders, now existing or hereafter incurred; and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

“Off-Balance Sheet Debt” means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any Sale and Leaseback Transaction which is not a Capitalized Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Oil and Gas Properties” means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

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“Organizational Documents” means, as to any Person, the articles of incorporation, articles of limited partnership, articles of formation or similar organizational documents, as applicable, of such Person.

“Participant” has the meaning given to such term in Section 11.2.1 hereof.

“Permitted Disposition” means:

(i)          the sale of hydrocarbons in the ordinary course of business;

(ii)         the Disposition of equipment and other property in the ordinary course of business, that is obsolete or no longer necessary in the business of the Borrower or any of its Subsidiaries or that is being replaced by equipment of comparable value and utility;

(iii)        Dispositions of cash and Cash Equivalents in the ordinary course of business;

(iv)        the Borrower or any Guarantor may Dispose of its property to the Borrower or another Guarantor;

(v)         sales, discounts or factoring of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing or receivables transaction;

(vi)        substantially contemporaneous (and in any event occurring within thirty (30) days of each other) Dispositions of Oil and Gas Properties as to which no Proved Reserves are attributable in exchange for other Oil and Gas Properties and, subject to the proviso of this clause (vi), cash; provided that (i) the Fair Market Value of the Oil and Gas Properties exchanged by the Borrower or its Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the Oil and Gas Properties (together with any cash) to be received by the Borrower or its Subsidiary, and (ii) any cash received must be applied in accordance with Section 3.4.2;

(vii)       Dispositions of seismic, geologic or other data and license rights in the ordinary course of business so long as such Disposition is not adverse to the Lenders and does not impair the Borrower’s or any Subsidiary’s operation of the Oil and Gas Properties;

(viii)      Hedge Modifications; provided that the consideration received for such Hedge Modification is at least equal to Fair Market Value;

(ix)         solely to the extent constituting a Disposition, the incurrence of Liens, the making of Investments and the making of Restricted Payments, in each case as expressly permitted by this Agreement;

(x)          Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; provided that the consideration received for such claim is at least equal to Fair Market Value; and

(xi)         other dispositions and sales of Properties (including any midstream assets or gathering systems) not otherwise permitted pursuant to Section 7.9.2 and this definition having a fair market value not to exceed $15,000,000 in the aggregate for all dispositions and sales of Properties pursuant to this clause (xi) for the term of this Agreement; provided that:

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(a)          the consideration received shall be at least equal to the Fair Market Value of any Oil and Gas Property or other Properties subject to such Disposition (and the Borrower shall deliver to the Required Lenders a certificate of certifying that such Disposition was for Fair Market Value); and

(b)          at least 75% of the consideration received by the Borrower or any Subsidiary in respect of such Disposition is cash or Cash Equivalents and any consideration not received in the form of cash or Cash Equivalent shall solely be in the form of Oil and Gas Properties (excluding, for the avoidance of doubt, any Capital Stock); and

(c)          such Disposition shall not be a farm-out, drillco, or similar arrangement without the prior consent of the Required Lenders.

“Permitted Indebtedness” means:

(i)          the Obligations;

(ii)         unsecured accounts payable incurred in the ordinary course of business;

(iii)        unsecured Debt incurred by the Borrower or any Guarantor on or after the Closing Date; provided, that the aggregate amount of interest on such Debt payable in cash shall not exceed $5,000,000 per annum;

(iv)        Debt arising under Acceptable Hedging Transactions and under the Hedging Agreement(s) governing such Acceptable Hedging Transactions (but only to the extent such Debt arises in connection with Acceptable Hedging Transactions);

(v)         the SOS Note;

(vi)        any Second Lien Obligations;

(vii)       intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries; provided that any such Debt owed by either the Borrower or a Subsidiary shall be subordinated on terms reasonably acceptable to the Required Lenders;

(viii)      Debt of the Borrower and the Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including any Capitalized Lease and any Debt assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof; provided that (A) with respect to the Debt incurred pursuant to this clause (viii), such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this clause (viii) at any time outstanding shall not exceed $2,500,000;

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(ix)         Debt (other than Debt for borrowed money) incurred or deposits made by the Borrower or any Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Borrower or any Subsidiary is a party, (iii) to secure public or statutory obligations of the Borrower or any Subsidiary, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which the Borrower or any Subsidiary is party in connection with the operation of the Oil and Gas Property, in each case in the ordinary course of business;

(x)          Guarantees in respect of Debt otherwise permitted pursuant to this Agreement;

(xi)         Debt in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(xii)       Debt in respect of insurance premium financing for insurance being acquired or maintained by the Borrower or any Subsidiary under customary terms and conditions in an aggregate amount not to exceed $2,000,000;

(xiii)      any obligation arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted under this Agreement, provided that such Debt incurred pursuant to this clause (xiii) shall not exceed, in the aggregate, $2,000,000;

(xiv)      Debt arising under gas balancing agreements which do not give rise to liability in the aggregate on a consolidated basis for the Borrower and its Subsidiaries in excess of $1,000,000 at any one time outstanding; and

(xv)       Debt arising under any Advance Payment Contracts; provided that the aggregate amount of all Advance Payments received by the Borrower or any Subsidiary that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $1,000,000.

“Permitted Encumbrances” means:

(i)          Liens imposed by law for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(ii)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Property and securing obligations that are not overdue by more than sixty (60) days or which (i) are being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

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(iii)        contractual Liens which arise in the ordinary course of business under oil and gas leases, operating agreements, partnership agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, overriding royalty agreements, net profits agreements, deferred purchase agreements, development agreements, gas balancing, injection, repressuring and recycling agreements, salt water or other disposal agreements and seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Document or this Agreement which Liens are limited to the Oil and Gas Property and related property that is the subject of such agreement, arising out of or pertaining to the operation or the production or sale of hydrocarbons produced from the Oil and Gas Property, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; provided that any such Liens permitted pursuant to this clause (iii) shall not include any Liens in connection any farm-out, drillco, or similar arrangement;

(iv)        pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(v)         Liens on cash and securities, letters of credit and deposits to secure the performance of bids, trade contracts, leases, statutory obligations (excluding Liens arising under ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, which are in the ordinary course of business and which are in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(vi)        Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(vii)       judgment liens in respect of judgments that do not constitute an Event of Default;

(viii)     easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that, in the aggregate, do not materially detract from the value of the affected property or materially impair the use of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

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(ix)         royalties, overriding royalties, reversionary interests and similar burdens granted by the Borrower or any Subsidiary with respect to the Oil and Gas Property owned by the Borrower or such Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests) and the net cumulative effect is deducted in the calculation of PV-9 Value;

(x)          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business covering the property under the lease;

(xi)         unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates; and

(xii)        defects in or irregularities of title (other than defects or irregularities of title to Oil and Gas Property), if such defects or irregularities do not deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties;

provided that the term “Permitted Encumbrances” shall not include any Lien securing indebtedness for borrowed money.

“Permitted Investments” means:

(i)          any Investment (i) in the Borrower, (ii) made by any Loan Party in or to any Loan Party, and (iii) made by any Subsidiary in or to any Loan Party;

(ii)         any Investment in Cash Equivalents;

(iii)        any Investments received (A) in compromise of obligations with respect to trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) in compromise of obligations relating to or in resolution of litigation, arbitration or other disputes with Persons that are not Affiliates;

(iv)        Investments received in satisfaction of judgments, foreclosure of Liens or settlement of Debt;

(v)         Acceptable Hedging Transactions;

(vi)        Investments in accounts receivable, prepaid expenses, trade credit, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business and not for speculative purposes;

(vii)       advances, deposits and prepayments for purchases of any assets;

(viii)      loans or advances in the ordinary course of business for bona fide business purposes of the Borrower and its Subsidiaries (including travel, entertainment and relocation expenses);

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(ix)         in connection with any Property contributed or transferred to any Person as an Investment, such Property shall be equal to the Fair Market Value at the time of the Investment, without regard to subsequent changes in value. With respect to any Investment, the Borrower may, in its sole discretion, allocate or reallocate all or any portion of any Investment to one or more applicable clauses above so that the entire Investment is a Permitted Investment;

(x)          guarantees constituting Permitted Indebtedness (other than guarantees in respect of any Capitalized Lease) and performance guarantees incurred in the ordinary course of business;

(xi)         Investments by the Borrower and its Subsidiaries in Oil and Gas Properties that are customary in the oil and gas business and in the ordinary course of the Borrower’s or such Subsidiary’s business, and in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable; provided that Investments (i) in Capital Stock and (ii) made in the form of, or pursuant to, farm-outs, drillcos or other similar arrangements, in each case, shall not be permitted without the prior written consent of the Required Lenders;

(xii)        Investments consisting of any Acceptable Hedging Transactions;

(xiii)       Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Agreement; and

(xiv)      other Investments not to exceed $2,000,000 in the aggregate.

“Permitted Liens” means, with respect to any Property, each of the following:

(i)          Liens securing the Obligations;

(ii)         the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (a) levy and execution thereon have been stayed and continue to be stayed, (b) they do not in the aggregate materially detract from or threaten the value of such Property, or materially impair the use thereof in the operation of the business of the owner of such Property, and (c) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens upon and defects of title to real and personal property; claims and Liens of landlords, repairmen, mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

(iii)        any Permitted Encumbrances;

(iv)        Liens in favor of the lessor on the Property being leased under any Capitalized Lease permitted hereunder;

(v)         minor defects in title to an Oil and Gas Property not in any case materially detracting from the value of such Property;

(vi)        Liens securing a Second Lien Facility pursuant to the Second Lien Documents subject to the Intercreditor Agreement;

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(vii)       any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by clause (viii) of the definition of Permitted Indebtedness, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii)      Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (viii) of the definition of Permitted Indebtedness, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property);

(ix)        Liens securing insurance premium financing permitted by clause (vii) of the definition of Permitted Indebtedness under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(x)         Liens on cash margin collateral, deposits or securities required by any Person with whom any Credit Party enters into an Acceptable Hedging Transaction securing obligations in any amount not to exceed $2,000,000 in the aggregate.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization including a government or political subdivision or any governmental agency or instrumentality thereof.

“Plan” means any employee benefit plan which is covered by Title IV of ERISA.

“Property”, “property” or “asset” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations).

“Purchaser” has the meaning given to such term in Section 11.2.1 hereof.

Annex I – Credit Agreement

“PV-9 Value” means (a) in respect of the Proved Reserves of any Loan Party’s Oil and Gas Properties set forth in the most recently delivered Reserve Report, the aggregate net present value (discounted at 9% per annum) of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, capital expenditures and abandonment costs and with no escalation of capital expenditures or abandonment costs (a) calculated in accordance with SEC guidelines but using Strip Price for crude oil and natural gas liquids (WTI Cushing) and natural gas (Henry Hub), and (b) calculated (i) in the case of a Reserve Report prepared as of December 31 of any year, by an Approved Petroleum Engineer and (ii) in the case of each other Reserve Report or as otherwise required under this Agreement, at the Borrower’s option, by a petroleum engineer employed by the Borrower or an Approved Petroleum Engineer, in each case, in such person’s reasonable judgment after having reviewed the information from the most recently delivered Reserve Report, (iii) as set forth in the Reserve Report most recently delivered under Section 7.2, (iv) as adjusted to give effect to Hedging Agreements permitted by this Agreement as in effect on the date of such determination and (v) as adjusted to give pro forma effect to all dispositions or acquisitions of Oil and Gas Properties completed since the date of the Reserve Report.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Release of Hazardous Substances” means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor, with respect to which the Borrower or any Guarantor is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

“Replacement Security Documents” means each security document or instrument granting a first priority Lien on the Collateral (as described therein), subject only to Permitted Liens, executed and delivered to secure all or a portion of the Obligations in connection with the consummation of the transactions contemplated by a Second Lien Facility, and all other documents and instruments at any time executed as security for all or any portion of the Obligations (including, without limitation, any Mortgages), as such instruments may be amended, restated, supplemented or otherwise modified from time to time; provided that such security document or instrument granting a first priority Lien on the Collateral shall be on substantially the same terms and conditions as any corresponding security document or instrument securing the the Second Lien Obligations.

Annex I – Credit Agreement

“Representative’s Certificate” means a certificate signed by a Responsible Representative.

“Required Lenders” means (i) Lenders holding Loans in excess of fifty percent (50%) of the Loans outstanding as of any date of determination, and (ii) if the Bridge Loans are outstanding at such time, the Bridge Required Lenders.

“Requirement of Law” means, as to any Person, its Organizational Documents, and all applicable Laws.

“Reserve Report” means an unsuperseded engineering analysis of the Loan Parties’ Oil and Gas Properties, in form and substance reasonably acceptable to the Lenders, which shall include (i) pricing assumptions based upon the Strip Price and (ii) projections of revenues attributable to all undrilled locations on the Loan Parties’ Oil and Gas Properties based on a development plan for a period no greater than 7 years from the date of such Reserve Report reasonably acceptable to the Required Lenders; provided that, for the avoidance of doubt, such projections need not be based on historical capital expenditures in such locations nor take into account potential financings of projected capital expenditures.

“Responsible Representative” means the Chairman, President, Chief Executive Officer, Chief Financial Officer or Vice President of the Borrower, or any other officer of the Borrower duly authorized by the Borrowers board of directors.

“Restricted Payment” means the occurrence of any of the following:

(i)          any withdrawal from the Borrower or any Guarantor of cash by any owner of an Equity Interest in the Borrower or any such Guarantor or the declaration or payment of any cash dividend on, or the incurrence of any liability to make, or the making of, any other cash payment in respect of, any Equity Interests in the Borrower or any Guarantor;

(ii)         any cash payment on account of the purchase, redemption or other retirement of any Equity Interests in the Borrower or any Guarantor; or

(iii)        the repayment by the Borrower or any Guarantor in cash of any Debt owed to an Affiliate (other than repayments to the Borrower), except as specifically permitted by the Loan Documents.

“ROFR Financing” shall have the meaning given to such term in Section 8.16.1.

“ROFR Initiation Notice” shall have the meaning given to such term in Section 8.16.1.

“FROFR Option” shall have the meaning given to such term in Section 8.16.2.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“SEC” means the United States Securities Exchange Commission.

“Second Lien Documents” means the “Loan Documents” or such analogous term under a Second Lien Facility.

Annex I – Credit Agreement

“Second Lien Facility” means a credit agreement or similar instrument among the Borrower and certain financial intuitions party thereto providing for loans or other Debt for borrowed money in an aggregate principal amount (excluding, for the avoidance of doubt any capitalized interest or interest that is paid in kind and any make-whole or other prepayment premium) not to exceed $125,000,000 which loans or other Debt are secured on a second priority basis by Liens on the Collateral and subject to the Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Second Lien Obligations” means the “Obligations” or such analogous term under a Second Lien Facility.

“Security” means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a “Security” or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Security Documents” means (i) before the occurrence of the Collateral Modification Date, the security instruments executed and delivered in satisfaction of the condition set forth in Section 4.1, the Mortgages, if any, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time, and (ii) after the occurrence of the Collateral Modification Date, the Replacement Security Documents.

“SOS Note” means that certain subordinated promissory note, dated June 23, 2016, issued by the Borrower to SOSV Investments LLC, as may be amended, supplemented, replaced, extended, renewed or modified from time to time.

“Strip Price” shall mean, as of any date of determination, the forward month prices as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five-year period), with such prices escalated at two percent (2)% each year thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX as of the determination date and (ii) adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination.

“Subsidiary” means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

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“Test Period” means, as the last day of any fiscal quarter of the Borrower, the four prior consecutive fiscal quarters of Borrower, the last of which ends on such date.

“Transferee” means any Person to which a Lender has sold, assigned or transferred any of the Obligations, as authorized hereunder and including any Person acquiring, by purchase, assignment, transfer (including transfers by operation of law) or participation from any such purchaser, assignee or transferee, any part of such Obligations.

“Tribunal” means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warrant” means that certain Common Stock Purchase Warrant, dated June 22, 2016 issued by the Borrower to each of the original Lenders party hereto.

1.2.         Accounting Terms and Determinations; Changes in Accounting.

1.2.1.          Unless otherwise specified herein, all accounting terms used herein and all references to accounting matters shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Lenders becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Lenders. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period.

1.2.2.          The Borrower will not change its method of accounting, other than immaterial changes in methods, changes permitted by applicable accounting principles and changes required by a change in applicable accounting principles, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, neither the Borrower nor any of its Subsidiaries will change the manner in which either the last day of its fiscal year or the last day of the first three (3) fiscal quarters of its fiscal years is calculated without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

1.2.3.          The fiscal year of the Borrower shall end on December 31 of such year.

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1.3.          References. References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections, Recitals or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections, recitals or clauses of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “herein below,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. The phrases “this Section” and “this clause” and similar phrases refer only to the sections or clauses hereof in which such phrases occur. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) shall mean “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.4.         Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement,

1.5.         Joint Preparation; Construction of Indemnities and Releases. This Agreement, the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.

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1.6.        Time References. Unless otherwise indicated, all references to a time of day refer to the time of day in the Central Time Zone for such day, as generally in effect in the state of Texas.

ARTICLE  II
TERMS OF FACILITY

2.1.        Closing Date Term Loans.

2.1.1.     Subject to the terms and conditions of this Agreement and in reliance upon the representation and warranties of the Loan Parties hereto, each Lender agrees severally and not jointly to lend to the Borrower on the Closing Date the amount set forth opposite such Lender’s name on Schedule 2.1 under the heading “Closing Date Commitment” (such amount being referred to as such Lender’s “Closing Date Commitment”).

2.2.        Bridge Loans.

2.2.1.     Subject to the terms and conditions of this Agreement and in reliance upon the representation and warranties of the Loan Parties hereto, each Lender agrees severally and not jointly to lend to the Borrower on the Bridge Loan Closing Date the amount set forth opposite such Lender’s name on Schedule 2.2 under the heading “Bridge Loan Commitment” (such amount being referred to as such Lender’s “Bridge Loan Commitment”).

2.3.        Notes.

2.3.1.     The Loans shall be evidenced by one or more Notes issued by the Borrower, payable to the order of each Lender with a Commitment hereunder.

2.3.2.     The outstanding principal of the Notes reflected by the notations (whether handwritten, electronic or otherwise) by the Lenders on their records shall be deemed rebuttably presumptive evidence of the principal amount owing on the respective Note.

2.3.3.     Each Lender will record each payment of principal or interest made by the Borrower with respect thereto on its books, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule (modified as such Lender shall deem advisable) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the applicable Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse such Lender’s Note and to attach to and make a part of the Note a continuation of any such schedule (modified as the Lender shall deem advisable) as and when required.

2.4.        Reserved.

2.5.        Interest Rates; Payment of Interest.

2.5.1.     The unpaid principal of the Notes (other than the Bridge Loan Notes) shall bear interest from the date hereof, at a rate per annum equal to six percent (6.00%) per annum or such higher rate as is specified in Section 3.3.

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2.5.2.     Accrued interest on all Notes shall be payable in arrears on each Interest Payment Date; provided that, interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.3.     Each determination hereunder of interest on the Notes and fees hereunder based on per annum calculations shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.5.4.     The unpaid principal of the Bridge Loan Notes shall bear interest from the Bridge Loan Closing Date at a rate equal to Bridge Loan Base Rate or such higher rate as is specified in Section 3.3.

2.5.5.     Additional interest shall accrue and be payable in kind on each Bridge Loan Note in an amount equal to the Bridge PIK Rate on the outstanding principal amount of such Bridge Loan Note. Such accrued additional interest shall be added to the principal of each Bridge Loan Note upon each Interest Payment Date, by increasing the then outstanding principal amount of the Bridge Loan Note by the amount of such additional interest paid in kind on such Interest Payment Date.

2.6.        Conditions to Closing Date Loans. No Lender shall be obligated to make Closing Date Loans hereunder unless the following conditions shall have been satisfied or waived by the Required Lenders.

2.6.1.     Receipt of Loan Documents and Other Items. On or prior to the Closing Date, the Lenders shall have received the following, in each case in form and substance reasonably satisfactory to the Lenders:

(i)           the duly executed Notes for each Lender in the amount at least equal to its Available Commitment;

(ii)          copies of the Organizational Documents, and all amendments thereto, of each Loan Party, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation or formation of each such Loan Party, dated a current date;

(iii)         certificates of incumbencies and signatures of all officers of each Loan Party who will be authorized to execute or attest any of the Loan Documents;

(iv)        copies of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the governing authority of each Loan Party accompanied by certificates of an authorized representative reasonably acceptable to the Required Lenders, that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the authorized body of each Loan Party and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect and are in full force and effect as of the Closing Date;

(v)         certificates of good standing (or equivalent) for each Loan Party, dated a current date, to the effect that such Loan Party is in good standing with respect to the payment of franchise or other Taxes and, if required by Law, is duly qualified to transact business in such jurisdiction;

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(vi)        confirmation, reasonably acceptable to the Required Lenders, of the title of the Borrower, free and clear of Liens, other than Permitted Liens, to Oil and Gas Properties that in the aggregate have value as Collateral of no less than eighty percent (80%) of the aggregate value as Collateral of all Proved Reserves from the Oil and Gas Properties;

(vii)       confirmation reasonably acceptable to the Required Lenders that the Oil and Gas Properties of the Borrower are in compliance in all material respects with applicable Environmental Laws;

(viii)      certificates of insurance from the insurance companies insuring the Borrower and each other Loan Party which will execute any Loan Documents, confirming insurance for the Borrower and each such other Loan Party meeting the standards of Section 7.1.4(iv);

(ix)         payment of (i) the Commitment Fee to each Lender and (ii) any reasonable legal fees and expenses or estimates thereof of one (1) legal counsel to the Lenders for which invoices or estimates have been presented on or before the Closing Date;

(x)          if requested by the Required Lenders, a certificate from an authorized representative reasonably acceptable to the Required Lenders certifying that to the best of such individual’s knowledge as to the truth and correctness in all material respects of each representation and warranty contained in Article VI hereof as of the Closing Date and that no Default or Event of Default exists as of the Closing Date;

(xi)         any consents, approvals, authorizations of a Governmental Authority or other third party required for the valid execution, delivery and the performance of this Agreement or any other Loan Documents by the Borrower or any other Loan Party; and

(xii)        an amended and restated Warrant.

2.6.2.     Financial Statements. On the Closing Date, each Lender shall have received and reviewed: (i) the consolidated audited financial statements of Borrower and its Subsidiaries as of December 31, 2015 and (ii) the consolidated unaudited financial statements of Borrower and its Subsidiaries as of June 30, 2016 (together the “Financial Statements”).

2.6.3.     No Material Adverse Effect. No Material Adverse Effect shall have occurred since August 22, 2016.

2.7.        Maturity of Notes.

2.7.1.     The Notes shall finally mature no later than the Final Maturity Date, and any unpaid principal of the Notes and accrued, unpaid interest thereon shall be due and payable on such date.

2.7.2.     The Bridge Loan Notes shall finally mature no later than the Bridge Loan Maturity Date, and any unpaid principal of the Bridge Loan Notes and accrued, unpaid interest thereon shall be due and payable on such date.

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2.8.        Principal Payment.

2.8.1.     The Borrower shall pay all principal of the Loans, all accrued and unpaid interest thereon, and all other Obligations to the Lenders on the Final Maturity Date.

2.8.2.     Without duplication of the obligations under Section 2.8.1 above, the Borrower shall pay all principal of the Bridge Loans, all accrued and unpaid interest thereon, and all other Obligations with respect to the Bridge Loans to the Bridge Lenders on the Bridge Loan Maturity Date.

2.9.        Conditions to Bridge Loans. No Bridge Lender shall be obligated to make Bridge Loans hereunder unless the following conditions shall have been satisfied or waived by the Bridge Lenders:

2.9.1.     Receipt of Bridge Loan Notes. On or prior to the Bridge Loan Closing Date, the Bridge Lenders shall have received duly executed Bridge Loan Notes for each Bridge Lender in the amount at least equal to its Bridge Loan Commitment.

2.9.2.     Representations and Warranties. The representations and warranties contained in Article VI hereof shall be true and correct in all material respects as of the Bridge Loan Closing Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the Bridge Loan Closing Date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

2.9.3.     No Default or Event of Default. As of the Bridge Loan Closing Date, no Default or Event of Default shall be continuing.

2.9.4.     No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2016.

2.9.5.     Officer’s Certificate. The Bridge Lenders shall have received a certificate dated as of the Bridge Loan Closing Date and signed by an officer of the Borrower, confirming compliance with the conditions set forth in Section 2.9.2, Section 2.9.3 and Section 2.9.4 of this Agreement.

ARTICLE  III
GENERAL PROVISIONS

3.1.        General Provisions as to Payments.

3.1.1.     All payments of principal and interest on the Notes and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 12:00 p.m. CT on the date such payments are due in federal or other funds immediately available at the office of the Lenders referred to in Article XII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the applicable Lender for its full and unrestricted use. Whenever any payment of principal of or interest on the Notes or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

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3.1.2.     All payments made by the Borrower on the Notes shall be made free and clear of, and without reduction by reason of, any Taxes.

3.1.3.     All payments shall be denominated in Dollars.

3.2.        Taxes.

3.2.1.     All payments by the Borrower hereunder and under the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, unless the Borrower is required by law (as determined in the good faith discretion of the Borrower on the advice of counsel to the Borrower) to make such deduction or withholding. Subject to Section 3.2.2, if any Non-Excluded Taxes are required to be withheld with respect to any amount payable by the Borrower hereunder, the Borrower will pay to the applicable Lender, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable such Lender to receive the same net amount which such Lender would have received on such due date had no such Non-Excluded Taxes been required to be withheld. For purposes of this Agreement, “Non-Excluded Taxes” are any taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein other than (A) any United States federal withholding tax imposed pursuant to FATCA or (B) net income taxes (however denominated), franchise taxes (imposed in lieu of net income taxes), branch profits taxes and any other similar taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or through which it holds the Notes or any political subdivision, taxing authority or other authority thereof or therein, or as a result of a present or former connection between such Lender and the jurisdiction imposing such tax other than a connection arising solely as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement. The Borrower will deliver promptly to the applicable Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder. If the Borrower reasonably believes that such Non-Excluded Taxes were not correctly or reasonably asserted, the applicable Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes (which shall be repaid to the Borrower so long as such efforts would not, in the good faith determination of such Lender, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it).

3.2.2.     Notwithstanding anything to the contrary contained herein, the Borrower will not be required to make any additional payment to or for the account of any Lender with respect to any Non-Excluded Taxes under Section 3.2.3 by reason of (i) a breach by such Lender of any certification or representation set forth in any form furnished to the Borrower under Section 3.2.5 or such Lender’s failure or inability to furnish under Section 3.2.5 an original or an extension or renewal of any form required under Section 3.2.5, or (ii) if such Non-Excluded Taxes are taxes required to be withheld on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or changes its place of organization or principal office).

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3.2.3.     If a Lender determines, in its reasonable discretion, that it has received a refund of any taxes as to which it has been indemnified by a Borrower under Section 3.2.1 or with respect to which the Borrower has paid additional amounts pursuant to Section 3.2.1, it shall pay over such refund to the Borrower, net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Each Lender agrees, that upon the occurrence of any event giving rise to a tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.2.1, it will use reasonable efforts to mitigate the effect of any such event, including by designating another lending office (if available) for any Note affected by such event and by completing and delivering or filing any tax-related forms which would reduce or eliminate such tax or additional amounts.

3.2.4.     Subject to Section 3.2.2, the Borrower will indemnify each Lender for the full amount of Non-Excluded Taxes imposed on or paid by such Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 3.2.4 shall be made within thirty (30) days from the date such Lender makes written demand therefor describing such Non-Excluded Taxes in reasonable detail.

3.2.5.     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or pursuant to any treaty to which such jurisdiction is a party, with respect to payments hereunder shall deliver to the Borrower, at the time or times prescribed by law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN

(ii)          claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(iii)         duly completed copies of Internal Revenue Service Form W-8ECI;

(iv)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(v)         any other form prescribed by law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by law to permit the Borrower to determine the withholding or deduction required to be made.

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3.3.        Default Interest. At the option of the Required Lenders, the principal of the Notes shall bear interest at the Default Rate during any time an Event of Default exists and continues, and, to the extent not prohibited by Law, overdue interest on the Notes shall bear interest at the Default Rate.

3.4.        Prepayments.

3.4.1.     Borrower shall have the right at any time or from time to time to prepay, in whole or in part, the Loans; provided that Borrower shall (a) pay at the time of such prepayment (i) all accrued but unpaid interest due and owing hereunder with respect to such Loans so prepaid, and (ii) in the case of any prepayment of the Bridge Loans prior to July [ ], 2017, an additional amount equal to the interest that would have accrued from the date of such prepayment to July [ ], 2017 pursuant to the terms hereof with respect to such Bridge Loan so repaid, (b) have delivered a notice of payment as required pursuant to Section 3.4.3, and (c) pay any applicable prepayment premium due pursuant to Section 3.5.

3.4.2.     Subject to Section 3.4.3, at any time when the Existing Loans remain outstanding, unless the Required Lenders shall agree in writing that no prepayment of the Loans is required pursuant to this Section 3.4.2, upon the consummation of each Disposition of all or any part of its assets outside the ordinary course of business Borrower shall (i) prepay the outstanding principal amount of the Loans in an amount equal to fifty percent (50%) of the amount by which the cash net proceeds (taking into account any underwriting discounts or commissions and other reasonable transaction costs, fees and expenses properly attributable to such transaction payable in connection therewith, excluding any of the foregoing payable to Borrower, any Guarantor, any Subsidiary or any Affiliate of any of the foregoing) of such Disposition exceeds $500,000 (such amount, the “Prepayment Amount”, and/or (ii) elect (by written notice to the Required Lenders) to reinvest all or any portion of such Prepayment Amount in Additional Assets; provided further that if all or any portion of such Prepayment Amount are not so used to reinvest in Additional Assets within 180 days, the Borrower shall apply the remaining portion of such Prepayment Amount on the last date of such period to the prepayment of the Loans.

3.4.3.     Borrower shall give the Lenders at least one (1) Business Day’s prior written notice of each prepayment proposed to be made by Borrower pursuant to Sections 3.4.1 or 3.4.2, specifying the principal amount thereof to be prepaid and the prepayment date. Notice of such prepayment having been given, the principal amount of the Loan specified in such notice, together with interest thereon to the date of prepayment, shall become due and payable on such prepayment date.

3.4.4.     In the event that the Borrower does not repay the Existing Loans in full by the date that is 60 days following the Bridge Loan Closing Date pursuant to Section 3.4.1 with the net cash proceeds of a Second Lien Facility, any subsequent prepayment of the Loans pursuant to Section 3.4.1 following such date shall be applied first to repay the Bridge Loans until such Bridge Loans are repaid in full in cash.

Annex I – Credit Agreement

3.4.5.     At any time following the repayment in full of the Existing Loans, unless the Bridge Required Lenders shall agree in writing that no prepayment of the Bridge Loans is required pursuant to this Section 3.4.5, if any Credit Party shall consummate any Asset Sale or receive any Net Cash Proceeds from a Casualty Event (each such event, a “Prepayment Event”), then, not later than two (2) Business Days after such Prepayment Event, the Borrower shall apply all or any portion of such Net Cash Proceeds to the repayment of Bridge Loans and the payment of accrued and unpaid interest and any amount payable pursuant to Section 3.4.1(a)(ii), and/or (ii) elect (by written notice to the Bridge Lenders) to reinvest all or any portion of such Net Cash Proceeds in Additional Assets; provided further that if all or any portion of such Net Cash Proceeds are not so used to reinvest in Additional Assets within 180 days, the Borrower shall apply the remaining portion of such Net Cash Proceeds on the last date of such period to the prepayment of the Bridge Loans.

3.4.6.          The Borrower shall not have any right to reborrow any portion of any Loan which has been repaid or prepaid from time to time.

3.5.        Prepayment Premium.

3.5.1.     [Reserved.]

3.5.2.     Upon any prepayment pursuant to Section 3.4.1 or Section 3.4.5 with respect to the Bridge Loans, the Borrower shall pay a prepayment premium in an amount equal to the percentage set forth in the following chart of the principal amount of Bridge Loans so prepaid.

Date of Repayment	Repayment Premium
From the Bridge Loan Closing Date for the applicable Bridge Loan through the date that is 89 calendar days following such date	0.50%
From the date that is 90 calendar days after Bridge Loan Closing Date but before the Bridge Loan Maturity Date	1.00%

3.6.        Additional Costs; Capital Adequacy.

3.6.1.     If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall:

(i)           subject any Lender to any tax, duty or other charge with respect to its Loans, its Note or its Commitment, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Loans or any other amounts due under this Agreement or its Commitment, in each case except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, such Lender or its Applicable Lending Office or any Non-Excluded Taxes covered by Section 3.2; or

(ii)          impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender any other condition affecting its Loans, its Note or its Commitment; or

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(iii)         impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans or such Lender’s Commitment; and the result of any of the foregoing is to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any Loan or such Lender’s Commitment, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, promptly upon demand by such Lender (and in any event within thirty (30) days after demand by such Lender) and delivery to the Borrower of the certificate required by clause (c) hereof, the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such increased cost or reduction.

3.6.2.     If any Lender shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent corporation) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, promptly upon demand by such Lender (and in any event within thirty (30) days after demand by such Lender) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent corporation) for such reduction; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by any Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in law giving rise to a payment or indemnity obligation by the Borrowers under this Section 3.6.2, regardless of the date enacted, adopted or issued.

3.6.3.     Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.6 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.6 for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the calculations used in determining such additional amount or amounts shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

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ARTICLE  IV
COLLATERAL

4.1.        Security.

4.1.1.     In order to secure the prompt payment and performance of the Obligations, as and when due, the Borrower hereby grants to the Collateral Agent, for the benefit of itself and the Lenders, a security interest in and Lien on the Collateral and all proceeds thereof.

4.1.2.     The Borrower will cause the appropriate Person to execute and deliver to the Lenders within ninety (90) days following the request therefor (or such later date as agreed by the Required Lenders) each of the following documents and instruments at its own cost and expense:

(i)           Mortgages granting a Lien on all Oil and Gas Properties owned by the Borrower and each Guarantor from time to time, and the Borrower shall pay the reasonable fees and expenses of one (1) legal counsel for the Lenders in each local jurisdiction where such properties are located in connection with such mortgages; and

(ii)          waiver of operator’s Lien in favor of the Lenders from ImPetro Resources, LLC and ImPetro Operating, LLC.

4.1.3.     All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Required Lenders and their counsel.

4.1.4.     [Reserved.]

4.1.5.     Each Lender hereby appoints T.R. Winston & Company, LLC as collateral agent (together with its successors and assigns appointed by the Required Lenders in their discretion from time to time, the “Collateral Agent”) hereunder to act on its behalf with respect to the creation, perfection and enforcement of all Liens granted to the Lenders on the Collateral and authorizes the Collateral Agent to (i) execute and deliver the Security Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Security Documents, (iii) exercise such powers as are reasonably incidental thereto. The Collateral Agent, as a non-fiduciary agent for the Borrower, shall maintain a register showing the principal amount (and stated interest) of the Notes owing to each Lender from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate, (iv) execute and deliver any Replacement Security Documents and, in each case, accept delivery thereof on its behalf from any Loan Party, and (v) execute and deliver any Intercreditor Agreement on behalf of the Lenders.

4.2.        Termination. Upon the Collateral Modification Date, the Loan Parties and the Lenders agree that Sections 4.1.1, 4.1.2, 4.1.3 and 4.1.4 shall have no further effect, and such provisions shall be superseded in their entirety by the relevant provisions of the Replacement Security Documents.

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ARTICLE  V
GUARANTY

5.1.        Guaranty. To induce the Lenders to make credit available to or for the benefit of the Borrower, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of the Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

5.2.        Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 5.3 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

5.3.        Contribution. Without limiting any right under applicable law for contribution, to the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full.

5.4.        Authorization; Other Agreements. The Lenders are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

5.4.1      (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

5.4.1.     apply to the Guaranteed Obligations any sums by whomever paid or however realized in such order as provided in the Loan Documents;

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5.4.2.     refund at any time any payment received by any Lender in respect of any Guaranteed Obligation;

5.4.3.     (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with the Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

5.4.4.     settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

5.5.        Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than the performance in full and payment in full of the Guaranteed Obligations), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Required Lenders):

5.5.1.     the invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

5.5.2.     the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

5.5.3.     the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

5.5.4.     any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

5.5.5.     any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by any Lender to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Law; or

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5.5.6.     any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries, in each case other than the performance in full and payment in full of the Guaranteed Obligations.

5.6.        Waivers. To the fullest extent permitted by applicable Law, each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense (other than performance in full and the payment in full of the Guaranteed Obligations), setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor. To the fullest extent permitted by applicable law, each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder except as specifically set forth herein or (y) assert any claim, defense, setoff or counterclaim it may have against any other Loan Party or set off any of its obligations to such other Loan Party against obligations of such Loan Party to such Guarantor, until the Guaranteed Obligations have been paid in full. No obligation of any Guarantor hereunder shall be discharged other than by complete performance. Each Guarantor further waives any right such Guarantor may have under any applicable Law to require any Lender to seek recourse first against the Borrower or any other Person, or to realize upon any Collateral for any of the Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty.

5.7.        Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Lender shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Lender shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

ARTICLE  VI
REPRESENTATIONS AND WARRANTIES

The Borrower and, to the extent applicable to any Guarantor, such Guarantor hereby represents and warrants to the Lenders as follows with the intention that the Lenders shall rely thereon without any investigation or verification by the Lenders or their counsel:

6.1.        Existence and Power. The Borrower:

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6.1.1.     is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.1.2.     has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.3.     is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same.

6.2.        Authorization; Contravention. The execution, delivery and performance by each Person (other than the Lenders) purporting to execute this Agreement and the other Loan Documents are within such Person’s power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower which could reasonably expected to have a Material Adverse Effect, except Permitted Liens and Liens securing the Obligations.

6.3.        Binding Effect.

6.3.1.     This Agreement constitutes a valid and binding agreement of the Borrower; the Notes, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligations of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same, in each case except as (i) may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.3.2.     Each Loan Document is enforceable against each Person (other than the Lenders) executing same in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4.        Subsidiaries.

6.4.1.     The Borrower has no Subsidiaries as of the date hereof except as disclosed on Exhibit 6.4.1 and, if subsequent to the date hereof, as specifically approved by the Required Lenders in writing in their reasonable discretion.

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6.5.        Disclosure. No document, certificate or statement delivered to the Lenders by or on behalf of the Borrower or any Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. All information heretofore furnished by the Borrower or any Guarantor to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lenders will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts known to the Borrower after diligent inquiry (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

6.6.        Financial Information.

6.6.1      (i) The Financial Statements and notes thereto fairly present the financial position of the Borrower and its Subsidiaries at the respective dates thereof in all material respects.

(ii)          Except as disclosed in a writing delivered by the Borrower to the Lenders prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in clause (i) immediately preceding above, to the knowledge of the Responsible Representatives there has been no Material Adverse Effect.

6.6.2.     (i) For each Guarantor, the financial information of such Guarantor delivered to the Lenders in connection with the request for this credit facility fairly presents the financial position of such Guarantor at the respective dates thereof in all material respects.

(ii)          For each Guarantor, except as disclosed in a writing delivered by such Guarantor to the Lenders prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in clause (i) immediately preceding above, to the knowledge of the Responsible Representatives, there has been no Material Adverse Effect.

6.7.        Litigation.

6.7.1.     (i) Except as disclosed in the Borrower’s public filings with the SEC, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened in writing against or affecting the Borrower before any Tribunal or arbitrator which would be reasonably expected to have a Material Adverse Effect.

(ii)          For each Guarantor, except as disclosed in the Borrower’s public filings with the SEC, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened in writing against or affecting such Guarantor before any Tribunal or arbitrator which would be reasonably expected to have a Material Adverse Effect.

6.8.        ERISA Plans. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Plan termination under Title IV of ERISA) does not exceed by more than $1,000,000 the fair market value of the assets of such Plan.

6.9.        Taxes and Filing of Tax Returns.

6.9.1.     (i) Except as disclosed in the Borrower’s public filings with the SEC, the Borrower has filed or properly extended all returns required to have been filed or extended with respect to material Taxes and has paid all material Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other material Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other material Taxes, the criteria set forth in Section 7.5 are being met). The Borrower does not know of any proposed assessment of Taxes against it in excess of $1,000,000 except as disclosed in writing delivered by the Borrower to the Lenders, and all liabilities for material Taxes of the Borrower are adequately provided for.

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(ii)          For each Guarantor, except as disclosed in the Borrower’s public filings with the SEC, such Guarantor has filed or properly extended all returns required to have been filed or extended with respect to material Taxes and has paid all material Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other material Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). Such Guarantor does not know of any proposed assessment of Taxes against it in excess of $1,000,000 except as disclosed in writing delivered by such Guarantor to the Lenders, and all liabilities for Taxes of such Guarantor are adequately provided for.

6.10.      Title to Properties; Liens; Environmental Liability.

6.10.1.   (i) The Borrower has good and defensible record title to all Oil and Gas Properties purported to be owned by it and good and marketable title to all other Property purported to be owned by it, subject only to Permitted Liens.

(ii)          For each Guarantor, such Guarantor has good and defensible record title to all Oil and Gas Properties purported to be owned by it and good and marketable title to all other Property purported to be owned by it, subject only to Permitted Liens.

6.10.2.   (i) The Borrower has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable, in each case which would be reasonably expected to have a Material Adverse Effect.

(ii)          For each Guarantor, such Guarantor has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any noncompliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable, in each case which would be reasonably expected to have a Material Adverse Effect.

6.10.3.   (i) Except in accordance with applicable Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower from, affecting, or related to any Property of the Borrower has occurred that would reasonably be expected to have a Material Adverse Effect.

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(ii)          For each Guarantor, except in accordance with applicable Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by such Guarantor from, affecting, or related to any Property of such Guarantor has occurred that would reasonably be expected to have a Material Adverse Effect.

6.10.4.   (i) No Environmental Complaints that would reasonably be expected to have a Material Adverse Effect have been received by the Borrower.

(ii)          For each Guarantor, no Environmental Complaints that would reasonably be expected to have a Material Adverse Effect have been received by such Guarantor.

6.11.      Business Compliance.

6.11.1.   (i) The Borrower has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound, in each case except as would not be reasonably expected to have a Material Adverse Effect.

(ii)          For each Guarantor, such Guarantor has performed and abided by all obligations required to be performed by it to the extent required under each license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound, in each case except as would not be reasonably expected to have a Material Adverse Effect.

6.12.      Licenses, Permits, Etc.

6.12.1.   (i) The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties, in each case except as would not be reasonably expected to have a Material Adverse Effect.

(ii)          For each Guarantor, such Guarantor possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties, in each case except as would not be reasonably expected to have a Material Adverse Effect.

6.13.      Compliance with Laws.

6.13.1.   (i) The business and operations of the Borrower have been and are being conducted in accordance with all applicable Laws, in each case except as would not be reasonably expected to have a Material Adverse Effect.

(ii)          For each Guarantor, the business and operations of such Guarantor have been and are being conducted in accordance with all applicable Laws, in each case except as would not be reasonably expected to have a Material Adverse Effect.

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6.14.      Governmental Consent.

6.14.1.   (i) No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of this Agreement, any other Loan Documents by the Borrower (other than protective filings or filings necessary to perfect the Liens granted to the Lenders under the Loan Documents).

(ii)          For each Guarantor, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of any Loan Document by such Guarantor (other than protective filings or filings necessary to perfect the Liens granted to the Lenders under the Loan Documents).

6.15.      Investment Company Act. (i) The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(i)           For each Guarantor, such Guarantor is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16.      State Utility; No Governmental Limitations on Liens.

6.16.1.   (i) The Borrower is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein the Borrower is required to qualify to do business.

(ii)          For each Guarantor, such Guarantor is not defined as a “utility” under the laws of the State of Texas or any other jurisdiction wherein such Guarantor is required to qualify to do business.

6.16.2.   (i) The Borrower is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

(ii)          For each Guarantor, such Guarantor is not subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

6.17.      Refunds; Certain Contracts.

6.17.1.   (i) No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

(ii)          For each Guarantor, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in such Guarantor being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

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6.17.2.   (i) The Borrower is not obligated by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within ninety (90) days of delivery.

(ii)          For each Guarantor, such Guarantor is not obligated by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within ninety (90) days of delivery.

6.17.3.   (i) The Borrower has not produced gas subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

(ii)          For each Guarantor, such Guarantor has not produced gas subject to, and neither the Guarantor nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

6.18.      No Default. No Default has occurred which is continuing as of the date hereof.

6.19.      Anti-Terrorism Laws.

6.19.1.   Anti-Terrorism Laws. None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.19.2.   OFAC. None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in any transaction administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

6.20.      Flood Matters. No “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) is located on any Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations, and no “Building” or “Manufactured (Mobile) Home” will be encumbered by the Mortgages.

6.21.      Solvency. Immediately after the Closing (a) the fair value of the assets of the Borrower and its Subsidiaries (taken as a whole), at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

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6.22.      Eligible Contract Participant. As of the date of this Agreement the Borrower is, and as of the date of the Borrower’s entry into any Commodity Hedging Transaction the Borrower will be, an “Eligible Contract Participant” as defined in 7 U.S.C. § 1a(18).

6.23.      Intellectual Property. Each Loan Party owns or holds a valid and enforceable license to use all intellectual property necessary to conduct its business as currently conducted. No claim has been asserted or is pending by any Person with respect to the use of any such intellectual property or challenging or questioning the validity or effectiveness of any such intellectual property; and no Loan Party knows of any valid basis for any such claim. The use of such intellectual property by any Loan Party does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to a Material Adverse Effect.

ARTICLE  VII
COVENANTS

So long as any principal of or interest on the Notes shall remain unpaid or any other portion of the Obligations remains outstanding, the Borrower will (or will cause the appropriate Person to) duly perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1.        Reserved.

7.2.        Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information. The Borrower will furnish to the Lenders:

(i)           as soon as available and in any event within one hundred thirty-five (135) days after the end of each fiscal year of the Borrower, copies of the consolidated statement of assets and liabilities of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; such financial statements to be audited by a firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Required Lenders and accompanied by the unqualified opinion of such accountants;

(ii)          on or before seventy-five (75) days after the last day of each fiscal quarter of the Borrower, (a) a copy of the unaudited consolidated statement of assets and liabilities of the Borrower and its consolidated Subsidiaries as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter, (b) a copy of the related statements of revenues and expenses, operations, changes in owners’ equity and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section and (c) an identification of all Contingent Obligations and Guarantees;

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(iii)         simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto;

(iv)        within thirty (30) days after each filing thereof by the Borrower and each Guarantor with any Governmental Authority (if copies thereof have been requested by the Required Lenders), complete copies of the federal and state income tax returns so filed;

(v)         as soon as available, and in any event on or before March 31 of each year during the term of this Agreement, engineering reports in form and substance reasonably satisfactory to the Required Lenders, certified by an independent consulting petroleum engineers selected by the Borrower and reasonably acceptable to the Required Lenders as fairly and accurately setting forth (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of January 1 of such year, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the “takeor-pay,” “prepayment,” and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties. For purposes of this clause, the petroleum engineering firm of either Forrest A. Garb and Associates, or Cawley, Gillsepe & Associates, Inc. shall be deemed to be acceptable to the Lenders with respect to all Oil and Gas Properties in the Permian Basin and Mr. Kent Lina shall be deemed to be acceptable to the Lenders with respect to all Oil and Gas Properties in the DJ Basin;

(vi)        as soon as available, and in any event on or before September 30 of each year during the term of this Agreement, engineering reports in form and substance reasonably satisfactory to the Required Lenders setting forth (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of July 1 of such year, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties;

(vii)       simultaneously with the delivery of such production and other reports under clauses (i) and (ii) above, a Representative’s Certificate certifying that, to the best of such signatory’s knowledge, such engineering and other reports are true, accurate and complete in all material respects for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrower does not warrant that such opinions will ultimately prove to have been accurate.

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(viii)      [Reserved.]

(ix)         within five (5) Business Days after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative’s Certificate specifying the nature of such condition or event, the period of the existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied;

(x)          within five (5) Business Days after the Borrower’s or any Guarantor’s learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of the Borrower or any Guarantor arising in connection with (a) the noncompliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any Hazardous Substance into the environment, or (c) the existence of any Environmental Lien on any Properties of the Borrower or any Guarantor, notice thereof, in each case that would reasonably be expected to have a Material Adverse Effect;

(xi)         within five (5) Business Days of the Borrower’s or any Guarantor’s learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect, notice thereof;

(xii)        [Reserved.];

(xiii)       within five (5) Business Days after any Responsible Representative learns of any Change of Control Event, notice of such Change of Control Event; and

(xiv)       with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of the Borrower or any Guarantor as from time to time may reasonably be requested by the Required Lenders.

7.3.        Inspection of Properties and Books.

7.3.1.     The Borrower will permit any officer, employee or representative of one Existing Lender and one Bridge Lender designated by the Required Lenders in writing to the Borrower to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least five (5) Business Days’ notice and at such reasonable times during normal business hours and intervals as such designated Lender may desire and, if an Event of Default has occurred and is continuing, at the expense of the Borrower.

7.3.2.     Each Guarantor will permit any officer, employee or representative of one Existing Lender and one Bridge Lender designated by the Required Lenders in writing to the Borrower to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least five (5) Business Days’ notice and at such reasonable times during normal business hours and intervals as the Required Lenders may desire and, if an Event of Default has occurred and is continuing, at the expense of the Borrower.

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7.4.        Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.

7.4.1.     (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lenders all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Required Lenders deem reasonably necessary or desirable and request in order to (a) grant and maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (b) monitor or control the proceeds from Collateral.

(ii)          The Borrower and each Guarantor which has granted a security interest to the Lenders, as applicable, authorizes the Lenders to complete and file, from time to time, financing statements naming the Borrower and each such Guarantor, as applicable, as debtor to perfect Liens granted to secure the Obligations.

(iii)         The Borrower shall take such action as may be requested from time to time by the Required Lenders to maintain first and prior Liens (subject to Permitted Liens) in favor of the Lenders by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on Oil and Gas Properties having an aggregate PV-9 Value of at least eighty percent (80%) of the PV-9 Value of all such Oil and Gas Properties.

(iv)        The Borrower and each Guarantor will at all times maintain or cause to be maintained hazard and liability insurance and additional insurance covering such risks as are customarily carried by businesses similarly situated, all such insurance to be in amounts and from insurers reasonably acceptable to the Required Lenders, maintained by Borrower, naming the Lenders as loss payee or as an additional insured, as applicable, to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without thirty (30) days’ prior notice to the Administrative Agent, and, upon any renewal of any such insurance upon request by the Required Lenders, promptly furnish to the Lenders evidence, reasonably satisfactory to the Required Lenders, of the maintenance of such insurance.

7.4.2.     The Borrower and each Guarantor shall upon reasonable request of the Required Lenders, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Required Lenders or the Bridge Required Lenders may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lenders of the proceeds of production attributable to the Collateral at any time following and during the continuation of an Event of Default.

7.5.        Payment of Taxes and Claims.

7.5.1.     Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto.

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7.5.2.     Except as could not reasonably be expected to have a Material Adverse Effect, each Guarantor will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and (b) such Guarantor shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto.

7.6.        Payment of Debt; Additional Debt; Payment of Accounts; Restrictions on Payments on the SOS Note.

7.6.1.     The Borrower will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause an Event of Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause an Event of Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.2.     Each Guarantor will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause an Event of Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause an Event of Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.3.     The Borrower will not create, incur or suffer to exist any Debt, except without duplication (a) Debt under the Loan Documents and (b) other Permitted Indebtedness.

7.6.4.     No Guarantor will create, incur or suffer to exist any Debt, except without duplication (a) Debt under the Loan Documents and (b) other Permitted Indebtedness.

7.6.5.     The Borrower shall pay all of its trade and other accounts payable within ninety (90) days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

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7.6.6.     Each Guarantor shall pay all of its trade and other accounts payable within ninety (90) days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof.

7.7.        Negative Pledge. (i) The Borrower will not create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

(ii)          No Guarantor will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

7.8.        Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

7.8.1.     The Borrower will not make or suffer to exist any loan, advance or extension of credit to any Person except (a) Permitted Indebtedness, (b) Permitted Investments, (c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms and (d) advances to employees of the Borrower and its Subsidiaries for payment of reasonable expenses in the ordinary course of business.

7.8.2.     No Guarantor will make or suffer to exist any loan, advance or extension of credit to any Person except (a) Permitted Indebtedness, (b) Permitted Investments, (c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms and (d) advances to employees of the Borrower and its Subsidiaries for payment of reasonable expenses in the ordinary course of business.

7.8.3.     The Borrower will not make any capital contribution to, or make any Investment in, or purchase or make a commitment to purchase any interest in, any Person except as permitted by Section 7.8.1.

7.8.4.     No Guarantor will make any capital contribution to or make any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as permitted by Section 7.8.2.

7.8.5.     (i) The Borrower will not, directly or indirectly, make any Restricted Payment without the prior written consent of the Required Lenders except as specifically permitted in the definition of such defined term; provided, that the Borrower may make the following Restricted Payments: (a) the declaration and payment of dividends or distributions by the Borrower solely in Capital Stock (other than Disqualified Stock) of the Borrower, and (b) the Borrower may (i) so long as no Default or Event of Default is occurring, make payments to directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service for the acquisition by the Borrower from such Persons of Capital Stock in the Borrower or any Subsidiary; provided that the aggregate cash consideration paid for all such payments shall not exceed $250,000 in any calendar year, and (ii) make cashless repurchases of securities that are deemed to occur upon the exercise or vesting of options, rights or shares of stock held by directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary to the extent such securities represent a portion of the exercise price of or withholding taxes attributable to such options, rights or shares.

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(ii)          No Guarantor will, directly or indirectly, make any Restricted Payment without the prior written consent of the Required Lenders except as specifically permitted in the definition of such defined term; provided, that any Guarantor may declare or pay dividends or distributions to the Borrower or any other Guarantor.

7.8.6.     (i) The Borrower shall not form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), unless such Subsidiary executes a joinder to this Agreement and such other reasonably requested documents and instruments, each in form and substance reasonably satisfactory to the Required Lenders within 20 days of such formation or acquisition (or such later date as may be agreed by the Collateral Agent).

(ii)          No Guarantor will form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), unless such Subsidiary executes a joinder to this Agreement and such other reasonably requested documents and instruments, each in form and substance reasonably satisfactory to the Required Lenders within 20 days of such formation or acquisition (or such later date as may be agreed by the Collateral Agent).

7.9.        Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

7.9.1.     (i) The Borrower will not (a) consolidate or merge with or into any other Person, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

(ii)          No Guarantor will (a) consolidate or merge with or into any other Person other than a Guarantor or the Borrower, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person other than the Borrower or another Guarantor unless such Person assumes the applicable Guarantor’s Obligations hereunder, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect).

7.9.2.     (i) The Borrower will not Dispose of any of its property other than pursuant to a Permitted Disposition.

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(ii)          No Guarantor will Dispose of any of its property other than pursuant to a Permitted Disposition.

7.9.3.      The Borrower will not be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any material limitation on the disposition of the Collateral taken as a whole, other than the Loan Documents or the Second Lien Documents.

7.9.4.     (i) The Borrower will not enter into any Hedging Transaction unless such Hedging Transaction is an Acceptable Hedging Transaction.

(ii)          No Guarantor will enter into any Hedging Transaction unless such Hedging Transaction is an Acceptable Hedging Transaction.

7.9.5.     (i) The Borrower will not amend its Organizational Documents in any respect which would be materially adverse to the interests of the Lenders.

(ii)          No Guarantor will amend its Organizational Documents in any respect which would be materially adverse to the interests of the Lenders.

7.10.      Primary Business; Continuous Operations; Location of Borrower’s Office; Ownership of Assets.

7.10.1.   (i) The primary business of the Borrower shall at all times be and remain the oil and gas exploration, development and production business. The Borrower shall continuously remain in operation in a manner reasonably necessary to manage its Properties and business affairs.

(ii)          The primary business of each Guarantor shall at all times be and remain the oil and gas exploration, development and production business. Each Guarantor shall continuously remain in operation in a manner reasonably necessary to manage its Properties and business affairs.

7.10.2.   The location of the Borrower’s principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless the Borrower provides the Lenders with written notice of such change within 10 days thereof.

7.10.3.   (i) The Borrower will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lenders from time to time, subject only to Permitted Liens and unless such assets are disposed in a manner not inconsistent with the terms of this Agreement.

(ii)          Each Guarantor will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lenders from time to time except as otherwise specifically disclosed therein and unless such assets are disposed in a manner not inconsistent with the terms of this Agreement.

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7.11.      Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

7.11.1.   (i) The Borrower shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(ii)          Each Guarantor shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

7.11.2.   (i) The Borrower shall comply with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to have a Material Adverse Effect.

(ii)          Each Guarantor shall comply with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such Laws or agreements could reasonably be expected to have a Material Adverse Effect.

7.12.      Transactions with Affiliates.

7.12.1.   (i) The Borrower will not engage in any transaction with an Affiliate, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between Borrower and any Guarantor, (iii) transactions set forth on Schedule 7.12 or (iv) as otherwise permitted by the Loan Documents.

(ii)          No Guarantor will engage in any transaction with an Affiliate, except for (i) transactions that are in the ordinary course of such Guarantor’s business, upon fair and reasonable terms that are no less favorable to such Guarantor than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions between such Guarantor and the Borrower (iii) transactions between such Guarantor and any other Guarantor, (iii) transactions set forth on Schedule 7.12 or (iv) as otherwise permitted by the Loan Documents.

7.13.      [Reserved].

7.14.      Compliance with Laws and Documents.

7.14.1.   (i) The Borrower will not, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or any written agreement, contract or commitment to which the Borrower is a party, by which the Borrower is bound, or to which any Property of the Borrower may be subject (and in any case, except for this Agreement and the other Loan Documents) if, in any such case, violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

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(ii)          No Guarantor will, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or any written agreement, contract or commitment to which such Guarantor is a party, by which such Guarantor is bound, or to which any Property of such Guarantor may be subject (and in any case, except for this Agreement and the other Loan Documents), if, in any such case, such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.15.      Certain Financial Covenants.

7.15.1.   Beginning with the testing period ending on December 31, 2018, the Borrower shall not permit the Asset Coverage Ratio, as of June 30 and December 31 of each fiscal year, to be less than 1.00 to 1.00.

7.16.       Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.16.1.   The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Required Lenders may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

7.16.2.   Reserved.

7.16.3.   Within sixty (60) days following a written request therefor from the Required Lenders, the Borrower shall cause to be delivered to the Lenders title opinions, in form and substance and from attorneys reasonably acceptable to the Required Lenders, or other confirmation of title reasonably acceptable to the Required Lenders, covering Oil and Gas Properties that are covered by the Mortgages and constitute not less than eighty percent (80%) by PV-9 Value of the Oil and Gas Properties; and promptly, but in any event within sixty (60) days following notice from the Required Lenders of any defect, material in the reasonable opinion of the Required Lenders, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all reasonable and documented related costs and fees incurred by the Required Lenders in attempting to do so.

7.16.4.   The Borrower shall furnish to the Lenders, promptly upon the request of the Required Lenders, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower and each Guarantor as the Required Lenders may from time to time reasonably request; and notify the Lenders not later than ten (10) days following the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or state of organization; and upon the reasonable request of the Required Lenders, execute such additional Security Documents as may be reasonably necessary or appropriate in connection therewith.

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7.17.      Environmental Indemnification. The Borrower shall, on a current basis, indemnify, defend and hold each Indemnified Party harmless on a current basis from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under, or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the Borrower or any predecessor in title, employee, agent, contractor, or subcontractor of the Borrower or any other person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, or (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrower or any employee, agent, contractor, or subcontractor of the Borrower while such persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the willful misconduct or the gross negligence on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

7.18.      Anti-Terrorism Laws. Neither the Borrower nor any of the other Obligated Parties shall (a) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy. The Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by the Required Lenders, in its reasonable discretion, confirming the Obligated Parties’ compliance with this Section.

7.19.      Control Agreements. Prior to the date that is the earlier of (a) thirty (30) days after the Collateral Modification Date, and (b) May 31, 2017 (or, in any case, such later date as the Collateral Agent may agree in its sole discretion), the Collateral Agent shall have received Control Agreements duly executed and delivered by each of the parties thereto with respect to all of the Borrower and Guarantors’ deposit accounts, securities accounts and commodity accounts (other than the Excluded Accounts).

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ARTICLE  VIII
DEFAULTS; REMEDIES

8.1.        Events of Default; Acceleration of Maturity. If any one or more of the following events (each an “Event of Default”) has occurred and has not been waived by the Required Lenders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

8.1.1.     (i) the Borrower shall fail to pay, when due, any principal of (a) any Note or (b) any other Debt of the Borrower under this Agreement to the Lenders.

(ii)          the Borrower shall fail to pay when due, any interest, fees or other amounts payable hereunder and not covered by clause (i) above, if such failure shall continue unremedied for a period of three (3) Business Days.

8.1.2.     (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.2, 7.4, 7.6.2, 7.7, 7.8, 7.9 , 7.12, 7.15, or 7.16.3.

(ii)          any Guarantor shall (a) fail to comply with the provisions of its Guaranty, revoke or attempt to revoke such Guarantor’s Guaranty in whole or in part or deny the validity or enforceability in whole or in part of such Guarantor’s Guaranty or (c) fail to confirm in a writing reasonably satisfactory to the Required Lenders that such Guarantor’s Guaranty is enforceable in accordance with its terms within five (5) Business Days following a written request therefor.

8.1.3.     Any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement, the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of thirty (30) days after the earlier to occur of (i) such Loan Party becoming aware thereof or (ii) receipt by such Loan Party of written notice specifying such default from any Lender.

8.1.4.     An Insolvency Proceeding shall be commenced by or against the Borrower, which in the case of an involuntary Insolvency Proceeding, shall remain undismissed or unstayed for a period of thirty (30) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of thirty (30) days.

8.1.5.     An Insolvency Proceeding shall be commenced by or against any Guarantor, which in the case of an involuntary Insolvency Proceeding, shall remain undismissed or unstayed for a period of thirty (30) days; or an order for relief shall be entered against any Guarantor under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of thirty (30) days.

8.1.6.     (i) the Borrower (a) shall default in the payment of any of its Material Debts (other than the Note) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

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(ii)          Any Guarantor (a) shall default in the payment of any of its Material Debts (other than the Guaranty) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

8.1.7.     (i) one or more judgments or orders for the payment of money aggregating in excess of $1,000,000 shall be rendered against the Borrower which in the reasonable opinion of the Required Lenders is not adequately covered by insurance, and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersede as bond at least equal to such judgment or order) for a period of sixty (60) days or (b) is not fully paid and satisfied at least thirty (30) days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

(ii)          one or more judgments or orders for the payment of money aggregating in excess of $1,000,000 shall be rendered against any Guarantor which in the opinion of the Required Lenders is not adequately covered by insurance, and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersede as bond at least equal to such judgment or order) for a period of sixty (60) days or (b) is not fully paid and satisfied at least thirty (30) days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

8.1.8.     any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made. Without limiting the generality of the foregoing sentence, such incorrect representation, warranty, certification or statement shall be deemed to be incorrect in a material respect if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any material adverse effect upon the validity, performance or enforceability of any Loan Document, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to materially impair any Person’s ability to fulfill its obligations under the terms and conditions of the Loan Documents or (iv) could reasonably be expected to materially impair the Lenders’ ability to receive full and timely payment of the Notes.

8.1.9.     prior to the Collateral Modification Date, any of the Security Documents shall for any reason fail to create a valid and perfected Lien in favor of the Collateral Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof.

8.1.10.   a Change of Control Event shall occur.

Annex I – Credit Agreement

8.2.        Remedies. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders or, in the case of any Event of Default arising pursuant to Section 8.1.1 from a failure by the Borrower to pay amounts payable in connection with the Bridge Notes when due (subject to any cure periods set forth therein), the Bridge Required Lenders, may (i) declare the outstanding principal of and accrued interest on the Notes to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Notes, (iii) terminate all commitments under Article II and (iv) take such other actions as are permitted by law or the Loan Documents; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Lenders, the Notes (together with accrued interest thereon and all fees, expenses and other Obligations) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; provided, that, in the case of any Event of Default arising pursuant to Section 8.1.2, Section 8.1.6, Section 8.1.7, or Section 8.1.10 that occurs at any time after the date that is 60 days from the Bridge Loan Closing Date, the actions set forth in this Section 8.2 may be taken by the Bridge Required Lenders without the consent or agreement of the Required Lenders if both Existing Loans and Bridge Loans remain outstanding as of the date of such action.

8.3.        Suits for Enforcement. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Lenders may, at their option and upon the direction of the Required Lenders, proceed to protect and enforce their rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.4.        Remedies Cumulative. No remedy herein conferred upon the Lenders is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.5.        Remedies Not Waived. No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Lenders.

ARTICLE  IX
MISCELLANEOUS

9.1.        Amendments, Waivers and Consents. Any provision of this Agreement, the Notes or the other Loan Documents may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Required Lenders, and any consent required of the Required Lenders herein must be in writing; provided that no such amendment or waiver shall, unless signed by all the Lenders affected thereby (or, in the case of clause (e) or (f) below, each Lender) (a) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (other than any increases pursuant to Section 2.4), (b) reduce or forgive the principal of or rate of interest on any Note or any fees to the Lenders hereunder (other than the application of the default rate of interest pursuant to Section 3.2), (c) postpone the date fixed for any payment of principal of or interest on any Note or any fees to the Lenders hereunder or for the termination of the Commitments, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (e) release, or subordinate the Collateral Agent’s Liens, if any, on all or substantially all of the Collateral of (f) release any Guarantor from the Guaranty. Delivery of an executed counterpart of such written instrument or of the signature page of such written instrument by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf’) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective delivery of a manually executed counterpart of such written instrument.

Annex I – Credit Agreement

9.2.        Release of Guarantees and Liens. At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been indefeasibly paid in full and the Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Borrower and each Subsidiary under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any Subsidiary in a transaction permitted by this Agreement, then the Collateral Agent, at the request and sole expense of the Borrower or any Subsidiary, shall execute and deliver to the Borrower or any Subsidiary all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Security Documents on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder and under the other Security Documents in the event that all the Capital Stock of such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that, in the case of this sentence and the immediately prior sentence, the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Collateral Agent may agree), a written request for release identifying the relevant Guarantor, summarizing the transaction and stating that such transaction is in compliance with this Agreement and the other Loan Documents (and the Lenders hereby authorize and direct the Collateral Agent to conclusively rely on such certifications in performing its obligations under this Section 9.2).

9.3.        Indemnity.

9.3.1.     Whether or not any credit is ever extended hereunder, and in addition to any other indemnifications herein or in any other Loan Documents, the Borrower agrees to indemnify and defend and hold harmless on a current basis each Indemnified Party, from and against any and all liabilities, losses, damages, costs, interest, charges, counsel fees and other expenses and penalties of any kind which any of the Indemnified Parties may sustain or incur in connection with any investigative, administrative or judicial proceeding (whether or not the Lenders shall be designated a party thereto) or otherwise by reason of or arising out of the execution and delivery of this Agreement or any of the other Loan Documents and/or the consummation of the transactions contemplated hereby or thereby. The indemnification provisions in this Section shall be enforceable regardless of whether the liability is based on past or present acts, past, present or future claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the willful misconduct or the gross negligence on the part of the Indemnified Party seeking indemnification under this Section with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

Annex I – Credit Agreement

9.3.2.     Any amount to be paid under Section 9.3 to any Lender shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure by such Lender until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.3 shall survive payment of the Notes and the assignment of any right hereunder.

9.4.        Expenses.

9.4.1.     In addition to legal fees and expenses payable pursuant to Section 4.1.1(i), if any, whether or not any credit is extended hereunder, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Lenders, including fees and disbursements of one (1) counsel for the Lenders, incurred in connection with the preparation of this Agreement and the other Loan Documents (including the furnishing of any written or oral opinions or advice incident to this transaction), one (i) legal counsel for the Lenders in each local jurisdiction where the Oil and Gas Properties owned by the Borrower and each Guarantor properties are located, due diligence and title review expenses associated with the Loan Parties’ Oil and Gas Properties, engineering costs, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder, and (ii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by the Lenders, including fees and disbursements of one (1) counsel for the Lenders in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, one (i) legal counsel for the Lenders in each local jurisdiction where the Oil and Gas Properties owned by the Borrower and each Guarantor properties are located in connection with foreclosure upon such properties, fees of one (1) auditor, one (1) consultant, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of Collateral) and investigative expenses incurred by the Required Lenders in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lenders,

9.4.2.     THE BORROWER SHALL INDEMNIFY THE LENDERS AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

9.4.3.     Any amount to be paid under Section 9.4 shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.4 shall survive payment of the Notes and the assignment of any right hereunder.

9.5.        Taxes. The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save the Lenders harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above), other than income taxes payable by the Lenders. The obligations of the Borrower under this Section shall survive the payment of the Notes and the assignment of any right hereunder.

Annex I – Credit Agreement

9.6.        Survival. All representations and warranties made by or on behalf of the Borrower in this Agreement, the other Loan Documents or in any certificate or other instrument delivered by it or in its behalf under any of the foregoing shall be considered to have been relied upon by the Lenders and shall survive the delivery to the Lenders of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of any Lenders.

9.7.        Applicable Law; Venue.

9.7.1.     This Agreement has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of New York. This Agreement, the other Loan Documents, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of New York (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

9.7.2.     The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York state court sitting in New York County, New York in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and the Borrower hereby specifically consents to the jurisdiction of the State District Courts of New York County, New York and the United States District Court for the Southern District of New York. Nothing herein shall limit the right of the Lenders to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Lenders or any Affiliate of any Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in the State District Courts of New York County, New York, or in the United States District Court for the Southern District of New York.

9.8.        WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES (A) ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO AND (B) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL DAMAGES (AS DEFINED BELOW). THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

Annex I – Credit Agreement

9.9.        Waiver of Deficiency Statute; Other Waivers.

9.9.1.     The Borrower waives any rights the Borrower has under, or any requirements imposed by, Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.9.2.     Each Guarantor waives any rights such Guarantor has under, or any requirements imposed by, (i) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (ii) Rule 31 of the Texas Rules of Civil Procedure, as amended, and (iii) Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.10.      Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as “hereunder” or” herein” shall refer to the entirety of this Agreement unless specifically indicated otherwise.

9.11.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute, one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower and the Lenders, shall be delivered to or be in the possession of the Lenders. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf’) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

9.12.      Invalid Provisions, Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.13.      Communications Via Internet. The Borrower and each Guarantor (by its or his/her execution of a Guaranty) hereby authorizes the Lenders and their counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrower and such Guarantor and the business affairs of the Borrower and such Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications,

9.14.      USA Patriot Act Notice. The Lenders hereby notify the Borrower and the other Obligated Parties that pursuant to the requirements of the USA Patriot Act, they are required to obtain, verify and record information that identifies the Borrower and the other Obligated Parties, which information includes the name and address of the Borrower and the other Obligated Parties and other information that will allow them to identify the Borrower and the other Obligated Parties in accordance with such Act.

Annex I – Credit Agreement

9.15.      EXCULPATION PROVISIONS.

9.15.1.   EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

9.15.2.   In the event of a dispute over the meaning or application of this Agreement and the indemnities contained herein, the Lenders and the Borrower agree that this Agreement and indemnities contained herein shall be construed fairly and reasonably and neither more strongly for nor against either party.

9.16.      Certain Agreements with respect to Insolvency. Notwithstanding any  provision in this Agreement or the other Loan Documents to the contrary, the  Existing Lenders shall not undertake to negotiate, enter into, or vote with respect to any agreement, plan or understanding on the treatment of any claim of the  Lenders arising in connection with any bankruptcy or insolvency proceeding to which the Borrower may file or otherwise become subject, without the express prior written counsel consent of the Required Bridge Loan Lenders.

ARTICLE  X
SETOFF; TREATMENT OF PARTIAL PAYMENTS

10.1.      Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by the Lenders or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due. Such Lender or Affiliate thereof making such an offset and application shall give the Borrower written notice of such offset and application promptly after effecting it.

Annex I – Credit Agreement

10.2.      Adjustments. In the event that any payments made hereunder on the Obligations at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to that portion of the Obligations consisting of fees and expenses then due and payable, (ii) second, to that portion of the Obligations consisting of accrued, unpaid interest then due and payable, (iii) third, to that portion of the Obligations consisting of principal then due and payable, and (iv) last, to any other Obligations or, to the extent not prohibited by Law, to the Obligations in such other order as the Required Lenders might elect.

ARTICLE  XI
BENEFIT OF AGREEMENT; ASSIGNMENTS

11.1.      Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Lenders and their respective successors and permitted assigns, except that neither the Borrower nor the Guarantors shall have any right to assign their rights or obligations under the Loan Documents.

11.2.      Assignments; Effective Date; Participations.

11.2.1.   Any Lender may at any time assign to one or more banks or other entities (each a “Purchaser”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in such form as may be agreed by the parties thereto and, provided no Event of Default is continuing, reasonably acceptable to the Borrower (the “Assignment Agreement”). So long as no Event of Default has occurred and is continuing, the consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Each such assignment shall (unless it is to a Lender or an Affiliate thereof or the Borrower and the Required Lenders otherwise consent) be in the amount of at least $1,000,000 (or any whole multiple of $500,000 in excess thereof), unless the relevant assignment is to an Affiliate of the assigning Lender or is an assignment of the entire Commitment of the assigning Lender (calculated as of the date of the assignment). Promptly following receipt of an executed Assignment Agreement, the Purchaser shall send to the Borrower a copy thereof. No Purchaser shall be permitted to have an initial Commitment of less than $1,000,000, although such minimum Commitment may consist of an aggregate amount acquired by such Purchaser from two or more Lenders.

11.2.2.   Upon delivery to the Borrower and the Lenders of a notice of assignment in form and substance reasonably satisfactory to the Borrower and the Required Lenders (a “Notice of Assignment”), together with any consents required by Section 11.2.1 above, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable Assignment Agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower or the Lenders shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a “Lender” hereunder, except that its rights to indemnification and reimbursement of expenses shall survive such assignment and shall not be affected thereby. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.2.2, the transferor Lender and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

Annex I – Credit Agreement

11.2.3.   Any Lender may at any time grant to one or more Persons (each a “Participant”) participating interests in its Commitment or its Note. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrowers, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Collateral Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in the proviso to the first sentence of Section 9.1 without the consent of the Participant. Each Lender that sells a participation interest pursuant to this Section 11.2.3 shall notify the Borrower and the Collateral Agent of the principal amount of each such Participant’s participation interest with respect to the Notes. In the event that any Lender sells to a Participant participating interests in all or any portion of its Note and the other rights and interests of that Lender hereunder, such Lender, as non-fiduciary agent on behalf of Borrower, shall maintain a register on which it enters the name of all such Participants and the principal amount (and stated interest) of the portion of the Note subject to the participation.

11.3.      Dissemination of Information. The Borrower and each Guarantor authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all information in the Lender’s possession concerning the Borrower, the Guarantors and their respective Affiliates.

ARTICLE  XII
NOTICES

12.1.      Notices. Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number provided to the other parties hereto from time to time or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lenders and the Borrower in accordance with the provisions of this Section. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of ..receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. CT on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to any Lender under Article II shall not be effective until received by such Lender.

Annex I – Credit Agreement

12.2.      Change of Address. The Borrower and the Lenders may each change the address for service of notice upon it by a notice in writing to the other party hereto.

ARTICLE  XIII
ENTIRE AGREEMENT

THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

Annex I – Credit Agreement

FORM OF SENIOR SECURED NOTE

$[_],000,000	New York, New York	[September] [ ], 2016

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (the “Borrower”)

promises to pay to the order of [                           ] (“Lender”), at [                                           ], the amount of $[_],000,000, or so much thereof as may be advanced and be outstanding under this Senior Secured Note pursuant to the Credit and Guaranty Agreement dated of even date herewith by and between the Borrower, the Lender and the other lenders party thereto (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

The date and amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, will be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement. This Note shall finally mature on the Final Maturity Date.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

Lilis Energy, Inc.

By:
Name:
Title:

LOANS AND PAYMENT OF
PRINCIPAL AND INTEREST

Principal	Amount of Loan	Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Interest Paid to

FORM OF BRIDGE LOAN NOTE

$[_],000,000	New York, New York	[DATE]

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (the “Borrower”)

promises to pay to the order of [                           ] (“Bridge Lender”) the amount of $[_],000,000, or so much thereof as may be advanced and be outstanding under this Bridge Loan Note pursuant to the Credit and Guaranty Agreement dated as of September 29, 2016 by and between the Borrower, the Bridge Lender and the other lenders party thereto (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

The date and amount of each Bridge Loan made by the Bridge Lender to the Borrower, and each payment made on account of the principal thereof, will be recorded by the Bridge Lender on its books and, prior to any transfer of this Bridge Loan Note, may be endorsed by the Bridge Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Bridge Lender. Failure to make any such notation or to attach a schedule shall not affect the Bridge Lender’s or the Borrower’s rights or obligations in respect of such Bridge Loans or affect the validity of such transfer by the Bridge Lender of this Bridge Loan Note.

This Bridge Loan Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Bridge Loan Note shall be entitled to the benefits of the Credit Agreement. This Bridge Loan Note shall finally mature on the Final Maturity Date.

Without being limited thereto or thereby, this Bridge Loan Note is secured by the Security Documents.

The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Bridge Loan Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Bridge Loan Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Bridge Loan Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

THIS BRIDGE LOAN NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

Lilis Energy, Inc.

By:
Name:
Title:

LOANS AND PAYMENT OF
PRINCIPAL AND INTEREST

Principal	Amount of Loan	Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Interest Paid to

FORM OF COMPLIANCE CERTIFICATE

                            , 20_

[Lender Contact Information]

Re:	Credit and Guaranty Agreement dated September 29, 2016, by and between Lilis Energy, Inc., as borrower, Brushy Resources Inc., ImPetro Operating, LLC, Lilis Operating Company LLC, and ImPetro Resources, LLC, as guarantors, and the lenders party thereto (as amended, restated, or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein as therein defined unless otherwise defined herein.

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Representative of the Borrower, hereby certifies to you the following information is true and correct as of the date hereof or for the period indicated, as the case may be:

[1.         To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.         To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.           The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on                                (the “Determination Date”), is evidenced by the following:

(a)         [TO COME]

3.           To the best knowledge of the undersigned, the financial statements being delivered to the Lenders concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect in all material respects the financial condition and results of operation of the Persons identified therein for the periods and as of the dates set forth therein.

4.           The circled answers to the following statements are each true and correct as of the Determination Date:

(a)         The annual statement of assets and liabilities of the Borrower as of its most recent fiscal year-end and the related financial statements have been delivered to the Lenders pursuant to Section 7.2.1(i). YES NO

(b)         The quarterly statement of assets and liabilities of the Borrower as of the last day of its most recently ended fiscal quarter (other than the last fiscal quarter of each fiscal year) and the related financial statements have been delivered to the Lenders pursuant to Section 7.2.1(ii). YES NO

(c)         The federal income tax return for the year most recently ended for each Person indicated below has been properly filed with the appropriate Tribunal and (if a copy thereof has been requested by the Required Lenders) a copy thereof has been delivered to the Lenders pursuant to Section 7.2.1 (iv),

(i)          of the Borrower. YES NO

(ii)         of              . YES NO

(iii)        of              . YES NO

(iv)         of            . YES NO

5.           The oil and gas production report being delivered by the Borrower to the Lenders under Section 7.2.2 of the Credit Agreement is, to the best knowledge of the undersigned, in compliance with the provisions of such Section and to the best knowledge of the undersigned is true and correct in all material respects as of the date thereof and for the time periods covered thereby.

The undersigned has reviewed the terms of this Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the period covered by the financial statements included herewith, and such review has not disclosed the existence during such period, and the undersigned does not have knowledge of the existence as of the date of this certificate, of any condition or event which constitutes a Default, except as set forth in paragraph I above.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

[______________________]

EXHIBIT 6.4.1

SUBSIDIARIES

Brushy Resources, Inc.

Impetro Resources, LLC

Lilis Operating Company, LLC

Impetro Operating, LLC

SCHEDULE 2.1

COMMITMENTS

	Closing Date	Total	Commitment
Lender	Commitment	Commitment	Percentage
Vertex One Asset Management	$20,000,000	$20,000,000	64.52%
Trace Capital Inc.	$1,000,000	$1,000,000	3.23%
Equity Trust Company, Custodian FBO J. Steven Emerson Roth IRA	$3,000,000	$3,000,000	9.68%
Equity Trust Company, Custodian FBO J. Steven Emerson IRA R/O II	$3,000,000	$3,000,000	9.68%
Pacific Capital Management, LLC	$1,000,000	$1,000,000	3.23%
Bryan Ezralow as Trustee of the Bryan Ezralow 1994 Trust u/t/d 12/22/1994	$1,000,000	$1,000,000	3.23%
Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust u/t/d 11/26/1997	$500,000	$500,000	1.60%
EMSE, LLC, a Delaware limited liability company	$400,000	$400,000	1.29%
Elevado Investment Company, LLC, a Delaware limited liability company	$300,000	$300,000	0.97%
Equity Trust Company Custodian FBO Marshall S. Ezralow Roth IRA	$400,000	$400,000	1.29%
Marc Ezralow as Trustee of the SPA Trust u/t/d 09/13/2004	$100,000	$100,000	0.32%
Bryan Ezralow as Trustee of the Marc Ezralow Irrevocable Trust u/t/d 06/01/2004	$100,000	$100,000	0.32%
Gary E. Freedman as Trustee of the Freedman 2006 Irrevocable Trust u/t/d 02/27/2006	$50,000	$50,000	0.16%
Gary E. Freedman as Trustee of the Freedman Family Trust u/t/d 5/25/1982	$50,000	$50,000	0.16%
David Michael Leff as Trustee of the David Leff Family Trust u/t/d 02/03/1988	$50,000	$50,000	0.16%
David Leff as Trustee of the C & R Irrevocable Trust u/t/d 11/05/2007	$50,000	$50,000	0.16%
Total	$31,000,000	$31,000,000	100%

SCHEDULE 2.2

Bridge Loan Closing
Lender	Commitment
RBC Investor Services Trust ITF 110952002	$6,200,000
INVESTOR COMPANY ITS 5J5505C	$2,000,000
Sprott Resource Lending Corp.	$1,750,000
Trace Capital Inc.	$1,450,000
One E LP	$1,000,000
Jayvee & Co. ITF YTCF6310002	$850,000
Resource Income Partners Limited Partnership	$750,000
NGPI Canada Inc.	$500,000
Peter Ellis	$300,000
Thomas Rootham	$200,000
Total	$15,000,000

Exhibit 10.2

AMENDMENT NO. 2 TO CREDIT AND GUARANTY AGREEMENT

This Amendment No. 1 to Credit and Guaranty Agreement (this "Agreement") dated as of April 26, 2017 (the "Effective Date"), is among Lilis Energy, Inc., a Nevada corporation (the "Borrower"), the undersigned subsidiaries of the Borrower constituting the Guarantors (defined in the Credit Agreement (as defined below)), the undersigned Lenders constituting the Lenders required to be party hereto pursuant to the terms of Section 9.1 of the Credit Agreement referred to below, the undersigned New Lenders (as such term is defined below), and Deans Knight Capital Management Ltd, as collateral agent for the Lenders (together with its successors and assigns, the "Collateral Agent").

INTRODUCTION

A.           The Borrower, the Guarantors, certain lenders, and the Collateral Agent are parties to that certain Credit and Guaranty Agreement dated as of September 29, 2016 (the “Credit Agreement”).

B.           The Borrower, the Collateral Agent and the Lenders agree to amend certain provisions of the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.          Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2.          Amendments to Credit Agreement.

(a)          Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

“Core Assets” means the hydrocarbon interests of the Borrower and its Subsidiaries located in the Delaware Basin (including, any pipeline or salt water disposal assets).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Collateral Agent from three Federal funds brokers of recognized standing selected by it.

(a)          Section 6.10.2(i) of the Credit Agreement is hereby amended and restated in full as follows:

6.10.2    (i) The Borrower has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment, (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower is or may be liable, in each case which would be reasonably expected to have a Material Adverse Effect. The Borrower knows of no basis for any Environmental Liability.

(b)          Section 6.10.2(ii) of the Credit Agreement is hereby amended and restated in full as follows:

(ii)         For each Guarantor, such Guarantor has not (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any noncompliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which such Guarantor is or may be liable, in each case which would be reasonably expected to have a Material Adverse Effect. No Guarantor knows of any basis for any Environmental Liability.

(c)          Article VI of the Credit Agreement is hereby amended to add the following new Section 6.24 as follows:

6.24        Environmental Reports. The Borrower has furnished to the Collateral Agent all material environmental audits, assessments, reports and other material environmental, health or safety documents relating to the past or current operations or facilities of the Borrower or any Subsidiary (including the Core Assets), in each case which are in the possession or under the reasonable control of the Borrower or any Subsidiary.

(d)          Article IX of the Credit Agreement is hereby amended to add the following new Section 9.17 as follows:

9.17        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In the event that, notwithstanding Section 9.7.1, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for each day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Agreement and the other Loan Documents for calculating the Maximum Rate and for all other purposes. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 3.          Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable upon the Collateral Agent receiving counterparts of this Agreement, duly executed by the Borrower, the Guarantors, the Lenders constituting the Lenders required to be party hereto pursuant to the terms of Section 9.1 of the Credit Agreement, the New Lenders, and the Collateral Agent.

Section 4.          Payment of Fees. The Borrower acknowledges and agrees that it shall pay the fees and expenses required to be paid pursuant to, and in accordance with, Section 9.4 of the Credit Agreement.

Section 5.          Acknowledgments and Agreements.

(a)          The Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(b)          The Borrower, the Collateral Agent, and the Lenders party hereto do hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and together with each Guarantor acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and the Guarantors acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, are not impaired in any respect by this Agreement.

(c)          From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean the Credit Agreement and such Loan Documents as amended by this Agreement.

(d)          This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

Section 6.          Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Credit Agreement are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all the Guaranteed Obligations, as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any other Loan Documents.

Section 7.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute, one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

Section 8.          Successors and Assigns. This terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 9.          Invalidity; Severability. . If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 10.        Governing Law. This Agreement shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of New York (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles.

Section 11.         Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

[The remainder of this page has been left blank intentionally.]

Exhibit 10.2

EXECUTED to be effective as of the date first above written.

BORROWER:	LILIS ENERGY, INC.

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer

GUARANTORS:	brushy resources, inc.

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

impetro operating llc

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

IMPETRO RESOURCES, LLC

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer and President

LILIS OPERATING, LLC

	By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Member of the Board of Managers

COLLATERAL AGENT:	Deans Knight Capital Management Ltd.

	By:	/s/ Dillon Cameron
	Name:	Dillon Cameron
	Title:	Authorized Signatory

RBC INVESTOR SERVICES TRUST ITF 110952002,
as a Lender

By:	/s/ Dillon Cameron
Name:	Dillon Cameron
Title:	Authorized Signatory

JAYVEE & CO. ITF YTCF6310002,
as a Lender

By:	/s/ Dillon Cameron
Name:	Dillon Cameron
Title:	Authorized Signatory

NGPI CANADA INC.,
as a Lender

By:	/s/ Phillip Hampson
Name:	Phillip Hampson
Title:	President

TRACE CAPITAL INC.,
as a Lender

By:	/s/ Jennifer Nadj
Name:	Jennifer Nadj
Title:	President

INVESTOR COMPANY ITS 5J5505C,
as a Lender

By:	/s/ Tim Logie
Name:	Tim Logie
Title:	Portfolio Manager

PETER ELLIS,
as a Lender

By:	/s/ Peter Ellis

thOMAS ROOTHAM,
as a Lender

By:	/s/ Thomas Rootham

SPROTT RESOURCE LENDING CORP.,
as Lender

By:	/s/ Peter Grosskopf
Name:	Peter Grosskopf
Title:	Chief Executive Officer

RESOURCE INCOME PARTNERS LIMITED PARTNERSHIP,
as Lender

By:	/s/ Gretchen Carter
Name:	Gretchen Carter
Title:	Chief Financial Officer

ONE E LP,
as Lender

By:	/s/ Gray Fowler
Name:	Gray Fowler
Title:	Signing Officer

Signature Page to Amendment No. 2 to Credit and Guarantee Agreement

Exhibit 10.3

CREDIT AGREEMENT

dated as of

April 26, 2017

among

LILIS ENERGY, INC.,

a Nevada corporation

The Guarantors from time to time Party Hereto,

The Lenders Party Hereto,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. YOU MAY CONTACT ARIELLA FUCHS, GENERAL COUNSEL, 300 E. SONTERRA BLVD SUITE 1220 SAN ANTONIO, TX 78258, (210) 999-5400, WHO WILL PROVIDE YOU WITH FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

i

ii

iii

iv

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Counterpart Agreement

Exhibit D – Form of Mortgage

Exhibit E – Form of Security Agreement

Exhibit F – Form of Note

Exhibits G-1 through G-4 – Form of Tax Certificates

Exhibit I - Form of Registration Rights Agreement

Exhibit J - Form of Lender Conversion Notice

Exhibit K - Form of Borrower Conversion Notice

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.04 – Material Liabilities

Schedule 3.06 – Disclosed Matters

Schedule 3.13 – Capitalization

Schedule 3.15 – Bank Accounts

Schedule 3.17– Material Contracts

Schedule 3.18 – Gas Imbalances

Schedule 3.19 – Changes to Reserves

Schedule 3.20 – Marketing Agreements

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.07(c) – Existing Investments

Schedule 11.01 – Conversion Price Adjustment Principles

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 26, 2017, is among LILIS ENERGY, INC., a Nevada corporation, as Borrower, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the LENDERS party hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

WHEREAS, the Borrower, T.R Winston & Company, LLC, as initial collateral agent and each of the financial institutions party thereto as lenders (the “Existing Lenders”) are party to that certain Credit and Guaranty Agreement, dated as of September 29, 2016 (as amended, amended and restated, or otherwise modified from time to time, the “Existing First Lien Credit Agreement”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Borrower;

WHEREAS, the Borrower desires that the Lenders extend certain term and delayed draw credit facilities to the Borrower to provide funds necessary to repay a portion of the debt of the Borrower under the Existing First Lien Credit Agreement on the date hereof and for other purposes expressly set forth herein;

WHEREAS, each Guarantor is willing to guaranty all of the Obligations (as defined herein) of the Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Article I.

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Security Interest” means, with respect to any Property, a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Prior Liens and, when applicable, the Permitted Senior Liens), (c) secures the Obligations, and (d) is perfected and enforceable to the extent required pursuant to the terms of this Agreement and the Security Agreement.

“Accepting Lenders” has the meaning assigned to such term in Section 2.07(d).

“Acquisition” means, the acquisition by the Borrower or any Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Capital Stock of, or all or substantially all of the business, property or fixed assets of or a business line or unit or a division of, any other Person engaged solely in the business of producing oil or natural gas or the acquisition by the Borrower or any Subsidiary of Property consisting of Oil and Gas Property.

“Additional Assets” means (a) the Capital Stock of a Person that becomes a Guarantor as a result of the acquisition of such Capital Stock by the Borrower or another Guarantor, and (b) other long-term assets that are used or useful in the Oil and Gas Business.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as contractual representative of the Lenders hereunder, pursuant to Article IX and not in its individual capacity, and any successor agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Oil and Gas Property owned by any Credit Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract in the ordinary course of business shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Agreement” means this Credit Agreement, dated as of April 26, 2017, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Antitrust Clearance” means, with respect to any Conversion to which Section 11.06(f) is applicable, the expiration or termination of the waiting period under the HSR Act, or the granting of early termination of the waiting period under the HSR Act, or the expiration or termination of any applicable waiting or suspension period or the grant of approval under any other Antitrust Laws.

“Antitrust Clearance Date” means, if applicable to any Conversion, the date that Antitrust Clearance for such Conversion occurs.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is such Lender’s Credit Exposure at such time and the denominator of which is the Aggregate Credit Exposure at such time.

“Applicable Rate” means 8.25% per annum.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Approved Intercreditor Agreement” means an Approved Permitted RBL Intercreditor Agreement or the Approved Permitted First Lien Intercreditor Agreement, as applicable.

“Approved Permitted First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Existing Agent, the Administrative Agent and the Borrower.

“Approved Permitted RBL Intercreditor Agreement” means a customary intercreditor agreement in form and substance satisfactory to the Lead Lender and the Administrative Agent, which shall (a) at any time prior to the occurrence of the Lender Conversions, include an express dollar limitation of $50,000,000 on any Revolving Debt (excluding, for the avoidance of doubt, the amount of any secured hedge and cash management obligations that are permitted under both the Permitted RBL Credit Agreement and this Agreement), and (b) contain other customary terms and provisions acceptable to the Lead Lender and the Administrative Agent; provided that any such Approved Intercreditor Agreement shall contain a provision which permits the Lenders to purchase the Indebtedness under the Permitted RBL Credit Agreement (which shall include any hedge and cash management obligations thereunder), at par plus accrued and unpaid interest and such buy-out right shall be triggered upon an event of default under the Permitted RBL Credit Agreement that is not cured, or waived by the lenders providing such Indebtedness, within a specified period and will otherwise be on customary terms acceptable to the Lead Lender and the Administrative Agent.

“Approved Petroleum Engineer” means Cawley Gillespie & Associates or any reputable firm of independent petroleum engineers selected by the Borrower and reasonably acceptable to the Lead Lender.

“Asset Coverage Ratio” means, as of any date of determination, the ratio as of (a) the sum of (i) PV9 of the Proved Reserves attributable to the Oil and Gas Properties of Credit Parties set forth in the most recently delivered Reserve Report plus (ii) 70% of the book value of the undeveloped acreage owned by the Credit Parties plus (iii) unrestricted cash and Cash Equivalents of the Credit Parties to (b) the Total Funded Debt as of such date.

“Asset Sale” means any Disposition by any Credit Party of any Property other than (a) Dispositions permitted by clauses (a), (b), (c), (d), and (f) (only with respect to clause (i) thereof) and (i) of Section 6.05, and (b) any single Disposition or series of related Dispositions that involves Properties having a Fair Market Value not exceeding $250,000 and when aggregated together with all other Dispositions under this clause (b) the total does not exceed $500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required under 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent, provided that any such other form shall provide that such Eligible Assignee makes the Investment Representations for the benefit of the Borrower as provided in Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lead Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” means Lilis Energy, Inc., a Nevada corporation, and its successors and permitted assigns.

“Borrower Conversion Notice” means a notice of exercise of the Borrower Conversion Right substantially in the form of Exhibit K.

“Borrower Conversion Right” has the meaning assigned to such term in Section 11.04.

“Borrowing Base Deficiency” means a “Borrowing Base Deficiency” (or such similar term) as defined in the Permitted RBL Credit Agreement.

“Borrowing Request” means a written request by the Borrower for a Loan in accordance with Section 2.03, which shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Credit Parties.

“Certificate of Designations” means a Certificate of Designations for the Lender Preferred Stock in a form that is reasonably acceptable to the Lead Lender.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to the Administrative Agent or any Lender, such later date on which the Administrative Agent or such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means

(a)	any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Lender or any Related Party thereof, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the outstanding Capital Stock (excluding any debt securities convertible into equity) normally entitled to vote in the election of directors (“Voting Stock”) of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b)	except as permitted by Section 6.04, a disposition by Borrower or a Subsidiary pursuant to which Borrower or any Subsidiary sells, leases, licenses, transfers, assigns or otherwise Disposes, in one or a series of related transactions, all or substantially all of the properties and assets of Borrower and its Subsidiaries taken as a whole;

(c)	the Borrower’s stockholders approve any plan relating to the liquidation or dissolution of the Borrower; or

(d)	the occurrence of a “Change of Control” as such term is defined in the Permitted RBL Credit Agreement or the Existing First Lien Credit Agreement.

“Charges” has the meaning assigned to such term in Section 10.15.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by any Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the Effective Date and hereafter with respect to any Delayed Term Loan Draw. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of the Borrower, par value $0.001 per share.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account, securities or commodity account control agreement, as applicable, to be executed and delivered among any Credit Party, the Administrative Agent and each bank at which such Credit Party maintains, any deposit, securities or commodity account, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Conversion” means any Lender Conversion or conversion of Loans to Common Stock pursuant to the Borrower Conversion Right.

“Conversion Date” means, with respect to any Conversion, the later of (a) the date of delivery of the Lender Conversion Notice or the Borrower Conversion Notice, as applicable, with respect to such Conversion in accordance with Section 11.05 or (b) if Section 11.06(f) is applicable to such Conversion, the Antritrust Clearance Date for such Conversion.

“Conversion Price” means $5.50 per share of Common Stock, subject to adjustment based on the provisions of Schedule 11.01.

“Conversion Price Floor” has the meaning set forth in Schedule 11.01.

“Core Assets” means the Hydrocarbon Interests of the Borrower and its Subsidiaries located in the Delaware Basin (including, any pipeline or salt water disposal assets).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 5.14.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Credit Parties” means collectively, Borrower and each Guarantor, and each individually, a “Credit Party”.

“Declining Lender” has the meaning assigned to such term in Section 2.07(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Take Back Debt” has the meaning set forth in Section 11.02(b).

“Delayed Draw Term Loan Commitment” means, as the context may require, (i) as of any date of determination, the aggregate Delayed Draw Term Loan Commitment Amounts of all Lenders as of such date, or (ii) the commitment of Lenders to advance any Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment Amount” means, as to any Lender, the dollar amount, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Delayed Draw Term Loan Commitment Amount” or as set forth in the Assignment and Assumption pursuant to which such Lender became party hereto.

“Delayed Draw Term Loan Commitment Percentage” means, as to any Lender, (i) on the Effective Date, the percentage, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Delayed Draw Term Loan Commitment Percentage” and (ii) on any date following the Effective Date, the percentage equal to (a) the Delayed Draw Term Loan Commitment Amount of such Lender on such date, plus the principal amount of the Delayed Draw Term Loan held by such Lender on such date divided by (b) the aggregate Delayed Draw Term Loan Commitment Amounts of all Lenders on such date plus the aggregate principal amount of the Delayed Draw Term Loan on such date.

“Delayed Draw Term Loan Conversion” has the meaning set forth in Section 11.02(b).

“Delayed Draw Term Loan Funding Period” means the period commencing on the Effective Date and ending on February 28, 2019.

“Delayed Draw Term Loan Maturity Date” means April 26, 2021.

“Delayed Draw Term Loans” has the meaning set forth in Section 2.02(b).

“Delayed Term Loan Draw” has the meaning assigned to such term in Section 2.02(b).

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the sole option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days after the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means all Requirements of Law relating in any way to protection of the environment, preservation or reclamation of natural resources, pollution, occupational health or safety, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of or liability under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (or arrangement for the disposal) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 or Title IV of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standard applicable to that Plan for a plan year under Section 412 or 430 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section  412(c) of the Code or Section  302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” has the meaning assigned to such term in the definition of “Change of Control” in this Section 1.01.

“Excluded Account” means (i) any accounts that are designated solely as accounts for, and are used solely for, employee benefits or taxes, in each case only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above, (ii) any accounts that are designated solely as accounts for, and are used solely for, payroll funding obligations, to the extent that such amounts deposited in such accounts are used solely for payroll and otherwise in amounts that the Borrower reasonably anticipates in good faith that it will need to operate for fourteen (14) days thereafter, (iii) any escrow account, trust or other fiduciary account solely used for purposes of transactions that are permitted under this Agreement, (iv) any accounts designated solely as accounts for, and used solely for, working interest and royalty payments only to the extent that such amounts deposited in such accounts are used solely for such purposes listed above, and (v) any other accounts in which the average daily balance or fair market value, as applicable, does not exceed $150,000 in the aggregate; provided that, notwithstanding the foregoing, in no event shall any of the principal operating or disbursement accounts of the Borrower or its Subsidiaries constitute an “Excluded Account”.

“Excluded Hedges” means, collectively, Swap Agreements that (a) are basis differential only swaps for volumes of natural gas included under other Swap Agreements permitted by Section 6.08(a) or (b) are a hedge of volumes of Hydrocarbons by means of a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to either pay the premium or other purchase price on each settlement date so long as such settlement date occurs at least monthly, or pay the financing for such premium or other purchase price.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agent” means T.R Winston & Company, LLC, or such other Person as may act as collateral agent for the Existing Lenders from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Existing First Lien Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing First Lien Debt” has the meaning assigned to such term in Section 6.02(i).

“Existing First Lien Obligations” means the “Obligations” as defined under the Existing First Lien Credit Agreement in an amount not to exceed $15,000,000 of principal plus accrued and unpaid interest (including interest that is paid in kind) pursuant to the Existing First Lien Credit Agreement as in effect on the date hereof or as amended in accordance with the terms of the Approved Permitted First Lien Intercreditor Agreement.

“Existing First Lien Loan Documents” means the loan documents executed in connection with the Existing First Lien Credit Agreement.

“Existing Lenders” has the meaning assigned to such term in the recitals.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith in accordance with generally accepted finance practices.

“FASB” means Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter by and between the Borrower and the Administrative Agent dated as of the Effective Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party. Any document delivered hereunder that is signed by a Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.

“Gas Imbalance” means (a) a sale or utilization by the Borrower or any of its Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by the Borrower or any of its Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by the Borrower or any of its Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of the Borrower or any of its Subsidiaries, as applicable.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 7.01.

“Guarantor” means the Borrower (with respect to the Obligations of the other Credit Parties) and each Domestic Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders a Counterpart Agreement pursuant to Section 5.14 or otherwise.

“Hazardous Materials” means all pollutants, contaminants, chemicals, materials, substances, wastes, mixtures, pesticides, and any other substance or which liability or standards of conduct may be imposed under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, noise, odor, mold infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Modification” means the amendment, modification, cancellation, monetization, sale, transfer, assignment, early termination or other disposition of any Swap Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Interests” all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of the Borrower or the Guarantors.

“Hydrocarbons” means, collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Incentive Partnership” means any trust or limited partnership to which a Credit Party, as general partner, contributes a portion of its after-payout working interest in wells drilled within certain areas, and key employees and consultants who promote the drilling and acquisition programs, as limited partners, contribute cash.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding those incurred in the ordinary course of business which are not greater than sixty (60) days past the due date or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, but limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of the property securing such Indebtedness, (f) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations (after giving effect to any netting requirements) under any Swap Agreement that such Person would be required to pay if the Swap Agreement were terminated at such time, (k) attributable Indebtedness in respect of Sale and Leaseback Transactions and (l) all obligations of such Person relating to any Production Payment. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Initial Audited Financial Statements” has the meaning assigned to such term in Section 3.04(a).

“Initial Reserve Report” has the meaning assigned to such term in Section 4.01(l).

“Initial Term Loan Maturity Date” means April 26, 2021.

“Interest Payment Date” means each March 31st, June 30th, September 30th and December 31st of each fiscal year, or if such day is not a Business Day, the immediately following Business Day thereafter.

“Investment Representations” has the meaning assigned to such term in Section 11.07.

“Investment” means all direct or indirect investments by such Person in other Persons (including, without limitation, Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Lead Lender” means Värde.

“Lender Conversions” means the Term Loan Conversion and the Delayed Draw Term Loan Conversion.

“Lender Preferred Stock” means a series of Preferred Stock established pursuant to the Certificate of Designations and having the powers, designations, preferences and rights, and qualifications, limitations and restrictions thereof, set forth in the Certificate of Designations.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Documents, the Pre-Approved Acquisition Letter, any Approved Intercreditor Agreement, the Fee Letter, the Registration Rights Agreement and any other agreements executed by any Credit Party in connection with this Agreement and designated as a Loan Document therein.

“Loans” means the Term Loan and Delayed Draw Term Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means (i) at any time prior to the Effective Date, Lenders having Commitments representing more than 50% of the Aggregate Commitment at such time and (ii) at any time on and after the Effective Date, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time.

“Make-Whole Amount” shall be a cash amount equal to the excess of:

(a)        the present value at such repayment, prepayment or acceleration date or the date the Obligations otherwise become due and payable in full of (1) the sum of the principal amount repaid, prepaid or accelerated plus (2) the interest accruing on such principal amount from the date of such repayment, prepayment or acceleration through the Maturity Date (excluding accrued but unpaid interest to the date of such repayment, prepayment or acceleration), such present value to be computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the repayment, prepayment or acceleration date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over

(b)        the principal amount of the Loans repaid, prepaid or accelerated.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement and the other Loan Documents or (c) the validity or enforceability of any Loan Document against any Credit Party which is a party thereto or the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Gas Imbalance” means, with respect to all gas balancing agreements to which Borrower or any Subsidiary is a party or by which any Oil and Gas Properties owned by Borrower or a Subsidiary is bound, a net overproduced Gas Imbalance to Borrower and the Subsidiaries, taken as a whole, in excess of $1,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans) and obligations in respect of one or more Swap Agreements of the Borrower or any one or more of the Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Sales Contract” means, as of any date of determination, any agreement for the sale of Hydrocarbons from the Oil and Gas Properties to which the Borrower or any Subsidiary is a party if the aggregate volume of Hydrocarbons sold pursuant to such agreement during the twelve months immediately preceding such date equals or exceeds 15% of the aggregate volume of Hydrocarbons sold by the Borrower and the Subsidiaries, on a consolidated basis, from the Oil and Gas Properties during the twelve months immediately preceding such date.

“Maturity Date” means, with respect to the Term Loan, the Initial Term Loan Maturity Date or with respect to the Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date, as applicable and as the case may be.

“Maximum Liability” has the meaning assigned to such term in Section 7.10.

“Maximum Rate” has the meaning assigned to such term in Section 10.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Properties listed on Exhibit A to each Mortgage executed on the Effective Date, together with any additional Oil and Gas Properties of the Borrower or any Subsidiary over which a Mortgage may hereafter be granted to Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.10.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens on the Mortgaged Properties as required by Section 5.10, which shall be substantially in the form of Exhibit D (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate contributes or has any obligations or liabilities (current or contingent).

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means, (A) with respect to any Casualty Event or any Disposition or series of related Dispositions of any assets (including any Oil and Gas Property and Capital Stock of any Subsidiary) by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Casualty Event or such Disposition or Dispositions, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset or assets and that is required to be repaid in connection with such Casualty Event or such Disposition or Dispositions (other than the Loans), (ii) the reasonable and documented out-of-pocket expenses (including Taxes, brokers fees, commissions and legal fees) incurred by the Borrower or such Subsidiary in connection with such Casualty Event or such Disposition or Dispositions, and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under indemnification obligations or purchase price adjustments; provided that to the extent that, and at the time that, any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds) (B) with respect to any Hedge Modification by the Borrower or any Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such Hedge Modification (after giving effect to any netting arrangements), over (b) the out-of-pocket expenses (including Taxes) incurred by the Borrower or such Subsidiary in connection with such Hedge Modification, and (C) with respect to any issuance or incurrence of Indebtedness that is not permitted by Section 6.02, the cash proceeds thereof, net of reasonable expenses (including Taxes, brokers fees, commissions and legal fees) incurred by the Borrower or such Subsidiary in connection therewith.

“Non-Core Assets” means the Hydrocarbon Interests of the Borrower and its Subsidiaries not constituting Core Assets.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party from time to time owed to the Administrative Agent, any Lender or any of their Related Parties under any Loan Document, including any make-whole amounts (including the Make-Whole Amount), any repayment or prepayment premiums (including the Make-Whole Amount) and any accrued and unpaid interest, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against any Credit Party or Subsidiary of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and any make-whole amounts (including the Make-Whole Amount). For the avoidance of doubt, it is understood and agreed that any Make-Whole Amount shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination of the Loans and the Credit Parties agree that such amounts shall constitute Obligations under this Agreement.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, (iv) any Material Gas Imbalance, or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clauses, operating leases and usual and customary oil, gas and mineral leases.

“Offer” has the meaning assigned to such term in Section 2.07(d).

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or formation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” has the meaning assigned to such term in Section 10.04(a).

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Payment Currency” has the meaning assigned to such term in Section 7.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes, assessments or other governmental charges or levies which are not yet delinquent or which (i) are not overdue for a period of more than thirty (30) days or are being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, and contractual Liens granted to operators and non-operators under oil and gas operating agreements, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Property and securing obligations that are not overdue by more than sixty (60) days or which (i) are being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(c)	contractual Liens which arise in the ordinary course of business under oil and gas leases, operating agreements, partnership agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, overriding royalty agreements, net profits agreements, deferred purchase agreements, development agreements, gas balancing, injection, repressuring and recycling agreements, salt water or other disposal agreements and seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Document or this Agreement which Liens are limited to the Oil and Gas Property and related property that is the subject of such agreement, arising out of or pertaining to the operation or the production or sale of Hydrocarbons produced from the Oil and Gas Property, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto; provided that any such Liens permitted pursuant to this clause (c) shall not include any Liens in connection any farm-out, drillco, or similar arrangement;

(d)	pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e)	Liens on cash and securities, letters of credit and deposits to secure the performance of bids, trade contracts, leases, statutory obligations (excluding Liens arising under ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, which are in the ordinary course of business and which are in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(f)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(g)	judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(h)	easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that, in the aggregate, do not materially detract from the value of the affected property or materially impair the use of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(i)	royalties, overriding royalties, reversionary interests and similar burdens granted by the Borrower or any Subsidiary with respect to the Oil and Gas Property owned by the Borrower or such Subsidiary, as the case may be, if the net cumulative effect of such burdens does not operate to deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties (except for rights customarily granted with respect to such interests) and the net cumulative effect is deducted in the calculation of PV9;

(j)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business covering the property under the lease;

(k)	unperfected Liens reserved in leases (other than oil and gas leases) or arising by operation of law for rent or compliance with the lease in the case of leasehold estates; and

(l)	defects in or irregularities of title (other than defects or irregularities of title to Oil and Gas Property), if such defects or irregularities do not deprive the Borrower or any Subsidiary of any material right in respect of its assets or properties;

provided that the term “Permitted Encumbrances” shall not include any Lien securing indebtedness for borrowed money.

“Permitted Existing Liens” means Liens securing the Existing First Lien Obligations.

“Permitted Prior Liens” means Liens described in Section 6.03(a), (b), (d), (e), (f) and (g) that, by operation of law, have priority over the Liens securing the Obligations.

“Permitted RBL Credit Agreement” means a conforming, reserve based revolving credit facility in an aggregate principal amount not to exceed $50,000,000 (which shall be provided by one or more reserve-based lending financial institutions who regularly provide such facilities (e.g., commercial banks, investment banks and their affiliates but not hedge funds or other alternative capital providers) and shall contain a borrowing base based on customary advance rates for oil and gas reserves consistent with customary reserve based lending practices); provided that such $50,000,000 cap shall only apply prior to the occurrence of the Lender Conversions and, for the avoidance of doubt, shall not be reduced by the amount of any secured hedge and cash management obligations that are permitted under both the “Permitted RBL Credit Agreement” and this Agreement; provided further, that the Borrower shall only be permitted to incur any Indebtedness under the Permitted RBL Credit Agreement after or substantially contemporaneously with the indefeasible payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement.

“Permitted RBL Liens” means Liens securing the Revolving Debt Obligations.

“Permitted Senior Liens” means the Permitted RBL Liens and the Permitted Existing Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as determined under ERISA.

“Pre-Approved Acquisition” has the meaning assigned to such term in the Pre-Approved Acquisition Letter.

“Pre-Approved Acquisition Letter” means that certain letter agreement, dated as of April 26, 2017, from Borrower and acknowledged by the Administrative Agent and the Lead Lender.

“Preferred Stock” means the preferred stock of the Borrower, par value $0.001 per share.

“Primary Exchange” means, at any time, the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading at such time.

“Production Payment” means the grant or transfer by the Borrower or any of its Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in Oil and Gas Property, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, in which the holder of such interests is entitled to receive a specified volume or value of production and in which the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business.

“Projected Oil and Gas Production” means (a) the projected production of oil or natural gas (measured by volume unit or BTU equivalent, not sales price) from Oil and Gas Properties owned by the Borrower and the Guarantors which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.01(g) and otherwise are satisfactory to the Lead Lender plus (b) the projected production of oil or natural gas (measured by volume unit or BTU equivalent, not sales price) from Oil and Gas Properties owned by the Borrower and the Guarantors which are projected to have Proved Developed Producing Reserves attributed to them within the following 12 month period based on the planned capital expenditures set forth in the Projections.

“Projections” means the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 3.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2017.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of the Borrower or its Subsidiaries.

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“PV9” means (a) in respect of the Proved Reserves of any Credit Parties’ Oil and Gas Property set forth in the most recently delivered Reserve Report, the aggregate net present value (discounted at 9% per annum) of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, capital expenditures and abandonment costs and with no escalation of capital expenditures or abandonment costs (a) calculated in accordance with SEC guidelines but using Strip Price for crude oil and natural gas liquids (WTI Cushing) and natural gas (Henry Hub), and (b) calculated (i) in the case of a Reserve Report prepared as of December 31 of any year, by an Approved Petroleum Engineer and (ii) in the case of each other Reserve Report or as otherwise required under this Agreement, at the Borrower’s option, by a petroleum engineer employed by the Borrower or an Approved Petroleum Engineer, in each case, in such person’s reasonable judgment after having reviewed the information from the most recently delivered Reserve Report, (iii) as set forth in the Reserve Report most recently delivered under Section 5.01(g), (iv) as adjusted to give effect to Swap Agreements permitted by this Agreement as in effect on the date of such determination and (v) as adjusted to give pro forma effect to all Dispositions or Acquisitions completed since the date of the Reserve Report.

“Recipient” means (a) the Administrative Agent, (b) the Lead Lender and (b) any other Lender, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date, between the Borrower and the Lenders, substantially in the form of Exhibit I.

“Rejection Notice” has the meaning assigned to such term in Section 2.07(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, managers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Article IX.

“Requirements of Law” means, as to any Person, any order, law (including common law), treaty, rule, regulation, code, ordinance, order, determination, decree, judgment, injunction, binding agreement or other provisions having the force or effect of law issued, promulgated, or entered into by any Governmental Authority, arbitrator or court, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Shareholder Approval” has the meaning assigned to such term in Section 5.18(b).

“Reserve Report” means an unsuperseded engineering analysis of the Credit Parties’ Oil and Gas Property, in form and substance reasonably acceptable to the Lead Lender, which shall include (i) pricing assumptions based upon the Strip Price and (ii) projections of revenues attributable to all undrilled locations on the Credit Parties’ Oil and Gas Property based on a development plan for a period no greater than 7 years from the date of such Reserve Report reasonably acceptable to the Lead Lender; provided that, for the avoidance of doubt, such projections need not be based on historical capital expenditures in such locations nor take into account potential financings of projected capital expenditures.

“Reserve Report Certificate” means, with respect to any Reserve Report, a certificate from a Responsible Officer certifying that in all material respects: (a) such Reserve Report is based on information reasonably available to the Borrower; (b) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Property evaluated in such Reserve Report (except any such Oil and Gas Property that has been Disposed of since the date of such Reserve Report as permitted by this Agreement) and such properties are free and clear of all Liens except for Liens permitted by Section 6.03; (c) except as set forth on an exhibit to the Reserve Report Certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Property evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from Oil and Gas Property at some future time without then or thereafter receiving full payment therefor; (d) except as set forth on an exhibit to the Reserve Report Certificate, none of the Borrower’s or its Subsidiaries’ Oil and Gas Property have been Disposed of since the last delivery of the corresponding Reserve Report, which exhibit shall describe in reasonable detail such Dispositions; (e) attached to the Reserve Report Certificate is a list of all Material Sales Contracts and all material marketing agreements not previously disclosed to the Lead Lender; (f) the Borrower is in compliance with Section 5.10(a); and (g) except as set forth on an exhibit to the Reserve Report Certificate, all such properties are owned by the Borrower or a Guarantor.

“Resignation Effective Date” has the meaning assigned to such term in Article IX.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means:

(a)	any dividend or other distribution or other payment (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary, to any Person (in each case, solely in such Person’s capacity as holder of such Capital Stock or, in the case of any payment, to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Capital Stock), including any dividend or distribution payable or payment made in connection with any merger, amalgamation or consolidation;

(b)	any purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower (including in connection with any merger, amalgamation or consolidation); and

(c)	any principal payment on, or redemption, purchase, repurchase, defeasance or other acquisition or retirement for value, in each case, prior to any scheduled repayment, sinking fund payment or scheduled maturity, of any Indebtedness secured by Liens junior in priority to the Liens securing the Obligations hereunder or unsecured Indebtedness, of the Borrower or any Subsidiary (excluding any intercompany Indebtedness between or among Borrower and any Guarantor), except a payment of interest or principal at the stated maturity date thereof.

“Revolving Debt” has the meaning assigned to such term in Section 6.02(i).

“Revolving Debt Obligations” means the “Obligations” as defined under any Permitted RBL Credit Agreement.

“Revolving Loan Documents” means the loan documents executed in connection with any Permitted RBL Credit Agreement.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (e.g., Cuba, Crimea, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council and the European Union, each as amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Second Offer” has the meaning assigned to such term in Section 2.07(d).

“Secured Party” means each of the Administrative Agent and each Lender.

“Security Agreement” means that certain Pledge and Security Agreement executed and delivered by each Credit Party on the Effective Date in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit E (with such changes thereto as may be reasonably acceptable to the Lead Lender and the Administrative Agent).

“Security Documents” means collectively the Security Agreement, all Control Agreements and all Mortgages, deeds of trust, security agreements, pledge agreements, guaranty agreements (including Article VII of this Agreement but otherwise excluding this Agreement), collateral assignments and all other collateral documents, now or hereafter executed and delivered by the Borrower or any other Person as security for the payment or performance of the Obligations, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender.

“Senior Management” means the chairman of the Board of Directors, any non-independent member of the Board of Directors, chief executive officer, president, vice president, or chief financial officer of a Credit Party.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Strip Price” shall mean, as of any date of determination, the forward month prices as of such date, for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five-year period), with such prices escalated at two percent (2)% each year thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the NYMEX as of the determination date and (ii) adjusted by appropriate management adjustments for additions to reserves and depletion or sale of reserves since the date of such Reserve Report, adjusted for any basis differential as of the date of determination.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than, with respect to any Credit Party, forward contracts for the purchase by, and physical delivery to, a Credit Party of commodities used or consumed by such Credit Party in the ordinary course of business).

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning assigned to such term in Section 2.02(b).

“Term Loan Commitment Percentage” means, as to any Lender, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan. On the Effective Date, each Lender’s Term Loan Commitment Percentage shall be the percentage, if any, set forth opposite such Lender’s name on Schedule 2.01 under the column “Term Loan Commitment Percentage”.

“Term Loan Conversion” has the meaning set forth in Section 11.01(a).

“Term Loan Take Back Debt” has the meaning set forth in Section 11.01(a).

“Total Funded Debt” means, as of any date, the sum of any Indebtedness outstanding consisting of Revolving Debt, Existing First Lien Debt, the Obligations and any other Indebtedness of the Credit Parties of the type specified in clauses (a), (b), (d) (to the extent due and owing) and (e) of the definition of Indebtedness.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Primary Exchange and (ii) a last reported sale price for the Common Stock (or such other security) on such Primary Exchange is available.

“Transactions” means (a) the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans, and (c) the use of the proceeds thereof.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the Maturity Date, provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the Maturity Date, except that if the period from the applicable prepayment date to the Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f)(ii)(B)(3).

“Värde” means (a) Värde Partners, Inc., its affiliated investment managers and funds or accounts managed by any of them (but excluding any portfolio companies that are owned in whole or in part by any of the foregoing) and (b) any partner, member, manager, principal, director or officer of any of the foregoing.

“Voting Securities” means Capital Stock of the Borrower entitled to vote generally in the election of members of the Board of Directors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Article II.

The Credits

Section 2.01         Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to the classified and accounted for on a basis consistent with that reflected in the Initial Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP related thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such change.

Section 2.02         Loans and Commitments

(a)          On the terms and subject to the conditions set forth herein, Lenders severally agree to make a term loan in an original principal amount equal to $80,000,000 (the “Term Loan”) to the Borrower on the Effective Date. Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term Loan, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded. The Borrower shall not have any right to reborrow any portion of the Term Loan which are repaid or prepaid from time to time.

(b)          On the terms and subject to the conditions set forth herein, Lenders severally agree to make term loans to the Borrower, during the Delayed Draw Term Loan Funding Period, in multiple draws (each a “Delayed Term Loan Draw”) up to an aggregate principal amount of $45,000,000 (collectively, the “Delayed Draw Term Loans”). Each Lender’s obligation to fund a Delayed Term Loan Draw shall be limited to such Lender’s Delayed Draw Term Loan Commitment Percentage of such Delayed Term Loan Draw requested by the Borrower hereunder. No Lender shall have any obligation to fund any portion of the Delayed Draw Term Loans unless the proceeds of such Delayed Draw Term Loan are used for a Pre-Approved Acquisition. The Delayed Draw Term Loan Commitment shall terminate at the end of the Delayed Draw Term Loan Funding Period, if not earlier pursuant to the terms of this Agreement. The Borrower shall not have any right to reborrow any portion of the Delayed Draw Term Loans which is repaid or prepaid from time to time. Delayed Term Loan Draws shall be made pursuant to a Borrowing Request to be delivered to the Administrative Agent pursuant to Section 2.03. Each such request for a Delayed Term Loan Draw shall be in a minimum amount of $5,000,000, and, if greater, in integral multiples of $1,000,000 thereon.

Section 2.03         Request for Loans.

(a)          To request Loans to be made on the Effective Date, the Borrower shall deliver in writing to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 noon, New York City time, one (1) Business Day prior to the Effective Date. Such Borrowing Request shall be irrevocable and shall be delivered by telecopy or email to the Administrative Agent with copy to the Lead Lender and shall be signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(i)          the aggregate amount of the Term Loan to be made;

(ii)         the Effective Date, which shall be a Business Day; and

(iii)        the wiring information of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

(b)          To request Delayed Term Loan Draws to be made during the Delayed Draw Term Loan Funding Period, the Borrower shall deliver in writing to the Administrative Agent a duly completed Borrowing Request, not later than 12:00 noon, New York City time, ten (10) Business Days prior to the proposed date of such Delayed Term Loan Draw (or such shorter period as agreed to by the Lead Lender in its sole discretion, but in any event not later than 12:00 noon, New York City time, one Business Day prior to the proposed date of such Delayed Term Loan Draw). Such Borrowing Request shall be irrevocable and shall be delivered by telecopy or email to the Administrative Agent with copy to the Lead Lender and shall be signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(i)          the aggregate amount of the Delayed Draw Term Loan to be made;

(ii)         the proposed date of such Delayed Term Loan Draw, which shall be a Business Day;

(iii)        the wiring information of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(iv)        whether the use of proceeds of such proposed Delayed Draw Term Loan shall be used for a “Pre-Approved Acquisition” and evidence reasonably satisfactory to the Lead Lender evidencing the same.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Delayed Draw Term Loan Loan to be made.

Section 2.04         Funding of Loans.

(a)          Each Lender shall make its Loan on the Effective Date or the date of the proposed Delayed Term Loan Draw, as applicable, by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly disbursing the amounts so received, in like funds, to a deposit account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)          Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed time its Loan is required to be made by such Lender in accordance with paragraph (a) of this Section that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made its Loan available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, but shall have no obligation to do so, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then the principal portion of such payment shall constitute such Lender’s Loan.

Section 2.05         Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s Applicable Percentage thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and provided further that to the extent there is any conflict between the accounts maintained pursuant to paragraph (b) or (c) of this Section and the Register maintained pursuant to Section 10.04, the Register shall control.

(e)          Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form attached hereto as Exhibit F. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by a promissory note in such form.

Section 2.06         Optional Prepayment of Loans.

(a)          The Borrower shall have the right, (i) at any time after March 31, 2019 or (ii) on or before March 31, 2019 (A) if the closing price of the Common Stock on the Primary Exchange has been at least 110.00% of the Conversion Price then in effect for at least twenty (20) of the thirty (30) consecutive Trading Days immediately preceding the date of delivery of the notice contemplated by Section 2.06(b) or (B) in connection with a transaction constituting a “Change of Control” pursuant to clause (a) or (b) of the definition thereof, to prepay the Loans (together with any amounts due pursuant to Section 2.09 and Section 2.10), in whole or in part, in an aggregate minimum amount equal to (I) if being paid in whole, the Obligations and (II) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that (y) no such prepayment shall be made if a Lender Conversion Notice has been delivered to the Borrower pursuant to Section 11.05 on or before the Business Day immediately preceding the prepayment date specified in the notice contemplated by Section 2.06(b) and (z) any such prepayment in connection with a Change of Control shall be for all of the Obligations.

(b)          The Borrower shall notify the Administrative Agent and the Lead Lender in writing of any prepayment hereunder not later than 2:00 p.m., New York City time, seven (7) Business Days before the date of prepayment (or such shorter time as the Lead Lender may permit in its sole discretion but in any event not less than three (3) Business Days unless otherwise agreed by the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment shall be applied ratably to the Loans to be prepaid.

(c)          Each prepayment pursuant to this Section 2.06 shall be accompanied by a cash amount equal to the accrued but unpaid interest through the date of such prepayment, together with the Make-Whole Amount required under Section 2.09.

Section 2.07         Mandatory Prepayment of Loans.

(a)          Unless the Majority Lenders shall agree in writing that no prepayment of the Loans is required pursuant to this Section 2.07, subject to any Approved Intercreditor Agreement, if any Credit Party shall consummate any Asset Sale, receive any Net Cash Proceeds from a Casualty Event or incur any Indebtedness (other than Indebtedness expressly permitted under Section 6.02) (each such event, a “Prepayment Event”), then, not later than two (2) Business Days after such Prepayment Event, the Borrower shall provide written notice to the Administrative Agent in accordance with Section 2.07(c) and, subject to Section 2.07(d), (i) apply all or any portion of such Net Cash Proceeds to the repayment of Loans and the payment of accrued and unpaid interest and the Make-Whole Amount payable under Section 2.09, and/or (ii) in the case of any Asset Sale or Casualty Event, elect (by written notice to the Administrative Agent and the Lead Lender) to reinvest all or any portion of such Net Cash Proceeds in Additional Assets; provided further that if all or any portion of such Net Cash Proceeds are not so used to reinvest in Additional Assets within 180 days, the Borrower shall provide notice to the Administrative Agent in accordance with Section 2.07(c) and, subject to Section 2.07(d), the remaining portion of such Net Cash Proceeds shall be applied on the last date of such period to the prepayment of Loans; provided further that notwithstanding anything herein to the contrary, any Net Cash Proceeds received from any Asset Sale or Casualty Event that are not reinvested pursuant to this Section 2.07(a) shall be applied first to repay the Existing First Lien Debt and when such Existing First Lien Debt is repaid in full, any remaining Net Cash Proceeds shall, subject to Section 2.07(d), be applied to the repayment of Loans and the payment of accrued and unpaid interest and the Make-Whole Amount payable under Section 2.09. The provisions of this Section 2.07(a) do not constitute a consent to any Disposition or the incurrence of any Indebtedness by any Credit Party.

(b)          Each payment of Net Cash Proceeds pursuant to this Section 2.07 shall be allocated to (i) principal prepayment and the payment of the accrued but unpaid interest on the amount of prepaid principal through the date of such prepayment and (ii) the Make-Whole Amount on the amount of prepaid principal required under Section 2.09 (in the case of clauses (i) and (ii), as determined by the Borrower and approved by the Lead Lender).

(c)          The Borrower shall notify the Administrative Agent of any mandatory prepayment required pursuant to Section 2.07(a) or (b) in writing, not later than 2:00pm, New York City time, two (2) Business Days following such Prepayment Event. Each such notice shall be in writing, shall be irrevocable and shall specify the date of such Prepayment Event and a reasonably detailed calculation of the amount of the anticipated prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d)          Notwithstanding anything in this Agreement to the contrary, each Lender, in its sole discretion, may, but is not obligated to, waive the Borrower’s requirement to make any prepayments pursuant to this Section 2.07 with respect to such Lender’s Applicable Percentage of such prepayment and such waiver shall not require a separate waiver and/or consent to this Agreement. Upon the dates set forth in Section 2.07 for any such prepayment, the Borrower shall notify the Administrative Agent in writing of the amount that is available to prepay the Loans. Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “Offer”) to the Lenders of the amount available to prepay the Loans. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice (each, a “Rejection Notice”) thereof to the Administrative Agent by 2:00 p.m., New York City time, no later than five (5) Business Days after the date of such notice from the Administrative Agent; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of such Lender’s pro rata share of the Offer. The Borrower shall prepay the Loans within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. On such date, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer. Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 2:00 p.m., New York City time, no later than three (3) Business Days after the date of such notice of a Second Offer; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share of the Second Offer. The Borrower shall prepay the Loans within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the Second Offer to Accepting Lenders shall be retained by the Borrower.

Section 2.08         [Reserved].

Section 2.09         Payment of Make-Whole Amount.

(a)          Whether voluntary or mandatory, and with respect to each repayment or prepayment of Loans under Section 2.06 or 2.07 or any acceleration of the Loans and other Obligations pursuant to Article VIII (including for the avoidance of doubt, as a result of clauses (g), (h) or (i) of Article VIII), the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, with respect to the amount of the Loans repaid, prepaid or accelerated, in each case, concurrently with such repayment or prepayment, a premium equal to the Make-Whole Amount (determined by the Borrower and approved by the Lead Lender as if the Loans were repaid at the time of such acceleration at the option of the Borrower pursuant to Section 2.06) shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.05 and require the immediate payment of the Make-Whole Amount.

(b)          Any Make-Whole Amount payable pursuant to this Section 2.09 shall be presumed to be the liquidated damages sustained by each Lender as the result of the early redemption and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.

Section 2.10         Interest and Fees.

(a)          Each Loan shall bear interest for each day on which it is outstanding at the Applicable Rate.

(b)          Interest shall be payable in kind in arrears on each Interest Payment Date by increasing the then outstanding principal amount of the Loan by the entire amount of the interest payment due on the applicable Interest Payment Date. On the Maturity Date and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment, provided that interest accruing pursuant to Section 2.10(c) shall be payable from time to time on demand and shall be payable in kind.

(c)          Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans and, to the extent permitted by applicable law, other Obligations outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Applicable Rate.

(d)          All interest hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(e)          The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein. The fees payable to the Administrative Agent under the Fee Letter (i) will be in addition to reimbursement of the Administrative Agent’s out-of-pocket expenses in accordance with Section 10.03(a) and (ii) shall be fully earned when due and shall not be refundable for any reason whatsoever.

Section 2.11         Increased Costs.

(a)          If any Change in Law shall subject any Recipient to any Taxes (other than (i) Indemnified Taxes, and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or maintaining its obligations to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Recipient the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)          Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. Without duplication of any other obligation contained in this Section 2.12, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.12, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Borrower. Without duplication of any other obligation contained in this Section 2.12, the Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Status of Administrative Agent. On or before the date on which Wilmington Trust, National Association (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower an executed copy of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI and IRS Form W-8IMY, establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) each Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)          Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11 or Section 2.12, or otherwise) prior to 2:00 p.m. New York City Time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.11, Section 2.12 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premiums and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, towards payment of interest and premiums then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and premiums then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, but shall have no obligation to do so, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.12(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Article III.

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01         Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02         Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, actions by equity holders. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03         Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of any Security Documents, financing statements, or other registrations or filings to secure the Obligations, or (ii) as may be required in connection with the performance by the Borrower of its obligations under Section 5.18(b), Section 11.06 or the Registration Rights Agreement, (b) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Sales Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary not otherwise permitted under Section 6.03(b).

Section 3.04         Financial Condition; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lead Lender the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2016, reported on by Marcum LLP, independent public accountants (the “Initial Audited Financial Statements”). Such financial statements, together with the notes thereto, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP and, except as set forth on Schedule 3.04, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the date thereof required by GAAP to be reserved, reflected or otherwise disclosed therein.

(b)          Since December 31, 2016, no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect has occurred.

Section 3.05         Properties.

(a)          Except as otherwise provided in Section 3.05(c) with respect to Oil and Gas Property the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted and (ii) Permitted Encumbrances and the Permitted Senior Liens, if applicable.

(b)          The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)          Each Credit Party has good and defensible title to all Proved Reserves included in the Oil and Gas Property described in the most recent Reserve Report provided to the Administrative Agent and the Lead Lender (other than such Proved Reserves that have been subsequently disposed of and disclosed on the Reserve Report Certificate), free and clear of all Liens except Permitted Encumbrances and the Permitted Senior Liens, if applicable. All such proved Oil and Gas Property are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary has set aside on its books adequate reserves, or except to the extent such rentals, royalties and other amounts due, if left unpaid, would not result in the loss or forfeiture of Oil and Gas Property having an aggregate fair market value in excess of $1,000,000. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s proved Oil and Gas Property, such Credit Party’s share of (a) the costs for the proved Oil and Gas Property described in the Reserve Report (other than for such proved Oil and Gas Property that have been subsequently disposed of and disclosed on the Reserve Report Certificate) is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to such proved Oil and Gas Property is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. The wells drilled in respect of proved producing Oil and Gas Property described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Property that have been subsequently disposed of and disclosed on the Reserve Report Certificate) (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Credit Party that owns such proved producing Oil and Gas Property is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, and (3) are not subject to any penalty in production by reason of such well having produced in excess of its allowable production.

(d)          No Credit Party has knowledge that a default exists under any of the terms or provisions, express or implied, of any of the leases and term mineral interests in the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than any thereof Disposed of in a Disposition permitted by this Agreement) or under any agreement to which the same are subject that would materially and adversely affect the rights of the Credit Parties with respect to the Oil and Gas Properties to which such lease, interest, or agreement relates.

(e)          Except as otherwise permitted hereunder, there are no obligations under any Oil and Gas Property or contract or agreement which require the drilling of additional wells or operations to earn or to continue to hold any of the Oil and Gas Properties in force and effect, except leases in the primary term and those under customary continuous operations provisions that may be found in one or more of the Borrower’s or any Subsidiaries oil and gas and/or oil, gas and mineral leases.

(f)          To the extent required hereunder, all material necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Oil and Gas Properties and all other operations related thereto.

(g)          To the extent required hereunder, all production and sales of Hydrocarbons produced or sold from the Oil and Gas Properties have been made materially in accordance with any applicable allowables (plus permitted tolerances) imposed by any Governmental Authorities.

(h)          No Credit Party has collected any proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties which are subject to any material refund obligation other than as previously disclosed in writing to the Lead Lender at or prior to the delivery of such Reserve Report.

Section 3.06         Litigation and Environmental Matters.

(a)          There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)          Except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred, assumed, provided an indemnity with respect to, or otherwise become subject to any Environmental Liability, (iii) has received any notice, report, order, directive or other information regarding any actual or alleged violation of Environmental Laws or any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary has ever treated, stored, released, discharged, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, so as to give rise to any current or future Environmental Liability.

(d)          The Borrower has furnished to the Lead Lender all material environmental audits, assessments, reports and other material environmental, health or safety documents relating to the past or current operations or facilities of the Borrower or any Subsidiary (including the Core Assets), in each case which are in the possession or under the reasonable control of the Borrower or any Subsidiary.

Section 3.07         Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) its Organizational Documents in all material respects, (b) all Requirements of Law applicable to it or its property as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (c) all indentures, agreements and other instruments binding upon it or its property in all material respects. The Borrower and each Subsidiary is in compliance with the Existing First Lien Loan Documents and the execution, delivery and performance of the Loan Documents will not constitute a violation of any Existing First Lien Loan Document. No Default has occurred and is continuing.

Section 3.08         Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09         Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all U.S. Federal income Tax and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Without duplication of the representation and warranty in the immediately preceding sentence, there is no proposed Tax assessment, deficiency or other claim against the Borrower or any Subsidiary except (i) those being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (ii) those would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Plan termination under Title IV of ERISA) does not exceed by more than $1,000,000 the fair market value of the assets of such Plan.

Section 3.11         Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a material liability. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, prospects information, geological or geographical data and engineering projections, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

Section 3.12         Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and, to the knowledge of the Borrower, to employees of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 3.13         Capitalization and Assets. Schedule 3.13 lists as of the Effective Date, (a) for the Borrower and each Subsidiary, its full legal name and its jurisdiction of organization, (b) (i) for the Borrower, the number of shares of capital stock or other Capital Stock outstanding for each class of Capital Stock of the Borrower, the number of outstanding options, warrants, and equity based awards and number of such awards available for issuance under any existing equity incentive plans, (ii) for each Subsidiary, the number of shares of capital stock or other Capital Stock outstanding and the owner(s) of such shares or Capital Stock.

Section 3.14         Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15         Bank Accounts. As of the Effective Date, Schedule 3.15 lists all accounts maintained by or for the benefit of any Credit Party with any bank or financial institution.

Section 3.16         Reserved.

Section 3.17         Material Contracts. As of the Effective Date, except as listed on Schedule 3.17, the Credit Parties have delivered to the Lead Lender copies of each contract, agreement or commitment to which any Credit Party is a party or by which it is bound, and which are currently effective, that are: (i) non-competition agreements or other agreements or obligations that purport to limit in any material respect the manner in which, or the localities in which, all or any material portion of any Credit Party’s business is conducted; (ii) agreements for the borrowing of money; (iii) leases with respect to any property, real or personal (other than leases constituting Mortgaged Properties); (iv) Production Payments or Advance Payment Contracts; (v) agreements for a purchase or sale of assets, securities or a business, or otherwise obligating any Credit Party to pay any consideration of more than $500,000; (vi) agreements with any agent, dealer or distributor, including all such agreements relating to the gathering and/or marketing of Hydrocarbons; (vii) stand-by letters of credit, guarantee or performance bond; and (viii) material contracts to which any Credit Party is a party that would terminate or become terminable, require any Credit Party to take any action, cause any Credit Party to lose any material benefits or give to others any rights of amendment, acceleration, suspension, revocation or cancellation, under any such contract as a result of the transactions contemplated in this Agreement (each of the foregoing, a “Material Contract”); provided that anything previously disclosed in public filings does not need to be provided or disclosed on Schedule 3.17. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Sales Contract to which it is a party.

Section 3.18         Gas Imbalances. Except as set forth in Schedule 3.18, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Credit Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in any Credit Party or any Subsidiary having net aggregate liability in excess of $1,000,000.

Section 3.19         Reserve Reports. To Borrower’s knowledge, (a) the factual, non-interpretive information furnished by any Credit Party to the Petroleum Engineers for use in the preparation of each Reserve Report was accurate in all material respects at the time furnished or was subsequently corrected, and (b) except (i) as set forth on Schedule 3.19, (ii) for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and natural gas industry and (iii) for normal depletion by production, there has been no material decrease in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof.

Section 3.20         Sale of Production. No Oil and Gas Property is subject to any Advance Payment Contract or any contract whereby payments are made to any Credit Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money except as permitted under this Agreement. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.20 or thereafter notified in writing to the Lead Lender or as included in the most recently delivered Reserve Report, in connection with the Oil and Gas Properties to which such contract or agreement relates: no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on one year’s (or fewer) notice, other than as consented to by the Majority Lenders.

Section 3.21         Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents insofar as the same are acting on behalf of the Borrower or its Subsidiaries, (i) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and (ii) have not and will not do business, enter into transactions or store with, purchase or receive money from, transport from, to or with, sell goods or give money to, a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The making of the Loans, use of proceeds thereof or other transaction contemplated by the Credit Agreement will not violate Anti-Corruption Laws or applicable Sanctions.

Section 3.22         No Foreign Operations. The Borrower and its Subsidiaries do not operate their business outside the geographical boundaries of the United States.

Section 3.23         Solvency. Before and after giving effect to the making of Loans and the application of the proceeds thereof, the Credit Parties, taken as a whole, are Solvent.

Section 3.24         Reservation and Status of Common Stock and Preferred Equity. The Borrower has reserved and has available out of its authorized but unissued capital stock, for the purpose of effecting the Lender Conversions, such number of its duly authorized shares of Common Stock and Preferred Stock, as applicable, as shall be sufficient to effect the Lender Conversions and/or convert any shares of Lender Preferred Stock without giving effect to any adjustments contemplated by Schedule 11.01. Any shares of Common Stock and Lender Preferred Stock, as applicable, that are or may be required to be issued pursuant to the terms of this Agreement shall be duly and validly issued, fully paid and nonassessable, and free and clear of all liens (other than any Liens created by any Lender) or preemptive rights, will be issued in compliance with all applicable securities laws, including, without limitation, the Securities Act (assuming the accuracy of each Lender’s Investment Representations), and will be entitled to the benefits of the Registration Rights Agreement (subject to the terms thereof).

Article IV.

Conditions

Section 4.01         Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied or waived in accordance with Section 10.02 (such date, the “Effective Date”):

(a)          [Reserved].

(b)          The Administrative Agent and the Lead Lender shall have received from each party hereto either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent and the Lead Lender (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)          The Administrative Agent and the Lead Lender shall have received (i) schedules to this Agreement in form and substance satisfactory to the Administrative Agent and the Lead Lender, and (ii) the Security Agreement, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements, necessary to create Liens, subject in priority only to Permitted Prior Liens and Permitted Existing Liens, in all of the Collateral in which a security interest is required to be granted in favor of the Administrative Agent pursuant to the Security Documents, including all of the Capital Stock of each Subsidiary now or hereafter owned by Borrower or any Subsidiary.

(d)          The Administrative Agent and the Lead Lender shall have received (i) a certificate of each Credit Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or a Responsible Officer of such Credit Party, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and (C) attach the certificate of formation or articles of incorporation or organization of such Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and correct copy of its by-laws or operating, management or partnership agreement and (ii) a good standing certificate for each Credit Party from the Secretary of State its jurisdiction of organization.

(e)          The Administrative Agent and the Lead Lender shall have received, and the Borrower shall have requested, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of Bracewell LLP, counsel for the Credit Parties and applicable local counsel, covering such matters relating to the Credit Parties, this Agreement or the Transactions as the Lead Lender shall reasonably request.

(f)          The Administrative Agent and the Lead Lender shall have received (i) a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming that the Credit Parties have (A) complied with the conditions set forth in paragraphs (h), (i), and (o) of this Section 4.01 and (B) complied with the requirements of Section 5.10 and Section 5.11, (ii) a summary of all insurance policies owned by any Credit Party, and (iii) customary insurance certificates issued by the insurance agent or broker of the Borrower demonstrating compliance with Section 5.05(b).

(g)          The Administrative Agent and the Lead Lender shall have received such financing statements and evidence of filing (including, without limitation, the Mortgages and financing statements referenced in clause (s) below) as shall be required to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record by Lead Lender in such jurisdictions as the Lead Lender shall require.

(h)          Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or, in the reasonable discretion of the Lead Lender, advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Lead Lender (excluding any such approvals or consents that are expressly contemplated by the Loan Documents to be obtained after the Effective Date). All applicable waiting periods shall have expired without any action being taken or, to the knowledge of the Borrower, threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)          There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Lead Lender, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(j)          All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Lead Lender and their counsel, and the Lead Lender and such counsel shall have received all such certified copies of such documents as the Lead Lender may reasonably request.

(k)          The Lead Lender shall have received the Projections, the operating budget for fiscal year 2017 and all of the financial statements described in Section 3.04(a).

(l)          The Lead Lender shall have received a true and complete copy of the Reserve Report dated January 12, 2017 (the “Initial Reserve Report”).

(m)         The Administrative Agent and the Lead Lender shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or the Lead Lender or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Lead Lender and the Administrative Agent.

(n)          The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date).

(o)          No Default shall have occurred and be continuing.

(p)          The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date (or such shorter period as agreed to by the Administrative Agent in its sole discretion), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, that is requested by the Administrative Agent or any Lender in writing at least five (5) Business Days prior to the Effective Date.

(q)          The Administrative Agent and the Lead Lender shall have received a Borrowing Request acceptable to the Administrative Agent and the Lead Lender and in accordance with Section 2.03 setting forth the amount of the Loans requested by the Borrower on the Effective Date and the accounts to which such Loans are to be funded.

(r)          The Administrative Agent and the Lead Lender shall have received a solvency certificate dated the Effective Date and signed by a Financial Officer of the Borrower.

(s)          The Administrative Agent and the Lead Lender shall have received duly executed Mortgages in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender necessary or appropriate to grant, evidence and perfect Liens in favor of the Administrative Agent on at least (i) 90% of the PV9 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Property evaluated in the Initial Reserve Report, and (ii) 90% of the net acres of Oil and Gas Properties evaluated in the Initial Reserve Report.

(t)          The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date under this Agreement, and reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including all reasonable fees, expenses and disbursements of counsel for the Administrative Agent and counsel for the Lead Lender to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or Mortgage amendments) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Administrative Agent. The Administrative Agent shall have received a fully executed copy of the Fee Letter.

(u)          Each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.05(e) shall have received promissory notes duly executed by the Borrower.

(v)         [reserved].

(w)         The Borrower shall have executed and delivered the Registration Rights Agreement.

The Lead Lender shall notify the Administrative Agent of the Effective Date and such notice shall be conclusive and binding.  Notwithstanding the foregoing, at the option of the Lenders, their respective obligations to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 2:00 p.m., New York City time, on April 26, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02         Conditions to each Delayed Term Loan Draw. The obligation of Lenders to make a Delayed Term Loan Draw to the Borrower is subject to the satisfaction of the following additional conditions:

(a)          the Administrative Agent shall have received a Borrowing Request as required pursuant to Section 2.03 identifying the information contemplated by such Borrowing Request and demonstrating that the conditions set forth in this Section 4.02 shall be satisfied;

(b)          no Default or Event of Default shall have occurred and is continuing or would occur as a result of such Delayed Term Loan Draw;

(c)          each representation and warranty of the Credit Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Delayed Term Loan Draw (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date);

(d)          after giving pro forma effect thereto, the Asset Coverage Ratio is not greater than 1:00 to 1:00; and

(e)          (i) the Borrower shall deliver to the Lead Lender title information in form and substance reasonably acceptable to the Lead Lender with respect to any Oil and Gas Properties to be acquired with the proceeds of such Delayed Draw Term Loan and the Lenders providing such Delayed Draw Term Loan shall be satisfied with results thereof and (ii) upon consummation of such Acquisition, the Borrower shall have good title to, or valid leasehold interests in, all such Oil and Gas Properties to be acquired, except for minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted.

Article V.

Affirmative Covenants

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01         Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)          within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants reasonably acceptable to the Lead Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within forty five (45) days after the end of each fiscal quarter of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Lead Lender signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 (when applicable), (iii) certifying that, other than as disclosed therein, since the date of delivery of the last certificate, no Credit Party has (A) acquired any Oil and Gas Properties, (B) made any other Acquisition or Disposition, or (C) formed or dissolved any Subsidiaries of the Borrower;

(d)          concurrently with the delivery of financial statements under clause (a) or (b) above, notice of the date and time of a conference call with Lenders to discuss financial information, which conference calls the Borrower shall host not later than five (5) Business Days after such distribution; provided that any conference call hosted by the Borrower which is generally available to holders of its debt and/or equity securities shall satisfy this condition;

(e)          within sixty (60) days after the conclusion of each fiscal year, the Borrower’s annual operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following fiscal year in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Administrative Agent and the Lenders;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g)          (i) promptly following the delivery of any reserve report to the agent under the Permitted RBL Credit Agreement, a copy of such reserve report and a Reserve Report Certificate and (ii) promptly, but in any event within two (2) Business Days upon delivery or receipt, copies of all notices of any increase or decrease of the borrowing base under the Permitted RBL Credit Agreement or any Borrowing Base Deficiency under the Permitted RBL Credit Agreement;

(h)          within forty five (45) days following June 30th of each year and within ninety (90) days following December 31st of each year, the Borrower shall furnish or make available to the Administrative Agent and each Lender (i) a Reserve Report in form and substance satisfactory to the Lead Lender in their reasonable discretion and prepared as of the immediately preceding June 30th or December 31st, as applicable, which Reserve Report, in the case of each December 31 report shall be prepared or audited by an Approved Petroleum Engineer and in the case of each other Reserve Report shall be prepared by one or more petroleum engineers employed by the Borrower or, at the Borrower’s election, by an Approved Petroleum Engineer; said Reserve Report to utilize economic and pricing parameters consistent with those set forth in the definition of Reserve Report, together with a Reserve Report Certificate;

(i)          together with each Reserve Report required to be delivered under Section 5.01(g), a report, in reasonable detail, setting forth (i) the Swap Agreements then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Hydrocarbons for each such Swap Agreement and the term of each such Swap Agreement, and (ii) the notional volumes of Hydrocarbons for each such Swap Agreement;

(j)          together with each Reserve Report delivered under Section 5.01(g) for the period ending June 30th and December 31st of each year, (i) any updated production history of the Proved Reserves of the Credit Parties as of such date, (ii) the lease operating expenses attributable to the Oil and Gas Properties of the Credit Parties for the prior 12-month period ending on the effective date of the applicable Reserve Report, (iii) a certificate setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, and (iv) a semi-annual operating and capital expenditures budget in a format reasonably consistent with the budgets and forecasts theretofore provided to the Lenders; and

(k)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at www.lilisenergy.com, or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02         Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          as soon as possible, but in any event within five (5) Business Days of obtaining knowledge thereof, (i) the occurrence of any Default, or (ii) the occurrence of any “default” or “event of default” under any Material Indebtedness;

(b)          as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          as soon as possible, but in any event within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)          as soon as possible, but in any event within five (5) Business Days after obtaining knowledge of any release by any Credit Party, Subsidiary or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)          as soon as possible, but in any event within five (5) Business Days after (i) the receipt of any notice alleging any violation of any Environmental Law by any Credit Party or any other actual or alleged Environmental Liability, (ii) obtaining knowledge of the existence of any condition that could reasonably be expected to result in violations of any Environmental Law or in Environmental Liability, or (iii) the filing of any Lien to secure any Environmental Liabilities of any Credit Party; in each case of (i), (ii) or (iii) that could reasonably be expected to have a Material Adverse Effect;

(f)          as soon as possible, but in any event within five (5) Business Days after the occurrence of any breach or default under, or repudiation or termination of, any Material Sales Contract, which could reasonably be expected to have a Material Adverse Effect;

(g)          promptly following the execution and delivery thereof, copies of any amendment, modification, waiver or other change to the Permitted RBL Credit Agreement, together with a certificate of a Responsible Officer certifying that such copies are true, correct and complete as of the date of delivery;

(h)          promptly following the furnishing or receipt thereof, copies of any default notices under the Permitted RBL Credit Agreement not otherwise required to be furnished to the Lenders pursuant to any other provisions of this Agreement; and

(i)          as soon as possible, but in any event within five (5) Business Days after becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)          as soon as possible, but in any event within five (5) Business Days after receipt of any notice of any investigation by a Governmental Authority or any litigation, indictment or proceeding commenced or threatened in writing against any Credit Party or any Senior Management of any Credit Party that (i) seeks damages in excess of $400,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Credit Party or any Senior Management of any Credit Party, (v) involves an SEC or other regulatory enforcement action again any Credit Party or any Senior Management, or (vi) asserts liability on the part of any Credit Party or any Subsidiary in excess of $400,000 in respect of any tax, fee, assessment, or other governmental charge (collectively, “Litigation Events”).

To the extent applicable, each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any Disposition permitted under Section 6.05 nor shall the Borrower or any Subsidiary be required to preserve any right or franchise unrelated to the Oil and Gas Property if the Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not adverse in any material respect to the Administrative Agent or any Lender.

Section 5.04         Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make such payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or any Collateral becoming subject to forfeiture or loss as a result of such contest.

Section 5.05         Maintenance of Properties; Insurance. The Borrower will, and will cause each Subsidiary and use commercially reasonable efforts to cause each operator of Oil and Gas Property:

(a)          keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b)          maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon request of the Administrative Agent (acting at the written direction of the Lead Lender), the Borrower will furnish or cause to be furnished to the Administrative Agent from time to time copies of the applicable policies. The Borrower will cause any insurance policies covering any such property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without thirty (30) days’ prior notice to the Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

Section 5.06         Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Default has occurred and is continuing, the Credit Parties shall only be required to reimburse the costs and expenses associated with such examination and inspection pursuant to Section 10.03 on one occasion in any fiscal quarter of the Borrower.

Section 5.07         Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with and maintain its property (including the Core Assets) in compliance with all Requirements of Law (including Environmental Laws), and obtain, maintain, comply with any permits, licenses or other approvals required pursuant thereto, including any applicable to it or its property (including the Core Assets), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08         Environmental Matters. In the event of the presence of any Hazardous Material on any property or facility of the Borrower or its Subsidiaries which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, upon discovery thereof, take all necessary or advisable steps to initiate and expeditiously complete all response, corrective, and other action to mitigate and eliminate any such violation or potential liability, and keep the Administrative Agent reasonably informed on a regular basis of their material actions and the results of such actions. If an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exists a violation of any Environmental Law by the Borrower or any Subsidiary or that there exists any other Environmental Liabilities, then Borrower and each relevant Subsidiary shall cause the performance of, or allow the Administrative Agent (or its designee) access to the real property for the purpose of conducting, an environmental assessment, including subsurface sampling of soil and groundwater, and cause the preparation of a report. Such assessments and reports, to the extent not conducted by the Administrative Agent (or its designee), shall be conducted and prepared by a reputable environmental consulting firm reasonably acceptable to the Lead Lender and shall be in form and substance reasonably acceptable to the Lead Lender. Borrower shall be responsible for (and reimburse the Administrative Agent for) all costs associated with any such assessments and reports.

Section 5.09         Use of Proceeds. The proceeds of the Term Loan will be used only to (a) pay the fees, expenses and transaction costs of the Transactions, (b) repay certain Indebtedness outstanding under the Existing First Lien Credit Agreement, and (c) finance the working capital needs of the Borrower, including capital expenditures, and for general corporate purposes of the Borrower and the Guarantors, including the exploration, acquisition and development of Oil and Gas Property. The proceeds of the Delayed Draw Term Loans will be used only for (a) Pre-Approved Acquisitions and/or (b) other uses that are satisfactory to the Lenders providing such Delayed Draw Term Loan, in their sole discretion.

No part of the proceeds of the Loans will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Board). The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Borrower will not fund all or part of any repayment of the Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any Person to be in breach of Sanctions.

Section 5.10         Collateral Matters.

(a)          The Borrower will, and will cause each Guarantor to, by no later than the date that is 60 days following the end of each fiscal quarter (or such later date as may be agreed by the Lead Lender) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender to ensure that the Administrative Agent has an Acceptable Security Interest in Mortgaged Properties constituting at least (i) 90% of the PV9 of the Credit Parties’ Proved Reserves attributable to the Oil and Gas Property evaluated in the most recent Reserve Report provided to the Administrative Agent pursuant to Section 5.01(h) and (ii) 90% of the net acres of Oil and Gas Properties (other than Proved Reserves) as of the most recently ended fiscal quarter (including the fiscal year end) for which financial statements are available.

(b)          So long as no Event of Default has occurred, the Credit Parties may continue to receive from the purchasers of production all proceeds of the sale of production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Credit Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by the Administrative Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties by the Administrative Agent or Lenders to any Credit Parties constitute a waiver, remission, or release of any other proceeds of production from any Oil and Gas Properties or of any rights of the Administrative Agent or Lenders to collect other proceeds of production from the Oil and Gas Properties thereafter.

Section 5.11         Title Data. The Borrower will, and will cause each Subsidiary to, by the Effective Date (or a later date acceptable to the Lead Lender in its sole discretion) and from time to time thereafter at the request of the Lead Lender, deliver to the Lead Lender title information in form and substance reasonably acceptable to the Lead Lender with respect to that portion of the Oil and Gas Property set forth in the most recent Reserve Report provided to the Administrative Agent and the Lead Lender as the Lead Lender shall deem reasonably necessary or appropriate to verify the title of the Credit Parties to not less than (i) 90% of the PV9 of the Oil and Gas Property set forth in such Reserve Report that are required to be subject to a Mortgage pursuant to Section 5.10 and (ii) 90% of the net acres of Oil and Gas Properties.

Section 5.12         Swap Agreements. Upon the request of the Lead Lender, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and the Lead Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent, certified as true and correct by a Responsible Officer of the Borrower, and such other information regarding such Swap Agreements as the Lead Lender may reasonably request.

Section 5.13         Operation of Oil and Gas Property.

(a)          The Borrower will, and will cause each Subsidiary to, maintain, develop and operate its Oil and Gas Property in a good and workmanlike manner, and observe and comply with all of the terms and provisions of all oil and gas leases relating to such Oil and Gas Property so long as such Oil and Gas Property are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)          Borrower will, and will cause each Subsidiary to, comply in all respects with all contracts and agreements applicable to or relating to its Oil and Gas Property or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.14         Subsidiaries. Within twenty (20) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of the Borrower being created or acquired, Borrower will (a) promptly take all action necessary to comply with Section 5.15, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Section 4.01(b) and Section 4.01(d) that the Administrative Agent or the Lead Lender may reasonably request, and (c) promptly cause such Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) to the extent required to comply with Section 5.10, execute and deliver Mortgages and other Security Documents creating Liens in favor of the Administrative Agent, subject in priority only to Permitted Prior Liens and Permitted Senior Liens, in such Subsidiary’s Oil and Gas Property and substantially all of such Subsidiary’s personal property, and (iii) to the extent required to comply with Section 5.11, all title opinions and other information. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower, and, within 30 (thirty) days (or such later date as may be agreed by the Lead Lender) of creation or acquisition of such Subsidiary, supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Subsidiary; provided that such supplemental data must be reasonably acceptable to the Lead Lender.

Section 5.15         Pledged Capital Stock. Within thirty (30) days (or such later date as may be agreed by the Lead Lender) of any Subsidiary of the Borrower being created or acquired, the Borrower and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, the Security Agreement (or an amendment or supplement to, or amendment and restatement of, the Security Agreement), in form and substance reasonably acceptable to the Administrative Agent and the Lead Lender, from the Borrower and/or the Subsidiaries (as applicable) covering all Capital Stock owned by the Borrower or the Subsidiaries in such Subsidiary, together with all certificates (or other evidence acceptable to the Lead Lender) evidencing the issued and outstanding Capital Stock of each such Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank to the Administrative Agent, as the Administrative Agent or the Lead Lender shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Capital Stock owned by Borrower or any Subsidiary in each Subsidiary.

Section 5.16         Accounts. Subject to Section 5.18, no Credit Party shall establish or maintain a deposit account, securities account or commodities account, without executing and delivering to the Lead Lender and the Administrative Agent a Control Agreement covering the applicable deposit account, securities account or commodities account, other than with respect to Excluded Accounts; provided, however, that in the case of any a deposit account, securities account or commodities account (other than any Excluded Account) acquired pursuant to an acquisition permitted under Section 6.07 (and which was not formed in contemplation of such acquisition), so long as such acquiring Credit Party provides the Lead Lender and the Administrative Agent with written notice of the existence of such deposit account, securities account or commodities account within five (5) Business Days of the date of such acquisition (or such shorter date as the Lead Lender may agree in its sole discretion), such Credit Party will have thirty (30) days following the acquisition (or such later date as the Lead Lender may agree in its sole discretion) to subject such deposit account, securities account or commodities account to a Control Agreement. Once a Control Agreement has been so executed and delivered, none of the Credit Parties will deposit or maintain Collateral (including the proceeds thereof) in a deposit account, securities account or commodities account that is not subject to a Control Agreement; provided that notwithstanding the foregoing, the Credit Parties shall be permitted to deposit and maintain Collateral in any Excluded Account not subject to a Control Agreement to the extent such Excluded Account is funded and maintained in accordance with the definition of “Excluded Account”.

Section 5.17         Further Assurances.

(a)          From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Administrative Agent or the Lead Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Credit Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b)          Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c)          Notwithstanding anything herein to the contrary, (i) if at any time any Collateral pledged to secure the Existing First Lien Obligations is not also pledged to secure the Obligations, the Borrower will, and will cause each Subsidiary to, pledge such Collateral to secure the Obligations and (ii) if at any time any Subsidiary guaranteeing any Existing First Lien Obligations is not also Guaranteeing the Obligations, the Borrower will cause such Subsidiary to Guarantee the Obligations, in each case, on the terms set forth in the Approved Permitted First Lien Intercreditor Agreement.

Section 5.18         Post-Closing Matters.

(a)          Prior to the date that is thirty (30) days after the Effective Date (or such later date as the Lead Lender may agree in its sole discretion), the Administrative Agent and the Lead Lender shall have received Control Agreements duly executed and delivered by each of the parties thereto with respect to all of the Credit Parties’ deposit accounts, securities accounts and commodity accounts (other than the Excluded Accounts).

(b)          As soon as reasonably practicable following the Effective Date, the Borrower shall submit to its shareholders for approval, as required by applicable law and the terms of the Borrower’s organizational documents, the authorization of (i) the issuance of Common Stock in connection with the Conversions at a Conversion Price below the Conversion Price Floor if required as a result of adjustments to the Conversion Price made pursuant to Schedule 11.01 and (ii) any “change of control” that may occur under applicable stock exchange rules as a result of the Conversions. Without limitation of the foregoing, no later than thirty (30) days after the Effective Date, the Borrower will file with the SEC a preliminary proxy statement with respect to the submission of the matters described above to its shareholders. The Borrower will be deemed to have received the necessary shareholder approvals for the matters described above once the Borrower receives the requisite shareholder approval that is binding and enforceable under the Borrower’s organizational documents and under applicable law and sufficient under applicable stock exchange rules and the Borrower has made any amendments to its organizational documents that may be required in connection therewith (“Requisite Shareholder Approval”).

(c)          As soon as reasonably practicable following the Effective Date, but in any event prior to the date that is ten (10) Business Days after the Effective Date (i) the Borrower shall deliver a Certificate of Designations to the Lead Lender, (ii) the Borrower shall deliver an opinion of Nevada counsel in form and substance reasonably acceptable to the Lead Lender regarding such Certificate of Designations, and (iii) the Board of Directors shall have approved (A) the form of the Certificate of Designations and (B) the filing of the Certificate of Designations if required pursuant to Section 11.06(b).

Article VI.

Negative Covenants

Until the Obligations (other than contingent indemnification obligations for which no claim has been asserted) shall have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 6.01         Financial Covenant. Beginning with the testing period ending on June 30, 2018, the Borrower shall not permit the Asset Coverage Ratio, as of June 30 and December 31 of each fiscal year, to be less than 1.00 to 1.00.

Section 6.02         Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          the Obligations and Guarantees of the Obligations pursuant to this Agreement;

(b)          Indebtedness existing on the Effective Date and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the reasonable premium paid, capitalized interest and fees and expenses reasonably incurred therewith);

(c)          intercompany Indebtedness between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 6.07(c); provided that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in Article VII or on such terms as are reasonably acceptable to the Lead Lender; provided, further, that upon the request of the Administrative Agent or the Lead Lender at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to the Lead Lender, and the sole originally executed counterparts of which shall be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations;

(d)          Indebtedness of the Borrower and the Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including office equipment, data processing equipment and motor vehicles), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof; provided that (A) with respect to the Indebtedness incurred pursuant to this Section 6.02(d), such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this Section 6.02(d) at any time outstanding shall not exceed $2,500,000;

(e)          Indebtedness (other than Indebtedness for borrowed money) incurred or deposits made by the Borrower or any Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Subsidiary is a party, (iii) to secure public or statutory obligations of the Borrower or any Subsidiary, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which the Borrower or any Subsidiary is party in connection with the operation of the Oil and Gas Property, in each case in the ordinary course of business;

(f)          Guarantees in respect of Indebtedness otherwise permitted pursuant to this Section 6.02;

(g)          Indebtedness in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(h)          Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by the Borrower or any Subsidiary under customary terms and conditions in an aggregate amount not to exceed $2,000,000;

(i)          (i) following the payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement, Indebtedness under the Permitted RBL Credit Agreement in an aggregate principal amount not to exceed $50,000,000 plus any secured hedge and cash management obligations that are permitted thereunder (the “Revolving Debt”) and (ii) prior to the payment in full of the Existing First Lien Obligations and termination of the Existing First Lien Credit Agreement, Indebtedness under the Existing First Lien Credit Agreement in an aggregate principal amount (excluding interest that is paid in kind pursuant to the terms of the Existing First Lien Credit Agreement as in effect on the date hereof) not to exceed $15,000,000 (the “Existing First Lien Debt”); provided that such Indebtedness permitted by this Section 6.02(i) shall be subject to an Approved Intercreditor Agreement;

(j)          any obligation arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted under this Agreement, provided that such Indebtedness incurred pursuant to this clause (j) shall not exceed, in the aggregate, $2,000,000;

(k)          Indebtedness arising under gas balancing agreements which do not give rise to liability in the aggregate on a consolidated basis for the Borrower and its Subsidiaries in excess of $1,000,000 at any one time outstanding;

(l)          Indebtedness arising under any Advance Payment Contracts; provided that the aggregate amount of all Advance Payments received by the Borrower or any Subsidiary that have not been satisfied by delivery of production at any time does not exceed, in the aggregate $1,000,000;

(m)          obligations (contingent or otherwise) existing or arising under any Swap Agreement permitted by Section 6.08;

(n)          other unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $2,000,000.

Section 6.03         Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)          any Lien securing the Obligations created pursuant to this Agreement or the Security Documents;

(b)          Permitted Encumbrances;

(c)          any Lien on any Property of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03 and any renewals, replacements or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than proceeds and accessions and additions to such property) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)          any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 6.02(d), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)          Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) of Section 6.02, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property);

(f)          Liens securing insurance premium financing permitted by Section 6.02(k) under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(g)          Liens securing (i) the Revolving Debt Obligations and any secured hedge and cash management obligations that are permitted under the Permitted RBL Credit Agreement and (ii) the Existing First Lien Obligations, in each case, to the extent permitted under Section 6.02(i);

(h)          during any period prior to the incurrence of the Revolving Debt, Liens on cash margin collateral, deposits or securities required by any Person with whom any Credit Party enters into a Swap Agreement permitted by Section 6.08 and securing obligations in any amount not to exceed $2,000,000 in the aggregate.

Section 6.04         Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)          any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(b)          any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Guarantor;

(c)          any Subsidiary may Dispose of its assets to the Borrower or to another Guarantor;

(d)          Dispositions permitted by Section 6.05 may be made; and

(e)          any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that prior to such liquidation or dissolution, all assets of such Subsidiary shall be transferred to a Credit Party.

Section 6.05         Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, Dispose of any property except:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)          the Disposition of equipment and other property in the ordinary course of business, that is obsolete or no longer necessary in the business of the Borrower or any of its Subsidiaries or that is being replaced by equipment of comparable value and utility;

(c)          Dispositions of cash and Cash Equivalents in the ordinary course of business;

(d)          any Credit Party may Dispose of its property to another Credit Party;

(e)          sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing or receivables transaction;

(f)          substantially contemporaneous (and in any event occurring within thirty (30) days of each other) Dispositions of Oil and Gas Properties as to which no Proved Reserves are attributable in exchange for other Oil and Gas Properties and, subject to the proviso of this clause (f), a combination of Oil and Gas Properties and cash; provided that (i) the Fair Market Value of the Oil and Gas Properties exchanged by the Borrower or its Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the Oil and Gas Properties (together with any cash) to be received by the Borrower or its Subsidiary, and (ii) any cash received must be applied in accordance with Section 2.07;

(g)          Dispositions of seismic, geologic or other data and license rights in the ordinary course of business so long as such Disposition is not adverse to the Lenders and does not impair the Borrower’s or any Subsidiary’s operation of the Oil and Gas Properties;

(h)          Hedge Modifications; provided that the consideration received for such Hedge Modification is at least equal to Fair Market Value;

(i)          solely to the extent constituting a Disposition, the incurrence of Liens, the making of Investments and the making of Restricted Payments, in each case as expressly permitted by Section 6.03, Section 6.07 and Section 6.09 respectively;

(j)          Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; provided that the consideration received for such claim is at least equal to Fair Market Value; and

(k)          other dispositions and sales of Properties (including any midstream assets or gathering systems) not otherwise permitted pursuant to this Section 6.05 having a fair market value not to exceed $15,000,000 in the aggregate for all dispositions and sales of Properties pursuant to this Section 6.05(i) for the term of this Agreement; provided that:

(i)          the consideration received shall be at least equal to the Fair Market Value of any Oil and Gas Property or other Properties subject to such Disposition (and the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that such Disposition was for Fair Market Value); and

(ii)         at least 75% of the consideration received by the Borrower or any Subsidiary in respect of such Disposition is cash or Cash Equivalents and any consideration not received in the form of cash or Cash Equivalent shall solely be in the form of Oil and Gas Properties (excluding, for the avoidance of doubt, any Capital Stock); and

(iii)        such Disposition shall not be a farm-out, drillco, or similar arrangement without the prior consent of the Majority Lenders.

Section 6.06         Nature of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.07         Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make any Investment, except:

(a)          Investments in Cash Equivalents;

(b)          Investments (i) made by any Credit Party in or to any Credit Party and (ii) made by any Subsidiary in or to any Credit Party;

(c)          Investments existing as of the Effective Date and set forth on Schedule 6.07(c);

(d)          Guarantees constituting Indebtedness permitted by Section 6.02 (other than guarantees in respect of Capital Lease Obligations) and performance guarantees, in each case, incurred in the ordinary course of business;

(e)          Investments by the Borrower and its Subsidiaries in Oil and Gas Properties that are customary in the oil and gas business and in the ordinary course of the Borrower’s or such Subsidiary’s business, and in the form of, or pursuant to, oil, gas and mineral leases, operating agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable; provided that Investments (i) in Capital Stock and (ii) made in the form of, or pursuant to, farm-outs, drillcos or other similar arrangements, in each case, shall not be permitted without the prior written consent of the Majority Lenders;

(f)          Investments consisting of Swap Agreements to the extent permitted under Section 6.08;

(g)          Investments consisting of (i) loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and (ii) other short term loans to officers and employees not to exceed, with respect to the foregoing clauses (i) and (ii) together, $250,000 in the aggregate at any time outstanding;

(h)          demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(i)          trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(j)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)          Investments in Oil and Gas Properties consisting of any deferred or non-cash portion of the sales price received by the Borrower or any Subsidiary in connection with any sale of assets permitted hereunder;

(l)          (i) Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Section 6.07, and (ii) lease, utility or similar deposits in the ordinary course of business covering a lease, utility or similar service period not to exceed twelve (12) months; and

(m)          other Investments not to exceed $2,000,000 in the aggregate.

Section 6.08         Swap Agreements. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and not for speculative purposes to:

(a)          hedge or mitigate price risks with respect to Hydrocarbons to which the Borrower or any Subsidiary has actual exposure (whether or not treated as a hedge for accounting purposes under GAAP); and

(b)          effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.09         Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that, so long as at the time of and immediately after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the Borrower or any Subsidiary may make the following Restricted Payments:

(a)          the declaration and payment of dividends or distributions by the Borrower solely in Capital Stock (other than Disqualified Stock) of the Borrower;

(b)          the declaration and payment of dividends or distributions by any Subsidiary to the Borrower or any Guarantor; and

(c)          the Borrower may (i) so long as no Default or Event of Default is occurring, make payments to directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service for the acquisition by the Borrower from such Persons of Capital Stock in the Borrower or any Subsidiary; provided that the aggregate cash consideration paid for all such payments shall not exceed $250,000 in any calendar year, and (ii) make cashless repurchases of securities that are deemed to occur upon the exercise or vesting of options, rights or shares of stock held by directors, officers, members of management, employees or consultants of the Borrower or any Subsidiary to the extent such securities represent a portion of the exercise price of or withholding taxes attributable to such options, rights or shares.

Section 6.10         Transactions with Affiliates.

(a)          The Borrower will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any Property from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (or for the benefit of), any Affiliate of the Borrower (each, an “Affiliate Transaction”), unless:

(b)          the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person and the Borrower delivers to the Administrative Agent, if requested by the Lead Lender, a resolution of the Board of Directors of the Borrower set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Borrower.

(c)          Sections 6.10(a) and 6.10(b) will not apply to:

(i)          transactions between or among Credit Parties;

(ii)         Restricted Payments permitted by Section 6.09;

(iii)        any issuance of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith; and

(iv)        reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements for the benefit of Borrower’s or any Subsidiary’s officers, directors and employees in connection with their role as officer, director or employee, entered into in the ordinary course of business and in good faith or to the extent approved in good faith by the Board of Directors.

Section 6.11         Restrictive Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property to secure the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Documents, Revolving Loan Documents or Existing First Lien Loan Documents, and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness, (B) customary provisions in leases and other contracts restricting the assignment thereof, and (C) restrictions with respect to Oil and Gas Property that are not included in the most recent Reserve Report delivered to the Administrative Agent.

Section 6.12         Disqualified Stock. The Borrower will not, nor will it permit any of its Subsidiaries to, issue any Disqualified Stock.

Section 6.13         Certain Amendments to Organizational Documents. The Borrower will not, nor will it permit any of its Subsidiaries to enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents if the effect thereof would be materially adverse to the Administrative Agent or any Lender.

Section 6.14         Lease Restrictions. The Borrower and its Subsidiaries shall not, without the consent of the Lead Lender, allow more than ten percent (10%) of the net acreage consisting of Core Assets of the Borrower and its Subsidiaries, measured as of the Effective Date, to lapse, expire or otherwise terminate in any manner; provided that such percentage shall be adjusted following the Effective Date to take into account any disposition of Core Assets as reasonably determined between the Borrower and the Lead Lender (it being understood and agreed that such adjustment referred to in this proviso shall not in and of itself result in a Default or an Event of Default).

Section 6.15         Anti-layering Covenant.

(a)          No Credit Party will incur any Lien that is junior to the Liens securing the Revolving Debt or the Existing First Lien Debt (other than the Liens securing the Obligations) unless such Lien is also junior to the Liens securing the Obligations.

(b)          No Credit Party will incur any Indebtedness that (i) is subordinate in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to the Revolving Debt or the Existing First Lien Debt unless such Indebtedness is also subordinated in right of payment to the Obligations, (ii) is expressed to be secured by the Collateral on a subordinated basis to the Revolving Debt or the Existing First Lien Debt and on a senior basis to the Obligations; (ii) is expressed to rank or ranks so that the lien securing such Indebtedness is subordinated to any of the Revolving Debt or the Existing First Lien Debt but is senior to the Obligations, or (iii) is contractually subordinated in right of payment to any of the Revolving Debt or the Existing First Lien Debt and senior in right of payment to the Obligations.

Section 6.16         Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction or any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities other than any Advance Payment Contract permitted under Section 6.02.

Section 6.17         Prohibition on Foreign Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to directly or indirectly, own, form or acquire any Subsidiary organized outside the geographical boundaries of the United States.

Section 6.18         Existing First Lien Loan Documents. The Borrower will not, nor will it permit any of its Subsidiaries, to enter into or permit any modification or amendment of or waive any material right or obligation of any Person under any Existing First Lien Loan Document, Revolving Loan Document, in each case, except in accordance with the applicable Approved Intercreditor Agreement.

Article VII.

Guarantee of Obligations

Section 7.01         Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Collateral Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Collateral Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Collateral Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 7.02         Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor (other than the defense of payment or performance).

Section 7.03         Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder.

Section 7.04         Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by the Collateral Agent or any Secured Party on the insolvency, bankruptcy or reorganization of the Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 7.05         Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Collateral Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement, the Collateral Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 7.06         Subordination. Without limiting the rights of the Collateral Agent and the Secured Parties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Collateral Agent so requests after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by any Guarantor as trustee for the Collateral Agent and shall be paid over to the Collateral Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 7.07         Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents; provided, however, that if the Payment Currency is other than Dollars any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Collateral Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Collateral Agent or a selling rate chosen by the Collateral Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Collateral Agent and the Secured Parties harmless from any loss incurred by the Collateral Agent and any Secured Party arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Collateral Agent or such Secured Party is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 7.08         Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Collateral Agent or any Secured Party may otherwise have, the Collateral Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Collateral Agent or such Secured Party, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Collateral Agent or such Secured Party to give such notice shall not affect the validity thereof.

Section 7.09         Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 7.10         Limitations on Guarantee. The provisions of the Guarantee under this Article VII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Collateral Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.10 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Collateral Agent and the Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 7.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

Section 7.11         Survival. The agreements and other provisions in this Article VII shall survive, and remain in full force and effect regardless of, the resignation or removal of the Collateral Agent or the Collateral Agent or the replacement of any Lender.

Article VIII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of, or premium on, any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the Fee Letter, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03 (with respect to the Borrower’s or any Subsidiary’s existence), Section 5.09, Section 5.10, Section 5.11, Section 5.18, Section 10.18, Article VI, or in Article XI;

(e)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)          the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than the Revolving Debt or the Existing First Lien Debt), when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)          the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary or any combination thereof and either the same shall remain undischarged or unsatisfied for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)          an ERISA Event shall have occurred that, in the opinion of the Lead Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)          the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VII has been revoked (other than pursuant to the terms thereof);

(m)          any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and enforceable as against any Credit Party; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(n)          any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien subject in priority only to Liens permitted pursuant to Section 6.03) on the Collateral purported to be covered thereby;

(o)          the occurrence of a Change of Control;

(p)          an “Event of Default” under and as defined in the Permitted RBL Credit Agreement or the Existing First Lien Credit Agreement, as applicable, shall have occurred (other than an “Event of Default” arising from the failure to maintain any financial covenant set forth therein, so long as the maturity of the Revolving Debt or the Existing First Lien Debt, as applicable, is not accelerated while such “Event of Default” exists or is continuing); or

(q)          any Senior Management of any Credit Party is convicted under any law or becomes subject to any regulatory enforcement or any Litigation Event is resolved in a manner adverse to such Senior Management and such Senior Management has not been replaced with a Person satisfactory to the Lead Lenders within sixty (60) days after such conviction or enforcement action, as applicable;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the written request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower accrued or payable hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

Without limiting the generality of the foregoing, it is understood and agreed that if the maturity of the Loans shall be accelerated or the Loans otherwise become due prior to the Maturity Date (under any provision of this Article VIII or otherwise) a premium equal to the Make-Whole Amount (in each case, determined as if the Loans were repaid at the time of such acceleration at the option of the Borrower pursuant to Section 2.06 and as calculated by the Majority Lenders which, absent manifest error, shall be deemed conclusive) shall also become immediately due and payable and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 2.06 and require the immediate payment of the Make-Whole Amount. Any premium payable pursuant to this Article VIII shall be presumed to be the liquidated damages sustained by each Lender as a result of the early redemption and the Credit Parties agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

Following the occurrence and during the continuance of an Event of Default, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) with respect to this Agreement, the other Loan Documents or the Collateral, second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral, third, to accrued and unpaid interest on the Obligations, fourth, to the principal amount of the Obligations outstanding, and fifth, to any other indebtedness or obligations of Borrower owing to Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) or any Lender under the Loan Documents. Any balance remaining after giving effect to the applications set forth above shall be delivered to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth herein, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

Article IX.

The Administrative Agent

Section 9.01         Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)          The Administrative Agent shall also act as the “Collateral Agent” or “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. All protections, exculpations, indemnifications, expense reimbursements, rights, powers and privileges provided to the Administrative Agent under this Agreement and the other Loan Documents shall also apply to the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) under the Loan Documents. In this connection, the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent (in it capacity as “Collateral Agent” or “collateral agent”) pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IX and Article X (including, without limitation, Section 10.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity, if applicable, as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03         Exculpatory Provisions. The duties of Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing:

(a)          the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law;

(c)          except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(d)          the Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, Mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Lead Lender;

(e)          the Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action;

(f)          the Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against a Credit Party or any other obligor outside of the United States; and

(g)          the delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including a Credit Party’s compliance with any of its covenants or obligations hereunder.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Credit Parties or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Lead Lender or the Majority Lenders may use an outside service provider for the tracking of all UCC financing statements or similar statements under the laws of any other jurisdiction required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, the Lead Lender or the Majority Lenders, as the case may be, of, among other things, the upcoming lapse or expiration thereof.

Section 9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

The Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Majority Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Majority Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Majority Lenders (or such other applicable portion of Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.03 of this Agreement.

Section 9.05         Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs, including those indemnification and expense reimbursement provisions in Section 10.03 of this Agreement, shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not incur any liability for any action or inaction taken by a sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06         Collateral and Guaranty Matters. Each Lender hereby authorizes the Administrative Agent to release (or instruct the Collateral Agent to release) any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents (it being understood and agreed that the Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents). Each Lender hereby authorizes the Administrative Agent to execute and deliver (or instruct the Collateral Agent to execute and deliver) to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Collateral to the extent such Disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm the Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Article IX.

The Administrative Agent shall have no obligation whatsoever to any Lender or any other person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or that the liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent shall have no duty or liability whatsoever to any other Lender.

The Administrative Agent and each Lender hereby appoint each other as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such assets, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such assets to the Administrative Agent or in accordance with the Administrative Agent’s instructions or transfer control to the Administrative Agent in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Administrative Agent in writing (or consented to by Administrative Agent, as provided in Section 7.08), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 9.07         Resignation and Removal of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of the Borrower shall be required if any Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank that is a financial institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor which shall include execution by such successor Administrative Agent of a joinder supplement, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agents notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. For the avoidance of doubt, any resignation of the Administrative Agent shall also constitute a resignation of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(b)          The Majority Lenders may by notice to the Borrower remove the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no successor administrative agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within twenty (20) days (or such earlier date as shall be agreed by the Majority Lenders (the “Removal Effective Date”)) which acceptance shall include execution by such successor Administrative Agent of a joinder supplement, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. For the avoidance of doubt, any removal of the Administrative Agent shall also constitute a removal of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(c)          With the effect of the Resignation Effective Date or the Removal Effective Date, the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and the Majority Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor as provided for above. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.08         Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.03 of this Agreement allowed in such judicial proceeding); and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their agents and counsel, and any other amounts due the Administrative Agent under Section 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.02), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10         Authorization to Execute other Loan Documents. Each Lender (and each Secured Party by accepting the benefits of the Collateral and the Loan Documents) authorizes the Administrative Agent to enter into each of the Loan Documents (including, without limitation, any Approved Intercreditor Agreements or subordination agreement contemplated by the terms hereof) (other than this Agreement) and to act on its behalf and to take all actions contemplated by such Loan Documents and agrees that it shall be bound by such Loan Documents as if a signatory thereto. Neither Administrative Agent, nor its Related Parties, shall have any liability or responsibility for the actions or omissions of any Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms, covenants and agreements set forth in this Agreement and each of the Loan Documents.

Article X.

Miscellaneous

Section 10.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(i)          if to the Borrower, to:

Lilis Energy, Inc.

300 E. Sonterra Blvd.

Suite 1220

San Antonio, TX 78258

Attention: Joseph Daches

Facsimile: 210-999-5401

Email: JDaches@lilisenergy.com

(ii)         if to the Administrative Agent, to:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: Josh James

Facsimile: 612-217-5637

Email: jjames@wilmingtontrust.com

with a copy to:

Lindquist & Vennum LLP

2000 IDS Center, 80 South 8th St.

Minneapolis, MN 55402

Attention: Mark Dietzen

Facsimile: (612) 371-3207

Email: mdietzen@lindquist.com

(iii)        if to the Lead Lender, to:

Värde Partners, Inc.

901 Marquette Ave S. Suite 3300

Minneapolis, MN 55402

Attention: Legal Department

Email: legalnotices@varde.com and mspecks@varde.com

with a copy to

Kirkland & Ellis LLP

Attn: Lucas E. Spivey, P.C.

600 Travis Street, Suite 3300

Houston, TX 77002

Tel: 713 835 3640

Email: lucas.spivey@kirkland.com; and

(iv)        if to any other Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received during the recipient’s normal business hours.

(d)          Borrower hereby acknowledges that (i) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak, Intralinks or another similar electronic system (the “Platform”), (ii) the Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications, and (iii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders, or representatives thereof, that do not wish to receive material nonpublic information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Borrower notifies the Administrative Agent in writing promptly (after being given a reasonable opportunity to review such Borrower Materials) that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.

(e)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.02         Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by the Borrower or any other Credit Party therefrom shall be effective, except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders, and acknowledged by the Administrative Agent or Collateral Agent (as applicable), or by the Credit Parties and the Administrative Agent or Collateral Agent (as applicable) in each case with the consent of the Majority Lenders; provided that no such agreement shall:

(i)          increase the Commitment of any Lender without the written consent of such Lender;

(ii)         reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder, without the written consent of each Lender affected thereby;

(iii)        postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or premium payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of a mandatory prepayment of the Loans shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(iv)        change Section 2.13(b) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)         except in connection with any Dispositions permitted in Section 6.05, release of all or substantially all of the Guarantors from their obligations under Article VII or release all or substantially all of the Collateral without the written consent of each Lender; or

(vi)        change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent (whether or not acting as Administrative Agent or Collateral Agent) hereunder without the prior written consent of the Administrative Agent and (ii) the Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)          Notwithstanding anything to the contrary contained in this Section 10.02, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.03         Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Lender and each of their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Lender, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Lender or any other Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Lender or any other Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LEAD LENDER AND EACH OTHER LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY OTHER ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY A CREDIT PARTY, ANY EQUITY HOLDERS OF A CREDIT PARTY, ANY AFFILIATES OF A CREDIT PARTY, ANY CREDITORS OF A CREDIT PARTY OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT IN SUCH JUDGMENT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT AND NOT ANY OTHER INDEMNITEE. THIS SECTION 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES (WHICH ARE SUBJECT TO SECTION 2.12 HEREOF) OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)          To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof under paragraph (a) or (b) of this Section (including any such unpaid amount arising from or in connection with Section 5.6 of that certain Mortgage, Security Agreement, Assignment of Production, Fixture Filing and Financing Statement (New Mexico Oil and Gas Properties), dated as of April 26, 2017, from Brushy Resources, Inc., as mortgagor in favor of the Collateral Agent as beneficiary, or for which any Credit Party is not liable pursuant to the exceptions set forth in clause (b) of the proviso in the first sentence of Section 5.6), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent thereof) or such Related Party of the Administrative Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed amount or indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with such Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) of such unpaid amount. No action taken by Administrative Agent with the direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.03(c). If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Majority Lenders, until such additional indemnity is furnished. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source against any amount due to the Administrative Agent under this paragraph (c).

(d)          To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)          The Lenders acknowledge and agree that all indemnification obligations of the “Administrative Agent” to the “Collateral Agent” or any sub-agent thereof or any Related Party of the “Collateral Agent” shall (i) be obligations of the Lenders (and not the Administrative Agent) to the “Collateral Agent” and such other Persons (payable by the Lenders in accordance with their respective Applicable Percentages (determined as of the time that the indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with each Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full)) and (ii) the Administrative Agent and the “Collateral Agent” may directly enforce such indemnification obligations against the Lenders (and each Lender hereby authorizes the Administrative Agent and the “Collateral Agent” to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the “Collateral Agent” to the Lender from any source against any amount due to the “Collateral Agent” under this paragraph (e).

(f)          All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

(g)          The agreements in this Section 10.03 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

Section 10.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)         the Administrative Agent.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 2.12; and

(E)         such assignment shall only be made to a Person if such Person is able to make the Investment Representations and does make the Investment Representations for the benefit of the Borrower in connection with such assignment.

(F)         For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) or the Borrower or any of its Affiliates.

(i)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 10.04(b)(ii) shall be null and void.

(ii)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and the Applicable Percentage of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 2.13(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i)          Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and Section 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood, however, that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11 or Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Ineligible Institution.

Section 10.05         Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, premium or any other amount payable under this Agreement is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.11, Section 2.12, Section 10.03, Article VII and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 10.06         Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)          EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12         Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13         Material Non-Public Information.

(a)          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14         [Reserved].

Section 10.15         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In the event that, notwithstanding Section 10.09, applicable law is the law of the State of Texas and such applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for each day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Note and the other Loan Documents for calculating the Maximum Rate and for all other purposes. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 10.16         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent to identify each Credit Party in accordance with the Act.

Section 10.17         Release of Guarantees and Liens.

(a)          At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full and the Aggregate Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person; and

(b)          If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any Subsidiary in a transaction permitted by this Agreement, then the Administrative Agent, at the request and sole expense of the Borrower or any Subsidiary, shall execute and deliver to the Borrower or any Subsidiary all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Security Documents on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder and under the other Security Documents in the event that all the Capital Stock of such Guarantor shall be Disposed of in a transaction permitted by this Agreement; provided that, in the case of this sentence and the immediately prior sentence, the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days unless otherwise agreed by the Administrative Agent), a written request for release identifying the relevant Guarantor, summarizing the transaction and stating that such transaction is in compliance with this Agreement and the other Loan Documents (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such certifications in performing its obligations under this Section 10.17).

Section 10.18         Board Observer Right and Board Seats Upon Conversion. On the Effective Date and until the Term Loan Conversion, the Lead Lender will have the right to appoint one non-voting observer (who shall be reasonably acceptable to the Borrower) to the Board of Directors (the “Board Observer”),who shall be entitled, in the Board Observer’s capacity as such, to attend meetings of the Board of Directors and to receive all materials distributed to all members of the Board of Directors; provided, however, that (i) the Board Observer shall be allowed to observe only meetings of the full Board of Directors and of the Board of Director’s executive committee or other committee serving a similar function, if any, and not any meetings of any other committee of the Board of Directors, (ii) the Board Observer shall in no circumstances have any right to participate in any vote, consent or other action of the Board of Directors or any committee thereof; and (iii) the Board Observer may be excluded from any meeting of the Board of Directors (or any such executive or similar committee) or portion thereof and may be prohibited from receiving any related materials (A) if the Board of Directors determines in good faith that such exclusion is necessary to preserve attorney-client, work product or similar privilege, or to comply with applicable law, or (B) if the Board of Directors determines in good faith that there exists, with respect to the subject matter of any such meeting or the related materials, an actual or potential conflict of interest between the Board Observer or any Affiliate of the Board Observer and the Borrower.

Immediately after the Term Loan Conversion, and for so long as the Lenders continue to hold in the aggregate at least the percentage of the outstanding Common Stock as set forth in the chart below, the Lenders shall have the right to appoint the corresponding number of members to the Board of Directors (who shall be reasonably acceptable to the Borrower) and the number of directors constituting the entire Board of Directors shall be increased commensurately to account for such additional director(s). Notwithstanding the foregoing, the number of directors the Lenders shall have the right to appoint shall be reduced if necessary so that the number of directors which may be appointed by the Lenders (rounding down to the nearest whole number of directors) does not exceed the percentage of the total number of members of the Board of Directors corresponding to the percentage of the voting power of the outstanding Voting Securities held by the Lenders.

Common Stock Percentage	Number of Directors
≥ 20.00%	Two (2)
< 20.00% and ≥ 12.50%	One (1)
< 12.50%	Zero (0)

Section 10.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20         Intercreditor.

Each Lender hereunder (a) consents to the subordination of Liens provided for in any Approved Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of any Approved Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Approved Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Administrative Agent or Collateral Agent, as applicable, and on behalf of such Lender, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. Notwithstanding anything herein to the contrary, each Lender, the Administrative Agent and the Collateral Agent acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Agent thereunder, are subject to the provisions of any Approved Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of any Approved Intercreditor Agreement and the Security Documents, the terms of such Approved Intercreditor Agreement shall prevail. The foregoing provisions are intended as an inducement to the lenders under any Revolving Debt and Existing First Lien Debt to permit the incurrence of Obligations under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

Article XI.

CONVERSIONS

Section 11.01         Term Loan Conversion. At the sole election of the Lead Lender, the Term Loan shall be convertible in full, but not in part, at any time as set forth below:

(a)          Common Stock Conversion. 70.0% of the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Term Loan converted plus (B) (I) accrued and unpaid interest on such principal amount and (II) the Make-Whole Amount by (ii) the Conversion Price; and

(b)          Term Loan Take Back Debt. 30.0% of the outstanding principal amount of the Term Loan, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a newly issued second lien term loan (the “Term Loan Take Back Debt”) on a dollar-for-dollar basis based on such outstanding principal amount of the Term Loan and accrued and unpaid interest on such principal amount and the Make-Whole Amount, with (i) an interest rate of LIBOR + 9.00% (subject to a 1.00% LIBOR floor) payable in cash quarterly in arrears, (ii) a maturity date consistent with the Term Loan Facility, (iii) no conversion feature, and (iv) covenants, events of default and other terms otherwise consistent with this Agreement (the provisions of clauses (a) and (b), the “Term Loan Conversion”);

provided, however, to the extent that a Requisite Shareholder Approval would be required to effectuate the Term Loan Conversion under the listing rules of the Primary Exchange and such Requisite Shareholder Approval has not been obtained, then (i) the number of shares of Common Stock issued to any Lender pursuant to the Term Loan Conversion shall be limited such that it would not result in such Lender, together with its Affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) including such Lender, owning in excess of 19.999% of (A) the outstanding Common Stock or (B) the voting power of the outstanding Voting Securities on the date of the Term Loan Conversion after giving effect to the Term Loan Conversion and any contemporaneous Delayed Draw Term-Loan Conversion and (ii) if any shares of Common Stock otherwise issuable to any Lender pursuant to the Term Loan Conversion are not so issued because of the limitation in the foregoing clause (i), the Borrower shall issue to such Lender shares of Lender Preferred Stock convertible into the number of shares of Common Stock not so issued to such Lender.

Notwithstanding anything herein to the contrary, the Lenders shall agree not to sell or assign the Term Loan Take Back Debt until the earlier to occur of (i) the Borrower providing consent to such sale or assignment, (ii) two (2) years after the date of the Term Loan Conversion, and (iii) the Term Loan Maturity Date.

Section 11.02         Delayed Draw Term Loan Conversion. At the sole election of the Lead Lender, the Delayed Draw Term Loans shall be convertible in full, but not in part, at any time as set forth below:

(a)          Common Stock Conversion. 70.0% of the outstanding principal amount of the Delayed Draw Term Loans, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Delayed Draw Term Loans converted plus (B) (I) accrued and unpaid interest on such principal amount and (II) the Make-Whole Amount by (ii) the Conversion Price ; and

(b)          Delayed Draw Take Back Debt. 30.0% of the outstanding principal amount of the Delayed Draw Term Loans, together with accrued and unpaid interest thereon and the Make-Whole Amount, shall convert into a newly issued second lien term loan (the “Delayed Draw Take Back Debt”) on a dollar-for-dollar basis based on such outstanding principal amount of the Delayed Draw Term Loans and accrued and unpaid interest on such principal amount, with (i) an interest rate equal to LIBOR + 9.00% (subject to a 1.00% LIBOR floor) payable in cash quarterly in arrears, (ii) a maturity date consistent with the Term Loan Facility, (iii) no conversion feature, and (iv) covenants, events of default and other terms otherwise consistent with the Term Loan Facility and the Documentation Considerations (the “Delayed Draw Term Loan Conversion”);

provided, however, to the extent that a Requisite Shareholder Approval would be required to effectuate the Delayed Draw Term Loans Conversion under the listing rules of the Primary Exchange and such Requisite Shareholder Approval has not been obtained, then (i) the number of shares of Common Stock issued to any Lender pursuant to the Delayed Draw Term Loans Conversion shall be limited such that it would not result in such Lender, together with its Affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) including such Lender, owning in excess of 19.999% of (A) the outstanding Common Stock or (B) the voting power of the outstanding Voting Securities on the date of the Delayed Draw Term Loan Conversion after giving effect to the Delayed Draw Term-Loan Conversion and any contemporaneous Term Loan Conversion and (ii) if any shares of Common Stock otherwise issuable to any Lender pursuant to the Delayed Draw Term Loans Conversion are not so issued because of the limitation in the foregoing clause (A), the Borrower shall issue to such Lender shares of Lender Preferred Stock convertible into the number of shares of Common Stock not so issued to such Lender.

Notwithstanding anything herein to the contrary, the Lenders shall agree not to sell or assign the Delayed Draw Take Back Debt until the earlier to occur of (i) the Borrower providing consent to such sale or assignment, (ii) two (2) years after the date of the Delayed Draw Term Loans Conversion, and (iii) the Delayed Draw Term Loan Maturity Date.

Section 11.03         Fractional Shares. No fractional shares of Common Stock and/or Lender Preferred Stock shall be issued upon any Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock and/or Lender Preferred Stock, as applicable, as determined in good faith by the Borrower. Whether or not fractional shares would be issuable to any Lender upon such Conversion shall be determined on the basis of the total number of shares of Common Stock and or Lender Preferred Stock, as applicable, issuable to such Lender.

Section 11.04         Conversion at the Option of the Borrower. At any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, the Borrower will have the right (the “Borrower Conversion Right”) to cause the conversion of all or any part of the Term Loan and the Delayed Draw Term Loans into a number of shares of Common Stock determined by dividing (i) the sum of (A) the aggregate principal amount of the Term Loan or Delayed Draw Term Loans converted plus (B) accrued and unpaid interest on such principal amount by (ii) the Conversion Price, so long as the closing price of the Common Stock on the Primary Exchange has been at least 150.00% of the Conversion Price then in effect for at least twenty (20) of the thirty (30) consecutive Trading Days immediately preceding the date of exercise of such Borrower Conversion Right. If the Borrower exercises the Borrower Conversion Right with respect to less the entire principal amount of the Term Loan or the Delayed Draw Term Loans, such Conversion shall apply to each Lender’s Loans pro rata in accordance with its Applicable Percentage.

Section 11.05         Method of Conversion. To effect a Conversion of any Loan pursuant to Section 11.01 or 11.02, the Lead Lender shall deliver to the Borrower and the Administrative Agent a duly executed Lender Conversion Notice. To exercise the Borrow Conversion Right, the Borrower shall deliver to the Administrative Agent and the Lead Lender a duly executed Borrower Conversion Notice. At its expense, the Borrower will, as soon as practicable after any Conversion Date, issue and deliver to each Lender, at such principal office, a certificate or certificates for the number of shares of Common Stock and, if applicable, Lender Preferred Stock to which such Lender is entitled upon such Conversion, together with any other securities and property to which such Lender is entitled upon such Conversion under the terms of this Agreement, including a check payable to such Lender for any cash payable in lieu of any fractional share. Each such Lender shall be treated as the holder of record of such shares of Common Stock and/or Lender Preferred Stock as of the close of business on the Conversion Date. In connection with any Lender Conversion, the parties, as promptly as reasonably practicable after the Conversion Date, will execute and deliver a credit agreement having the terms for the Term Loan Take Back Debt or the Delayed Draw Take Back Debt, as applicable, specified in Section 11.01(b) or 11.02(b), as applicable. Upon any Conversion, the Borrower and the other Credit Parties will be forever released from all of their obligations and liabilities under the Loans with regard to that portion of the principal amount, and accrued and unpaid interest thereon, being converted, including without limitation the obligation to pay such portion of the principal amount and accrued and unpaid interest thereon; provided that, for the avoidance of doubt, upon such release, the Credit Parties shall not be released from any contingent indemnification obligations and those other obligations expressly stated to survive termination of this Agreement.

Section 11.06         Certain Covenants.

(a)          The Borrower shall at all times reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the Conversions, such number of its duly authorized shares of Common Stock and Preferred Stock, as applicable, as shall from time to time be sufficient to effect the Conversions; and if at any time the number of authorized but unissued shares of Common Stock and Preferred Stock, as applicable, shall not be sufficient to effect the Conversions, the Borrower shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and/or Preferred Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable best efforts to obtain any required shareholder approval of any necessary amendment to the Borrower’s charter.

(b)          The Borrower shall file the Certificate of Designations with the Secretary of State of the State of Nevada promptly upon (i) the failure of the Requisite Shareholder Approval to be obtained when the matters set forth in Section 5.18 are first submitted to a vote of the Borrower’s shareholders or (ii) the receipt by the Borrower, prior to the date such matters are first submitted to a vote of the Borrower’s shareholders, of a Lender Conversion Notice for a Conversion pursuant to which shares of Lender Preferred Stock are required to be issued. The Borrower shall not be obligated to file the Certificate of Designations if it has not previously been filed at the time the Requisite Shareholder Approval is obtained. The Borrower shall promptly notify the Lead Lender of (1) the receipt of the Requisite Shareholder Approval, or (2) any failure or projected failure to obtain the Requisite Shareholder Approval.

(c)          The Borrower covenants that all shares of Common Stock and Lender Preferred Stock, as applicable, issued upon any Conversion will be fully paid and non-assessable by the Borrower and free from all taxes, liens (other than any Lien created by any Lender) and charges with respect to the issue thereof and will be issued in compliance with all applicable securities laws, including the Securities Act (assuming the accuracy of each Lender’s Investment Representations), and entitled to the benefits of the Registration Rights Agreement (subject to the terms thereof).

(d)          The Borrower covenants that, if any shares of Common Stock or Preferred Equity to be provided for the purpose of the Conversions hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock or Preferred Equity may be validly issued upon conversion, the Borrower will use commercially reasonable efforts to secure such registration or approval, as the case may be.

(e)          The Borrower further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Borrower will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon any Conversion or upon conversion of any Lender Preferred Stock. In connection with the initial listing of the Common Stock on any national securities exchange that, upon such listing, will be the Primary Exchange, the Borrower will use commercially reasonable efforts to ensure that it maintains compliance with the listing rules of such new Primary Exchange in connection with the performance by it of the terms of this Agreement.

(f)          If, in connection with any Conversion, the Borrower or any Lender determines, after consultation with counsel, that any filings are required to be made pursuant to the HSR Act or any other Antitrust Laws in connection with the acquisition of Common Stock by such Lender pursuant to such Conversion, the Borrower and such Lender shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly the filings required of such party or its Affiliates pursuant to the HSR Act or any other Antitrust Laws; provided, however, that all fees payable to any Governmental Authorities relating to filings required to be made pursuant to the HSR Act or other Antitrust Laws shall be paid and borne by such Lender. In furtherance and not in limitation of the foregoing, the Borrower and such Lender shall, to the extent permissible by law, (i) cooperate with the other party and furnish to the other party all information in such party’s possession that is reasonably necessary in connection with such other party’s filings; (ii) promptly inform the other party of, and supply to such other party copies of, any material communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (iii) consult and cooperate with the other party and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings; and (iv) comply, as promptly as is reasonably practicable, with any requests received by such party or any of its Affiliates under the HSR Act or any other Antitrust Law for additional information, documents, or other materials. If either party intends to participate in any material communication or meeting with any Governmental Authority with respect to such filings, it shall give the other party reasonable notice thereof and, to the extent permitted by the Governmental Authority, an opportunity to participate in any such meeting or communication. Notwithstanding anything in this Section 11.06(f) to the contrary, in no event shall the Borrower or any of its Affiliates or such Lender or any of its Affiliates be required, under the HSR Act or otherwise, to (i) propose, negotiate, agree to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Person, (ii) accept any condition, undertake any obligation, or take or refrain from taking any action that would limit such Person’s freedom of action with respect to, or its ability to own or operate, any of its businesses or assets; (iii) contest, resist or seek to have vacated, lifted, reversed or overturned any governmental order or judicial order that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement; or (iv) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement.

Section 11.07         Lender Investment Representations. Each Lender, severally and not jointly, represents and warrants to the Borrower as follows (such representations and warranties, the “Investment Representations”): (i) such Lender is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) the Loans made by such Lender hereunder and any acquisition of Common Stock or Lender Preferred Stock by such Lender in accordance with the terms hereof are and will be made for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act or any applicable state or foreign securities laws, and (iii) such Lender acknowledges and understands that the Loans and the shares of Common Stock and Lender Preferred Stock issuable hereunder have not been registered under the Securities Act in reliance on an exemption therefrom and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and foreign securities Laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

GUARANTORS:

BRUSHY RESOURCES, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

LILIS OPERATING COMPANY, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Member of the Board of Managers

IMPETRO OPERATING, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

IMPETRO RESOURCES, LLC

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer and President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Vice President

Severally and not jointly for each entity listed below:

By:	/s/ Markus Specks
Name:	Markus Specks
Title:	Managing Director

THE VÄRDE FUND VI-A, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XI (MASTER), L.P., as a Lender
By: Värde Fund XI G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS (OFFSHORE)
MASTER, L.P., as a Lender
By: Värde Investment Partners G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE SKYWAY MASTER FUND, L.P., as a Lender
By: The Värde Skyway Fund G.P., LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XII (MASTER), L.P., as a Lender
By: The Värde Fund XII G.P., L.P., Its General Partner
By: The Värde Fund XII UGP, LLC, Its General Partner
By: Värde Partners, L.P., Its Managing Member
By: Värde Partners, Inc., Its General Partner

Signature Page to Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any guarantees included in the Credit Agreement) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Lilis Energy, Inc., a Nevada corporation

4.	Administrative Agent:	Wilmington Trust, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of April 26, 2017 among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent

6.	Assigned Interest:

Aggregate Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Applicable Percentage of Commitment/Loans
$	$		%
$	$		%
$	$		%

EXHIBIT A – PAGE 1

Effective Date: _____________ ___, 20___

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

EXHIBIT A – PAGE 2

[Consented to and] Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

[Consented to:]

LILIS ENERGY, INC.

By:
Title:

EXHIBIT A – PAGE 3

ANNEX 1

Credit Agreement dated as of April 26, 2017 among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Ineligible Institution and satisfies all other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Further, the Assignee makes the Investment Representations, and agrees that such Investment Representations are made for the benefit of the Borrower.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the respective Assignees.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1 OF EXHIBIT A – PAGE 1

EXHIBIT B

FORM OF BORROWING REQUEST

Wilmington Trust, National Association, as Administrative Agent

ADDRESS

Fax No.:

Email address:

[Date]

Ladies and Gentlemen:

The undersigned, LILIS ENERGY, INC., a Nevada corporation (the “Borrower”), refers to that certain Credit Agreement, dated as of April 26, 2017 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a borrowing of Loans under the Credit Agreement, and in connection therewith sets forth below the terms on which such borrowing is requested to be made:

(A)	Date of Borrowing

(which is a Business Day)                         ______________________

(B)	Aggregate Amount of Loan ______________________

(C)	Funds are requested to be disbursed to the following account of Borrower:

[Remainder of page intentionally left blank]

EXHIBIT B – PAGE 1

LILIS ENERGY, INC.

By:
Name:
Title:

EXHIBIT B – PAGE 2

EXHIBIT C

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [_____________] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent (the “Administrative Agent”).

Section 1. Pursuant to Section 5.14 of the Credit Agreement, the undersigned hereby:

(a)        agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b)         represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respect as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), if applicable to the undersigned;

(c)         certifies that no Default has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof;

(d)         agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement; and

(e)         (i) agrees that this counterpart may also be attached to the Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 11.01 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT C – PAGE 1

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT C – PAGE 2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

______________

______________

______________

Attention:

Telecopier:

with a copy to:

______________

______________

______________

Attention:

Telecopier:

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

Wilmington Trust, National Association,

as Administrative Agent

By:
Name:
Title:

EXHIBIT C – PAGE 3

EXHIBIT D

FORM OF MORTGAGE

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION,
FIXTURE FILING AND FINANCING STATEMENT
(New Mexico Oil and Gas Properties)

FROM

BRUSHY RESOURCES, INC., Mortgagor
(Charter/File/Organizational No. 4991392)

TO

Deans Knight Capital Management Ltd.,
in its capacity as collateral agent, as Mortgagee

Dated as of [_____________]

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT IS A MORTGAGE OF BOTH REAL AND PERSONAL PROPERTY AND IS, AMONG OTHER THINGS, A MORTGAGE OF CHATTELS, A SECURITY AGREEMENT, A FIXTURE FILING AND A FINANCING STATEMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE THAT MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A HERETO. THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBITS HERETO. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

EXHIBIT D – PAGE 1

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBITS HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.

THIS INSTRUMENT WAS PREPARED BY, AND RECORDED COUNTERPARTS SHOULD BE RETURNED TO:

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Anna K. Miller, Esq.

EXHIBIT D – PAGE 2

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FIXTURE FILING AND FINANCING STATEMENT

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FIXTURE FILING AND FINANCING STATEMENT (the “Mortgage”) is from Brushy Resources, Inc., a Delaware corporation, formerly known as Starboard Resources, Inc., as Mortgagor (the “Mortgagor”), to Deans Knight Capital Management Ltd., as collateral agent for the Lenders (in such capacity, the “Mortgagee”). The addresses of the Mortgagor and the Mortgagee are set forth in Section 10.14.

RECITALS

A. On September 29, 2016, Lilis Energy, Inc., as borrower (the “Borrower”), the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), the Mortgagee, as Administrative Agent from time to time party thereto, executed a Credit and Guaranty Agreement (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Borrower, and pursuant to which, upon terms and conditions stated therein, the Mortgagor has agreed to guarantee the Loan Obligations under the Loan Documents and to grant security interests in its assets.

B. The Mortgagee and the other Secured Parties have conditioned their obligations under the Loan Documents upon the execution and delivery by the Mortgagor of this Mortgage, and the Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the other Secured Parties under the Loan Documents.

C. Therefore, in order to comply with the terms and conditions of the Loan Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

DEFINITIONS

For all purposes of this Mortgage, unless the context otherwise requires:

“Accounts and Contract Rights” means all accounts (including accounts in the form of joint interest billings), contract rights and general intangibles of the Mortgagor now or hereafter existing, or hereafter acquired by, or on behalf of, the Mortgagor or the Mortgagor’s successors in interest, relating to the sale, purchase, exchange, extraction, transportation or processing of Hydrocarbons produced or to be produced from the Mortgaged Property, together with all accounts and proceeds accruing to the Mortgagor attributable to the sale of Hydrocarbons produced from the Mortgaged Property.

“As-Extracted Collateral” means Hydrocarbons which may be extracted from the Mortgaged Property, and the accounts relating thereto, which will be financed at the wellheads of the wells located on the Mortgaged Property and accounts arising out of the sale thereof.

EXHIBIT D – PAGE 3

“Borrower” means Lilis Energy, Inc., a Nevada corporation, and its successors and permitted assigns under the Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by law to remain closed.

“Code” means the Uniform Commercial Code as in effect in each of the jurisdictions wherein the Mortgaged Property is situated.

“Credit Agreement” means the Credit and Guaranty Agreement, dated September 29, 2016, among the Borrower, as borrower; the Mortgagor, ImPetro Resources, LLC, and ImPetro Operating LLC and Lilis Operating Company, LLC, as guarantors (together with any other guarantors from time to time thereunder, the “Guarantors”); the lenders signatory thereto (together with any other lenders party thereto from time to time, the “Lenders”); and the Mortgagee, as collateral agent for the Lenders, as the Credit Agreement may be amended from time to time.

“Credit Parties” means the Mortgagee and the Lenders, and “Credit Party” means any of them.

“Debtor” has the meaning given such term in Section 10.13.

“Event of Default” has the meaning stated in Article VII of this Mortgage.

“Governmental Authority” means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals that may be produced and saved from or attributable to the Oil and Gas Properties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Oil and Gas Leases or other properties constituting Oil and Gas Properties.

“Lands” means the lands described in Exhibit A and includes any lands, the description of which is contained in Exhibit A or incorporated in or referred to in Exhibit A by reference to another instrument or document, including, without limitation, all lands described in the Oil and Gas Leases, and also includes any lands now or hereafter unitized, pooled, spaced, or otherwise combined, whether by statute, order, agreement, declaration or otherwise, with lands the description of which is contained in Exhibit A or is incorporated in Exhibit A by reference.

“Law” means at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or such Property or to which such Person or such Property is subject.

EXHIBIT D – PAGE 4

“Loan Obligations” means the “Obligations,” as such term is defined in the Credit Agreement.

“Mortgaged Property” has the meaning stated in Article II of this Mortgage.

“Mortgagee” has the meaning set forth in the introductory paragraph of this Mortgage.

“Mortgagor” has the meaning set forth in the introductory paragraph of this Mortgage.

“Net Revenue Interest” or “N.R.I.” means the Mortgagor’s share of the total production of oil, gas and other Hydrocarbons produced from the Lands, after deducting the Mortgagor’s share of all Royalty Interests, Overriding Royalty Interests, production payments and other payments out of, or measured by, production, except severance, production and other similar taxes.

“Oil and Gas Leases” means, collectively, all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the oil and gas leases, oil, gas and mineral leases, wellbore interests, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, and other interests and estates and the lands and premises covered or affected thereby, including any reserved or residual interests of whatever nature, subleases and assignments of operating rights pertaining to any of the foregoing, and all other interests pertaining to any of the foregoing, including, without limitation, all royalty and overriding royalty interests, production payments and net profit interests, mineral fee interests, and all contingent reversionary and carried interests relating to any of the foregoing and all other rights therein, which are described and/or to which reference may be made on Exhibit A and/or in any document or instrument referred to in Exhibit A and/or which cover or relate to any of the Lands.

“Oil and Gas Properties” means (a) the Oil and Gas Leases; (b) Lands; (c) the properties now or hereafter pooled or unitized with the Oil and Gas Leases; (d) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) that may affect all or any portion of the Oil and Gas Leases; (e) all operating agreements, contracts and other agreements, including, without limitation, production sharing contracts and agreements, production sales contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, and equipment leases, described or referred to in this Mortgage or that relate to any of the Oil and Gas Leases or interests in the Oil and Gas Leases or the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Oil and Gas Leases; (f) all Hydrocarbons in and under and that may be produced and saved or attributable to the Oil and Gas Leases, the lands pooled or unitized therewith and the Mortgagor’s interests therein, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Oil and Gas Leases, the lands pooled or unitized therewith and the Mortgagor’s interests therein; and (g) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Oil and Gas Leases, the rights, titles, interests and estates described or referred to above, that are now owned or that are hereafter acquired by the Mortgagor, including, without limitation, any and all property, real or personal, immoveable or moveable, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Oil and Gas Leases or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

EXHIBIT D – PAGE 5

“Operating Equipment” means all personal property and fixtures pertaining, affixed or incidental to, situated upon or used or useful in connection with all or any part of the Mortgaged Property, including, without limitation, all surface or subsurface machinery, equipment, facilities, or other personal property of whatsoever kind or nature (excluding drilling rigs, trucks, automotive equipment or other personal property taken to the premises to drill a well or for other similar temporary uses) now or hereafter located on any of the Lands which are useful for the production, treatment, storage, transportation or sale of oil or gas, including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, tanks, gas systems, (for gathering, treating and compression), water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks and shipping facilities.

“Overriding Royalty Interest” means a Royalty Interest carved out of the Working Interest.

“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization, including a government or political subdivision or any governmental agency or instrumentality thereof.

“Proceeds” has the meaning given such term in Section 5.1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Release Date” means the date upon which (a) the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) have been paid in full and (b) the Aggregate Commitment has been terminated.

EXHIBIT D – PAGE 6

“Royalty Interest” means an interest in production which is free of any obligation for the expense of exploration, development, and production, bearing only its pro rata share of severance, production, and other similar taxes and, in instances where the document creating the Royalty Interest so provides, costs associated with compression, dehydration, other treating or processing or transportation of production of oil, gas, or other minerals relating to the marketing of such production.

“Section” and “Article” mean and refer to a section or article of this Mortgage, unless specifically indicated otherwise.

“Secured Indebtedness” means all the indebtedness, obligations, and liabilities described or referred to in Section 3.1.

“Secured Party” has the meaning given such term in Section 10.13.1.

“Subject Interests” has the meaning stated in Article II.

“Well Data” means all logs, drilling reports, division orders, transfer orders, operating agreements, abstracts, title opinions, files, records, memoranda and other written or electronic information in the possession or control of the Mortgagor relating to any wells located on any of the Lands described in Exhibit A.

“Working Interest” or “Gross Working Interest” and “W.I.” or “G.W.I.” means an interest owned in an Oil and Gas Lease that determines the cost-bearing percentage of the owner of such interest.

Other Defined Terms. The capitalized terms used herein have the meanings assigned to them in the Credit Agreement, unless they are otherwise defined herein or the context otherwise requires. Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Code.

GRANTING CLAUSE - MORTGAGED PROPERTY

The Mortgagor, for and in consideration of the premises and of the Secured Indebtedness hereinafter defined, has GRANTED, BARGAINED, SOLD, WARRANTED, MORTGAGED, PLEDGED, ASSIGNED, TRANSFERRED and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, WARRANT, MORTGAGE, PLEDGE, ASSIGN, TRANSFER and CONVEY, unto the Mortgagee (with such grant, bargain, sale, warrant, mortgage, pledge, assignment, transfer and conveyance to be with power of sale if permissible under the Laws of the jurisdiction in which the affected Mortgage Property is situated) with mortgage covenants, all the Mortgagor’s right, title and interest, whether now owned or hereafter acquired, in all of the hereinafter described properties, rights and interests; and, insofar as such properties, rights and interests consist of equipment, general intangibles, accounts, contract rights, inventory, fixtures, as-extracted collateral, proceeds and products of collateral or any other personal property of a kind or character defined in or subject to the applicable provisions of the Code, the Mortgagor hereby grants to the Mortgagee a security interest therein, whether now owned or hereafter acquired, namely:

EXHIBIT D – PAGE 7

all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to those certain Oil and Gas Leases, Lands, minerals, interests, and other properties (all such Oil and Gas Leases, Lands, interests and other properties being herein called the “Subject Interests,” as hereinafter further defined) which are described on Exhibit A and/or to which reference may be made on Exhibit A and/or which cover any of the Lands described on Exhibit A and/or which are located in or under any of the Lands described on Exhibit A and/or which are covered by any of the leases, assignments, or other documents described on or referred to in any document or instrument referred to in Exhibit A, which Exhibit A is made a part of this Mortgage for all purposes, and is incorporated herein by reference as fully as if copied at length in the body of this Mortgage at this point;

all rights, titles, interests, and estates now owned or hereafter acquired by the Mortgagor in and to (i) any and all properties now or hereafter pooled or unitized with any of the Subject Interests and (ii) all presently existing or future unitization, communitization, and pooling agreements and the units created thereby which include all or any part of the Subject Interests, including, without limitation, all units formed under or pursuant to any Laws (the rights, titles, interests, and estates described in this Section 2.1.2 also being included within the term “Subject Interests,” as hereinafter further defined);

all of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to the such related rights, titles, interests or estates (the rights, titles, interests, and estates described in this Section 2.1.3 also being included within the term “Subject Interests”);

all presently existing and future agreements hereafter entered into between the Mortgagor and any third party that provide for acquisition by the Mortgagor of any interest in any of the properties or interests specifically described in Exhibit A or which relate to any of the properties and interests specifically described in Exhibit A;

all rights, titles, interests and estates now or hereafter acquired by the Mortgagor in and to all Hydrocarbons (including inventory) which are in, under, upon, produced or to be produced from or attributable to the Lands and/or the Subject Interests;

the Accounts and Contract Rights;

the As-Extracted Collateral;

EXHIBIT D – PAGE 8

the Operating Equipment;

the Well Data;

the rights and security interests of the Mortgagor held by the Mortgagor to secure the obligation of the first purchaser to pay the purchase price of the Hydrocarbons;

all surface leases, rights-of-way, franchises, easements, servitudes, licenses, privileges, tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, and all other things of value and incident thereto which the Mortgagor may at any time have or be entitled to;

all and any different and additional rights of any nature, of value or convenience in the enjoyment, development, operation or production, in any wise, of any Property or interest included in any of the foregoing clauses, and in all revenues, income, rents, issues, profits and other benefits arising therefrom or from any contract now in existence or hereafter entered into pertaining thereto, and in all rights and claims accrued or to accrue for the removal by anyone of oil and gas from, or other act causing damage to, any of such properties or interests;

all rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title and other technical or business data concerning the Oil and Gas Properties or the Hydrocarbons, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data;

any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder; and

all of the Mortgagor’s rights, titles and interests in and to all surface fees and fee estates described in Exhibit A, if any, compressor sites, settling ponds, equipment or pipe yards, office sites and all property and fixtures located thereon, whether such surface fees, fee estates, compressor sites, settling ponds, equipment or pipe yards, office sites, and office buildings are fee simple estates, leasehold estates or otherwise, together with all present and future rights, titles, easements and estates now owned or hereafter acquired by the Mortgagor under or in connection with such interest;

all Fixtures on the Mortgaged Property described or to which reference is made herein or on Exhibit A; and

to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and guarantees given with respect to any of the foregoing;

all the aforesaid properties, rights and interests, together with any additions thereto which may be subjected to the lien of this Mortgage by means of supplements hereto, being hereinafter called the “Mortgaged Property”.

EXHIBIT D – PAGE 9

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, forever, to secure the payment of the Secured Indebtedness and to secure the performance of the obligations of the Mortgagor contained herein.

It is the intention of the Mortgagor and the Mortgagee herein to cover and affect hereby all interests that the Mortgagor may now own or may hereafter acquire in and to the interests and Property described on Exhibit A, even though the Mortgagor’s interests or the property be incorrectly described on Exhibit A or a description of a part or all of the interests or property described on Exhibit A or the Mortgagor’s interests therein be omitted, and notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

Any fractions or percentages specified on Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to Section 4.2 and Section 4.12 and shall in no manner limit the quantum of interest affected by this Section 2.1 with respect to any Oil and Gas Property or with respect to any unit or well identified on Exhibit A.

Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Code will attach to all As-Extracted Collateral and all other Hydrocarbons; (iii) this Mortgage is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iv) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

Excluded Collateral. Notwithstanding any provision in this Mortgage to the contrary, in no event shall the Mortgaged Property include any “Excluded Collateral” as such term is defined in the Security Agreement.

Notwithstanding the foregoing or anything to the contrary contained herein, the Mortgaged Property shall include (and therefore the following shall not be excluded from the Mortgaged Property or the grant of any Lien therein hereunder):  (1) the Oil and Gas Properties, (2) all Operating Equipment other than any Operating Equipment that is subject to a lien set forth in clauses (iii) or (vii) of the definition of "Permitted Liens" in the Credit Agreement, (3) all Accounts and Contract Rights, except to the extent prohibited by applicable law or regulation or an existing and enforceable negative pledge or anti-assignment provision and otherwise constituting Excluded Collateral, (4) all Hydrocarbons and As-Extracted Collateral, (5) all rights of the Mortgagor under any contract, licensing agreement or other agreement between the Mortgagor and any Affiliate thereof with respect to the Mortgaged Property and (6) all proceeds and supporting obligations given with respect to any of the foregoing, and for  the avoidance of doubt, all real property of whatever kind or nature referred to as Mortgaged Properties under this Mortgage.

EXHIBIT D – PAGE 10

INDEBTEDNESS SECURED

Loans and Secured Indebtedness. This Mortgage is given to secure the following indebtedness, obligations and liabilities:

the Loan Obligations, including, without limitation, all advances to, and debts, liabilities, obligations, covenants and duties of, the Mortgagor or any Guarantor arising under any Loan Document or otherwise arising with respect to any Loan whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Mortgagor, any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Mortgagor or any Guarantor under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts (including reimbursement obligations for amounts drawn under letters of credit) payable by any of the Mortgagor or any Guarantor (under any Loan Document);

any sums advanced as expenses or costs incurred by, or on behalf of, the Mortgagee (or any receiver appointed hereunder) which are made or incurred pursuant to, or permitted by, the terms of this Mortgage or the other Loan Documents, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of advance or expenditure until reimbursed; and

all other and additional debts, obligations and liabilities of every kind and character of the Mortgagor now or hereafter owed to the Credit Parties, regardless of whether such debts, obligations and liabilities are specifically listed and described above or are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and whether incurred by the Mortgagor as a maker, endorser, guarantor, surety or otherwise, and regardless of whether such present or future debts, obligations and liabilities may, prior to their acquisition by one or more Credit Parties, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by one or more of the Credit Parties in a transaction with one other than the Mortgagor, together with any and all renewals and extensions of such debts, obligations and liabilities, or any part thereof (the parties contemplating that the Lenders may in the future lend additional sums of money to the Borrower, from time to time, but shall not be obligated to do so, and that all such additional sums and loans shall be part of the Secured Indebtedness).

MAXIMUM AMOUNT SECURED. THE MAXIMUM AMOUNT SECURED BY THE LIEN OF THIS MORTGAGE IS TWICE THE ORIGINAL PRINCIPAL AMOUNT OF THE LOANS; PROVIDED, HOWEVER, THAT THE STATEMENT OF THE MAXIMUM AMOUNT SECURED BY THIS LIEN OF THIS MORTGAGE IS MADE TO COMPLY WITH §48-7-9 NMSA 1978 AND DOES NOT OBLIGATE LENDER TO MAKE FUTURE ADVANCES EXCEPT AS PROVIDED IN THIS MORTGAGE AND THE CREDIT AGREEMENT.

EXHIBIT D – PAGE 11

COVENANTS, REPRESENTATIONS, WARRANTIES AND
AGREEMENTS OF THE MORTGAGOR

The Mortgagor covenants, represents, warrants, and agrees that:

Payment of Indebtedness. The Mortgagor will duly and punctually pay or cause to be paid all of the Secured Indebtedness.

Warranties. (a) The Oil and Gas Leases are valid, subsisting leases, superior and paramount to all other oil and gas leases respecting the properties to which they pertain; (b) the Mortgagor owns an interest in the oil and gas leases and properties described in Exhibit A and, to the extent of the interest specified in the most recently delivered Reserve Report to Mortgagee, has valid and defensible title to each property right or interest constituting the Mortgaged Property (other than such property right or interest that has been subsequently disposed of in accordance with the express terms of the Credit Agreement) and has a good and legal right to make the grant and conveyance made in this Mortgage, it being understood that the Mortgagor’s interest in each Oil and Gas Lease or Operating Equipment shall exceed Mortgagor’s Net Revenue Interest in production from such Oil and Gas Lease to the extent of the Mortgagor’s proportionate share of all Royalty Interests, Overriding Royalty Interests and other such payments out of production burdening the Mortgagor’s interest in each such Oil and Gas Lease; (c) the Mortgagor’s present Net Revenue Interest in the Mortgaged Property is not less than that specified in the most recently delivered Reserve Report to Mortgagee (other than such property right or interest that has been subsequently disposed of in accordance with the express terms of the Credit Agreement); (d) the Mortgaged Property is free from all encumbrances or liens whatsoever, except as may be specifically set forth in Exhibit A or as permitted by the provisions of Section 4.5.6; and (e) the Mortgagor is not obligated, by virtue of any deficiency presently existing under any contract providing for the sale by the Mortgagor of Hydrocarbons which contains a “take or pay” clause or under any similar arrangement, to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, except as permitted under the Credit Agreement and has been disclosed to the Mortgagee in accordance with the Credit Agreement. This Mortgage is, and always will be kept, a Lien upon the Mortgaged Property; subject to any Permitted Encumbrances. The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior to or junior to or on a parity with the Lien of this Mortgage upon the Mortgaged Property or any part thereof other than such Permitted Encumbrances. The Mortgagor will warrant and forever defend the title to the Mortgaged Property unto the Mortgagee, its successors and assigns against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) so long as any of the Secured Indebtedness remains unpaid. If (i) an adverse claim be made against or a cloud develop upon the title to any part of the Mortgaged Property other than a Permitted Encumbrance or (ii) any Person shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to immediately defend against such adverse claim or take appropriate action to remove such cloud, in each case, at the Mortgagor’s sole cost and expense. The Mortgagor further agrees that the Mortgagee may take such other action as they deem advisable to protect and preserve its interests in the Mortgaged Property, and in such event the Mortgagor will indemnify the Mortgagee against any and all cost, attorneys’ fees and other expenses that it may incur in defending against any such adverse claim or taking action to remove any such cloud, to the extent required by the Credit Agreement.

EXHIBIT D – PAGE 12

Further Assurances. The Mortgagor will execute and deliver such other and further instruments and will do such other and further acts as in the opinion of the Mortgagee may be necessary or desirable to carry out more effectively the purposes of this Mortgage.

Taxes. Subject to the Mortgagor’s right to contest the same in good faith and by appropriate proceedings, the Mortgagor will promptly pay all material Taxes, assessments and governmental charges legally imposed upon this Mortgage or upon the Mortgaged Property or upon the interest of the Mortgagee therein, or upon the income, profits, proceeds and other revenues thereof.

Operation of the Mortgaged Property. So long as the Secured Indebtedness or any part thereof remains unpaid, and whether or not the Mortgagor is the operator of the Mortgaged Property, the Mortgagor shall, at the Mortgagor’s own expense and subject to the terms of the Loan Documents:

maintain, develop and operate the Subject Interests in a good and workmanlike manner and will observe and comply with all of the terms and provisions, express or implied, of the Oil and Gas Leases in order to keep the Oil and Gas Leases in full force and effect so long as the Oil and Gas Leases are capable of producing Hydrocarbons and accompanying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect;

comply in all material respects with all contracts and agreements applicable to or relating to the Mortgaged Property or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Law of the jurisdictions in which the Mortgaged Property is located, and all applicable Law, rules and regulations of every agency and authority from time to time constituted to regulate the development and operation of the Mortgaged Property and the production and sale of Hydrocarbons therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

commence such development as may be reasonably necessary to the prudent and economical operation of the Mortgaged Property, including such work as may be appropriate to protect the Mortgaged Property from diminution in the production capacity thereof and against drainage of Hydrocarbons thereunder by reason of production on other Properties;

at all times, maintain, preserve and keep all Operating Equipment in proper repair, working order and condition, ordinary wear and tear excepted, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto, so that the efficiency of such Operating Equipment shall at all times be properly preserved and maintained, provided that no item of Operating Equipment need be so repaired, renewed, replaced, added to or improved, if the Mortgagor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Mortgagor, and that the failure to take such action will not prejudice the interests of the Mortgagee;

EXHIBIT D – PAGE 13

not abandon or cease developing, maintaining, operating and producing Hydrocarbons from, or cause or permit its agent to abandon or cease developing, maintaining, operating, and producing Hydrocarbons from, any producing Mortgaged Property without first having undertaken and completed all reasonably prudent measures under the circumstances to restore such producing Mortgaged Property to economic production, and then only if the aggregate projected future ad valorem and severance taxes and operating expenses with respect to said Mortgaged Property exceed the projected future gross revenues attributable thereto;

cause the Mortgaged Property to be kept free and clear of all liens, security interests, charges and encumbrances of every character, other than (i) any Permitted Encumbrances and (ii) those hereafter consented to in writing by the Mortgagee; provided that no intention to subordinate the priority of the liens, security interests, and encumbrances granted in favor of the Mortgagee is hereby implied or expressed or is to be inferred by the permitted existence of the liens, security interests and encumbrances referred to in this Section 4.5.6 or elsewhere herein;

maintain or cause to be maintained insurance with such insurers, in such amounts and covering such risks as is required by the Credit Agreement; and

not sell, convey, trade, exchange, pool or unitize any portion of the Mortgaged Property or any of the Mortgagor’s rights, titles, or interests therein or thereto, except as specifically provided otherwise herein or as expressly permitted under the Credit Agreement;

provided, however, that with respect to Mortgaged Property which is operated by operators other than the Mortgagor or any Affiliate thereof, the Mortgagor shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained herein which are performable only by such operators and are beyond the control of the Mortgagor; and provided further, that the Mortgagor agrees to promptly take all actions available to the Mortgagor under any operating agreement or otherwise to bring about the performance of any such undertaking required to be performed by such operators.

Recording. The Mortgagor will promptly and at the Mortgagor’s expense, record, register, deposit and file this Mortgage and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to preserve, protect and renew the lien and security interest hereof as a second lien and security interest on real or personal property, as the case may be, and the rights and remedies of the Mortgagee, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any Law of any state or of the United States or of any other competent authority, for the purpose of effectively creating, maintaining and preserving the lien and security interest hereof on the Mortgaged Property. In this connection and at the option of the Mortgagee but at the Mortgagor’s expense, the Mortgagee may record, register, deposit and file this Mortgage and supplements hereto.

EXHIBIT D – PAGE 14

Records, Statements and Reports. The Mortgagor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Mortgagor will permit any representatives designated by the Mortgagee, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, the Mortgagor shall only be required to reimburse the costs and expenses associated with such examination and inspection on one occasion in any fiscal quarter of the Mortgagor.

No Governmental Approvals. The Mortgagor warrants that no approval or consent of any regulatory or administrative commission or authority, or of any other governmental body, is necessary to authorize the execution and delivery of this instrument, or any of the other Loan Documents, or to authorize the observance or performance by the Mortgagor of the covenants herein or therein contained.

Right of Entry. The Mortgagor will permit the Mortgagee, or its agents or designated representatives, to enter upon the Mortgaged Property, and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof, on the terms set forth in Section 7.3 of the Credit Agreement.

Statutory Mortgage Condition. The grants in Article II of this Mortgage are made with mortgage covenants and upon the statutory mortgage condition for breach of which this Mortgage is subject to foreclosure as provided by law; provided, however, that in the event of a conflict between the provisions of this Mortgage and the statutory mortgage conditions, the provisions of this Mortgage shall prevail.

Flood Insurance Regulation. Notwithstanding any provision in this Mortgage to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage. As used herein, “Flood Insurance Regulations” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Controller of the Currency, the Federal Reserve Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.

Not a Foreign Person. The Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended from time to time (the “Internal Revenue Code”), Sections 1445 and 7701 (i.e., the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and any regulations promulgated thereunder).

EXHIBIT D – PAGE 15

Revenue and Cost Bearing Interest. The Mortgagor’s ownership of the Oil and Gas Leases and the undivided interests therein as specified on the most recently delivered Reserve Report will, after giving full effect to all Permitted Encumbrances, afford the Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or that is allocated to such Oil and Gas Lease specified as Net Revenue Interest (as specified on the most recently delivered Reserve Report) and will cause the Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest on the most recently delivered Reserve Report, of the costs of drilling, developing and operating the wells identified on most recently delivered Reserve Report except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

ASSIGNMENT OF PRODUCTION

Assignment. As further security for the payment of the Secured Indebtedness and performance of the obligations contained herein, the Mortgagor hereby transfers, assigns, warrants and conveys to the Mortgagee all Hydrocarbons, and the proceeds and products obtained or processed from (such proceeds and products being in this Article V called “Proceeds”), produced and to be produced from, or which accrue by pooling, unitization or otherwise, to the Mortgaged Property, in order to provide a source of future payment of the Loan Obligations and the other Secured Indebtedness. All parties producing, purchasing or receiving any such Hydrocarbons, or having such, or Proceeds therefrom, in their possession for which they or others are accountable to the Mortgagee by virtue of the provisions of this Article V, are authorized and directed to treat and regard the Mortgagee as the assignee and transferee of the Mortgagor and entitled in the Mortgagor’s place and stead to receive such Hydrocarbons and all Proceeds therefrom; and such parties and each of them shall be fully protected in so treating and regarding the Mortgagee, and shall be under no obligation to see to the application by the Mortgagee of any such proceeds or payments received by the Mortgagee.

Payments. This Article V constitutes a present assignment effective as of the date hereof, but in the event that the Mortgagee should elect not to exercise immediately its right to receive Hydrocarbons or Proceeds, then the purchasers or other persons obligated to make such payment may continue to make payment to Mortgagor until such time as written demand has been made upon them by the Mortgagee that payment be made directly to the Mortgagee. Such failure to notify shall not in any way waive the right of the Mortgagee to receive any payments not theretofore paid out to the Mortgagor before the giving of written notice. In the event payments are made directly to the Mortgagee, and then, at the request of the Mortgagee, payments are for a period or periods of time paid to the Mortgagor, the Mortgagee shall nevertheless have the continuing right, effective upon written notice, to require that future payments be again made to the Mortgagee. The Mortgagor and the Mortgagee agree, and it is the intention of the Mortgagor and the Mortgagee, that in no event will any reduction in the Loan Obligations or the other Secured Indebtedness be measured by the fair market value of the Hydrocarbons, other minerals, proceeds, or other rents, profits, or income assigned to the Mortgagee under this instrument.

No Restriction on the Rights. Nothing herein contained shall detract from or limit the absolute obligation of the Mortgagor to make payment of the Secured Indebtedness regardless of whether the Hydrocarbons and Proceeds assigned by this Article V are sufficient to pay the same, and the rights under this Article V shall be in addition to all other security now or hereafter existing to secure the payment of the Secured Indebtedness.

EXHIBIT D – PAGE 16

Use of Proceeds. The Mortgagee or any receiver appointed in judicial proceedings for the enforcement of this Mortgage shall have the right to receive all of the Hydrocarbons herein assigned and the Proceeds therefrom and may, in the sole discretion of the Mortgagee (but subject to the terms of any mandatory requirements of Law), apply all of such Proceeds as follows:

First: to the payment and satisfaction of all costs and expenses incurred in connection with the collection of such Proceeds; and

Second: as set forth in the order and manner contemplated by the Credit Agreement.

Upon any sale of the Mortgaged Property or any part thereof pursuant to Article VIII, the Hydrocarbons thereafter produced from the Mortgaged Property so sold, and the Proceeds therefrom, shall be included in such sale and shall pass to the purchaser free and clear of the assignment contained in this Article V.

Mortgagee as Agent and Attorney-in-Fact. The Mortgagor hereby irrevocably designates and appoints the Mortgagee as the Mortgagor’s true and lawful agent and attorney-in-fact (with full power of substitution, either generally or for such limited periods or purposes as the Mortgagee may from time to time prescribe), with full power and authority, for and on behalf and in the name of the Mortgagor, to execute, acknowledge and deliver all such division orders, transfer orders, certificates and other documents of every nature, with such covenants, warranties, indemnities and other provisions as may from time to time, in the opinion of the Mortgagee, be necessary or proper to effectuate the intent and purpose of the assignment contained in Section 5.1. The Mortgagor shall be bound thereby as fully and effectively as if the Mortgagor had personally executed, acknowledged and delivered any such division order, transfer order, certificate and other documents. The powers and authorities herein conferred on the Mortgagee may be exercised by the Mortgagee through any Person who, at the time of the execution of a particular instrument, is an officer of the Mortgagee. The power of attorney conferred by this Section 5.5 is granted for a valuable consideration and hence is coupled with an interest and is irrevocable so long as the Secured Indebtedness, or any part thereof, shall remain unpaid. All Persons dealing with the Mortgagee, or any officer thereof above designated, or any substitute, shall be fully protected in treating the powers and authorities conferred by this Section 5.5 as continuing in full force and effect until advised in writing by the Mortgagee that all the Secured Indebtedness is fully and finally paid.

EXHIBIT D – PAGE 17

Release From Liability; Indemnity. The Mortgagor agrees to release and indemnify the Mortgagee against, and hold the Mortgagee harmless from, any and all losses, claims, damages liabilities and related expenses, including the fees, charges and disbursements of any counsel for the Mortgagee, incurred by or asserted against any of them arising out of, in connection with, or as a result of the execution or delivery of this Mortgage or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought Mortgagor, any equity holders of Mortgagor, any Affiliates of Mortgagor, any creditors of Mortgagor or any other third person and whether based on contract, tort or any other theory and regardless of whether the Mortgagee is a party thereto; provided that such indemnity shall not be available (a) to the extent that such losses, claims, damages liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Mortgagee; or (b) to the extent such indemnity is prohibited by §56-7-1 NMSA 1978 or §56-7-2 NMSA 1978. All court costs, attorneys' fees and other expenses of every character expended by the Mortgagee pursuant to the provisions of this section shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest, from the date expended until paid, at the rate described in Section 10.1 hereof.

Proceeds. Notwithstanding that, by the terms of this Article V, the Mortgagor is and will be assigning to Mortgagee all of the Proceeds pursuant to the terms and conditions set forth above, so long as no Event of Default has occurred Mortgagor may continue to receive from the purchasers of production all such Proceeds, subject, however, to the Liens created herein, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, Mortgagee may exercise all rights and remedies granted hereunder subject to the terms hereof, including the right to obtain possession of all Proceeds then held by Mortgagor or to receive directly from the purchasers of production all other Proceeds.  In no case shall any failure, whether intentioned or inadvertent, by Mortgagee to collect directly any such Proceeds constitute in any way a waiver, remission or release of any of its rights hereunder, nor shall any release of any Proceeds by Mortgagee to Mortgagor constitute a waiver, remission, or release of any other Proceeds or of any rights of Mortgagee to collect other Proceeds thereafter.

ADDITIONS TO MORTGAGED PROPERTY; SUBROGATION

Additions to Mortgaged Property. It is understood and agreed that the Mortgagor may periodically subject additional properties to the lien and security interest of this Mortgage. In the event that additional properties are to be subjected to the lien and security interest hereof, the parties hereto agree to execute a supplemental mortgage, satisfactory in form and substance to the Mortgagee, together with any security agreement, financing statement or other security instrument required by the Mortgagee, all in form and substance satisfactory to the Mortgagee and in a sufficient number of executed (and, where necessary or appropriate, acknowledged) counterparts for recording purposes. Upon execution of such supplemental mortgage, all additional properties thereby subjected to the lien and security interest of this Mortgage shall become part of the Mortgaged Property for all purposes.

Subrogation. To the extent that the proceeds of any Secured Indebtedness were or are used to pay any indebtedness or obligations secured by any lien, security interest, charge or prior encumbrance against the Mortgaged Properties and such proceeds have been or will be advanced by a Lender or any other Credit Party to the Mortgagor or to any other Person or taxing authority, then the Credit Parties shall be subrogated to any and all of such liens, security interests, charges or prior encumbrances, irrespective of whether such liens, security interests, charges or prior encumbrances are released (unless such release is executed by the Mortgagee).

EXHIBIT D – PAGE 18

EVENTS OF DEFAULT

Events of Default. Any occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

ENFORCEMENT OF THE SECURITY

General Remedies. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may, at its sole option and discretion, subject to any mandatory requirements or limitations of Law then in force and applicable thereto, do any of the following:

exercise all of the rights, remedies, powers and privileges of the Mortgagor with respect to the Mortgaged Property or any part thereof, give or withhold all consents required which the Mortgagor would otherwise be entitled to give or withhold, and perform or attempt to perform any covenants in this Mortgage which the Mortgagor is obligated to perform; provided that, no payment or performance by the Mortgagee shall constitute a waiver of any Event of Default, and the Mortgagee shall be subrogated to all rights and liens securing the payment of any debt, claim, tax, or assessment for the payment of which the Mortgagee may make an advance or pay;

appoint as a matter of right, or seek the appointment of, a receiver or receivers to serve without bond for all or any part of the Mortgaged Property, whether such receivership be incident to a proposed sale thereof or otherwise, and the Mortgagor does hereby consent to the appointment of such receiver or receivers to serve without bond and does hereby agree not to oppose any application therefor by the Mortgagee and does hereby agree that there shall be no necessity of showing fraud, insolvency or mismanagement by the Mortgagor for the appointment of a receiver or receivers of the Mortgaged Properties;

execute and deliver to such Person or Persons as may be designated by the Mortgagee appropriate powers of attorney to act for and on behalf of the Mortgagor in all transactions with any federal, state or local agency relating to any of the Mortgaged Property; and

exercise any and all other rights or remedies granted to the Mortgagee pursuant to the provisions of any of the Loan Documents or by Law;

provided, that the Mortgagee shall have no obligation to do or refrain from doing any of the acts, or to make or refrain from making any payment, referred to in this Section 8.1. Any receiver or receivers of the Mortgaged Property, or any portion thereof, shall serve without bond.

[Reserved]

EXHIBIT D – PAGE 19

Judicial Proceedings; Receiver. This Mortgage shall be effective as a mortgage and may be foreclosed as to any of the Property covered hereby in any manner permitted by the Law of any state in which the affected Mortgaged Property is situated, and any foreclosure suit may be brought, to the extent permitted by Law, by the Mortgagee. Upon occurrence of an Event of Default which has not been cured or waived by the Mortgagee, the Mortgagee may proceed, where permitted by Law, by a suit or suits in equity or at Law, whether for a foreclosure hereunder, or for the sale of the Mortgaged Property, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or without any showing of fraud, insolvency or mismanagement by the Mortgagor, for the appointment of a receiver or receivers of the Mortgaged Property and of the income, rents issues, products, profits and proceeds thereof (any such receiver or receivers to serve without bond) pending any foreclosure hereunder or the sale of the Mortgaged Property, or for the enforcement of any other appropriate legal or equitable remedy. The appointment of a receiver shall in no manner affect the rights of the Mortgagee under Article V hereof. If the Mortgagee should institute a suit for the collection of the Secured Indebtedness, and/or for a foreclosure of the liens hereof, it may at any time before the entry of a final judgment in said suit dismiss the same, and, where permitted by Law sell the Mortgaged Property, or any part thereof, in accordance with the provisions of this Mortgage.

Certain Aspects of a Sale. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall have the right to become the purchaser at any sale of the Mortgaged Property to the extent not prohibited by Law, and the Mortgagee shall have the right to credit upon the amount of the bid made therefor the amount payable out of the net proceeds of such sale to it. Recitals contained in any conveyance made to any purchaser at any sale made hereunder shall conclusively establish the truth and accuracy of the matters therein stated, including, without limiting the generality of the foregoing, nonpayment of the unpaid principal sum of, interest accrued on, and fees payable in respect of the Secured Indebtedness after the same have become due and payable, and advertisement and conduct of such sale in the manner provided herein.

Receipt to Purchaser. Upon any sale the receipt of the Mortgagee, or of the officer making such sale under judicial proceedings, shall be sufficient discharge to the purchaser or purchasers at any sale for its or their purchase money, and such purchaser or purchasers, or its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Mortgagee or of such officer therefor, be obligated to see to the application of such purchase money, or be in anywise answerable for any loss, misapplication or nonapplication thereof.

Effect of Sale. Any sale or sales of the Mortgaged Property, where permitted by Law, shall operate to divest all right, title, interest, claim and demand whatsoever either at Law or in equity, of the Mortgagor of, in, and to the premises and the Property sold, and shall be a perpetual bar, both at Law and in equity, against the Mortgagor, and the Mortgagor’s successors or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the Property sold from, through, or under the Mortgagor, or the Mortgagor’s successors or assigns. Nevertheless, the Mortgagor, if requested by the Mortgagee to do so, shall join in the execution and delivery of all proper conveyances, assignments and transfers of the properties so sold.

EXHIBIT D – PAGE 20

Application of Proceeds. The proceeds of any sale of the Mortgaged Property, or any part thereof, shall be applied as follows (as appropriately modified to comply with any mandatory provisions of Law):

First: to the payment of all expenses incurred by the Mortgagee in the performance of its duties, including, without limiting the generality of the foregoing, all expenses of any entry, or taking of possession, of any sale, of advertisement thereof, and of conveyances, and, as well, court costs, compensation of agents and employees and legal fees; and

Second: as set forth in the order and manner contemplated by the Credit Agreement.

Mortgagor’s Waiver of Appraisement, Marshaling, Etc. The Mortgagor agrees, to the full extent that the Mortgagor may lawfully so agree, that the Mortgagor will not at any time insist upon or plead or in any manner whatever claim the benefit of any appraisement, valuation, stay, extension or redemption Law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction; but the Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, so far as the Mortgagor or those claiming through or under the Mortgagor now or hereafter lawfully may, hereby waives the benefit of all such Laws. The Mortgagor, for the Mortgagor and all who may claim through or under the Mortgagor, waives, to the extent that the Mortgagor may lawfully do so, any and all right to have the Mortgaged Property marshaled upon any foreclosure of the lien hereof, or sold in inverse order of alienation, and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property as an entirety. If any Law in this Section 8.8 referred to and now in force, of which the Mortgagor or the Mortgagor’s successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such Law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this Section 8.8.

Waiver of Deficiency Statute.

In the event an interest in any of the Mortgaged Property is foreclosed upon pursuant to a judicial foreclosure sale, the Mortgagor agrees as follows: to the extent permitted by Law, the Mortgagor agrees that the Mortgagee shall be entitled to seek a deficiency judgment from the Mortgagor and any/or other party obligated on the Secured Indebtedness equal to the difference between the amount owing on the Secured Indebtedness and the amount for which the Mortgaged Property was sold pursuant to judicial foreclosure sale. The Mortgagor recognizes and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Mortgaged Property for purposes of calculating deficiencies owed by the Mortgagor and/or others against whom recovery of a deficiency is sought.

EXHIBIT D – PAGE 21

Alternatively, in the event the waiver provided for in Section 8.9(a) is determined by a court of competent jurisdiction to be unenforceable, the following shall be the basis for the finder of fact’s determination of the fair market value of the Mortgaged Property as of the date of the foreclosure sale: (i) the Mortgaged Property shall be valued in an “as is” condition as of the date of the foreclosure sale, without any assumption or expectation that the Mortgaged Property will be repaired or improved in any manner (including, without limitation, the re-working of existing wells or the drilling of any new wells) before a resale of the Mortgaged Property after foreclosure; (ii) the valuation shall be based upon an assumption that the foreclosure purchaser desires a resale of the Mortgaged Property for cash promptly (but not later than 12 months) following the foreclosure sale; (iii) all reasonable closing costs customarily borne by the seller in oil and gas transactions should be deducted from the gross fair market value of the Mortgaged Property, including, without limitation, brokerage commissions, title opinions, engineering evaluations of the Mortgaged Property, tax prorations, attorneys’ fees, and marketing costs; (iv) the gross fair market value of the Mortgaged Property shall be further discounted to account for any estimated holding costs associated with maintaining the Mortgaged Property pending sale, including, without limitation, utilities expenses, management fees, taxes and assessments (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the fair market value of the Mortgaged Property must be given by persons having at least five (5) years experience in appraising property similar to the Mortgaged Property and who have conducted and prepared a complete written engineering appraisal of the Mortgaged Property taking into consideration the factors set forth above.

Special Provisions Applicable in New Mexico. If this Mortgage is foreclosed, the redemption period after judicial sale shall be one (1) month in lieu of nine (9) months.

Power of Attorney to the Mortgagee. The Mortgagor does hereby designate the Mortgagee as the agent of the Mortgagor to act in the name, place, and stead of the Mortgagor in the exercise of each and every remedy set forth herein and in conducting any and all operations and taking any and all action reasonably necessary to exercise any such remedy, recognizing such agency in favor of the Mortgagee to be coupled with the interests of the Mortgagee under this Mortgage and, thus, irrevocable so long as this Mortgage is in force and effect. No power of attorney granted in this Mortgage shall be interpreted or deemed to grant to Mortgagee the authority to waive service of process, confess judgment, “release errors,” release the right of appeal or consent to the issuance of extension on any judgment on the Loan Obligations.

Costs and Expenses. All costs, expenses (including attorneys’ fees), and payments incurred or made by the Mortgagee in protecting and enforcing its rights hereunder shall constitute a demand obligation owing by the Mortgagor to the party incurring such or making costs, expenses, or payments and shall bear interest at a rate per annum equal to the maximum rate of interest permitted by applicable Law, all of which shall constitute a portion of the Secured Indebtedness, in each case in accordance with the terms set forth in the Credit Agreement.

EXHIBIT D – PAGE 22

Operation of the Mortgaged Property by the Mortgagee. Upon the occurrence of an Event of Default which has not been cured or waived by the Mortgagee, and in addition to all other rights herein conferred on the Mortgagee, the Mortgagee (or any Person designated by the Mortgagee) shall have the right and power, but shall not be obligated, to enter upon and take possession of any of the Mortgaged Property without the necessity of posting bond, and to exclude the Mortgagor, and the Mortgagor’s agents or servants, wholly therefrom, and to hold, use, administer, manage and operate the same to the extent that the Mortgagor shall be at the time entitled to do any of such things and in the Mortgagor’s place and stead. The Mortgagee (or any Person designated by the Mortgagee) may, but shall not be obligated to, operate the same without any liability or duty to the Mortgagor in connection with such operations, except to use ordinary care in the operation of such Mortgaged Property, and the Mortgagee or any Person designated by the Mortgagee, shall have the right to collect and receive all Hydrocarbons produced and sold from the Mortgaged Property, to make repairs, purchase machinery and equipment, conduct work-over operations, drill additional wells and to exercise every power, right and privilege of the Mortgagor with respect to the Mortgaged Property. When and if the expenses of such operation and development (including costs of unsuccessful work-over operations or additional wells) have been paid and the Secured Indebtedness paid, such Mortgaged Property shall, if there has been no sale or foreclosure thereof, be returned to the Mortgagor.

No Additional Duties Created; Interpretation of Actions. Notwithstanding any provision of this Article VIII or any other provision of this Mortgage, with respect to that portion of the Mortgaged Property located in any jurisdiction, the Mortgagee shall be entitled to enforce the rights and remedies described herein with respect to such portion of the Mortgaged Property in such jurisdiction in accordance with the Law in effect in such jurisdiction at the time such enforcement action is taken, and the Mortgagor hereby waives its right to require the Mortgagee to comply with any contrary terms and provisions of this Mortgage in such circumstance, it being the intention of the Mortgagor and Mortgagee that the waivers of Mortgagor herein and the powers granted to the Mortgagee herein are for the sole benefit of the Mortgagee and are neither intended to limit the rights and powers of the Mortgagee as are permissible under applicable Law to enforce the Liens granted herein nor intended to establish a standard or duty of performance by the Mortgagee in excess of or in addition to that required by the Laws of such jurisdiction as in effect at the time the particular right or remedy is sought to be enforced. In furtherance thereof, with respect to that portion of the Mortgaged Property located in any jurisdiction, any actions by the Mortgagee to enforce the Liens granted herein which are not prohibited by the Law of such jurisdiction wherein the affected Mortgaged Property is located, shall be deemed to be in compliance with, and not prohibited by or in violation of, the terms of this Mortgage.

Foreclosure for Installments. Upon the occurrence of and during the continuance of an Event of Default, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Loan Obligations that have not been paid when due either through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Loan Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Loan Obligations then due; such sale may be made subject to the unmatured portion of the Loan Obligations, and any such sale shall not in any manner affect the unmatured portion of the Loan Obligations, but as to such unmatured portion of the Loan Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that upon the occurrence of and during the continuance of an Event of Default, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Loan Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Loan Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Loan Obligations.

EXHIBIT D – PAGE 23

Separate Sales. Upon the occurrence of and during the continuance of an Event of Default, the Mortgaged Property may be sold in one or more parcels and to the extent permitted by applicable Requirement of Law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Limitation of LIABILITY

THE MORTGAGEE SHALL NOT BE LIABLE FOR ANY ERROR OF JUDGMENT OR ACT DONE BY MORTGAGEE IN GOOD FAITH, OR BE OTHERWISE RESPONSIBLE OR ACCOUNTABLE UNDER ANY CIRCUMSTANCES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE MORTGAGEE’S NEGLIGENCE OR BY OPERATION OF STRICT LIABILITY), EXCEPT FOR MORTGAGEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (AS DETERMINED BY A FINAL, NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION). The Mortgagee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by the Mortgagee hereunder, believed by the Mortgagee in good faith to be genuine. All moneys received by Mortgagee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Mortgagee shall be under no liability for interest on any moneys received by either of them hereunder. Mortgagor hereby ratifies and confirms any and all acts which the herein named Mortgagee, or their respective successors, assigns, or substitutes, shall do lawfully by virtue hereof. Mortgagor will reimburse Mortgagee for, and indemnify and save Mortgagee harmless against, any and all liability and expenses (including attorney’s fees) which may be incurred by Mortgagee in the performance of their respective duties, to the extent required under Section 5.6 or Section 10.22 herein or as otherwise required under the Credit Agreement. The foregoing indemnities shall not terminate upon the release, foreclosure or other termination of this Mortgage but will survive such release, termination and/or foreclosure of this Mortgage, or conveyance in lieu of foreclosure, and the repayment of the secured indebtedness and the discharge and release of this Mortgage and the other documents evidencing and/or securing the secured indebtedness. Any amount to be paid hereunder by Mortgagor to Mortgagee shall be a demand obligation owing by Mortgagor to Mortgagee and shall be subject to and covered by the provisions of Section 10.1 hereof.

EXHIBIT D – PAGE 24

MISCELLANEOUS

Advances by the Mortgagee. Each and every covenant herein contained shall be performed and kept by the Mortgagor solely at the Mortgagor’s expense. If the Mortgagor shall fail to perform or keep any of the covenants of whatsoever kind or nature contained in this Mortgage, the Mortgagee or any receiver appointed hereunder, may, during the occurrence and continuance of an Event of Default, but shall not be obligated to, make advances to perform the same in the Mortgagor’s behalf, and the Mortgagor hereby agrees to repay such sums upon demand plus interest at a rate per annum equal to the maximum rate of interest permitted by applicable Law. No such advance shall be deemed to relieve the Mortgagor from any Event of Default hereunder.

Defense of Claims. The Mortgagor will notify the Mortgagee, in writing, promptly of the commencement of any legal proceedings affecting or which could adversely affect the lien and security interest hereof or the status of or title to the Mortgaged Property, or any part thereof, and will take such action, employing attorneys agreeable to the Mortgagee, as may be necessary to preserve the Mortgagor’s and the Mortgagee’s rights affected thereby; and should the Mortgagor fail or refuse to take any such action, the Mortgagee may, but shall not be obligated to, take such action on behalf and in the name of the Mortgagor and at the Mortgagor’s expense. Moreover, the Mortgagee may, but shall not be obligated to, take such independent action in connection therewith as it may in its discretion deem proper without any liability or duty to the Mortgagor except to use ordinary care, the Mortgagor hereby agreeing that all sums advanced or all expenses incurred in such actions plus interest at the maximum rate of interest permitted by applicable Law, will, on demand, be reimbursed to the Mortgagee or any receiver appointed hereunder.

Defeasance. If the Secured Indebtedness shall be paid and discharged in full, no Credit Party has any further obligation to advance amounts to or for the benefit of the Mortgagor, and the Mortgagee has no commitment to permit or intention to allow the creation of additional Secured Indebtedness, then the Mortgagee will execute and deliver to the Mortgagor all releases and other instruments reasonably requested by the Mortgagor for the purpose of releasing and discharging the lien and security interest created hereunder. Otherwise this Mortgage shall remain and continue in full force and effect.

Other Security. The Mortgagee may take or may hold other security from Persons other than the Mortgagor for the Secured Indebtedness and may release or modify the same without notice to or consent of the Mortgagor. The Mortgagee may resort first to such other security or any part thereof or first to the security herein given or any part thereof, or from time to time to either or both, even to the partial or complete abandonment of either security, and such action shall not be a waiver of any rights conferred by this Mortgage, which shall continue as a first lien and security interest upon the Mortgaged Property not expressly released until all Secured Indebtedness secured hereby is fully paid and no Credit Party has any commitment to advance amounts or extend credit to or for the benefit of the Mortgagor or any other payor of Secured Indebtedness.

EXHIBIT D – PAGE 25

Instrument an Assignment, Etc. This Mortgage shall be deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, financing statement, real estate mortgage, pledge, or security agreement, and from time to time as any one or more thereof.

Limitation on Interest. No provision of this Mortgage or of the other Loan Documents shall require the payment or permit the collection of interest, or be construed to create a contract regarding the same, in excess of the maximum rate permitted by Law or which is otherwise contrary to Law (the “Highest Lawful Rate”). If any excess of interest in such respect is herein or in the other Loan Documents provided for, or shall be adjudicated to be so provided for herein or in the other Loan Documents, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Secured Indebtedness and treated hereunder as such; and, if the entire principal amount of the Secured Indebtedness owed is paid in full, any remaining excess shall be repaid to the payors on the applicable Secured Indebtedness. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Mortgagor and the holders of the Secured Indebtedness shall, to the maximum extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Secured Indebtedness so that the interest rate is uniform throughout the entire term of the Secured Indebtedness; provided that, if the interest received by the holders of the Secured Indebtedness for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the holders of the Secured Indebtedness shall apply or refund to the payors on the applicable Secured Indebtedness the amount of such excess as provided in this Section, and, in such event, the holders of the Secured Indebtedness shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

Unenforceable or Inapplicable Provisions. The parties hereto have negotiated the terms of this Mortgage for its use or possible future use in more than one jurisdiction. Thus, if any provision of this Mortgage is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of the Mortgagee in order to effectuate the provisions hereof, and the invalidity of the provisions hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. With respect to any jurisdiction wherein a portion of the Mortgaged Property is situated, any reference herein to a statute or the Law of another jurisdiction shall be deemed inapplicable to, and not used in, the interpretation of the duties, powers or authority of the Mortgagee under this Mortgage.

Rights Cumulative. Each and every right, power and remedy herein given to the Mortgagee shall be cumulative and not exclusive; and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission by the Mortgagee in the exercise of any right, power or remedy shall impair any rights, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

EXHIBIT D – PAGE 26

Waiver of Covenants by Mortgagee. Any and all covenants in this Mortgage may from time to time by instrument in writing signed by the Mortgagee be cured or waived to such extent and in such manner as the Mortgagee may desire, but no such waiver shall ever affect or impair the Mortgagee’s rights and remedies or liens and security interests hereunder, except to the extent specifically stated in such written instrument.

Successors and Assigns.

This instrument is binding upon the Mortgagor, and the Mortgagor’s heirs, successors and assigns, and shall inure to the benefit of the Mortgagee, and its successors and assigns, and the provisions hereof shall likewise be covenants running with the Lands.

The parties hereto agree that the Loans may be transferred without the necessity for a notarial act of transfer thereof, and that any such transfer shall carry with it into the hands of any future Lender or Lenders of the Loans full and entire subrogation of title in and to the Loans and to any and all rights and privileges under this instrument herein granted to the Mortgagee, as holder of the Loans. This Mortgage is for the benefit of the Mortgagee and for such other Person or Persons as may from time to time become or be the holders of any of the Secured Indebtedness, and this Mortgage shall be transferable and negotiable, with the same force and effect and to the same extent as the Secured Indebtedness may be transferable.

Article and Section Headings. The article and section headings in this instrument are inserted for convenience and shall not be considered a part of this Mortgage or used in its interpretation.

Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation in any particular county or parish, counterpart portions of Exhibit A which describe properties situated in parishes or counties other than the county or parish in which such counterpart is to be recorded may be omitted. Exhibit A might not be paginated and any pagination might not be consecutive. Exhibit A may also contain language indicating that it is attached to a document other than this Mortgage or that a particular page is the end of Exhibit A, when neither is applicable. Such language shall be ignored for the purposes of interpreting this Mortgage.

EXHIBIT D – PAGE 27

Special Filing as Financing Statement.

This Mortgage shall likewise be a Security Agreement and a Financing Statement, and the Mortgagor, as debtor (the “Debtor”), hereby grants to the Mortgagee, its successors and assigns, as secured party (the “Secured Party”), a security interest in all personal property, Fixtures, As-Extracted Collateral (including oil and gas an all other substances of value that may be extracted from the ground), accounts (including accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Code), equipment, inventory, contract rights and general intangibles described or referred to in Article II hereof and all proceeds and products from the sale, lease or other disposition of the Mortgaged Property or any part thereof). The addresses shown in this Article are the addresses of the Debtor and Secured Party and information concerning the security interest may be obtained from the Secured Party at its address. Without in any manner limiting the generality of any of the foregoing provisions hereof, (a) some portion of the goods described or to which reference is made herein are or are to become Fixtures on the Lands described or to which reference is made herein or on Exhibit A; (b) the minerals and the like (including oil and gas) included in the Mortgaged Property and the accounts resulting from the sale thereof will be financed at the wellheads or mineheads of the wells or mines located on the Lands described or to which reference is made herein; (c) the security interests created hereby under applicable provisions of the Code will attach to all As-Extracted Collateral and all other Hydrocarbons, (d) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property and (e) this Mortgage is to be filed of record, among other places, in the real estate records of each county in which the Lands, or any part thereof, are situated, as a financing statement, but the failure to do so will not otherwise affect the validity or enforceability of this instrument.

The charter/file number of the Mortgagor is as set forth on the cover page hereof.

Pursuant to the Code, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

Notices. Except as otherwise required by Law, whenever this Mortgage requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, or demand must be in writing to be effective and shall be personally delivered or sent to the party to be notified at the address or facsimile number stated below (or such other address as may have been designated by written notice by the party pursuant to this Section):

MORTGAGOR-DEBTOR	MORTGAGEE-SECURED PARTY

c/o Lilis Energy, Inc. 300 East Sonterra, Blvd. Suite 1220 San Antonio, TX 78258 Telephone: (210) 999-5400 Attention: Ariella Fuchs	Deans Knight Capital Management Ltd., as Collateral Agent 1500 – 999 West Hastings Street Vancouver, BC, V6C 2W2 Telephone: 604-669-0212 Attention: Dillon Cameron

EXHIBIT D – PAGE 28

Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received is not a Business Day or is after 4:00 p.m. on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (b) if given by mail, three Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

No Waiver by Mortgagee. No course of dealing on the part of the Mortgagee, its officers or employees, nor any failure or delay by the Mortgagee with respect to exercising any of its rights or remedies hereunder shall operate as a waiver thereof nor shall the exercise or partial exercise of any such right or remedy preclude the subsequent exercise thereof or the exercise of any other right or remedy.

Governing Agreement. This Mortgage is made pursuant and subject to the terms and provisions of the Credit Agreement. In the event of a direct conflict between the terms and provisions of this Mortgage and those of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern and control, except that if the two documents contain different formal definitions for the same term or terms, the formal definition of such term or terms herein shall be applicable in construing this Mortgage. The inclusion in this Mortgage of provisions not addressed in the Credit Agreement shall not be deemed a conflict, and all such additional provisions contained herein shall be given full force and effect. The indemnification and releases contained herein are in addition to any indemnification or releases contained in the Credit Agreement.

Drafting of Mortgage. The Mortgagor declares that it has contributed to the drafting of this Mortgage or has had the opportunity to have it reviewed by its counsel before signing it and agrees that it has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates.

Execution by Mortgagee Corrections. The Mortgagee may at any time without obtaining the consent of the Mortgagor execute this Mortgage (and have such execution witnessed or acknowledged) for any purposes it deems necessary or appropriate and, if deemed appropriate, subsequently file this Mortgage of record. Additionally, in the event it is determined that Exhibit A contains any errors or inaccurate or incomplete descriptions of the Oil and Gas Leases and Lands intended to be covered hereby, the Mortgagee may, without obtaining the consent of the Mortgagor, attempt to correct any such errors or omissions and make accurate and complete any such inaccuracies, omissions or misdescriptions and, if deemed appropriate, subsequently file or re-file this Mortgage of record.

Governing Law. This Mortgage is intended to be performed in the State of Texas and the substantive Law of such State and or the United States of America shall govern the validity, construction, enforcement and interpretation of this Mortgage, unless otherwise specified herein, except that the Laws of the State of New Mexico shall govern with respect to procedural and substantive matters relating to the creation, perfection and enforcement of the Liens and other rights and remedies of the Mortgagee granted herein.

EXHIBIT D – PAGE 29

Application of Payments to Certain Obligations. If any part of the Loan Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the Lien hereof to the full extent of the Loan Obligations, then all payments made shall be applied on said Loan Obligations first in discharge of that portion thereof that is not secured by this Mortgage.

Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Expenses. The Mortgagor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Mortgagee in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Loan Obligations and/or enforcing any rights with respect to, or collecting against, the Mortgagor under this Mortgage to the extent the Mortgagor would be required to do so pursuant to Section 9.4 of the Credit Agreement.

Release. Upon the Release Date, the Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property.

NOTICE: THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Intercreditor Agreement. Each Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (ii) authorizes (or deemed to authorize) the Agent on behalf of such Secured Party to enter into, and perform under, the Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Secured Party. Notwithstanding any other provision contained herein, this Deed of Trust, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Deed of Trust and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT D – PAGE 30

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed this Mortgage as of the date first set forth above.

MORTGAGOR:

BRUSHY RESOURCES, INC., a Delaware corporation

By:
Name:	Joseph C. Daches
Title:	Chief Financial Officer

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF ____________	§

This instrument was acknowledged before me on _____________________, 2017, by Joseph C. Daches, Chief Financial Officer of Brushy Resources, Inc., a Delaware corporation, on behalf of said corporation.

Notary Public in and for the State of Texas

My commission expires:

[seal]

EXHIBIT A

TO MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION< FIXTURE FILING AND FINANCING STATEMENT

This Exhibit A sets forth the description of certain property interests covered by the Mortgage. All of the terms defined in the Mortgage are used in this Exhibit A with the same meanings given therein. For purposes of this Exhibit A the capitalized terms not defined in the Mortgage are as follows:

1.	“Before Payout” or “BPO” means the Working Interest and/or Net Revenue Interest of a party before the point in time when the Well has recovered from production all costs as specified in underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

2.	“After Payout” or “APO” means the Working Interest and/or Net Revenue Interest of a party after the point in time when the Well has recovered from production all costs as specified in the underlying farmout, assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

3.	“Well” means any existing well identified in Exhibit A, including any replacement well drilled in lieu thereof from which crude oil, natural gas or other Hydrocarbons are now or hereafter produced.

All references contained in this Exhibit A to the Oil and Gas Properties are intended to include references to (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county in the state where each such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county records regardless of whether such amendments are expressly described herein. A special reference is here made to each such lease or other instrument and the record thereof for a more particular description of the property and interests sought to be affected by the Mortgage and for all other purposes.

For recording purposes, in regards to each county portion to this Exhibit A, this Introduction may be attached to an original executed copy of the Mortgage, Security Agreement, Assignment of Production, Fixture Filing and Financing Statement to be separately filed of record in each county.

This Exhibit A and the Mortgage cover and include the following:

(a)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in and to the oil, gas and mineral leases described herein and/or lands described in and subject to such oil, gas and mineral leases (regardless, as to such leases and/or lands, of any surface acreage and/or depth limitations set forth in any description of any of such oil, gas and mineral leases), and all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in and to any of the oil, gas and minerals in, on or under the lands, if any, described on this Exhibit A, or in any document or instrument referred to in this Exhibit A, including, without limitation, all contractual rights, fee interests, leasehold interests, Overriding Royalty Interests, non-participating Royalty Interests, mineral interests, production payments, net profits interests or any other interest measured by or payable out of production of oil, gas or other minerals from the oil, gas and mineral leases and/or lands described herein; and

(b)          all of the foregoing interests of the Mortgagor as such interests may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances, together with all interests, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all renewals and extensions of any oil, gas and mineral leases described herein, it being specifically intended hereby that any new oil and gas lease (i) in which an interest is acquired by the Mortgagor after the termination or expiration of any oil and gas lease, the interests of the Mortgagor in, to and under or derived from which are subject to the lien and security interest hereof, and (ii) that covers all or any part of the property described in and covered by such terminated or expired leases, shall, to the extent, and only to the extent such new oil and gas lease may cover such property, be considered a renewal or extension of such terminated or expired lease; and

(c)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from any operating, farmout and bidding agreements, assignments and subleases, whether or not described in this Exhibit A, to the extent, and only to the extent, that such agreements, assignments and subleases (i) cover or include any present right, title and interest of the Mortgagor in and to the leases and/or lands described in this Exhibit A, or (ii) cover or include any other undivided interests now or hereafter held by the Mortgagor in, to and under the described leases and/or lands, including, without limitation, any future operating, farmout and bidding agreements, assignments, subleases and pooling, unitization and communitization agreements and the units created thereby (including, without limitation, all units formed under orders, regulations, rules or other official acts of any governmental body or agency having jurisdiction) to the extent and only to the extent that such agreements, assignments, subleases, or units cover or include the described leases and/or lands; and

(d)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all presently existing and future advance payment agreements, oil, casinghead gas and gas sales, exchange and processing contracts and agreements, including, without limitation, those contracts and agreements that are described on this Exhibit A, to the extent, and only to the extent, those contracts and agreements cover or include the described leases and/or lands; and

(e)          all right, title and interest, whether now owned and existing or hereafter acquired or arising, of the Mortgagor in, to and under or derived from all existing and future permits, licenses, easements and similar rights and privileges that relate to or are appurtenant to any of the described leases and/or lands.

Notwithstanding the intention of the Mortgage to cover all of the right, title and interest of the Mortgagor in and to the described leases and/or lands, whether now owned and existing or hereafter acquired or arising, the Mortgagor hereby specifically warrants and represents that the interests covered by this Exhibit A are not greater than the Working Interest nor less than the Net Revenue Interest, Overriding Royalty Interest, net profit interest, production payment interest, Royalty Interest or other interest payable out of or measured by production set forth in the Certificate of Ownership Interests in connection with each oil and gas well covered by this Exhibit. In the event the Mortgagor owns any other or greater interest, such additional interest shall also be covered by and included in the Mortgage.

Any reference herein to wells or units is for warranty of interest, administrative convenience and identification and is not intended to limit or restrict the right, title, interest of properties covered by the Mortgage and all of Mortgagor’s right, title and interest in the Lands, Subject Interests and Mortgaged Property described herein are and shall be subject to the Mortgage, regardless of the presence of any Units or Wells not herein referenced.

The Oil and Gas Leases covered by the Mortgage include all leases and force pooled interests now or thereafter owned by Mortgagor included within the counties referred to in this Exhibit A whether or not the schedules of leases included in this Exhibit A list all such leases.

No depth limitation exception contained in any description of leases and other real property interests set forth in this Exhibit A shall exclude from the grants of the Mortgaged Property and collateral contained in the Mortgage any depth owned by Mortgagor within the geographic area described in this Exhibit A for such leases and other real property interests.

The references to document, book or volume and page herein refer to the recording location of each respective Mortgaged Property described herein in the county/parish where the land covered by the Mortgaged Property is located.

This Mortgage covers all land, leases and properties of the Mortgagor, whether now owned or hereafter acquired, located in any county/parish identified elsewhere in this Exhibit A or located in any county/parish wherein this Mortgage has been recorded.

This Mortgage is intended to include each page hereinafter labeled Exhibit A or similar label and such pages might not be numbered and, if numbered, might not be consecutively numbered. Such exhibit pages may have been copied from leases, purchase agreements, memoranda, assignments, division orders, legal opinions, landman reports, prior mortgages or other documents (each a “Source”) and might contain language indicating that such pages are attached to such Source rather than this Mortgage and all such language is to be ignored for the purposes of interpreting this Mortgage. Similarly, any other language in such exhibit pages from a Source which is contrary to the other provisions of this Mortgage shall likewise be ignored.

[Exhibit A continues on following pages]

EXHIBIT A

Leases – Lea County, New Mexico

Grantor	Grantee	Lease Date	County	Book	Page
United States of America	Zoneta Dorland	10/1/1963	Lea	227	250

Wells – Lea County, New Mexico

WELL NAME	OPERATOR	WELL API NUMBER	FIELD	COUNTY	WI	NRI	RESERVE CLASS & CATEGORY
MEXICO P FEDERAL NO 1	IMPETRO OPERATING LLC	3002522405	CRITTENDON	LEA	0.9572587	0.7562344	Proved Producing

EXHIBIT E

FORM OF SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT is entered into as of [_____________], by and among EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as defined below) (individually, a “Grantor” and, collectively, the “Grantors”) and Wilmington Trust, National Association, as administrative agent (in such capacity, “Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, Lilis Energy, Inc., a Nevada corporation, as Borrower (the “Borrower”), certain of the Borrower’s Subsidiaries, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Agent are parties to that certain Credit and Guaranty Agreement dated as of September 29, 2016 (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower in a manner and upon the terms and conditions set forth therein; and

WHEREAS, in order to secure the obligations under the Credit Agreement, each Grantor has agreed, among other things, to grant liens on and security interests in the Collateral (as defined below) to Agent for the benefit of the Secured Parties and, in furtherance of the foregoing, has agreed to execute and deliver this Agreement to Agent.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.          Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2.          Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Agreement are used herein as defined in the New York UCC.

Section 1.3.          Definitions of Certain Terms Used Herein. As used in this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the New York UCC.

“Additional Grantors” shall have the meaning set forth in Section 4.6.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

Exhibit E – Page 1

“Agreement” means this Pledge and Security Agreement, dated as of April 26, 2017, made by each of the Grantors in favor of Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Borrower” shall have the meaning set forth in the preliminary statements to this Agreement.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable law, is required to be evidenced by, a certificate of title.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the New York UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the New York UCC.

“Collateral” shall have the meaning assigned in Section 2.1 and shall not include the Excluded Collateral, other than to the extent such Excluded Collateral becomes Collateral as provided in Section 2.2.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the New York UCC, including all commercial tort claims listed on Schedule II (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” shall mean all “commodity accounts” as defined in Article 9 of the New York UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the preliminary statements to this Agreement.

Exhibit E – Page 2

“Deposit Accounts” shall mean all “deposit accounts” as defined in Article 9 of the New York UCC.

“Documents” shall mean all “documents” as defined in Article 9 of the New York UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the New York UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the New York UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Event of Default” means an event described in Section 5.1.

“Excluded Account” shall have the meaning assigned to such term in the Credit Agreement.

“Excluded Collateral” shall have the meaning set forth in Section 2.2 but shall not include any such rights, properties or assets that become Collateral as provided in Section 2.2.

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” (i) shall mean all “goods” as defined in Article 9 of the New York UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the New York UCC).

“Governmental Approvals” means (i) any authorization, consent, approval, license, waiver or exemption, by or with (ii) any required notice to; (iii) any declaration of or with; or (iv) any required registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Grantor” and “Grantors” shall have the meaning set forth in the preamble to this Agreement.

“Instruments” shall mean all “instruments” as defined in Article 9 of the New York UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” shall mean: (i) all “inventory” as defined in Article 9 of the New York UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the New York UCC).

Exhibit E – Page 3

“Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Related Property” shall mean: (i) all Investment Property and (ii) all of the following (regardless of whether classified as Investment Property under the New York UCC): all Pledged Securities, the Investment Accounts, and certificates of deposit.

“Issuer” means any issuer of a Pledged Note.

“Lenders” shall have the meaning set forth in the preliminary statements to this Agreement.

“Letters of Credit” shall mean all “letters of credit” as defined in Article 9 of the New York UCC.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the New York UCC.

“Money” shall mean “money” as defined in the New York UCC.

“New York UCC” means the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented.

“Ownership Interests” means all interests in any limited liability company, general partnership, limited partnership, limited liability partnership or other partnership.

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and applications for letters patent throughout the world, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

“Payment Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Pledged Notes” means all promissory notes listed on Schedule I (as such schedule may be amended or supplemented from time to time) and all other promissory notes or other instruments issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities” means all Securities and Ownership Interests of any Grantor, including as described on Schedule I attached hereto (as such schedule may be amended or supplemented from time to time), and all Securities and Ownership Interests described in any Pledge Amendment hereafter executed and delivered by any Grantor pursuant to Section 4.5 of this Agreement.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the New York UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Exhibit E – Page 4

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or Secured Parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the New York UCC.

“Release Date” means the date upon which (a) the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations) have been paid in full and (b) the Aggregate Commitment has been terminated.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Party” has the meaning provided in the Credit Agreement, and “Secured Parties” means all of them.

“Securities Accounts” shall mean all “securities accounts” as defined in Article 8 of the New York UCC.

“Security Entitlements” shall mean all “security entitlements” as defined in Article 9 of the New York UCC.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the New York UCC.

Exhibit E – Page 5

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“United States” shall mean the United States of America.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

GRANT OF SECURITY
INTEREST

Section 2.1.          Grant of Security. Subject to Section 2.2, each Grantor hereby grants to Agent for the benefit of the Secured Parties a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)	all Accounts;
(b)	all cash and Cash Equivalents;
(c)	all Chattel Paper;
(d)	all Commercial Tort Claims;
(e)	all Commodity Accounts;
(f)	all Deposit Accounts;
(g)	all Documents;
(h)	all Equipment;

Exhibit E – Page 6

(i)	all Fixtures;
(j)	all General Intangibles;
(k)	all Goods;
(l)	all Governmental Approvals;
(m)	all Instruments;
(n)	all Insurance;
(o)	all Intellectual Property;
(p)	all Inventory;
(q)	all Investment Related Property;
(r)	all Letters of Credit and Letter of Credit Rights;
(s)	all Money;
(t)	all Permitted Investments;
(u)	all Receivables and Receivable Records;
(v)	all Securities Accounts and Securities Entitlements;
(w)	all books and records pertaining to the Collateral;

(x)          to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(y)          to the extent not otherwise included above, all Proceeds, products, accessions, profits, rents, replacements, substations of or in respect of any of the foregoing.

Section 2.2.          Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to any (a) any U.S. intent-to-use trademark application for which a statement of use has not been filed with and duly accepted by the United States Patent and Trademark Office (but only until such statement is accepted by the United States Patent and Trademark Office), (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC), (c) property subject to a lien permitted by Section 6.03 of the Credit Agreement securing purchase money obligations or capital leases solely to the extent that a grant or perfection of a lien in favor of the Agent on any such property is prohibited by, or results in a breach or termination of, or constitutes a default under, the documentation governing such lien or the obligations secured by such lien and such restriction is enforceable under applicable law, (d) clauses (a) and (b) of the definition of “Excluded Accounts” in the Credit Agreement and (e) without duplication of clauses (a) through (d) above, lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) (collectively, the “Excluded Collateral”); provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above (and all of Grantors’ rights, title and interest in such lease, license, contract, property rights or agreements, or portion thereof, shall automatically be included in and considered as “Collateral”).

Exhibit E – Page 7

Section 2.3.          Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations.

Section 2.4.          Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended to be or shall be a delegation of duties to Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Agent and the Secured Parties that:

Section 3.1.          Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens (other than Permitted Encumbrances and the Permitted Senior Liens) and has full power and authority to grant to Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Agreement has been duly authorized, executed and delivered by proper corporate, partnership or limited liability proceedings, and this Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all now owned and hereafter acquired Collateral, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.2.          Type and Jurisdiction of Organization. Such Grantor is a corporation, limited partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction wherein failure to have such authorization may result in a Material Adverse Effect. Such Grantor is not now nor has it during the five years prior to the date hereof been incorporated or organized as any other type of entity or under the laws of any other jurisdiction.

Exhibit E – Page 8

Section 3.3.          Principal Location. On the date hereof, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit “A”. Excluding locations where a Grantor is a lessee with respect to any oil and gas lease, such Grantor has no other places of business except those set forth in Exhibit “A” as of the date hereof.

Section 3.4.          No Other Names. As of the date hereof, during the preceding five-year period, such Grantor has not conducted business under any name except those set forth in Exhibit “B”. On the date hereof, each Grantor’s name, as set forth on Exhibit “B”, is the exact name as it appears in such Grantor’s Organizational Documents, as amended, as filed with such Grantor’s jurisdiction of organization.

Section 3.5.          No Financing Statements. No financing statement describing all or any portion of the Collateral (other than financing statements filed in order to perfect any Lien permitted pursuant to clauses (b), (e) and (g) of Section 6.03 of the Credit Agreement) which has not lapsed or been terminated naming such Grantor as debtor has been filed in any jurisdiction except for the financing statements naming Agent on behalf of the Secured Parties as the secured party.

Section 3.6.          Federal Taxpayer Identification Number. Such Grantor’s Federal taxpayer identification number as of the date hereof is set forth on Exhibit “C”.

Section 3.7.          Grantor’s Location. The jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the New York UCC as of the date hereof is set forth on Exhibit “D”.

Section 3.8.          Pledged Securities, Pledged Notes and Other Investment Property. Schedule I sets forth a complete and accurate list of the Pledged Securities, Pledged Notes and other Investment Property delivered to Agent, for the benefit of the Secured Parties, or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement or to the agent under the Existing Agent for the benefit of the Existing Lenders and the other secured parties under the Existing First Lien Credit Agreement, as applicable. Such Grantor is the direct and beneficial owner of each Pledged Security, Pledged Note and other type of Investment Property listed on Schedule I, free and clear of any Liens, except for the security interest granted to Agent for the benefit of the Secured Parties hereunder and, (a) at any time the Revolving Debt is outstanding and subject to an Approved Intercreditor Agreement, the security interest granted to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement and (b) at any time the Existing First Lien Debt is outstanding and subject to an Approved Intercreditor Agreement, the security interest granted to the Existing Agent for the benefit of the Existing Lenders and the other secured parties thereunder. Each Grantor further represents and warrants that (i) all such Pledged Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a limited partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Pledged Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to Agent, the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable, representing an ownership interest in a limited partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed Agent in accordance with Section 4.2.2 so that Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Notes have been duly authorized, authenticated or issued, and, subject to an Approved Intercreditor Agreement, delivered and are the legal, valid and binding obligation of the Issuer thereof and enforceable against such Issuer in accordance with its terms.

Exhibit E – Page 9

Section 3.9.          Due Authorization of Pledged Securities. All of the Pledged Securities have been duly authorized and validly issued and are fully paid and non-assessable. The Collateral includes, without limitation, all of the issued and outstanding Capital Stock of each of the Subsidiaries owned by each Grantor and there are no outstanding warrants, options or other rights to purchase, or other agreements (other than the Loan Documents and the Revolving Loan Documents) outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Securities except as otherwise disclosed in the Borrower’s Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2016.

Section 3.10.         Filing of Financing Statements. Upon the filing of all UCC financing statements naming each Grantor as “debtor” and Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Exhibit D hereof (as such exhibit may be amended or supplemented from time to time) and other filings delivered by each Grantor, the security interests granted to Agent hereunder constitute valid and perfected second priority Liens (subject in the case of priority only to Permitted Encumbrances and Liens expressly permitted by Section 6.03(g)) on all of the Collateral, subject to Liens which may only be perfected by possession or by other means under applicable state law.

Section 3.11.         Actions; Consents. All actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained.

Section 3.12.         Authorization; Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Agent hereunder or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by Section 3.10 above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Ownership Interests;

Exhibit E – Page 10

Section 3.13.       Receivables.

No amount in excess of $250,000 payable to such Grantor under or in connection with any Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the Control of, Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement for the benefit of the lenders and the other secured parties under the Permitted RBL Credit Agreement or to the Existing Agent for the benefit of the Existing Lenders and the other secured parties under the Existing First Lien Credit Agreement, as applicable.

Section 3.14.       Account Debtors. None of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign.

Section 3.15.       Possession of Inventory; Control. Each Grantor has exclusive possession and control, subject to Permitted Encumbrances and Liens expressly permitted by Sections 6.03(e) and 6.03(g), of its Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business. No Grantor has consented to, and is otherwise unaware of, any Person (other than, if applicable, Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding and subject to an Approved Intercreditor Agreement, the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable) having Control over any Collateral.

Section 3.16.       Commercial Tort Claims. Schedule II (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 with respect to any one claim or in excess of $1,000,000 for all such claims.

ARTICLE IV.

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated:

Section 4.1.        General.

4.1.1           Inspection. Each Grantor will permit Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and intervals as Agent or such Lender may determine, and all at the Grantors’ expense; provided, that so long as no Event of Default has occurred and is continuing, the Grantors shall only be required to reimburse the costs and expenses associated with such examination and inspection on one occasion in any fiscal quarter of the Grantors.

Exhibit E – Page 11

4.1.2           Taxes. Each Grantor will pay when due all Taxes, assessments and governmental charges and levies upon the Collateral, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Grantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

4.1.3           Records and Reports; Notification of Default. Each Grantor will maintain complete and accurate books and records with respect to the Collateral, and furnish Agent, with sufficient copies for each of the Secured Parties, such reports relating to the Collateral as Agent shall from time to time reasonably request.

4.1.4           Financing Statements and Other Actions; Defense of Title. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor hereby authorizes Agent or its designee to file all financing statements and other documents and take such other actions as may from time to time be requested by Agent or is designee in order to maintain a second priority perfected security interest in and, if applicable, Control of, the Collateral. Each Grantor hereby authorizes Agent or its designee to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement. Each Grantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5           Disposition of Collateral. Except as otherwise permitted under the Credit Agreement, none of the Grantors will sell, lease or otherwise dispose of the Collateral.

4.1.6           Liens. None of the Grantors will create, incur, or suffer to exist any Lien on the Collateral except the security interest created by this Agreement and the Liens expressly permitted by Section 6.03 of the Credit Agreement.

4.1.7           Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Except as otherwise permitted under the Credit Agreement, each Grantor will:

(a)	preserve its existence as a corporation, limited partnership or limited liability company and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;

(b)	not change its name or its state of organization; and

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A”;

Exhibit E – Page 12

unless such Grantor shall have given Agent not less than five (5) Business Days’ prior written notice of such event or occurrence and Agent, at the direction of the Majority Lenders, shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of Agent’s security interest in the Collateral.

4.1.8           Other Financing Statements. None of the Grantors will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.4 and in respect of Liens expressly permitted by Section 6.03 of the Credit Agreement.

Section 4.2.        Securities, Pledged Notes and Documents; Certificated Securities.

4.2.1           Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will (i) deliver to Agent immediately upon execution of this Agreement the originals of all certificated Pledged Securities constituting Collateral (if any then exist) and all Pledged Notes, in each case, to the extent not previously delivered to Agent, (ii) hold in trust for Agent upon receipt and immediately thereafter deliver to Agent any Pledged Securities constituting Collateral and any Pledged Notes, and (iii) upon Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to Agent (and thereafter hold in trust for Agent upon receipt and immediately deliver to Agent) (x) any Document evidencing or constituting Collateral, (y) any dividends or distributions declared or paid, in cash or property, upon any of the Pledged Securities, and (z) any payments received, in cash or property, with respect to any Pledged Note or any other Collateral.

4.2.2           No Grantor shall cause or agree to any Pledged Securities not represented by certificates to be certificated or to become "securities" within the meaning of Article 8 of the Uniform Commercial Code until (a) it has given not less than 30 days’ prior written notice to the Agent of its intention so to do, clearly describing such actions and providing such other information in connection therewith as the Agent may reasonably request, and (b) subject to any Approved Intercreditor Agreement, it shall have taken all action, satisfactory to the Agent , to maintain the security interest of the Agent in the Pledged Securities intended to be granted hereby at all times fully perfected and in full force and effect.

Section 4.3.          Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Securities to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Liens of Agent granted pursuant to this Agreement. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will take any actions requested by Agent necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property and (ii) any financial intermediary which is the holder of any Securities or other Investment Property, to cause Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, subject to an Approved Intercreditor Agreement, if requested by the Lead Lender, each Grantor will, with respect to uncertificated Securities and other Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Agent in form and substance satisfactory to Agent and the Lead Lender.

Exhibit E – Page 13

Section 4.4.        Stock and Other Ownership Interests.

4.4.1           Changes in Capital Structure of Issuers. Except as otherwise permitted under the Credit Agreement, none of the Grantors will vote any of the Securities, Ownership Interests or other Investment Property in favor of, or take any other action to permit or suffer, any issuer of privately held corporate securities or other ownership interests in a corporation, limited partnership, general partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock, Ownership Interests or other Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity.

4.4.2           Registration of Pledged Securities and other Investment Property. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will permit any registerable Pledged Securities or any Ownership Interest which become a Security to be registered in the name of Agent or its nominee at any time an Event of Default has occurred and is continuing at the option of the Majority Lenders.

4.4.3           Exercise of Rights in Pledged Securities and other Investment Property. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor will permit Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting and corporate rights relating to the Pledged Securities, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Pledged Securities and the Stock Rights as if it were the absolute owner thereof.

Section 4.5.          Additional Collateral. Each Grantor further agrees that it will, upon obtaining any additional promissory notes, shares of stock, limited partnership interests, general partnership interests, membership interests or other securities or instruments or Commercial Tort Claims in excess of the thresholds set forth in Section 3.16 above required to be pledged hereunder as provided in Section 4.2 or as provided in the Credit Agreement, promptly (and in any event within five (5) Business Days) deliver to Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Schedule III annexed hereto (a “Pledge Amendment”), in respect of the additional certificates, instruments or Commercial Tort Claims to be pledged pursuant to this Agreement. Each Grantor hereby authorizes Agent or its designee to attach each Pledge Amendment to this Agreement and agrees that all certificates, instruments or Commercial Tort Claims listed on any Pledge Amendment delivered to Agent or, at any time the Revolving Debt or the Existing First Lien Debt is outstanding, subject to an Approved Intercreditor Agreement, to the agent under the Permitted RBL Credit Agreement or the Existing Agent, as applicable, shall for all purposes hereunder be considered Collateral; provided that the failure of such Grantor to execute a Pledge Amendment with respect to any additional certificates, instruments or Commercial Tort Claims pledged pursuant to this Agreement shall not impair the security interest of Agent therein or otherwise adversely affect the rights and remedies of Agent hereunder with respect thereto.

Exhibit E – Page 14

Section 4.6.        Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to Agent, notice of which is hereby waived by each Grantor, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Agent not to cause any Subsidiary of Borrower or any other Grantor to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

ARTICLE V.

EVENT OF DEFAULT

Section 5.1.        Event of Default. Any occurrence of any “Event of Default” under, and as defined in, the Credit Agreement shall constitute an Event of Default hereunder.

Section 5.2.        Acceleration and Remedies. Subject to the any Approved Intercreditor Agreement, if applicable, upon the occurrence and continuance of an Event of Default, Agent may exercise any or all of the following rights and remedies:

5.2.1           Those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to Agent and the Secured Parties prior to an Event of Default.

5.2.2           Those rights and remedies available to Agent under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien).

5.2.3           Without notice except as specifically provided in Section 9.1 or elsewhere herein, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable.

Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Exhibit E – Page 15

Section 5.3.        Each Grantor’s Obligations Upon Event of Default. Subject to any Approved Intercreditor Agreement, if applicable, upon the request of Agent after the occurrence of an Event of Default, each Grantor will:

5.3.1           Assembly of Collateral. Assemble and make available to Agent the Collateral and all records relating thereto at any place or places specified by Agent.

5.3.2           Agent Access. Permit Agent, by Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

ARTICLE VI.

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of Agent or any Lender to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except for any Pledge Amendment executed and delivered to Agent by any Grantor in accordance with the terms of Section 4.5, no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by Agent with the concurrence or at the direction of the Majority Lenders and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to Agent and the Secured Parties until the Obligations have been paid in full.

ARTICLE VII.

PROCEEDS

Section 7.1.        Application of Proceeds. Subject to any Approved Intercreditor Agreement, if applicable, the proceeds of the Collateral shall be applied by Agent to payment of the Obligations in the order and manner contemplated by the Credit Agreement.

ARTICLE VIII.

NOTICES

Section 8.1.        Sending Notices.  Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 10.01 of the Credit Agreement.

Exhibit E – Page 16

Section 8.2.        Change in Address for Notices. Agent, Lender or any Grantor may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1.        Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to a Grantor, addressed as set forth in Article VIII, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to prepare the Collateral for sale.

Section 9.2.        Agent Performance of Debtor Obligations. Without having any obligation to do so, subject to any Approved Intercreditor Agreement, if applicable, Agent may perform or pay any obligation which a Grantor has agreed to perform or pay in this Agreement, after the occurrence and during the continuance of an Event of Default, and such Grantor shall reimburse Agent for any amounts paid by Agent pursuant to this Section 9.2. The Grantors’ obligations to reimburse Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

Section 9.3.        Authorization for Agent to Take Certain Action. Subject to any Approved Intercreditor Agreement, if applicable, each Grantor irrevocably authorizes Agent or its designee at any time and from time to time in the sole discretion of Agent and appoints Agent as its attorney in fact (i) to file financing statements, amendments and continuations necessary or desirable in Agent’s sole discretion to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (ii) after the occurrence and during the continuance of an Event of Default, to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Agent’s security interest in the Collateral, (iv) after the occurrence and during the continuance of an Event of Default, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or other Investment Property or with financial intermediaries holding Securities or other Investment Property as may be necessary or advisable to give Agent Control over such Securities or other Investment Property, (v) after the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by Agent to the Obligations as provided in Article VII, (vi) after the occurrence and during the continuance of an Event of Default, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted under the Credit Agreement), (vii) after the occurrence and during the continuance of an Event of Default, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due with respect to any Collateral, and (viii) after the occurrence and during the continuance of an Event of Default, to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct. Grantor agrees to reimburse Agent on demand for any payment made or any expense incurred by Agent in connection with any actions taken by Agent pursuant to clauses (i) through (viii) above, provided that this authorization shall not relieve any Grantor of any of its obligations under this Agreement or under the Credit Agreement. The power of attorney granted hereby is coupled with an interest and shall be irrevocable until payment in full in cash of the Obligations.

Exhibit E – Page 17

Section 9.4.        Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.2, 5.3, or 9.5 or in Article VII or Article XI will cause irreparable injury to Agent and the Secured Parties, that Agent and Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Agent or the Secured Parties to seek and obtain specific performance of other obligations of Grantor contained in this Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 9.4 shall be specifically enforceable against such Grantor.

Section 9.5.        Dispositions Not Authorized. Except as otherwise permitted under the Credit Agreement, none of the Grantors is authorized to sell or otherwise dispose of the Collateral.

Section 9.6.        Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that none of the Grantors shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of Agent.

Section 9.7.        Survival of Representations. All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 9.8.        Taxes and Expenses. Each Grantor agrees to pay, indemnify and to save Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, to the extent such Grantor would be required to do so pursuant to Section 10.03 of the Credit Agreement. Grantors shall reimburse Agent for any and all reasonable and documented out-of-pocket expenses and charges (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by Agent and the Lead Lender in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral), to the extent Grantors would be required to do so pursuant to Section 10.03 of the Credit Agreement. Any and all costs and expenses incurred by Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by Grantors, subject to Section 10.03 of the Credit Agreement.

Exhibit E – Page 18

Section 9.9.        Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

Section 9.10.       Releases.

9.10.1         Upon the Release Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the written request and sole expense of the Borrower following any such termination, and subject to the provisions in Article X of the Credit Agreement, Agent shall deliver to such Grantor any Collateral held by Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

9.10.2         If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then Agent, at the written request and sole expense of the Borrower or any Subsidiary, but subject to the provisions in Article X of the Credit Agreement, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created by hereby on such Collateral. At the written request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder and the other Loan Documents in the event that all the capital stock of such Grantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that, in the case of this Section 9.10, the Borrower shall have delivered to Agent, at least five (5) Business Days prior to the date of the proposed release (or such shorter time as the Lead Lender may agree but in any event not less than three (3) Business Days, unless otherwise agreed by the Agent), a written request for release identifying the relevant Grantor, summarizing the transaction and stating that such transaction is expressly permitted by the Credit Agreement and the other Loan Documents (and the Secured Parties hereby authorize and direct the Agent to conclusively rely on such certifications in performing its obligations under this Section 9.10.2).

Section 9.11.       ENTIRE AGREEMENT. THIS AGREEMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 9.12.       CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Exhibit E – Page 19

Section 9.13.       WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.14.       Expenses; Indemnity; Damage Waiver. Section 10.03 of the Credit Agreement is hereby incorporated by reference mutatis mutandis, as if stated verbatim herein as agreements and obligations of each Grantor.

Section 9.15.       Counterparts. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.16.       Consent of Pledge of Pledged Securities. Each Grantor consents to the grant by each other Grantor of a security interest in all Pledged Securities to Agent, and without limiting the foregoing, subject to an Approved Intercreditor Agreement, consents to the transfer of such Pledged Securities to Agent or its nominee following an Event of Default and to the substitution of Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Section 9.17.       Intercreditor Agreement. Each Secured Party (i) consents to the subordination of Liens provided for in any Approved Intercreditor Agreement, if applicable, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of such Approved Intercreditor Agreement and (iii) authorizes and instructs Agent on behalf of each Secured Party to enter into such Approved Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time) as Agent on behalf of such Secured Party. The foregoing provisions are intended as an inducement to the lenders under the Permitted RBL Credit Agreement to the Revolving Debt and to the Existing Lenders to the Borrower and such lenders are intended third party beneficiaries of such provisions and the provisions of such Approved Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by Agent and the other Secured Parties hereunder are subject to the provisions of any Approved Intercreditor Agreement, if applicable. In the event of any conflict or inconsistency between the terms of such Approved Intercreditor Agreement and this Agreement, the terms of such Approved Intercreditor Agreement shall control.

Section 9.18.        Concerning Agent.

(a)          The actions of the Agent hereunder are subject to the provisions, and entitled to the benefits and protections, set forth in the Credit Agreement. The Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement.

Exhibit E – Page 20

(b)          The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and, with respect to all matters pertaining to this Agreement and its duties hereunder.

(c)          The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby.

(d)          Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to any other Secured Party or any Grantor for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

[Signature Pages Follow]

Exhibit E – Page 21

IN WITNESS WHEREOF, Grantors and Agent have executed this Agreement as of the date first above written.

GRANTORS:

LILIS ENERGY, INC.

By:
Name:
Title:

BRUSHY RESOURCES, INC.

By:
Name:
Title:

IMPETRO OPERATING LLC

By:
Name:
Title:

IMPETRO RESOURCES, LLC

By:
Name:
Title:

LILIS OPERATING COMPANY, LLC

By:
Name:
Title:

AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Signature Page to Pledge and Security Agreement

EXHIBIT “A”
PLACE OF BUSINESS OR CHIEF EXECUTIVE OFFICE

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Grantor	Place of Business/Chief Executive Office	Mailing Address
Lilis Energy, Inc.	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
Lilis Operating Company, LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
Brushy Resources, Inc.	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
ImPetro Resources, LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258
ImPetro Operating LLC	San Antonio, TX	300 E. Sonterra Blvd. Ste. 1220 San Antonio, TX 78258

EXHIBIT “B”
OTHER NAMES

Grantor	Other Names
Lilis Energy, Inc.	Recovery Energy, Inc.
Lilis Operating Company, LLC	None.
Brushy Resources, Inc.	Starboard Resources LLC Starboard Resources, Inc.
ImPetro Resources, LLC	None.
ImPetro Operating LLC	ImPetro Operating, LLC Lilis Operating Company, LLC

EXHIBIT “C”
FEDERAL TAXPAYER IDENTIFICATION NUMBER

Grantor	Federal Employer Identification Number
Lilis Energy, Inc.	74-3231613
Lilis Operating Company, LLC	82-1163908
Brushy Resources, Inc.	45-5634053
ImPetro Resources, LLC	27-1769608
ImPetro Operating LLC	27-1769730

EXHIBIT “D”
LOCATION FOR PURPOSES OF UCC

Grantor	Jurisdiction
Lilis Energy, Inc.	Nevada
Lilis Operating Company, LLC	Texas
Brushy Resources, Inc.	Delaware
ImPetro Resources, LLC	Delaware
ImPetro Operating LLC	Delaware

SCHEDULE I
List of Pledged Securities and Pledged Notes

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest
Lilis Energy, Inc.	Brushy Resources, Inc.	1	100	100%

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS (CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest
Brushy Resources, Inc.	ImPetro Resources, LLC	N/A	Limited liability company interests	100%
ImPetro Resources, LLC	ImPetro Operating LLC	N/A	Limited liability company interests	100%
Lilis Energy, Inc.	Lilis Operating Company, LLC	N/A	Limited liability company interests	100%

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount
None	None	None	None	None

SCHEDULE II
Commercial Tort Claims

None.

SCHEDULE III
PLEDGE AMENDMENT

This Pledge Amendment, dated [________] is delivered pursuant to Section 4.5 of the Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement dated as of April 26, 2017, by and among the Grantors party thereto and Wilmington Trust, National Association (“Agent”), as administrative agent for the Secured Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms defined therein being used herein as defined therein) and that the Pledged Securities, Pledged Notes, and Commercial Tort Claims listed on this Pledge Amendment shall be deemed to be part of the Pledged Securities, Pledged Notes, and Commercial Tort Claims and shall become part of the Collateral and shall secure all Obligations.

[	]

By:
Name:
Title:

List of Additional Pledged Securities, Additional Pledged Notes and Commercial Tort Claims

A. STOCKS:

Grantor	Issuer	Certificate Number	Number of Shares	Ownership Interest

B. OTHER SECURITIES, INVESTMENT PROPERTY AND OWNERSHIP INTERESTS (CERTIFICATED AND UNCERTIFICATED):

Grantor	Issuer	Certificate Number	Type of Equity Interest	Ownership Interest

C. PLEDGED NOTES

Grantor	Issuer	Payee	Maturity Date	Principal Amount

D. COMMERCIAL TORT CLAIMS

EXHIBIT F

NOTE

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. YOU MAY CONTACT [Officer], [Title], [Address], [Telephone Number], WHO WILL PROVIDE YOU WITH FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

New York, New York	___________, ____

FOR VALUE RECEIVED, the undersigned LILIS ENERGY, INC., a Delaware corporation (“Borrower”) hereby unconditionally promises to pay to _____________________ (the “Lender”) or its registered assigns the principal sum equal to its Commitment as set forth in the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans advanced by Lender to Borrower pursuant to the terms of the Credit Agreement, together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as therein provided in lawful money of the United States of America at the offices of Administrative Agent provided in Section 11.01 of the Credit Agreement, or at such other place, as from time to time may be designated by Administrative Agent in accordance with the Credit Agreement.

The principal and all accrued interest on this Note shall be due and payable in accordance with the terms and provisions of the Credit Agreement. This Note is executed pursuant to that certain Credit Agreement dated as of April 26, 2017, among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Administrative Agent and the Lenders party thereto (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), is one of the promissory notes referred to in Section 2.05(e) therein and is secured by the Security Documents. Reference is made to the Credit Agreement and the Loan Documents for a statement of prepayment rights and obligations of Borrower, for a statement of the terms and conditions under which the due date of this Note may be accelerated and for statements regarding other matters affecting this Note (including without limitation principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys’ fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, the Administrative Agent may declare forthwith to be entirely and immediately due and payable the principal balance hereof and the interest accrued hereon, and the Lender shall have all rights and remedies of the Lender under the Credit Agreement and the other Loan Documents. This Note may be prepaid in accordance with the terms and provisions of the Credit Agreement.

Regardless of any provision contained in this Note, the holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the Maximum Rate, and, if the holder hereof ever receives, collects, or applies as interest, any such amount which would be excessive interest, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the indebtedness evidenced hereby is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and the holder hereof shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the obligations evidenced by this Note and/or referred to in the Credit Agreement so that the interest rate is uniform throughout the entire term of this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term thereof; and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the holder hereof shall refund to Borrower the amount of such excess or credit the amount of such excess against the indebtedness evidenced hereby, and, in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

EXHIBIT F – PAGE 1

If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Note and as to each and all installments hereof, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of New York.

THIS NOTE, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXHIBIT F – PAGE 2

EXECUTED as of the date and year first above written.

BORROWER:

LILIS ENERGY, INC.

By:
Name:
Title:

EXHIBIT F – PAGE 3

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-1 – PAGE 1

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-2 – PAGE 1

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-3 – PAGE 1

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 26, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Lilis Energy, Inc., as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, and Wilmington Trust, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT G-4 – PAGE 1

EXHIBIT I

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [                          ], by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), and each of the parties executing this Agreement as a Lender (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, this Agreement is made pursuant to the Credit Agreement, dated as of April 26, 2017 (the “Credit Agreement”), among the Company, the Guarantors party thereto, the Lenders and Wilmington Trust, National Association, as Administrative Agent, pursuant to which the Lenders are making the Term Loan to the Company on the date hereof and thereafter may make Delayed Draw Term Loans to the Company;

WHEREAS, the Loans are convertible as provided in the Credit Agreement into shares of Common Stock or shares of Lender Preferred Stock, and shares of Lender Preferred Stock are convertible as provided in the Certificate of Designations into shares of Common Stock; and

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Lenders pursuant to the Credit Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions.

Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement. The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission, including the staff thereof as applicable.

“Common Share Price” means the volume weighted average closing price of the Common Stock (as reported by the Primary Exchange on which the Common Stock is then traded) for the ten (10) trading days immediately preceding the date on which the determination is made (or, if such price is not available, as determined in good faith by the Board of Directors).

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Company Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Credit Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(e).

“Expenses” has the meaning specified therefor in Section 2.10(a).

EXHIBIT I – PAGE 1

“Filing Date” has the meaning specified therefor in Section 2.01(a).

“Holder” means the record holder of any Registrable Securities; provided, that (a) each Lender shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of the Loans made by such Lender and issuable upon conversion of shares of Lender Preferred Stock issuable upon conversion of such Loans and (b) each record holder of shares of Lender Preferred Stock shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of such shares of Lender Preferred Stock, in each case for purposes of this definition and all other references in this Agreement to holding or owning Registrable Securities.

“Indemnified Party” has the meaning specified therefor in Section 2.10(c).

“Indemnifying Party” has the meaning specified therefor in Section 2.10(c).

“Lender” and “Lenders” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Losses” has the meaning specified therefor in Section 2.10(a).

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Other Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Piggybacking Holder” has the meaning specified therefor in Section 2.04(a).

“Piggyback Underwritten Offering” has the meaning specified therefor in Section 2.04(a).

“Registrable Securities” means (a) the shares of Common Stock issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, and (b) to the extent that any shares of Lender Preferred Stock are issued or issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, the shares of Common Stock issuable upon conversion of such shares of Lender Preferred Stock pursuant to the terms of the Certificate of Designations, in each case until such Registrable Securities cease to be Registrable Securities pursuant to Section 1.02.

“Registrable Securities Amount” means the Common Share Price times the number of applicable Registrable Securities.

“Registration Expenses” means all expenses, other than Selling Expenses, incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel to the Company and the independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and expenses of one counsel for all Holders.

EXHIBIT I – PAGE 2

“Registration Statement” means (a) the Shelf Registration Statement and (b) any other registration statement of the Company filed or to be filed with the Commission under the Securities Act in which Registrable Securities are or, as the context requires, may be included in the securities registered thereby pursuant to this Agreement.

“Requesting Holder” has the meaning specified therefor in Section 2.02(a).

“Requesting Holder and Shelf Piggybacking Holder Securities” has the meaning specified therefor in Section 2.02(c)(i).

“Rule 415 Limitation” has the meaning specified therefor in Section 2.01(b).

“Section 2.02 Maximum Number of Shares” has the meaning specified therefor in Section 2.02(c).

“Section 2.04 Maximum Number of Shares” has the meaning specified therefor in Section 2.04(c).

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering, and (d) fees and expenses of any counsel engaged by any Holder that are not expressly included in Registration Fees.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Selling Stockholder Questionnaire” has the meaning specified therefor in Section 2.07.

“Shelf Piggybacking Holder” has the meaning specified therefor in Section 2.02(b).

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a), subject to Section 2.01(d).

“Shelf Underwritten Offering” has the meaning specified therefor in Section 2.02(a).

“Underwritten Offering” means an offering (including an offering pursuant to the Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

EXHIBIT I – PAGE 3

Section 1.02         Registrable Securities.

Any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) such Registrable Security is held by the Company or one of its Subsidiaries; (d) such Registrable Security has been sold or disposed of in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Security pursuant to Section 2.12; or (e) such Registrable Security becomes eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act. Any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security, and any security that is issued or distributed in respect of a security that has ceased to be a Registrable Security shall not be a Registrable Security.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01         Shelf Registration.

(a)         On or before June 12, 2017 (the “Filing Date”), the Company shall prepare and file with the Commission, and thereafter use commercially reasonable efforts to cause to be declared effective as soon as practicable after the filing thereof, a Registration Statement under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders thereof (the “Shelf Registration Statement”) from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. Promptly following the effective date of the Shelf Registration Statement, the Company shall notify the Holders of the effectiveness thereof.

(b)         Notwithstanding anything in Section 2.01(a), if for any reason the Commission does not permit the Company to include any or all of the Registrable Securities in the initial Shelf Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Holders (a “Rule 415 Limitation”), or the Commission informs the Company that any of the Selling Holders would be deemed to be statutory underwriters, the Company shall notify the Holders thereof and use commercially reasonable efforts to promptly file amendments to the initial Shelf Registration Statement as required by the Commission and/or withdraw the initial Shelf Registration Statement and file a new registration statement on Form S-1 or such other form available for registration of the Registrable Securities as a secondary offering, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission and avoid the Selling Holders being deemed to be statutory underwriters; provided, however, that prior to such amendment or subsequent Shelf Registration Statement, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities and against the Selling Holders’ being deemed statutory underwriters in accordance with Commission guidance, including without limitation, the Compliance and Disclosure Interpretation “Securities Act Rules” No. 612.09, and the Securities Act. In the event the Company amends the initial Shelf Registration Statement or files a subsequent Shelf Registration Statement, as the case may be, the Company will use commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission, Commission guidance or the Securities Act, one or more additional Shelf Registration Statements covering those Registrable Securities not included in the initial Shelf Registration Statement as amended or any subsequent Shelf Registration Statement previously filed. The number of Registrable Securities that may be included in each such Shelf Registration Statement shall be allocated among the Holders thereof in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as is necessary to avoid the Selling Holders being deemed to be statutory underwriters. If the Commission requires the Company to name any Holder as a statutory underwriter and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Shelf Registration Statement and the Company shall have no further obligations under this Section 2.01 or Section 2.02 with respect to the Registrable Securities held by such Holder.

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(c)         The Shelf Registration Statement shall be on Form S-1 (or any equivalent or successor form) under the Securities Act (or to the extent the Company is eligible to use Form S-3 or any equivalent or successor form or forms, on Form S-3 or any comparable or successor form); provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form or forms.

(d)         Unless otherwise specifically stated herein, the term “Shelf Registration Statement” shall refer individually to the initial Shelf Registration Statement and to each subsequent Shelf Registration Statement, if any, filed pursuant to Section 2.01(b) or Section 2.01(c).

(e)         The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”).

(f)         When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.02         Underwritten Shelf Offering Requests.

(a)         In the event that any Holder or group of Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $20,000,000 from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, a “Requesting Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.02(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of, subject to Section 2.02(c), such Registrable Securities and the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than one Shelf Underwritten Offering in any 180-day period or more than two Shelf Underwritten Offerings per calendar year.

(b)         If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder) that, together with such Holder’s Affiliates, holds at least $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.02(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.02(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)         If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and any Shelf Piggybacking Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.02 Maximum Number of Shares”), Registrable Securities in the following priority:

EXHIBIT I – PAGE 6

(i)          First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holder Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included; and

(ii)         Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holder Securities is less than the Section 2.02 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(d)         The Company shall select the Managing Underwriter and any other underwriters in connection with such Shelf Underwritten Offering. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.03.

Section 2.03         Delay and Suspension Rights.

Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall immediately discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if the Company determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company), (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period.

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Section 2.04         Piggyback Registration Rights.

(a)         Subject to Section 2.04(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.04(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.04(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.04(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.04(c), the Company shall use commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.04(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)         Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

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(c)         If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.04 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)          First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii)         Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders; and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Common Stock each requested to be included and, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders, pro rata among the Piggybacking Holders.

(d)         The Company or the other Persons who have or have been granted registration rights initiating such Piggyback Underwritten Offering (if so entitled pursuant to such registration rights), as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.05         Participation in Underwritten Offerings.

(a)         In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.04, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Section 2.10) and other rights and obligations as are customary in Underwritten Offerings by the Company. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

EXHIBIT I – PAGE 9

(b)         Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of (i) the Company, if such Piggyback Underwritten Offering is for the account of the Company, or (ii) any other Persons who have or have been granted registration rights, if the Piggyback Underwritten Offering is for the account of such other Persons.

(c)         In connection with any Piggyback Underwritten Offering in which any Holder has the right to include Registrable Securities pursuant to Section 2.04, such Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering (including a Selling Stockholder Questionnaire) and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.05(a)), custody agreements, lock-up agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders or such shorter period as the Managing Underwriter shall agree to, powers of attorney and questionnaires.

(d)         If the Company or the Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in clause (ii) of Section 2.05(c), the Holders shall take such action promptly but in any event within two Business Days following the date of such request.

Section 2.06         Registration and Sale Procedures.

In connection with its obligations under this Article II and with respect to each Registration Statement that includes Registrable Securities, the Company will:

(a)         promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b)         make available to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement, any prospectus used in connection therewith or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement, prospectus or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered thereby;

EXHIBIT I – PAGE 10

(c)         if applicable, use commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, take any action that would subject the Company to any material tax in any such jurisdiction where it is not then so subject, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)         promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(e)         (i) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which such statements were made); (B) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and (ii) following the provision of such notice, as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)         upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to the Registration Statement;

(g)         otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

EXHIBIT I – PAGE 11

(h)         cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(i)         use commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(j)         provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of the Registration Statement;

(k)         if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(l)         in connection with an Underwritten Offering, use commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering; and

(m)         make available for inspection by any Selling Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, that the Company need not disclose any non-public information to any such person unless and until such person has entered into a confidentiality agreement with the Company.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.06, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.06 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

EXHIBIT I – PAGE 12

Section 2.07         Cooperation by Holders.

The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement who has failed to furnish, within five Business Days of a request by the Company, such information that the Company determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act. The Company may require each Holder to furnish to the Company a written statement as to the number of shares of Common Stock beneficially owned by such Holder. Without limiting the foregoing, with respect to the Shelf Registration Statement, each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than three Business Days prior to the Filing Date or three Business Days following the date on which such Holder receives draft materials in accordance with Section 2.06(b).

Section 2.08         Restrictions on Public Sales by Holders.

Each Holder agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 60 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such Underwritten Offering on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed and (iii) the restrictions set forth in this Section 2.08 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder; provided further, that this Section 2.08 shall not apply to any Holder that, together with such Holder’s Affiliates, holds less than 5% of the outstanding shares of Common Stock.

Section 2.09         Expenses.

The Company will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

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Section 2.10         Indemnification and Contribution.

(a)         Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its directors, officers managers, employees, investment managers, agents and Affiliates and each other Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several (collectively, “Losses”) to which such Selling Holder or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance required under this Agreement, and the Company will reimburse such Selling Holder and each such director, officer, manager, employee, investment manager, agent, Affiliate and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses, actions or proceedings (collectively, “Expenses”); provided that the Company shall not be liable in any such case to the extent that any such Losses or Expenses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, free writing prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(b)         Indemnification by Selling Holders. Each Selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each director of the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange from and against any Losses to which the Company or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, and will reimburse them for any Expenses reasonably incurred by any of them (in each case in the same manner and to the same extent as set forth in Section 2.10(a)), insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) or Expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof (it being understood that any Selling Stockholder Questionnaire furnished by such Selling Holder is furnished expressly for this purpose). Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

EXHIBIT I – PAGE 14

(c)         Notices of Claims; Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.10(a) or Section 2.10(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties (plus one firm of local counsel for all Indemnified Parties in each relevant jurisdiction)), and the Indemnifying Party shall be liable for any Expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)         Contribution.

(i)           If the indemnification provided for in this Section 2.10 is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and any Selling Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

EXHIBIT I – PAGE 15

(ii)          The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.10(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.10(d)(i). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 2.10(d)(i) shall be deemed to include, subject to the limitations set forth above, any Expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)         Limitation of Holders’ Liability. Notwithstanding the provisions of this Section 2.10, no Holder shall be liable for indemnification or contribution pursuant to this Section 2.10 for any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to a Registration Statement.

(f)          Indemnification Payments. The indemnification and contribution required by this Section 2.10 shall be made by periodic payments of the amount of any such Losses or Expenses as and when bills are received or such Losses or Expenses are incurred.

Section 2.11         Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)         make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)         file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)         so long as a Holder owns any Registrable Securities, furnish, unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.12         Transfer or Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Article II may be transferred or assigned by the Holders to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless the transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, the transferee, the number of Registrable Securities transferred or assigned to such transferee or assignee, together with any other Registrable Securities held by such transferee or assignee, shall be at least $5,000,000 in Registrable Securities calculated based on the Registrable Securities Amount, (b) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the transferor under this Agreement.

EXHIBIT I – PAGE 16

Section 2.13         Other Registration Rights.

From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Requesting Holder or a Shelf Piggybacking Holder in a Shelf Underwritten Offering.

ARTICLE III
MISCELLANEOUS

Section 3.01         Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a)         if to a Lender, to such Lender at its address set forth in its Administrative Questionnaire;

(b)         if to any Holder other than a Lender, to such Holder at the address provided pursuant to Section 2.12; and

(c)         if to the Company, to it at:

300 E. Sonterra Blvd., Suite 1220
San Antonio, Texas 78258
Attention: General Counsel
Email: AFuchs@lilisenergy.com

; or, in each case, to such other address for such party as shall have been communicated by such party by like notice.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent by electronic mail; and when actually received, if sent by courier service.

EXHIBIT I – PAGE 17

Section 3.02         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein; provided, however, that all or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with Section 2.12.

Section 3.03         Recapitalization, Exchanges, Etc. Affecting the Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.04         Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.05         Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have. The Company acknowledges that this Agreement constitutes a Loan Document.

Section 3.06         Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07         Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

EXHIBIT I – PAGE 18

Section 3.08         Governing Law.

THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT), WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION AGAINST ANY PARTY RELATING TO THE FOREGOING SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK OVER ANY SUCH ACTION. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 3.09         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10         Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11         Amendment.

This Agreement may be amended only by means of a written amendment signed by the Company and the Majority Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

EXHIBIT I – PAGE 19

Section 3.12         No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13         Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Holder hereunder.

Section 3.14         Independent Nature of Holders’ Obligations.

The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.15         Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Holder under this Agreement, such action shall be in such Holder’s sole discretion unless otherwise specified.

EXHIBIT I – PAGE 20

[Signature pages follow]

EXHIBIT I – PAGE 21

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

COMPANY:

LILIS ENERGY, INC.

By:
Name:
Title:

LENDERS:

[●]

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

LILIS ENERGY, INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Lilis Energy, Inc., a Nevada corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Stockholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2.	Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐   No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐   No ☐

Note:  If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐   No ☐

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐   No ☐

Note: If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.	Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

5.	Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past two years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:
By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Lilis Energy, Inc.

Attn: General Counsel

300 E. Sonterra Blvd., Suite 1220

San Antonio, TX 78258

Email: afuchs@lilisenergy.com

EXHIBIT J

FORM OF LENDER CONVERSION NOTICE

Pursuant to that certain Credit Agreement dated April [___], 2017 (the “Credit Agreement”), by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent, the undersigned, being the Lead Lender, hereby makes the following election related to the conversion of the Term Loan or the Delayed Draw Term Loan pursuant to Section 11.01 or Section 11.02 of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

(Check the following box(es) as applicable.)

☐	The Lead Lender hereby irrevocably elects to effect the Term Loan Conversion pursuant to Section 11.01 of the Credit Agreement.

☐	The Lead Lender hereby irrevocably elects to effect the Delayed Draw Term Loan Conversion pursuant to Section 11.02 of the Credit Agreement.

The Lead Lender hereby certifies that on the date hereof the conversion described above complies with the terms of the Credit Agreement.

[ ], as Lead Lender

By:
Name:
Title:
Date:

EXHIBIT J – PAGE 1

EXHIBIT K

FORM OF BORROWER CONVERSION NOTICE

Pursuant to that certain Credit Agreement dated April [__], 2017 (the “Credit Agreement”), by and among the Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent, Lilis Energy, Inc., as the Borrower, hereby elects to convert the portion of the Loans indicated below into shares of Common Stock pursuant to Section 11.04 of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Principal amount of Loans to be converted: $___________

Accrued and unpaid interest on such principal amount: $______________

Shares of Common Stock issuable upon conversion: __________________

The Borrower hereby certifies that on the date hereof the conversion described above complies with the terms of the Credit Agreement and no Default or Event of Default has occurred and is continuing.

LILIS ENERGY, INC.

By:
Name:
Title:
Date:

EXHIBIT K – PAGE 1

SCHEDULE 2.01

COMMITMENTS

Term Loan

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
The Värde Fund VI-A, L.P.	$2,400,000.00	3.0%
Värde INVESTMENT PARTNERS, L.P.	$5,440,000.00	6.8%
THE Värde FUND XI (MASTER), L.P.	$33,280,000.00	41.6%
Värde investment partners (offshore) master, L.p.	$4,800,000.00	6.0%
THE VÄRDE SKYWAY Master fund, L.P.	$10,400,000.00	13.0%
THE VÄRDE FUND XII (mASTER), L.P.	$23,680,000.00	29.6%
TOTAL:	$80,000,000.00	100%

SCHEDULE 2.01 – PAGE 1

Lender	Delayed Draw Term Loan Commitment Amount	Delayed Draw Term Loan Commitment Percentage
The Värde Fund VI-A, L.P.	$1,350,000.00	3.0%
Värde INVESTMENT PARTNERS, L.P.	$3,060,000.00	6.8%
THE Värde FUND XI (MASTER), L.P.	$18,720,000.00	41.6%
Värde investment partners (offshore) master, L.p.	$2,700,000.00	6.0%
THE VÄRDE SKYWAY Master fund, L.P.	$5,850,000.00	13.0%
THE VÄRDE FUND XII (mASTER), L.P.	$13,320,000.00	29.6%
TOTAL:	$45,000,000.00	100%

SCHEDULE 2.01 – PAGE 2

SCHEDULE 3.04

MATERIAL LIABILITIES

None.

SCHEDULE 3.04 – PAGE 1

SCHEDULE 3.06

DISCLOSED MATTERS

None.

SCHEDULE 3.06 – PAGE 1

SCHEDULE 3.13

CAPITALIZATION

Borrower:	LILIS ENERGY, INC.

Jurisdiction of Organization:	Nevada

Outstanding shares of Common Stock

(par value $0.0001):	49,700,469

Outstanding number of options, warrants,	Stock Options: 6,318,500

and equity based awards:	Restricted Stock Units: 9,999

Restricted Stock: 1,116,669

Warrants: 12,624,832

Number of awards available for issuance	1,603,741 (2016 Omnibus Incentive Plan)

Under any existing equity incentive plans:

Subsidiary:	BRUSHY RESOURCES, INC.

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	100 Shares of Common Stock (par value $0.001) owned

other Capital Stock:	100% by Lilis Energy, Inc.

SCHEDULE 3.13 – PAGE 1

Subsidiary:	IMPETRO RESOURCES, LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	Brushy Resources, Inc. is Sole Member owning 100%

other Capital Stock:

Subsidiary:	IMPETRO OPERATING LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	ImPetro Resources, LLC is Sole Member owning 100%

other Capital Stock:

Subsidiary:	LILIS OPERATING COMPANY, LLC

Jurisdiction of Organization:	Delaware

Outstanding shares of capital stock or	Lilis Energy, Inc. is Sole Member owning 100%

other Capital Stock:

SCHEDULE 3.13 – PAGE 2

SCHEDULE 3.15

BANK ACCOUNTS

Bank or Financial Institution where Account is located	Account Holder	Account Number	Account Purpose

Wells Fargo	Lilis Energy, Inc.	7554670435	Money Market
		3932368123	Corporate
		3932368149	Operating
		3932368172	Land
		3832368156	Revenue
		3932368164	Payroll
		3932368180	Tax

Independent Bank	Lilis Energy, Inc.	1000739977	Operating
		1000739969	Capital Expenditures
		1000739951	Accounts Payable

Independent Bank	Brushy Resources, Inc.	1000496065	Brushy
		1000496073	ImPetro Operating
		1000496081	ImPetro Revenue
		1000496099	ImPetro 3rd Parties Revenue

Amegy Bank	Brushy Resources, Inc.	5791354698	Starboard (Inactive)
		5791354664	ImPetro (Inactive)

Bank of America	Lilis Energy, Inc.	0563-01-00-0015172-0002-0030684	Deposits (Inactive)

Chase	Lilis Energy, Inc.	2989363870	Savings (Inactive)

US Bank	Lilis Energy, Inc.	1 036 9030 3179	Corporate (Inactive)
		1 036 9030 3203	Revenue (Inactive)

SCHEDULE 3.15 – PAGE 1

Bank or Financial Institution where Account is located	Account Holder	Account Number	Account Purpose

		1 036 9030 3211	Tax (Inactive)
		1 036 9030 3187	Payroll (Inactive)
		1 036 9030 3195	Convertible Debenture (Inactive)

SCHEDULE 3.15 – PAGE 2

SCHEDULE 3.17

MATERIAL SALES CONTRACTS

None.

SCHEDULE 3.17 – PAGE 1

SCHEDULE 3.18

GAS IMBALANCES

None.

SCHEDULE 3.18 – PAGE 1

SCHEDULE 3.19

CHANGES TO RESERVES.

None.

SCHEDULE 3.19 – PAGE 1

SCHEDULE 3.20

MARKETING AGREEMENTS

None.

SCHEDULE 3.20 – PAGE 1

SCHEDULE 6.02

EXISTING INDEBTEDNESS

Party	Instrument Evidencing Indebtedness	Amount of Obligation	Date of Execution
SOSV Investments LLC	Subordinated Promissory Note	$(1,000,000)	6/23/2016

SCHEDULE 6.02 – PAGE 1

SCHEDULE 6.03

EXISTING LIENS

None.

SCHEDULE 6.03 – PAGE 1

SCHEDULE 6.07(c)

EXISTING INVESTMENTS

None.

SCHEDULE 6.07(c) – PAGE 1

SCHEDULE 11.01

CONVERSION PRICE ADJUSTMENT PRINCIPLES

(1)         Special Definitions. For purposes of this Schedule 11.01, the following definitions shall apply:

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, including the options and warrants and other instruments set forth on Schedule 3.13.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including the outstanding Loans and any outstanding Lender Preferred Stock but excluding Options.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 2 below, deemed to be issued) by the Borrower after the Effective Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)         shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Common Stock or Lender Preferred Stock;

(ii)        shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

(iii)       shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Borrower or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(iv)       shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)        shares of Common Stock, Options or Convertible Securities issued pursuant by the Borrower in one or more underwritten public offerings for cash following the Effective Date for gross proceeds of $50,000,000; or

(vi)       shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition by the Borrower or any of its Subsidiaries of another Person or any assets of any other Person, whether by merger, purchase or otherwise which issuance is consented to by the Lead Lender.

(2)         Deemed Issue of Additional Shares of Common Stock.

(a)         If the Borrower at any time or from time to time after the Effective Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), whether or not such Options or Convertible Securities are then exercisable, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

SCHEDULE 11.01 – PAGE 1

(b)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security triggered by the event which is the subject of the adjustment) to provide for either (1) any increase or decrease in the number (or conversion rate) of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Borrower upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3 below (either because the consideration per share (determined pursuant to Section 4 below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Effective Date), are revised after the Effective Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security triggered by the event which is the subject to the adjustment) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Borrower upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 2(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)         Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 3 below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Borrower upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

SCHEDULE 11.01 – PAGE 2

(3)         Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Borrower shall at any time after the Effective Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2 above), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 multiplied by [(A + B) ÷ (A + C)]

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Loans and any Lender Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Borrower in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

Notwithstanding the foregoing, prior to receipt of the Requisite Shareholder Approval, no adjustment to the Conversion Price pursuant to this Section 3 shall reduce the Conversion Price to a price less than (i) with respect to the Term Loan, (A) the closing price of the Common Stock on the Primary Exchange on the last Trading Day preceding the Effective Date or (B) if the Effective Date is a Trading Day and the Agreement becomes effective after the close of trading on the Primary Exchange on the Effective Date, the closing price of the Common Stock on the Primary Exchange on the Effective Date, and (ii) with respect to any Delayed Draw Term Loan, (A) the closing price of the Common Stock on the Primary Exchange on the last Trading Day preceding the date of delivery by the Borrower of the Borrowing Request for such Delayed Draw Term Loan or (B) if such date of delivery of such Borrowing Request is a Trading Day and such Borrowing Request is delivered after the close of trading on the Primary Exchange on date of delivery, the closing price of the Common Stock on the Primary Exchange on such date of delivery (the “Conversion Price Floor”).

For purposes of this Section 3, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Borrower or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Borrower and its wholly-owned Subsidiaries) shall be considered an issuance of Additional Shares of Common Stock for purposes of this Section 3 unless such shares of Common Stock are Exempted Securities.

SCHEDULE 11.01 – PAGE 3

(4)         Determination of Consideration. For purposes of this Schedule 11.01 the consideration received by the Borrower for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property: Such consideration shall:

(i)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Borrower, excluding amounts paid or payable for accrued interest, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Additional Shares of Common Stock;

(ii)        insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith jointly by the Board of Directors and the Lead Lender, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Borrower shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the close of business on the date of receipt of such securities;

(iii)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Borrower for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith jointly by the Board of Directors and the Lead Lender; and

(iv)       in the event Additional Shares of Common Stock are issued to the owners of the non-surviving entity in connection with any merger in which the Borrower is the surviving corporation, be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners.

(b)         Options and Convertible Securities. The consideration per share received by the Borrower for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2 above, relating to Options and Convertible Securities, shall be determined by dividing

(i)         the total amount, if any, received or receivable by the Borrower as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Borrower upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, without deducting any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses relating to the offering of such Options or Convertible Securities, by

(ii)        the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(5)         Multiple Closing Dates. In the event the Borrower shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 3 above, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

SCHEDULE 11.01 – PAGE 4

(6)         Dividends and Distributions to Common Stock. If the Borrower shall, at any time or from time to time after the Effective Date, pay a dividend or make any other distribution payable in securities of the Borrower (other than a dividend or distribution of shares of shares of Common Stock, which shall be subject to Section 7, without duplication), cash or other property, then, and in each such event, provision shall be made so that the Lenders shall receive upon Conversion, in addition to the number of Common Stock receivable thereupon, the kind and amount of securities of the Borrower, cash or other property which the Lender would have been entitled to receive had the applicable Loans or portion thereof been fully converted into Common Stock on the date of such event and had the Lenders thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities, cash or other property receivable by them as aforesaid during such period; provided, that no such provision shall be made if the Lenders receives, simultaneously with the distribution to the holders of its Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Lenders would have received if such Loans or portion thereof had been fully converted into Common Stock on the date of such event.

(7)         Adjustment to Conversion Price and Common Stock Upon Dividend, Subdivision or Combination of Common Stock. If the Borrower shall, at any time or from time to time after the Effective Date, (i) pay a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced. If the Borrower at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 7 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(8)         Adjustment to Conversion Price and Common Stock Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Borrower, (ii) reclassification of the stock of the Borrower (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Borrower with or into another Person, (iv) sale of all or substantially all of the Borrower’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 7), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Loans, to the extent they remain outstanding immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall thereafter be convertible for the kind and number of shares of stock or other securities or assets of the Borrower or of the successor Person resulting from such transaction to which the Lenders would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Lenders had converted the Loans in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Common Stock then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the conversion of the Loans); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Lenders’ rights under this Agreement to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to this Agreement in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of the Loans (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Borrower, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction; provided that the foregoing shall not apply to any such consolidation, merger or similar transaction that constitutes a reincorporation of the Borrower, a holding company formation or a similar reorganization in which, immediately after such transaction, the holders of Common Stock immediately prior to such transaction own all of the common stock of the successor Person in the same proportions as their ownership of Common Stock immediately prior to such transaction). The provisions of this Section 8 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Borrower shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction in which the Loans will remain outstanding thereafter unless, prior to the consummation thereof, the successor Person (if other than the Borrower) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Agreement and satisfactory to the Lenders, the obligation to deliver to the Lenders such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Lenders shall be entitled to receive upon conversion of the Loans. Notwithstanding anything to the contrary contained herein (but without modification of any other terms of this Agreement), with respect to any corporate event or other transaction contemplated by the provisions of this Section 8, the Lender shall have the right to elect prior to the consummation of such event or transaction, to give effect to the conversion rights contained in Article 11 of this Agreement instead of giving effect to the provisions contained in this Section 8.

SCHEDULE 11.01 – PAGE 5

(9)         Stockholder Rights Plan. If the Borrower has a stockholder rights plan in effect with respect to the Common Stock upon any Conversion, each share of Common Stock issued upon such Conversion shall be accompanied by the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such Conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any Conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Price shall be adjusted pursuant to Section 7 above at the time of separation as if the Borrower distributed such rights to all holders of the Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(10)        Certain Events. If any event of the type contemplated by the provisions of this Schedule but not expressly provided for by such provisions (but excluding the issuance or deemed issuance of any Exempted Securities) occurs, then the Borrower shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Lenders in a manner consistent with the provisions of this Schedule; provided, that no such adjustment pursuant to this Section 10 shall increase the Conversion Price that would otherwise be determined pursuant to this Schedule.

(11)        Certificate as to Adjustment. As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) Business Days thereafter, the Borrower shall furnish to Lenders a certificate of an officer setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated and describing the kind of any other securities issuable upon conversion of the Loans and any change in the Conversion Price after giving effect to such adjustment or change. As promptly as reasonably practicable following the receipt by the Borrower of a written request by any Lender, but in any event not later than ten (10) Business Days thereafter, the Borrower shall furnish to such Lender a certificate of an officer certifying the Conversion Price then in effect.

SCHEDULE 11.01 – PAGE 6

Exhibit 10.4

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

LILIS ENERGY, INC.

AND

THE LENDERS PARTY HERETO

Annex A – Selling Stockholder Notice and Questionnaire

-vii-

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2017, by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), and each of the parties executing this Agreement as a Lender (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, this Agreement is made pursuant to the Credit Agreement, dated as of April 26, 2017 (the “Credit Agreement”), among the Company, the Guarantors party thereto, the Lenders and Wilmington Trust, National Association, as Administrative Agent, pursuant to which the Lenders are making the Term Loan to the Company on the date hereof and thereafter may make Delayed Draw Term Loans to the Company;

WHEREAS, the Loans are convertible as provided in the Credit Agreement into shares of Common Stock or shares of Lender Preferred Stock, and shares of Lender Preferred Stock are convertible as provided in the Certificate of Designations into shares of Common Stock; and

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Lenders pursuant to the Credit Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions.

Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement. The terms set forth below are used herein as so defined:

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission, including the staff thereof as applicable.

“Common Share Price” means the volume weighted average closing price of the Common Stock (as reported by the Primary Exchange on which the Common Stock is then traded) for the ten (10) trading days immediately preceding the date on which the determination is made (or, if such price is not available, as determined in good faith by the Board of Directors).

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Company Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Credit Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(e).

“Expenses” has the meaning specified therefor in Section 2.10(a).

“Filing Date” has the meaning specified therefor in Section 2.01(a).

“Holder” means the record holder of any Registrable Securities; provided, that (a) each Lender shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of the Loans made by such Lender and issuable upon conversion of shares of Lender Preferred Stock issuable upon conversion of such Loans and (b) each record holder of shares of Lender Preferred Stock shall be deemed to be the record holder of the Registrable Securities issuable upon conversion of such shares of Lender Preferred Stock, in each case for purposes of this definition and all other references in this Agreement to holding or owning Registrable Securities.

“Indemnified Party” has the meaning specified therefor in Section 2.10(c).

“Indemnifying Party” has the meaning specified therefor in Section 2.10(c).

“Lender” and “Lenders” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Losses” has the meaning specified therefor in Section 2.10(a).

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Other Securities” has the meaning specified therefor in Section 2.04(c)(i).

“Piggybacking Holder” has the meaning specified therefor in Section 2.04(a).

“Piggyback Underwritten Offering” has the meaning specified therefor in Section 2.04(a).

“Registrable Securities” means (a) the shares of Common Stock issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, and (b) to the extent that any shares of Lender Preferred Stock are issued or issuable upon conversion of the Loans pursuant to the terms of the Credit Agreement, the shares of Common Stock issuable upon conversion of such shares of Lender Preferred Stock pursuant to the terms of the Certificate of Designations, in each case until such Registrable Securities cease to be Registrable Securities pursuant to Section 1.02.

“Registrable Securities Amount” means the Common Share Price times the number of applicable Registrable Securities.

“Registration Expenses” means all expenses, other than Selling Expenses, incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel to the Company and the independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and the reasonable fees and expenses of one counsel for all Holders.

“Registration Statement” means (a) the Shelf Registration Statement and (b) any other registration statement of the Company filed or to be filed with the Commission under the Securities Act in which Registrable Securities are or, as the context requires, may be included in the securities registered thereby pursuant to this Agreement.

“Requesting Holder” has the meaning specified therefor in Section 2.02(a).

“Requesting Holder and Shelf Piggybacking Holder Securities” has the meaning specified therefor in Section 2.02(c)(i).

“Rule 415 Limitation” has the meaning specified therefor in Section 2.01(b).

“Section 2.02 Maximum Number of Shares” has the meaning specified therefor in Section 2.02(c).

“Section 2.04 Maximum Number of Shares” has the meaning specified therefor in Section 2.04(c).

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering, and (d) fees and expenses of any counsel engaged by any Holder that are not expressly included in Registration Fees.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Selling Stockholder Questionnaire” has the meaning specified therefor in Section 2.07.

“Shelf Piggybacking Holder” has the meaning specified therefor in Section 2.02(b).

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a), subject to Section 2.01(d).

“Shelf Underwritten Offering” has the meaning specified therefor in Section 2.02(a).

“Underwritten Offering” means an offering (including an offering pursuant to the Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

Section 1.02         Registrable Securities.

Any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) such Registrable Security is held by the Company or one of its Subsidiaries; (d) such Registrable Security has been sold or disposed of in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Security pursuant to Section 2.12; or (e) such Registrable Security becomes eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act. Any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security, and any security that is issued or distributed in respect of a security that has ceased to be a Registrable Security shall not be a Registrable Security.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01         Shelf Registration.

(a)          On or before June 12, 2017 (the “Filing Date”), the Company shall prepare and file with the Commission, and thereafter use commercially reasonable efforts to cause to be declared effective as soon as practicable after the filing thereof, a Registration Statement under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders thereof (the “Shelf Registration Statement”) from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. Promptly following the effective date of the Shelf Registration Statement, the Company shall notify the Holders of the effectiveness thereof.

(b)         Notwithstanding anything in Section 2.01(a), if for any reason the Commission does not permit the Company to include any or all of the Registrable Securities in the initial Shelf Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Holders (a “Rule 415 Limitation”), or the Commission informs the Company that any of the Selling Holders would be deemed to be statutory underwriters, the Company shall notify the Holders thereof and use commercially reasonable efforts to promptly file amendments to the initial Shelf Registration Statement as required by the Commission and/or withdraw the initial Shelf Registration Statement and file a new registration statement on Form S-1 or such other form available for registration of the Registrable Securities as a secondary offering, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission and avoid the Selling Holders being deemed to be statutory underwriters; provided, however, that prior to such amendment or subsequent Shelf Registration Statement, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities and against the Selling Holders’ being deemed statutory underwriters in accordance with Commission guidance, including without limitation, the Compliance and Disclosure Interpretation “Securities Act Rules” No. 612.09, and the Securities Act. In the event the Company amends the initial Shelf Registration Statement or files a subsequent Shelf Registration Statement, as the case may be, the Company will use commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission, Commission guidance or the Securities Act, one or more additional Shelf Registration Statements covering those Registrable Securities not included in the initial Shelf Registration Statement as amended or any subsequent Shelf Registration Statement previously filed. The number of Registrable Securities that may be included in each such Shelf Registration Statement shall be allocated among the Holders thereof in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as is necessary to avoid the Selling Holders being deemed to be statutory underwriters. If the Commission requires the Company to name any Holder as a statutory underwriter and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Shelf Registration Statement and the Company shall have no further obligations under this Section 2.01 or Section 2.02 with respect to the Registrable Securities held by such Holder.

(c)          The Shelf Registration Statement shall be on Form S-1 (or any equivalent or successor form) under the Securities Act (or to the extent the Company is eligible to use Form S-3 or any equivalent or successor form or forms, on Form S-3 or any comparable or successor form); provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form or forms.

(d)         Unless otherwise specifically stated herein, the term “Shelf Registration Statement” shall refer individually to the initial Shelf Registration Statement and to each subsequent Shelf Registration Statement, if any, filed pursuant to Section 2.01(b) or Section 2.01(c).

(e)          The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities (the “Effectiveness Period”).

(f)          When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

Section 2.02         Underwritten Shelf Offering Requests.

(a)          In the event that any Holder or group of Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $20,000,000 from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, a “Requesting Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.02(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of, subject to Section 2.02(c), such Registrable Securities and the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than one Shelf Underwritten Offering in any 180-day period or more than two Shelf Underwritten Offerings per calendar year.

(b)         If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder) that, together with such Holder’s Affiliates, holds at least $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.02(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.02(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)          If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and any Shelf Piggybacking Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.02 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)           First, all Registrable Securities that the Requesting Holder and Shelf Piggybacking Holders requested to be included therein (the “Requesting Holder and Shelf Piggybacking Holder Securities”) (pro rata among the Requesting Holders and Shelf Piggybacking Holders based on the number of Registrable Securities each requested to be included; and

(ii)          Second, to the extent that the number of Requesting Holder and Shelf Piggybacking Holder Securities is less than the Section 2.02 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(d)          The Company shall select the Managing Underwriter and any other underwriters in connection with such Shelf Underwritten Offering. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.03.

Section 2.03         Delay and Suspension Rights.

Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall immediately discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if the Company determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company), (ii) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period.

Section 2.04         Piggyback Registration Rights.

(a)          Subject to Section 2.04(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the $5,000,000 of Registrable Securities calculated based on the Registrable Securities Amount, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.04(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.04(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.04(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and include such other information as is requested pursuant to clause (i) of Section 2.05(c)) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.04(c), the Company shall use commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.04(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)         Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)          If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.04 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)           First, if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii)          Second, if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders; and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other holders based on the number of shares of Common Stock each requested to be included and, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.04 Maximum Number of Shares, the shares of Common Stock requested to be included by the Piggybacking Holders, pro rata among the Piggybacking Holders.

(d)         The Company or the other Persons who have or have been granted registration rights initiating such Piggyback Underwritten Offering (if so entitled pursuant to such registration rights), as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Common Stock offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.05         Participation in Underwritten Offerings.

(a)          In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.04, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Section 2.10) and other rights and obligations as are customary in Underwritten Offerings by the Company. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)         Any participation by Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of (i) the Company, if such Piggyback Underwritten Offering is for the account of the Company, or (ii) any other Persons who have or have been granted registration rights, if the Piggyback Underwritten Offering is for the account of such other Persons.

(c)          In connection with any Piggyback Underwritten Offering in which any Holder has the right to include Registrable Securities pursuant to Section 2.04, such Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering (including a Selling Stockholder Questionnaire) and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.05(a)), custody agreements, lock-up agreements pursuant to which such Holder agrees not to sell or purchase any securities of the Company for the same period of time following the registered offering as is agreed to by the Company and the other participating holders or such shorter period as the Managing Underwriter shall agree to, powers of attorney and questionnaires.

(d)         If the Company or the Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in clause (ii) of Section 2.05(c), the Holders shall take such action promptly but in any event within two Business Days following the date of such request.

Section 2.06         Registration and Sale Procedures.

In connection with its obligations under this Article II and with respect to each Registration Statement that includes Registrable Securities, the Company will:

(a)          promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b)          make available to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement, any prospectus used in connection therewith or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement, prospectus or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered thereby;

(c)          if applicable, use commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, take any action that would subject the Company to any material tax in any such jurisdiction where it is not then so subject, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)          promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(e)          (i) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which such statements were made); (B) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and (ii) following the provision of such notice, as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)          upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to the Registration Statement;

(g)         otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(h)         cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(i)           use commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(j)           provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of the Registration Statement;

(k)          if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(l)           in connection with an Underwritten Offering, use commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering; and

(m)         make available for inspection by any Selling Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, that the Company need not disclose any non-public information to any such person unless and until such person has entered into a confidentiality agreement with the Company.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.06, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.06 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.07         Cooperation by Holders.

The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement who has failed to furnish, within five Business Days of a request by the Company, such information that the Company determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act. The Company may require each Holder to furnish to the Company a written statement as to the number of shares of Common Stock beneficially owned by such Holder. Without limiting the foregoing, with respect to the Shelf Registration Statement, each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than three Business Days prior to the Filing Date or three Business Days following the date on which such Holder receives draft materials in accordance with Section 2.06(b).

Section 2.08         Restrictions on Public Sales by Holders.

Each Holder agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 60 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such Underwritten Offering on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed and (iii) the restrictions set forth in this Section 2.08 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Selling Holder; provided further, that this Section 2.08 shall not apply to any Holder that, together with such Holder’s Affiliates, holds less than 5% of the outstanding shares of Common Stock.

Section 2.09         Expenses.

The Company will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10         Indemnification and Contribution.

(a)          Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its directors, officers managers, employees, investment managers, agents and Affiliates and each other Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several (collectively, “Losses”) to which such Selling Holder or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance required under this Agreement, and the Company will reimburse such Selling Holder and each such director, officer, manager, employee, investment manager, agent, Affiliate and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses, actions or proceedings (collectively, “Expenses”); provided that the Company shall not be liable in any such case to the extent that any such Losses or Expenses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, free writing prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(b)         Indemnification by Selling Holders. Each Selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each director of the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange from and against any Losses to which the Company or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, and will reimburse them for any Expenses reasonably incurred by any of them (in each case in the same manner and to the same extent as set forth in Section 2.10(a)), insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) or Expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof (it being understood that any Selling Stockholder Questionnaire furnished by such Selling Holder is furnished expressly for this purpose). Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(c)          Notices of Claims; Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.10(a) or Section 2.10(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties (plus one firm of local counsel for all Indemnified Parties in each relevant jurisdiction)), and the Indemnifying Party shall be liable for any Expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)         Contribution.

(i)           If the indemnification provided for in this Section 2.10 is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and any Selling Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(ii)          The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.10(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.10(d)(i). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 2.10(d)(i) shall be deemed to include, subject to the limitations set forth above, any Expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          Limitation of Holders’ Liability. Notwithstanding the provisions of this Section 2.10, no Holder shall be liable for indemnification or contribution pursuant to this Section 2.10 for any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to a Registration Statement.

(f)          Indemnification Payments. The indemnification and contribution required by this Section 2.10 shall be made by periodic payments of the amount of any such Losses or Expenses as and when bills are received or such Losses or Expenses are incurred.

Section 2.11         Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)          make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)         file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)          so long as a Holder owns any Registrable Securities, furnish, unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.12         Transfer or Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Article II may be transferred or assigned by the Holders to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless the transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, the transferee, the number of Registrable Securities transferred or assigned to such transferee or assignee, together with any other Registrable Securities held by such transferee or assignee, shall be at least $5,000,000 in Registrable Securities calculated based on the Registrable Securities Amount, (b) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the transferor under this Agreement.

Section 2.13         Other Registration Rights.

From and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with a Requesting Holder or a Shelf Piggybacking Holder in a Shelf Underwritten Offering.

ARTICLE III
MISCELLANEOUS

Section 3.01         Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a)          if to a Lender, to such Lender at its address set forth in its Administrative Questionnaire;

(b)          if to any Holder other than a Lender, to such Holder at the address provided pursuant to Section 2.12; and

(c)          if to the Company, to it at:

300 E. Sonterra Blvd., Suite 1220
San Antonio, Texas 78258
Attention: General Counsel
Email: AFuchs@lilisenergy.com

; or, in each case, to such other address for such party as shall have been communicated by such party by like notice.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent by electronic mail; and when actually received, if sent by courier service.

Section 3.02         Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein; provided, however, that all or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with Section 2.12.

Section 3.03         Recapitalization, Exchanges, Etc. Affecting the Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.04         Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.05         Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have. The Company acknowledges that this Agreement constitutes a Loan Document.

Section 3.06         Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07         Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08         Governing Law.

THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT), WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION AGAINST ANY PARTY RELATING TO THE FOREGOING SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK OVER ANY SUCH ACTION. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 3.09         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10         Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11         Amendment.

This Agreement may be amended only by means of a written amendment signed by the Company and the Majority Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12         No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13         Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Holder hereunder.

Section 3.14         Independent Nature of Holders’ Obligations.

The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 3.15         Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Holder under this Agreement, such action shall be in such Holder’s sole discretion unless otherwise specified.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

COMPANY:

LILIS ENERGY, INC.

By:	/s/ Joseph C. Daches
Joseph C. Daches
Chief Financial Officer

Severally and not jointly for each entity listed below:

By:	/s/ Markus Specks
Markus Specks
Managing Director

THE VÄRDE FUND VI-A, L.P., as a Lender
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS, L.P., as a Lender
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XI (MASTER), L.P., as a Lender
By:	Värde Fund XI G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS (OFFSHORE)
MASTER, L.P., as a Lender
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

THE VÄRDE SKYWAY MASTER FUND, L.P., as a Lender
By:	The Värde Skyway Fund G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XII (MASTER), L.P., as a Lender
By:	The Värde Fund XII G.P., L.P., Its General Partner
By:	The Värde Fund XII UGP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Annex A

LILIS ENERGY, INC.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of Lilis Energy, Inc., a Nevada corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Stockholder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2.	Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐   No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐   No ☐

Note: If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐   No ☐

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐   No ☐

Note: If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.	Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

5.          Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past two years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Lilis Energy, Inc.

Attn: General Counsel

300 E. Sonterra Blvd., Suite 1220

San Antonio, TX 78258

Email: afuchs@lilisenergy.com

Exhibit 10.5

SERIES B 6.0% CONVERTIBLE PREFERRED STOCK CONVERSION AGREEMENT

This Preferred Stock Conversion Agreement (this “Agreement”), dated as of this 25th day of April 2017 (the “Execution Date”), by and among Lilis Energy, Inc. (the “Company”) and the holders of the Company’s Preferred Stock (as defined below) (each a “Holder”).

RECITALS

WHEREAS, on June 15, 2016, the Company sold to the Holder pursuant to a securities purchase agreement (the “Purchase Agreement”) shares of the Company’s newly designated Series B 6% Convertible Preferred Stock (the “Preferred Stock”) with such rights and preferences as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Preferred Stock (the “Certificate of Designation” and collectively with the Purchase Agreement and any related transaction documents, the “Transaction Documents”));

WHEREAS, the Holder currently holds the number of shares of Preferred Stock as set forth on Schedule A, attached hereto;

WHEREAS, the Company deems it advisable and in the best interests of its stockholders to restructure the Company’s capitalization as set forth herein;

WHEREAS, the Company and each Holder desire to amend the Certificate of Designation, in the form attached hereto as Exhibit A (the “Amended and Restated COD”), in order to remove any limitations upon beneficial ownership contained therein; and

WHEREAS, in consideration for the execution and delivery of this Agreement, immediately after the execution of this Agreement and the effectiveness of the Amended and Restated COD (the “Conversion Time”), subject to the terms hereof, all shares of Preferred Stock held by the Holder, including an increase to the Stated Value resulting from the payment of dividends thereon that would have accrued through December 31, 2017, shall be converted into shares of Common Stock, based on the conversion price set forth in the Certificate of Designation then in effect, without further action by the Holder (the “Conversion”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree follows:

AGREEMENT

1.       Recitals. The parties hereto agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by this reference.

2.        Definitions. Unless otherwise defined herein, all terms used herein shall have the definitions specified in the Certificate of Designation and the Purchase Agreement.

3.        Company’s Representations and Warranties.  The Company represents and warrants that each share of the Conversion Stock will be duly authorized, validly issued, fully paid and nonassessable.

4.        Holders’ Representations, Warranties, Covenants and Agreements.  Each Holder hereby represents and warrants to, and covenants and agrees with, the Company as follows:

(a)                Such Holder is the record and beneficial holder of the Preferred Stock set forth opposite such Holder’s name on Schedule A attached hereto, free and clear of any liens and encumbrances.

(b)               Such Holder has had complete and unrestricted access to all material information about the Company that could affect such Holder’s decision to agree to the Conversion.  As a result of such Holder’s access to all such material information, such Holder acknowledges that such Holder is fully informed and knowledgeable about the Company, its business, operations and plans, and has therefore made a fair and reasoned decision to consent to the Conversion.

(c)                Such Holder acknowledges that an investment in the Conversion Stock involves a substantial degree of risk and is suitable only for persons with adequate means who have no need for liquidity in their investments.

(d)               Such Holder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Conversion Stock and the suitability of the investment for such Holder.

(e)                Such Holder is effecting the Conversion for investment purposes only and has no present intention to sell or exchange the Conversion Stock. Such Holder has adequate means for providing for his or her current needs in any foreseeable contingency, and such Holder has no need to sell the Conversion Stock in the foreseeable future.

(f)                Such Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(g)                Such Holder acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Conversion, nor any recommendation or endorsement, of the issuance of the Conversion Stock in connection with the Conversion.

(h)               Such Holder acknowledges that none of the Conversion Stock has been registered under the Securities Act of 1933, as amended (the “Act”), or the blue sky laws of any state.

(i)                 Such Holder hereby acknowledges that Holder has relied on his or her own independent tax counsel regarding the tax effects, if any, of the Conversion.

(j)                 Holder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Holder’s obligations hereunder.

(k)               No consent, approval or agreement of any individual or entity is required to be obtained by the Holder in connection with the execution and performance by the Holder of this Agreement or the execution and performance by the Holder of any agreements, instruments or other obligations entered into in connection with this Agreement.

(l)                 There is no judgment, decree or order against the Holder that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(m)             There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Holder’s knowledge, threatened against the Holder or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

(n)               No bankruptcy, receivership or debtor relief proceedings are pending or, to the Holder’s knowledge, threatened against the Holder.

5.        Preferred Stock Conversion.

(a)  COD Amendment; Automatic Conversion. Immediately after the execution of this Agreement, the Company shall file the Amended and Restated COD with the Secretary of State for the State of Nevada. At the Conversion Time, the Conversion shall automatically take effect without any action on the part of the Holder such that the Holder shall receive that number of shares of Common Stock (the “Conversion Shares”) as stipulated therein and as stated on Schedule A attached hereto and the Holder acknowledges, accepts and authorizes the foregoing Conversion.

(b)    Cancellation of the Preferred Stock. The Holder unconditionally acknowledges, affirms and agrees that simultaneously with the Conversion and delivery to the Holder of the Conversion Shares, the Preferred Stock shall be deemed canceled, null and void, and the Company shall have no further obligation to the Holder with respect to the Preferred Stock or the Certificate of Designation. Moreover, for the avoidance of doubt, from and after the Closing, no further dividends shall be payable in respect of the shares of Preferred Stock outstanding immediately prior to the Closing. The Parties agree that any and all accrued dividends, liquidation preferences and other rights or privileges afforded to the shares Preferred Stock shall be terminated and cancelled upon the Closing.

(c)        Conversion Procedures. At the Conversion Time, (i) each Holder shall deliver to the transfer agent for the shares of Preferred, Stock, the original stock certificate(s) representing such Holders shares of Preferred Stock; and (ii) the Company shall issue and deliver to each Preferred Shareholder the number of Conversion Shares set forth for such Preferred Shareholder on Schedule A, as evidenced by an original stock certificate dated the Closing Date and registered in the name of such Preferred Shareholder.

6.        No Third Party Beneficiaries. Except as expressly set forth herein, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The undersigned agrees, on its behalf and on behalf of its representatives, to submit to the jurisdiction of any court of competent jurisdiction located in the State of New York, County of New York, to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

8.        Counterparts. This Agreement may be executed by the Company and the Holder in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have executed this Agreement as of the Execution Date.

COMPANY:

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

HOLDER:

LOGIC CAPITAL 2016

By:	/s/ Terence Lui

Name:	Terrence Lui

Title:	General Counsel and Chief Compliance Officer

Registration:	Gundyco in trust for A/C 515-00597 22

LOGIC CAPITAL 2016

By:	/s/ Terence Lui

Name:	Terrence Lui

Title:	General Counsel and Chief Compliance Officer

Registration:	Gundyco in trust for A/C 515-00596 23

INVESTOR COMPANY 5J5505D

By:	/s/ Matt Wood

Name:	Matt Wood

Title:	Portfolio Manager

BMO Nesbitt Burns

By:	/s/ Warren Irwin

Name:	Warren Irwin

Title:	Chief Investment Officer, Rosseau Asset Management Ltd.

Registration:	G10-Rosseau Special Situations Master Fund

BMO Nesbitt Burns

By:	/s/ Warren Irwin

Name:	Warren Irwin

Title:	Chief Investment Officer, Rosseau Asset Management Ltd.

Registration:	Rosseau Limited Partnership

THE BRALINA GROUP, LLC

By:	/s/ Abraham Mirman

Name:	Abraham Mirman

Title:	Managing Member

PERUGIA INVESTMENTS, LP

By:	/s/ Ronald Dean Ormand

Name:	Ronald Dean Ormand

Title:	General Partner

KURT ZIMMERMAN

By:	/s/ Kurt Zimmerman

Name:	Kurt Zimmerman

Title:	Owner

KKN HOLDINGS LLC

By:	/s/ Kevin Nanke

Name:	Kevin Nanke

Title:	Manager/Owner

J. STEVEN EMERSON ROTH IRA

By:	/s/ J. Steven Emerson

Name:	J. Steven Emerson

Title:	Sole Beneficiary

J. STEVEN EMERSON ROTH IRA ROLLOVER II

By:	/s/ J. Steven Emerson

Name:	J. Steven Emerson

Title:	Sole Beneficiary

PACIFIC CAPITAL MANAGEMENT LLC

By:	/s/ Jonathan Glaser

Name:	Jonathan Glaser

Title:	Managing Member

WALLINGTON INVESTMENT HOLDINGS LTD

By:	/s/ Pierre Caland

Name:	Pierre Caland

Title:	Director

EZRALOW FAMILY TRUST U/T/D 12/09/1980

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow

Title:	Trustee

EZRALOW MARITAL TRUST U/T/D 01/12/2002

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow

Title:	Trustee

MARSHALL S. EZRALOW ROTH IRA

By:	/s/ Marshall S. Ezralow

Name:	Marshall S. Ezralow

Title:	Participant

ELEVADO INVESTMENT CO, LLC

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow as Trustee of the Ezralow Family Trust

Title:	Manager and Member

EMSE, LLC

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow as Trustee of the Bryan Ezralow 1994 Trust

Title:	Manager and Member

MARC EZRALOW 1997 TRUST U/T/D 11/26/1997

By:	/s/ Marc Ezralow

Name:	Marc Ezralow

Title:	Trustee

BRYAN EZRALOW 1994 TRUST U/T/D 12/22/1994

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow

Title:	Trustee

EZ COLONY PARTNERS, LLC

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow as Trustee of the Bryan Ezralow 1994 Trust

Title:	Manager and Member

MARC EZRALOW IRREVOCABLE TRUST 06/01/2004

By:	/s/ Bryan Ezralow

Name:	Bryan Ezralow

Title:	Trustee

SPA TRUST U/T/D 09/13/2004

By:	/s/ Marc Ezralow

Name:	Marc Ezralow

Title:	Trustee

FREEDMAN 2006 IRREVOCABLE TRUST U/T/D 02/27/2006

By:	/s/ Gary E. Freedman

Name:	Gary E. Freedman

Title:	Trustee

DAVID LEFF FAMILY TRUST U/T/D 02/03/1988

By:	/s/ David Michael Leff

Name:	David Michael Leff

Title:	Trustee

C AND R IRREVOCABLE TRUST U/T/D 11/05/2007

By:	/s/ David Michael Leff

Name:	David Michael Lef

Title:	Trustee

THE RUNNELS FAMILY TRUST DTD 1-11-2000

By:	/s/ G. Tyler Runnels

Name:	G. Tyler Runnels

Title:	Trustee

TRW CAPITAL GROWTH FUND, LP

By:	/s/ G. Tyler Runnels

Name:	G. Tyler Runnels

Title:	Trustee

Exhibit A

Amended and Restated COD

[see attached]

Schedule A

Holder	Amount of Series B Preferred Shares Remaining	Shares Converted Based on Stated Value of Remaining Series B Shares	Amount of Interest Shares to be Converted Calculated with a Conversion Date of 12/31/17	Total Amount of Common Shares Converted
Rosseau Asset Management Ltd.	2,000	1,818,182	168,485	1,986,667
LOGiQ Capital 2016	1,426	1,296,364	120,130	1,416,494
Investor Company 5J5505D	3,952	3,592,727	332,926	3,925,654
J. Steven Emerson Roth IRA Pershing LLC as Custodian	750	681,818	63,182	745,000
J. Steven Emerson IRA Rollover II Pershing LLC as Custodian	750	681,818	63,182	745,000
Perugia Investments LP	1,000	909,091	84,242	993,334
Bralina Group LLC	1,650	1,500,000	139,000	1,639,000
KKN Holdings LLC	200	181,818	16,848	198,667
Pacific Capital Management, LLC	500	454,545	42,121	496,667
Wallington Investments Holdings, Ltd.	250	227,273	21,061	248,334
Kurt Zimmerman	125	113,636	10,530	124,167
Bryan Ezralow 1994 Trust DTD 12/22/94	300	272,727	25,273	298,000
Elevado Investment Company, LLC	150	136,364	12,636	149,000
EMSE, LLC	100	90,909	8,424	99,334
EZ Colony Patners, LLC	200	181,818	16,848	198,667
Marc Ezralow 1997 Trust u/t/d 11/26/97	150	136,364	12,636	149,000
Marshall S. Ezralow Roth IRA	100	90,909	8,424	99,334
Ezralow Marital Trust U/T/D 01/12/2002	50	45,455	4,212	49,667
Ezralow Family Trust U/T/D 12/09/1980	50	45,455	4,212	49,667
Freedman Family Trust u/t/d 02/27/2006	50	45,455	4,212	49,667
Marc Ezralow Irrevocable Trust u/t/d 06/01/04	50	45,455	4,212	49,667
SPA Trust u/t/d 09/13/04	50	45,455	4,212	49,667
C&R Leff Irrevocable Trust U/T/D 11/05/2007	25	22,727	2,106	24,834
David Leff Family Trust U/T/D 02/03/1988	25	22,727	2,106	24,834
TRW Capital Growth Fund, L.P.	200	181,818	16,849	198,667
The Runnels Family Trust DTD 1-11-2000	276	250,909	23,251	274,160
Total:	14,379	13,071,818	1,211,322	14,283,149

Exhibit 99.1

LLEX:NASDAQ

LILIS ENERGY SECURES $140 MILLION FINANCING

Funds Ongoing Growth Plan via Drilling Program and Acquisitions

•	Lilis and Vӓrde Partners Execute $125 Million Convertible Second Lien Term Loan
•	Lilis Executes New $15 Million Tranche Under Existing First Lien Credit Facility
•	Company Redeemed Its 6% Redeemable Preferred Stock and Converted Its Series B 6% Convertible Preferred Stock
•	Lilis Secured Additional 2,000 Net Acres in April, Expands Permian Leasehold to Over 10,000 Net Acres

SAN ANTONIO, TEXAS – April 26, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced the closing of $140 million in new financings. The financings include a $125 million convertible second lien term loan facility funded by Vӓrde Partners, Inc. (“Vӓrde”), and an additional $15 million in the form of incremental term loans under Lilis’s existing first lien credit facility. The funds will be used to fuel the Company’s continued expansion in the Permian Basin through leasing activity and acquisitions, as well as to fund Lilis’s drilling program. Additionally, the funds will be used to repay approximately $38 million of the Company’s existing debt, as well as for general corporate purposes.

The $125 million financing from Vӓrde consists of an $80 million convertible, second lien term loan that funded at closing on April 26, and a $45 million delayed-draw term loan on the same terms, to fund future acreage acquisitions. The delayed-draw term loan is committed to Lilis for leasing activity within defined parameters and available either in a single draw or in multiple draws to fund future acreage acquisitions. Both tranches earn interest at 8.25% annually, paid-in-kind, through a four-year maturity. The Vӓrde term loans are convertible, subject to certain terms and conditions, at $5.50 per share. The new $15 million term loan was structured as an amendment to the Company’s existing first lien term loan facility.

“Värde is a welcomed partner who sees our vision, and recognizes our progress and commitment to increasing value for all stakeholders. We are drilling wells that are among the best in the country on a BOE per lateral foot basis. We have surpassed our June 30 acreage target of 10,000 net acres in the core of the Delaware Basin, well ahead of schedule. Our goals are to continue our rapid growth through the drill bit, aggressive leasing, and accretive acquisitions. This financing gets us the dry powder we need to accelerate our efforts,” said Avi Mirman, Lilis’s Chief Executive Officer.

“We look forward to our partnership with Lilis, and appreciate the opportunity to participate in the Company’s exciting growth prospects,” said Markus Specks, Managing Director at Värde who leads Oil and Gas investing. “This transaction pairs well with our objective to provide tailored capital solutions to the oil and gas industry in a way that aligns value creation for all stakeholders.”

Upon closing, Värde received one Observer seat on Lilis’s Board of Directors and, upon conversion ,may receive up to two Board seats based on its proportionate holdings of the Company’s common equity. Lilis’s Board of Directors has the right to approve proposed candidates for Board seats.

The Company also announced that it has redeemed or converted all outstanding shares of its outstanding preferred stock. Through an agreement reached with the holders of its Series B 6% Preferred Stock, all shares of Series B 6% Preferred Stock converted into approximately 14.3 million shares of common stock concurrently with the closing of the second lien term loan facility. Additionally, the Company redeemed, in full, its 6% Redeemable Preferred Stock as of April 21, 2017.

Joseph C. Daches, Lilis’s EVP and CFO added: “We are pleased to have successfully redeemed and converted these two pieces of preferred stock, and have made progress on our efforts to streamline our capital structure. We are also excited to partner with Värde and believe we have negotiated a structure that will exponentially enhance shareholder value.”

KES 7 Capital Inc. acted as the Company’s adviser for the new first lien credit facility financing.

Bracewell LLP served as legal advisor to the Company, and Kirkland & Ellis LLP served as legal advisor to Vӓrde.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

About Värde Partners

Värde Partners is a $12 billion global alternative investment firm that employs a value-based approach to investing across a broad array of geographies, segments and asset types, including real estate, corporate credit, residential mortgages, specialty finance, transportation, and energy. Värde sponsors and manages a family of private investment funds with a global investor base that includes foundations and endowments, pension plans, insurance companies, other institutional investors and private clients. Now in its third decade, Värde employs 250 people with main offices in Minneapolis, London and Singapore. For more information about the firm, please visit www.varde.com, and for more information about the firm’s activity in the oil and gas industry, please contact Markus Specks by email at mspecks@varde.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31

Exhibit 99.2

LLEX:NASDAQ

LILIS ENERGY ANNOUNCES TRADING ON NYSE MKT TO COMMENCE MAY 9, 2017

SAN ANTONIO, TEXAS – April 26, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced that its common stock has been approved for listing on the NYSE MKT. The Company’s common stock is expected to begin trading on NYSE MKT under its current symbol “LLEX,” beginning at the open of market on May 9, 2017. In connection with the listing of its common stock on the NYSE MKT, Lilis intends to terminate the listing of its common stock on Nasdaq. The Company intends to file with SEC a Form 25 related to the delisting from Nasdaq prior to or at the commencement of trading on the NYSE MKT, and the delisting will be effective ten days after the filing of the Form 25.

“Uplisting to the NYSE MKT follows our recent $140 million of financings and highlights the rapid progress our management team and Board have made in executing on the strategic vision laid out a year ago,” said Avi Mirman, Lilis’s Chief Executive Officer.

John Tuttle, Global Head of Listings at NYSE, commented: “We are delighted to welcome Lilis Energy, which is transferring to NYSE MKT and joining some of the world’s best listed energy companies. We look forward to providing Lilis with the unique benefits of our market model, unrivalled brand platform and exceptional market quality delivered by our NYSE MKT designated market makers.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd, Suite #1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

On May 5, 2017, Lilis Energy, Inc. (the “Company”) entered into amendments to the employment agreements of each of Abraham Mirman, Chief Executive Officer, Joseph Daches, Executive Vice President and Chief Financial Officer, and Ariella Fuchs, EVP, General Counsel and Secretary (each an “Amendment”). The Amendments eliminate the executives’ eligibility to receive certain “cash incentive bonuses” under the agreements that had been tied to BOE and EBITDAX production thresholds. These incentive bonuses were replaced with bonuses paid out immediately in a combination of cash ($1,307,200 to Mr. Mirman; $998,900 to Mr. Daches; and $861,000 to Ms. Fuchs) and shares of Company common stock (280,000 shares to Mr. Mirman; 235,000 shares to Mr. Daches; and 150,000 shares to Ms. Fuchs) to each executive pursuant to terms agreed to by the Board of Directors of the Company.

The foregoing description of the terms of each of the Amendments with Mr. Daches, Mr. Mirman and Ms. Fuchs is not complete and is subject in its entirety by reference to the terms of such Amendments, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 hereto.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Employment Agreement with Abraham Mirman, dated as of May 5, 2017

10.2	First Amendment to Employment Agreement with Joseph Daches, dated as of May 5, 2017

10.3	Second Amendment to Employment Agreement with Ariella Fuchs, dated as of May 5, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Employment Agreement with Abraham Mirman, dated as of May 5, 2017

10.2	First Amendment to Employment Agreement with Joseph Daches, dated as of May 5, 2017

10.3	Second Amendment to Employment Agreement with Ariella Fuchs, dated as of May 5, 2017

Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement dated as of July 5, 2016 (the “Employment Agreement”), dated as of May 5, 2017 (this “Amendment”), is by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), and Abraham Mirman (“Executive”).

WHEREAS, the parties hereto desire to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.        Cash Incentive Bonus. Section 5.3 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“5.3        Reserved.”

2.       Additional Representations and Warranties. This Amendment and the Employment Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.       Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

4.       Effect on the Employment Agreement. The Employment Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Employment Agreement (or an agreement to agree to any future amendment, waiver or consent).

5.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature on the following page]

IN WITNESS WHEREOF, Lilis and Executive have caused this Amendment to executed as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ General Merrill McPeak
	Name:	General Merrill McPeak
	Title:	Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ Abraham Mirman
	Name:	Abraham Mirman
	Title:	Chief Executive Officer

Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement dated as of January 23, 2017 (the “Employment Agreement”), dated as of May 5, 2017 (this “Amendment”), is by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), Joseph Daches (“Executive”).

WHEREAS, the parties hereto desire to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Cash Incentive Bonus. Section 5.2 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“5.2        Reserved.”

2.       Additional Representations and Warranties. This Amendment and the Employment Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.       Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

4.       Effect on the Employment Agreement. The Employment Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Employment Agreement (or an agreement to agree to any future amendment, waiver or consent).

5.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature on the following page]

IN WITNESS WHEREOF, Lilis and Executive have caused this Amendment to executed as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
	Name:	Abraham Mirman
	Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Joe Daches
	Name:	Joe Daches

Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement dated as of July 5, 2016 (the “Employment Agreement”), dated as of May 5, 2017 (this “Amendment”), is by and among Lilis Energy, Inc., a Nevada corporation (the “Company”), and Ariella Fuchs (“Executive”).

WHEREAS, the parties hereto desire to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Cash Incentive Bonus. Section 5.3 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“5.3        Reserved.”

2.       Additional Representations and Warranties. This Amendment and the Employment Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.       Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

4.       Effect on the Employment Agreement. The Employment Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Employment Agreement (or an agreement to agree to any future amendment, waiver or consent).

5.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature on the following page]

IN WITNESS WHEREOF, Lilis and Executive have caused this Amendment to executed as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
	Name:	Abraham Mirman
	Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

☐   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______to______.

Commission file number: 001-35330

Lilis Energy, Inc.

(Name of registrant as specified in its charter)

Nevada	74-3231613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 E. Sonterra Blvd., Suite No. 1220, San Antonio, TX 78258

(Address of principal executive offices, including zip code)

Registrant’s telephone number including area code: (210) 999-5400

Indicate by check mark if the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Act):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐    No ☒

As of May 10, 2017, 50,419,551 shares of the registrant’s common stock were issued and outstanding.

Lilis Energy, Inc.

INDEX

PART I - FINANCIAL INFORMATION

23

FORWARD-LOOKING STATEMENTS

This quarterly report, including materials incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning future production, reserves or other resource development opportunities; any projected well performance or economics, or potential joint ventures or strategic partnerships; any statements regarding future economic conditions or performance; any statements regarding future capital-raising activities; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “should,” “could,” “estimate,” “intend,” “plan,” “project,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this presentation.  Except as required by law, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and the following additional factors:

•	our estimates regarding operating results, future revenues and capital requirements;
•	our ability to successfully integrate our acquisition of Brushy Resources, Inc. and realize anticipated benefits from such acquisition;
•	availability of capital on an economic basis, or at all, to fund our continuing capital or operating needs;
•	our level of debt, which could adversely affect our ability to raise additional capital, limit our ability to react to economic changes and make it more difficult to meet our obligations under our debt;
•	restrictions imposed on us under our credit agreements or other debt instruments that limit our discretion in operating our business;
•	potential default under our material debt agreements;
•	failure to meet requirements or covenants under our debt instruments, which could lead to foreclosure of significant core assets;
•	failure to fund our authorization for expenditures from other operators for key projects which will reduce or eliminate our interest in the wells/asset;
•	the inability of management to effectively implement our strategies and business plans;
•	estimated quantities and quality of oil and natural gas reserves;
•	exploration, exploitation and development results;
•	fluctuations in the price of oil and natural gas, including further reductions in prices that would adversely affect our revenue, cash flow, liquidity and access to capital;
•	availability of, or delays related to, drilling, completion and production, personnel, supplies (including water) and equipment;
•	the timing and amount of future production of oil and natural gas;
•	the timing and success of our drilling and completion activity;
•	lower oil and natural gas prices negatively affecting our ability to borrow or raise capital, or enter into joint venture arrangements;
•	declines in the values of our natural gas and oil properties resulting in further write-down or impairments;
•	inability to hire or retain sufficient qualified operating field personnel;
•	our ability to successfully identify and consummate acquisition transactions;
•	our ability to successfully integrate acquired assets or dispose of non-core assets;
•	the occurrence of natural disasters, unforeseen weather conditions, or other events or circumstances that could impact our operations or could impact the operations of companies or contractors we depend upon in our operations;

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

24

LILIS ENERGY, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,416	$11,738
Accounts receivables, net of allowance of $78 and $106, respectively	5,917	2,247
Prepaid expenses and other current assets	1,520	767
Total current assets	27,853	14,752
Oil and gas properties, full cost method of accounting
Unproved	27,176	24,461
Proved	27,280	69,809
Less: accumulated depreciation, depletion, amortization and impairment	(6,575)	(55,771)
Total oil and gas properties, net	47,881	38,499

Other property and equipment, net	55	52
Other assets	325	216
Total other assets	380	268

Total assets	$76,114	$53,519

The accompanying notes are an integral part of these financial statements.

25

LILIS ENERGY, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,390	$5,166
Accrued liabilities	7,005	2,706
Dividends payable	948	808
Asset retirement obligations	331	338
Current portion of long-term debt	17	17
Total current liabilities	12,691	9,035
Asset retirement obligations	938	919
Long-term debt, net of current portion	36,137	30,226
Long-term derivative liabilities	683	1,400
Total liabilities	50,449	41,580

Commitments and contingencies (Note 12)

Conditionally redeemable 6% preferred stock, $0.0001 par value, 7,000 shares authorized, 2,000 shares issued and outstanding with a liquidation preference of $2,270 and $2,240 at March 31, 2017 and December 31, 2016, respectively	1,915	1,874

Stockholders’ Equity:
Series B Convertible Preferred stock, $0.0001 par value; stated rate $1,000; 20,000 shares authorized; 14,379 and 16,828 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively, with a liquidation preference of $20,686 and $20,627 at March 31, 2017 and December 31, 2016, respectively.	10,983	13,432
Common stock, $0.0001 par value; 100,000,000 shares authorized, 30,233,397 and 20,918,901 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively.	3	2
Additional paid-in capital	244,969	219,837
Accumulated deficit	(232,205)	(223,206)
Total stockholders’ equity	23,750	10,065

Total liabilities, redeemable preferred stock and stockholders’ equity	$76,114	$53,519

The accompanying notes are an integral part of these financial statements.

26

LILIS ENERGY, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016

Oil, natural gas and natural gas liquid sales	$3,233	$42

Costs and expenses:
Production costs	929	37
Production taxes	142	2
General and administrative	9,311	1,664
Depreciation, depletion and amortization	1,124	20
Accretion of asset retirement obligations	22	3
Total operating expenses	11,528	1,726

Loss from operations	(8,295)	(1,684)

Other income (expense):
Other income	8	(1)
Gain (loss) in fair value of derivative instruments	346	(68)
Loss in fair value of conditionally redeemable 6% preferred stock	(41)	(324)
Interest expense	(774)	(1,334)
Total other income (expense)	(461)	(1,727)

Net loss before income tax	(8,756)	(3,411)
Income tax expense	-	-
Net loss	(8,756)	(3,411)
Dividends on redeemable preferred stock	(30)	(30)
Dividend on Series B Convertible Preferred stock	(213)	(150)
Net loss attributable to common stockholders	$(8,999)	$(3,591)

Net loss per common share basic and diluted	$(0.32)	$(0.12)
Weighted average common shares outstanding:
Basic and diluted	27,847,651	29,152,369

The accompanying notes are an integral part of these financial statements.

27

LILIS ENERGY, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(8,756)	$(3,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity instruments issued for services and compensation	2,779	369
Amortization of deferred financing cost	127	27
Accretion of debt discount	115	794
Loss in fair value of derivative instruments	(346)	68
Loss in fair value of conditionally redeemable 6% preferred stock	41	324
Depreciation, depletion, amortization	1,124	20
Accretion of asset retirement obligation	22	3

Changes in operating assets and liabilities:
Accounts receivable	(3,671)	(34)
Prepaid and other assets	(216)	(312)
Accounts payable, accrued expenses and other liabilities	3,527	1,370
Net cash used in operating activities	(5,254)	(782)

Cash flows from investing activities:
Cash advance to Brushy Resources, Inc.	-	(608)
Proceeds from sale of DJ Basin properties	1,082	-
Restricted cash	(645)	9
Capital expenditures	(11,360)	-
Net cash used in investing activities	(10,923)	(599)

Cash flows from financing activities:
Proceeds from term loan, net of financing costs	6,706	-
Proceeds from issuance of convertible notes	-	1,300
Proceeds from warrant exercise	71	-
Proceeds from exercise of stock options	228	-
Proceeds from private placement, net of financing costs and subscription receivable	17,854	-
Repayment of notes payable	(4)	-
Net cash provided by financing activities	24,855	1,300
Increase (decrease) in cash	8,678	(81)
Cash at beginning of period	11,738	110
Cash at end of period	$20,416	$29
Supplemental disclosure:
Cash paid for interest	$926	$87

The accompanying notes are an integral part of these financial statements.

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LILIS ENERGY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2017

(UNAUDITED)

NOTE 1 - ORGANIZATION

Lilis Energy, Inc. (“Lilis”, “Lilis Energy” and the “Company”) is an independent oil and gas exploration and production company focused on the Delaware Basin in Reeves, Winkler and Loving Counties, Texas and Lea County, New Mexico.

On June 23, 2016, the Company completed a merger transaction with Brushy Resources, Inc. (“Brushy”) and effected a 1-for-10 reverse stock split of its Common Stock (the “Reverse Split”). The accompanying consolidated financial statements give retroactive effect to the Reverse Split for all periods presented.

All references to production, sales volumes and reserves quantities are net to the Company’s interest unless otherwise indicated.

NOTE 2 - MANAGEMENT PLANS AND LIQUIDITY

The Company has reported net operating losses during the three months ended March 31, 2017 and for the past five years. As a result, in 2016 and 2017 the Company funded its operations and the merger with Brushy through additional debt and equity financing. On September 29, 2016, the Company entered into a First Lien Credit Agreement (defined below) that provides for a three-year, senior, secured term loan with initial aggregate principal commitments of $31.0 million and a maximum facility size of $50 million (the “First Lien Term Loan”). On February 7, 2017, pursuant to the terms of the First Lien Credit Agreement, the Company exercised the accordion advance feature increasing the aggregate principal amount outstanding under the term loan from $31.0 million to $38.1 million.

 As of March 31, 2017, the Company had a working capital balance and a cash balance of approximately $15.2 million and $20.4 million, respectively. Since that date, the Company has bolstered its cash balance through the funding of $15 million under a first and second amendment to the First Lien Credit Agreement which closed on April 24, 2017, that was structured as a new tranche under the First Lien Term Loan, and the funding through a new, four-year, $125 million, convertible, Second Lien Term Loan (defined below), with $80 million drawn immediately and additional availability of $45 million that provides discretionary funding for leasing activity and acreage acquisitions under certain conditions, which closed on April 26, 2017. The Company received approximately $56.6 million in combined net proceeds from Bridge Loan and the Second Lien Credit Facility, following repayment of $38.3 million outstanding including accrued interest under the existing first lien term loan, which was subsequently cancelled. Due in part to these transactions, the Company believes that it will have sufficient capital to operate over the next 12 months from the date of the filing of this quarterly report.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As of March 31, 2017, the Company’s wholly owned subsidiaries include Brushy Resources, Inc (“Brushy”), ImPetro Operating, LLC (“ImPetro Operating”), ImPetro Resources, LLC (“Resources”), and Lilis Operating Company, LLC (“Lilis Operating”). All significant intercompany accounts and transactions have been eliminated in consolidation.

29

Interim Financial Statements

The accompanying unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Company’s accounting policies are described in the Notes to Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2016, and updated, as necessary, in this Quarterly Report on Form 10-Q.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Although actual results may differ from these estimates under different assumptions or conditions, the Company believes that its estimates are reasonable.

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment on oil and gas properties, fair value of financial instruments, including derivative liabilities and conditionally redeemable preferred stock, depreciation and accretion, income taxes and contingencies.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. These reclassifications have no effect on the Company’s previously reported results of operations. For the three months ended March 31, 2016, change in fair value on executive bonus of approximately $222,000 was originally presented in the adjustments to reconcile net loss to net cash used in operating activities in the Consolidated Statement of Cash Flows. The executive bonus liabilities were written off during the three months ended March 31, 2016. As a result, this amount is reclassified to accrued liabilities under changes in operating assets and liabilities. This change in classification does not have any effect on the previously reported Consolidated Statement of Cash Flows for the three months ended March 31, 2016.

Oil and Gas Producing Activities

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration, non-production related development and acquisition of oil and natural gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling, developing and completing productive wells and/or plugging and abandoning non-productive wells, and any other costs directly related to acquisition and exploration activities. Proceeds from property sales are generally applied as a credit against capitalized exploration and development costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of proved reserves.

Depletion of exploration and development costs and depreciation of wells and tangible production assets is computed using the units-of-production method based upon estimated proved oil and gas reserves. Costs included in the depletion base to be amortized include (a) all proved capitalized costs including capitalized asset retirement costs net of estimated salvage values, less accumulated depletion, (b) estimated future development costs to be incurred in developing proved reserves; and (c) estimated decommissioning and abandonment/restoration costs, net of estimated salvage values, that are not otherwise included in capitalized costs.

The costs of undeveloped acreage are withheld from the depletion base until it is determined whether or not proved reserves can be assigned to the properties. When proved reserves are assigned to such properties or one or more specific properties are deemed to be impaired, the cost of such properties or the amount of the impairment is added to the full cost pool which is subject to depletion calculations.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized. During the three months ended March 31, 2017 and 2016, no impairment was recorded.

30

The present value of estimated future net cash flows was computed by applying a flat oil price to forecast revenues from estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves (assuming the continuation of existing economic conditions), less any applicable future taxes.

The flat oil price is the first-day-of-the-month price as defined by the SEC in Rule 4-10 of Regulation S-X which includes the 12-month average of first-day-of-the-month prices from various indices. The flat oil price is adjusted to match up with accounting data through the use of a differential.

Accrued Liabilities

As of March 31, 2017 and December 31, 2016, the Company’s accrued liabilities consisted of the following:

	March 31, 2017	December 31, 2016
Accrued bonus	$894	$-
Accrued financing costs	659	-
Accrued drilling costs	1,763	1,331
Accrued revenue	2,433	1,313
Accrued costs related to divestiture of DJ Basin properties	584	-
Accrued payroll tax withholding	237	-
Other accrued liabilities	435	62
	$7,005	$2,706

Asset Retirement Obligations

The Company incurs retirement obligations for certain assets at the time they are placed in service. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value. For purposes of depletion calculations, the Company includes estimated dismantlement and abandonment cost, net of salvage values, associated with future development activities that have not yet been capitalized as asset retirement obligations. Asset retirement obligations incurred are classified as Level 3 (unobservable inputs) fair value measurements. The asset retirement liability is allocated to operating expense using a systematic and rational method. The Company has accreted approximately $22,000 and $3,000 for the three months ended March 31, 2017 and 2016, respectively.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller's price to the buyer is fixed or determinable and (iv) collectability is reasonably assured.

The Company uses the entitlements method of accounting for oil, natural gas and natural gas liquid (NGL) revenues. Should sales proceeds be in excess of the Company's entitlement, these amounts will be included in accrued liabilities and the Company's share of sales taken by others will be included in other assets in the accompanying consolidated balance sheets. The Company had no material oil, natural gas or NGL entitlement assets or liabilities as of March 31, 2017 and December 31, 2016.

All revenue proceeds relating to third-party royalty owners not remitted by the end of a reporting period are accounted for in accrued revenue. As of March 31, 2017 and December 31, 2016, the Company had approximately $2.4 million and $1.3 million, respectively, of such revenue proceeds recorded in accrued liabilities.

31

Major Customers

During the three months ended March 31, 2017 and 2016, the Company’s major customers consisted as a percentage of the following:

	Three Months Ended March 31,
	2017	2016
Texican Natural Gas Company	77%	-%
Energy Transfer Partners, L.P.	16%	-%
Shell Trading (US) Company	2%	32%
Peterson Energy Operating	-%	30%
PDC Energy, Inc.	-%	38%
Others below 10%	5%	-%
	100%	100%

Impairment of Long-lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Loss Per Share

Basic loss per share was calculated by dividing loss applicable to common shares by the weighted average number of common shares outstanding during the periods presented. The weighted average common shares outstanding include issued and outstanding shares of common stock and shares issuable for little or no consideration. The Company has included 3,738,639 and 3,522,735 relating to warrants, with an exercise price of $.01, in its basic earnings per share calculation for the three months ended March 31, 2017 and for the year ended December 31, 2016, respectively. The calculation of diluted loss per share includes the weighted average common shares outstanding plus potential dilutive impact of shares issuable upon the conversion of debt or preferred stock, vested restricted stock and exercise of warrants and options during the period, unless their effect is anti-dilutive. At March 31, 2017 and December 31, 2016, shares underlying restricted stock units, restricted stock, options, warrants (excluding warrants exercisable at $0.01), preferred stock have been excluded from the diluted share calculations as they were anti-dilutive as a result of net losses incurred.

The Company had the following shares of Common Stock equivalents at March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016
Stock Options	6,318,500	5,956,833
Restricted Stock Units	9,999	149,584
Restricted Stock	1,116,669	1,068,305
Series B Preferred Stock	13,071,818	15,454,545
Stock Purchase Warrants, excluding warrants exercisable for $0.01 per share	12,946,986	12,392,776
	33,463,972	35,022,043

32

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). The ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on its consolidated financial position and/or results of operations.

On February 22, 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-05, “Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets”, to clarify the scope of asset derecognition guidance and provide new guidance on the accounting for partial sales of nonfinancial assets. This guidance provides greater detail on what types of transactions should be accounted for within the scope of FASB Accounting Standards Codification (“ASC”) subtopic 610-20. The effective date for this update for public entities is for annual reporting periods beginning after December 15, 2017. The Company is evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company adopted this ASU on January 1, 2017, and expects that the adoption of this ASU could have a material impact on future consolidated financial statements as acquisitions that may no longer be considered to be businesses.

The FASB issued ASU 2016-18, “Restricted Cash (Topic 230),” to clarify the presentation of restricted cash in the statement of cash flows. The amendments require that a statement of cash flows explain the change during the period in restricted cash or restricted cash equivalents. In addition, changes in cash and cash equivalents, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. As a result, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing section of the cash flow statement. The amendments are effective for public entities for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. Early adoption is permitted. The Company will adopt this ASU at effective date and expects the adoption of this ASU to affect only the consolidated statement of cash flows.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires companies to recognize the assets and liabilities for the rights and obligations created by long-term leases of assets on the balance sheet. The guidance requires adoption by application of a modified retrospective transition approach for existing long-term leases and is effective for fiscal years beginning after December 15, 2018, including interim periods within those years. Oil and gas leases are scoped out of the new ASU. The effect of this guidance relating to the Company’s existing long-term leases will not have material impact on the Company’s consolidated financial statements. As of March 31, 2017, the Company currently has only one operating lease that expires in less than 2 years.

The FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU will simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for annual and interim periods beginning in 2017 with early adoption permitted. The Company adopted this ASU on January 1, 2017. The Company grants primarily qualified incentive stock options which do not require the Company to withhold any income taxes when these options are exercised. As of March 31, 2017, none of the four employees who have non-qualified stock options have exercised their vested options. During the three months ended March 31, 2017, the Company withheld income taxes for vested restricted shares but these tax withholdings were processed by a third-party payroll service company. The tax withholding payments were received from the employees within a week following the Company’s payment to the third-party payroll service company. As a result, these funds flowed through the operating section of the Company’s consolidated statement of cash flows and had no impact on its consolidated statement of operations.

33

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This ASU amends the principal versus agent guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which was issued in May 2014. Further, in April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU also amends ASU 2014-09 and is related to the identification of performance obligations and accounting for licenses. The effective date and transition requirements for both of these amendments to ASU 2014-09 are the same as those of ASU 2014-09, which was deferred for one year by ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” That is, the guidance under these standards is to be applied using a full retrospective method or a modified retrospective method, as outlined in the guidance, and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted only for annual periods, and interim period within those annual periods, beginning after December 15, 2016. The Company is in the process of evaluating the impact of the ASU on its revenue recognition policies on existing customer contracts.

In March 2016, the FASB issued ASU No. 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. This new standard will be effective for the Company on January 1, 2017. As of January 1, 2017, the date of adoption and as of March 31, 2017, the Company did not have any debt instruments with embedded derivatives.

On August 26, 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)”, (“ASU 2016-15”). The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under ASC 230, Statement of Cash Flows. The amendments in ASU 2016-15 are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company will adopt this ASU at effective date. The Company expects the adoption of this ASU to affect only the consolidated statement of cash flows.

NOTE 4 - OIL AND GAS PROPERTIES & OIL AND GAS PROPERTY ACQUISITIONS AND DIVESTITURES

Divestiture of DJ Basin Properties

On March 31, 2017, the Company completed the divestiture of all of our oil and gas properties located in the Denver-Julesburg Basin (the “DJ Basin”) for a consideration of $2 million, subject to customary post-closing purchase price adjustments. The sale of its DJ Basin assets did not significantly alter the relationship between capitalized costs and proved reserves, and as such, all proceeds were recorded as adjustments to our full cost pool with no gain or loss recognized. The DJ Basin assets were sold to a company owned by a former chief financial officer of the Company and therefore the divestiture is considered a related party transaction – see disclosure in Note 8 Related Party Transactions. The net proceeds of $1.08 million received on March 31, 2017 included an offset against $0.7 million of severance pay and $0.22 million of net sales adjustments due to the purchaser.

The following table sets forth a summary of oil and gas property costs (net of divestitures) not being amortized at March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016
	(In thousands)
Unproved unevaluated acreage:
Beginning Balance	$24,461	$-
Lease purchases	2,715	546
Assets acquired	-	23,915
Total unproved acreage	$27,176	$24,461

Wells in progress:
Beginning Balance	$7,453	$-
Additions	2,834	7,453
Reclassification to evaluated properties	(7,410)	-
Total wells in progress and not subject to DD&A	$2,877	$7,453

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During the three months ended March 31, 2017 and 2016, no impairment was recorded on the Company’s oil and gas properties.

Depreciation, depletion and amortization expense related to proved properties was approximately $1.0 million and $0.02 million for three months ended March 31, 2017 and 2016, respectively.

NOTE 5 - MERGER WITH BRUSHY RESOURCES, INC. AND RELATED TRANSACTIONS

On June 23, 2016, the Company completed the merger transaction contemplated by the Agreement and Plan of Merger dated as of December 29, 2015, as amended to date (the “Merger Agreement”) by and among the Company, Brushy and Lilis Merger Sub, Inc., a Delaware corporation, a wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms of the Merger Agreement, at the effective time (the “Effective Time”), Merger Sub merged with and into Brushy (the “Merger”), with Brushy continuing as the surviving corporation and becoming a wholly-owned subsidiary of Brushy. The Merger resulted in the acquisition of Brushy’s properties in the Delaware Basin as well as the majority of its current operating activity. The results of Brushy, since the closing date of the Merger are included in the Company’s consolidated statement of operations. The Merger was effected through the issuance of approximately 5.785 million shares of Common Stock in exchange for all outstanding shares of Brushy common stock using a ratio of 0.4550916 shares of Lilis Common Stock for each share of Brushy common stock and the assumption of Brushy's liabilities, including approximately $11.4 million of outstanding debt with Independent Bank, Brushy’s former senior lender, and approximately $6.2 million of accounts payable, accrued expenses and asset retirement obligations. In connection with the closing of the Merger, Lilis paid-down $6.0 million of the principal amount outstanding on Brushy’s term loan with Independent Bank, made a cash payment of $500,000 to SOSV Investments, LLC (“SOS”), Brushy's former subordinated lender and issued a $1 million promissory note to SOS (the “SOS Note”), along with a warrant to purchase 200,000 shares of Common Stock (the “SOS Warrant”).

In connection with the Merger, Lilis incurred costs of approximately $3.22 million, including (i) $3.05 million of consulting, investment, advisory, legal and other Merger-related fees, and (ii) $170,000 of value in conjunction with the warrants issued to SOS recorded additional Merger consideration.

Allocation of Purchase Price - The Merger was accounted for as a business combination, using the acquisition method. The following table represents the allocation of the total purchase price of Brushy to the assets and liabilities assumed based on the fair value on the closing date of the Merger.

The following table sets forth the Company’s purchase price allocation (in thousands, except share data and stock price):

Shares of Lilis Common Stock issued to Brushy shareholders		5,785,119
Lilis Common Stock closing price on June 23, 2016		$1.20
Fair value of Common Stock issued		$6,942
Cash consideration paid to SOS		500
SOS Note		1,000
Fair value of SOS warrant		170
Warrant liability - repricing derivative		164
Advance to Brushy pre-merger		2,508
Total purchase price		11,284
Plus: liabilities assumed by Lilis
Current Liabilities
Account payable and accrued expenses	$5,447
Term loan - Independent Bank	11,379	16,826

Long-Term Debt		19
Asset Retirement Obligation		777
Amount attributable to liabilities assumed		17,622
		$28,906
Fair Value of Brushy Assets
Current Assets:
Cash	$706
Other current assets	624
		$1,330
Oil and Gas Properties:
Proved properties	7,512
Unproved properties	19,662
		27,174
Other assets
Other Property Plant & Equipment	42
Other assets	360	402
Total Asset Value		$28,906

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Pro forma Financial Information - The following pro forma combined financial information was derived from the historical financial statements of Lilis and Brushy and gives effect to the Merger as if it had occurred on January 1, 2016 for the three months ended March 31, 2016. Below information reflects pro forma adjustments based on available information and certain assumptions that the Company believes are reasonable, including (i) Lilis’ Common Stock issued to convert Brushy’s outstanding shares of common stock as of the closing date of the Merger, (ii) adjustments to conform Brushy’s historical policy of accounting for its oil and natural gas properties from the successful efforts method to the full cost method of accounting, (iii) depletion of Brushy's fair-valued proved oil and gas properties, and (iv) the estimated tax impacts of the pro forma adjustments. The pro forma results of operations do not include any cost savings or other synergies that may result from the Merger or any estimated costs that have been or will be incurred by Lilis to integrate the Brushy assets. The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Merger taken place on January 1, 2016; furthermore, the financial information is not intended to be a projection of future results.

March 31, 2016
(In thousands, except share data)

Revenue	$822
Net loss	$(5,479)
Net loss attributable to common stockholders	$(5,479)
Net loss per common share basic and diluted	$(0.18)
Weighted average shares outstanding:
Basic and diluted	30,606,552

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value of its financial assets on a three-tier value hierarchy, which prioritizes the inputs, used in the valuation methodologies in measuring fair value:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 - Other inputs that are directly or indirectly observable in the marketplace.
●	Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company’s interest rate Term Loan and Debentures are measured using Level 3 inputs.

The following table provides a summary of the recurring fair values of assets and liabilities measured at fair value (in thousands):

March 31, 2017	Level 1	Level 2	Level 3	Total
Recurring fair value measurements:
Warrant liabilities	-	-	(683)	(683)
Total recurring fair value measurements	$-	$-	$(683)	$(683)

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December 31, 2016	Level 1	Level 2	Level 3	Total
Recurring fair value measurements:
Warrant liabilities	-	-	(1,400)	(1,400)
Total recurring fair value measurements	$-	$-	$(1,400)	$(1,400)

The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities during the three months ended March 31, 2017 and 2016 (in thousands):

	Bristol/ Heartland/SOS warrant liability	Total

Balance at January 1, 2017	$(1,400)	$(1,400)
Cashless exercise of warrant (1)	371	371
Change in fair value of liability	346	346
Balance at March 31, 2017	$(683)	$(683)

(1)	On March 14, 2017, the Company issued 77,131 shares of its common stock to Bristol Capital, LLC (“Bristol”) for a cashless exercise of the warrant. The Bristol warrant was also revalued on March 14, 2017 resulting in the Company incurring a change in fair value of $0.8 million for the three months ended March 31, 2017 and decreasing the Bristol derivative liability to $0.4 million. As a result of the cashless exercise, the Company reclassified the $0.4 million of Bristol derivative liability to additional paid-in capital as of March 31, 2017.

	Convertible Debenture derivative liability	Bristol/ Heartland/SOS warrant liability	Incentive bonus	Total

Balance at January 1, 2016	$(6)	$(56)	$(223)	$(285)
Reversal of accrued bonus	-	-	223	223
Change in fair value of liability	(49)	(19)	-	(68)
Balance at March 31, 2016	$(55)	$(75)	$-	$(130)

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets and liabilities can include proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale.

The Company did not have any transfers of assets or liabilities between Level 1, Level 2 or Level 3 of the fair value measurement hierarchy during the three months ended March 31, 2017 and 2016.

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NOTE 7 - LONG-TERM DEBTS

	March 31	December 31
	2017	2016
	(In thousands)
Term Loan:
6% Senior Secured Term Loan, due 2019, net of deferred financing costs and debt discount	$35,131	$29,214
6% note payable to SOS Investment, LLC, due 2019	1,000	1,000
Other notes payable	23	29
	36,154	30,243
Less: current portion	(17)	(17)
	$36,137	$30,226

First Lien Credit Agreement

On September 29, 2016, the Company entered into the First Lien Credit Agreement by and among the Company and its wholly owned subsidiaries, Brushy, Impetro Operating and Resources (the “Initial Guarantors”), and the lenders party thereto (each a “Lender” and together, the “Lenders”) and T.R. Winston & Company, LLC (“TRW”) acting as initial collateral agent (the “First Lien Credit Agreement”).

The First Lien Credit Agreement provided for a $50 million three-year senior secured term loan with initial commitments of $31 million, of which $25 million was collected as of September 30, 2016, and the additional $6 million was collected at December 31, 2016. On February 7, 2017, pursuant to the terms of the First Lien Credit Agreement, the Company exercised the accordion advance feature increasing the aggregate principal amount outstanding under the term loan from $31 million to $38.1 million (the “Existing Term Loans”).

In connection with the Company’s entry into the First Lien Credit Agreement, it incurred commitment fees to each of the Lenders equal to 2.0% of their respective initial loan advances and advisory fees totaled to approximately $1.2 million as of December 31, 2016. The Company accounted for the $1.2 million as deferred financing costs to be amortized over the term of the loan. As partial consideration given to the lenders, we also amended certain warrants issued in the Series B preferred stock offering held by the lenders during the third and fourth quarters of the year ended December 31, 2016, to purchase up to an aggregate amount of approximately 2,850,000 and approximately 672,000, shares of common stock, respectively, such that the exercise price per share was lowered from $2.50 to $0.01 on such warrants. The portion repriced in the fourth quarter was due to certain delayed funding that occurred after the initial commitment. Additionally, each lender received a 2.0% commitment fee equal to their respective initial loan advance. All of the amended warrants are immediately exercisable from the original issuance date, for a period of two years, subject to certain conditions.

In connection with the exercise of the accordion advance feature for $7.1 million, the Company incurred additional $0.4 million in commitment fees and also amended certain warrants issued in the Series B preferred stock offering held by the lenders to purchase up to an aggregate amount of approximately 738,638 shares of common stock at an exercise price of $0.01 per share. The Company accounted for these repriced warrants as additional debt discount to the Term Loan for $1.0 million which will be accreted together with the remaining $0.6 million debt discount from the third and fourth quarters of 2016 over the remaining term of the loan. For the three months ended March 31, 2017, the Company amortized approximately $0.1 million of deferred financing costs, respectively, and accreted approximately $0.2 million of debt discount relating to the loan. These amounts were recorded as a component of non-cash interest expense. As of March 31, 2017, the unamortized portion of the deferred financing costs and debt discounts were $1.5 million and $3.5 million, respectively. As of December 31, 2016, the unamortized portion of the deferred financing costs and debt discounts were $1.2 million and $0.6 million, respectively.

The Existing Term Loans bore interest at a rate of 6.0% per annum and were scheduled to mature on September 30, 2019. The Company had the right to prepay the Term Loan, in whole or in part, at any time at a prepayment premium equal to 6.0% of the amount repaid. Such prepayment premium would also have been required to be paid if the Term Loan was repaid prior to maturity as a result of a change in control. In certain situations, the First Lien Credit Agreement required mandatory prepayments of the Existing Term Loans at the request of the Lenders, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and receipt of proceeds in connection with insurance claims.

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The First Lien Credit Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events. The amounts under the First Lien Credit Agreement could be accelerated and become due and payable upon an event of default.

SOS Investment LLC Note

On June 30, 2016, pursuant to the Merger Agreement and as a condition of the Fourth Amendment, the Company was required to make a cash payment of $500,000 to SOSV, LLC, and also executed a subordinated promissory note with SOSV, LLC, for $1 million, at an interest rate of 6% per annum which matures on June 30, 2019. In conjunction with cash payment and the note, the Company also issued 200,000 warrants at an exercise price of $25.00. The Company accounted for the cost of warrants of $0.2 million as part of the Merger transaction costs for the year ended December 31, 2016.

Interest Expense

Interest expense for the three months ended March 31, 2017 and 2016 was approximately $0.8 million and $1.3 million, respectively. The non-cash interest expense during the three months ended March 31, 2017 and 2016 was approximately $0.2 million and $0.8 million, respectively. The non-cash interest expense consisted of amortization of the deferred financing costs and accretion of debt discount.

NOTE 8 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2017 and 2016, the Company was engaged in the following transactions with related party:

		March 31,
Related Party	Transactions	2017	2016

Directors and Officers:
Nuno Brandolini (Director)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017	$-	$150
	Total:	$-	$150

General Merrill McPeak (Director)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017	$-	$250
	Total:	$-	$250

R. Glenn Dawson (Director)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017	$-	$50
	Total:	$-	$50

Ronald D Ormand (Executive Chairman)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017 through the Bruin Trust(1)	$-	$1,150
	Total:	$-	$1,150

Abraham Mirman (Chief Executive Officer and Director)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017 through The Bralina Group, LLC(2)	$-	$1,000
	Total:	$-	$1,000

Brennan Short (Chief Operating Officer)	Consulting fees paid to MMZ Consulting, Inc which is owned by Mr. Short. Mr. Short is the sole member of the corporation.	$203	$-
	Total:	$203	$-

Kevin Nanke (former Chief Financial Officer)	Participated in Convertible Notes maturing on June 30, 2016 and April 1, 2017	$-	$100
	Purchased the DJ Basin properties from the Company through Nanke Energy, LLC	2,000	-
	Total:	$2,000	$100

(1)	An irrevocable trust managed by Jerry Ormand, Mr. Ormand's brother, as trustee and whose beneficiaries are adult children of Ronald Ormand

(2)	Mr. Mirman has shared voting and dispositive power over the securities held by The Bralina Group, LLC with Susan Mirman.

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NOTE 9 - SHAREHOLDERS’ EQUITY

Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or (the “Redeemable Preferred”). All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon, LLC (f/k/a Hexagon Investments, LLC) (“Hexagon”). The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s present value discounted at 10% of its proved developed producing properties filed with the Securities and Exchange Commission exceeds $50 million. As of March 31, 2017 and December 31, 2016, the Company has accrued a cumulative dividend of $270,000 and $240,000, respectively.

Series B 6% Convertible Preferred Stock

On June 15, 2016, the Company entered into a purchase agreement for the private placement of 20,000 shares of its Series B Preferred Stock, along with detachable warrants to purchase up to 9,090,926 shares of Common Stock, at an exercise price of $2.50 per share, for aggregate gross proceeds of $20 million.

Each share of Series B Preferred Stock is convertible, at the option of the holder, subject to adjustment under certain circumstances into shares of Common Stock of the Company at a conversion price of $1.10. Except as otherwise required by law, holders of the Series B Preferred Stock shall not be entitled to voting rights. The Series B Preferred Stock is convertible at any time, subject to certain conditions, at the option of the holders, or at the Company’s discretion when the Company’s Common Stock trades above $10.00 (subject to any reverse or forward stock splits and the like) for ten consecutive days. In addition, the Company has the right to redeem the shares of Series B Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions set forth in the Certificate of Designation. The holders of the Series B Preferred Stock are entitled to receive a dividend payable (subject to certain conditions set forth in the Certificate of Designation), in cash or shares of Common Stock of the Company, at the election of the Company, at a rate of 6% per annum.

The Series B Preferred Stock is classified as equity based on the following criteria: i) the redemption of the instrument at the control of the Company, ii) the instrument is convertible into a fixed amount of shares at a conversion price of $1.10, iii) the instrument is closely related to the underlying Company’s common stock, iv) the conversion option is indexed to the Company’s stock, v) the conversion option cannot be settled in cash and can only be redeemed at the discretion of the Company, and vi) the Series B Preferred Stock is not considered convertible debt.

Shares of the Series B Preferred Stock and related warrants were valued using the relative fair value method. The Company determined the transaction created a beneficial conversion feature of $7.9 million, which was expensed immediately and calculated by taking the net proceeds of approximately $15.2 million and valuing the warrants as of June 15, 2016, utilizing a Black Scholes option pricing model. The inputs for the pricing model are: i) $1.20 market price per share, ii) exercise price of $2.50 per share, iii) contractual life of 2 years, iv) volatility of 238% and v) a risk-free rate of 0.78%. As of March 31, 2017 and December 31, 2016, the stated value of the issued and outstanding shares of Series B Preferred Stock was approximately $11.0 million and $13.4 million, respectively.

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As of March 31, 2017, approximately 2,449 shares of the Series B Preferred Stock plus approximately $0.1 million of cumulative dividend payable had been converted into approximately 2.3 million shares of the Company’s Common Stock at a conversion price of $1.10 per share. As of March 31, 2017, the Company accrued approximately $0.7 million of cumulative dividends for Series B Preferred Stock.

Private Placement

On February 28, 2017, the Company entered into a Securities Subscription Agreement (the “Subscription Agreement”) with certain institutional and accredited investors in connection with a private placement the (“March 2017 Private Placement”) to sell 5.2 million units, consisting of approximately 5.2 million shares of common stock and warrants to purchase approximately an additional 2.6 million shares of common stock. Each unit consists of one share of common stock and a warrant to purchase 0.50 shares of common stock (each, a “Unit”), at a price per unit of $3.85. Each warrant has an exercise price of $4.50 and may be subject to redemption by the Company, upon prior written notice, if the price of the Company’s common stock closes at or above $6.30 for twenty trading days during a consecutive thirty trading day period. As of March 31, 2017, the Company received aggregate gross proceeds of $20.0 million and issued 5,194,821 shares of common stock and 2,597,420 of warrants to purchase shares of common stock.

Warrants

The following table provides a summary of warrant activity for the three months ended March 31, 2017:

	Warrants	Weighted- Average Exercise Price
Outstanding at January 1, 2017	15,915,511	$3.34
Warrants issued in connection with private placement	2,597,420	4.50
Exercised, forfeited, or expired	(1,827,309)	(0.01)
Outstanding at March 31, 2017	16,685,622	$3.37

NOTE 10 - SHARE BASED AND OTHER COMPENSATION

The Company’s stock-based compensation consisted of the following:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Stock-based compensation expensed	$1,776	$1,003	$2,779	$192	$49	$241
Unrecognized stock-based compensation costs	$5,114	$1,120	$6,234	$1,707	$171	$1,878
Weighted average amortization period remaining	1.31	1.08	-	2.93	1.08	-

Restricted Stock

A summary of restricted stock grant activity pursuant to the 2016 Plan for the three months ended March 31, 2017 is presented below:

	Number of Shares	Weighted Average Grant Date Price
Outstanding at January 1, 2017	1,068,305	$1.55
Granted	223,750	$3.76
Vested and issued	(174,250)	$(3.90)
Forfeited	(1,136)	$(2.93)
Outstanding at March 31, 2017	1,116,669	$2.95

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Restricted Stock Units

A summary of restricted stock unit grant activity pursuant to the 2012 Plan for the three months ended March 31, 2017 is presented below.

	Number of Shares	Weighted Average Grant Date Price
Outstanding at January 1, 2017	149,584	$10.56
Vested and issued	(139,585)	16.62
Outstanding at March 31, 2017	$9,999	$16.50

Stock Options

A summary of stock option activity for the three months ended March 31, 2017 is presented below:

			Stock Options Outstanding and Exercisable
	Number of Options	Weighted Average Exercise Price	Number of Options Vested/ Exercisable	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2017	5,956,833	$2.04	2,208,757	9.68
Granted	825,000	3.51	-	-
Exercised	(170,000)	1.34	-	-
Forfeited or cancelled	(293,333)	(2.84)	-	-
Outstanding at March 31, 2017	6,318,500	$3.05	2,683,808	9.24

During the three months ended March 31, 2017, options to purchase 825,000 shares of the Company’s common stock were granted under the 2016 Plan. The weighted average fair value of these options of $3.51. The fair values were determined using the Black-Scholes-Merton option valuation method assuming no dividends, a risk-free interest rate of 1.27%, a weighted average expected life of 2 years and weighted-average volatility of 112.10%

As of March 31, 2017, total unrecognized compensation costs relating to the outstanding options was approximately $5.1 million, which is expected to be recognized over the remaining vesting period of approximately 1.3 years.

NOTE 11 - SUPPLEMENTAL NON-CASH TRANSACTIONS

The following table presents information about supplemental cash flows for the three months ended March 31, 2017 and 2016 (in thousands);

	2017	2016
Non-cash investing and financing activities excluded from the statement of cash flows:
Conversion of Series B preferred stock and accrued dividends to common stock	$2,549	$-
Commitment fees offset by issuance of common stock for private placement	250	-
Fair value of repriced warrants as debt discount to term loan	1,031	546
Increase in final settlement on the divestiture of DJ Basin properties in accrued liabilities	584	-
Cashless exercise of warrants	371	-
Change in capital expenditures for drilling costs in accrued liabilities	812	950

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NOTE 12 - COMMITMENTS AND CONTINGENCIES

Environmental and Governmental Regulation

At March 31, 2017, there were no known environmental or regulatory matters which are reasonably expected to result in a material liability to the Company. Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and air emissions/pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, land use, and various other matters including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of March 31, 2017, the Company had not been fined or cited for any violations of governmental regulations that would have a material adverse effect on the financial condition of the Company.

Legal Proceedings

The Company may from time to time be involved in various legal actions arising in the normal course of business. In the opinion of management, the Company’s liability, if any, in these pending actions would not have a material adverse effect on the financial position of the Company. The Company’s general and administrative expenses would include amounts incurred to resolve claims made against the Company.

The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on its results of operations or financial condition.

NOTE 13 - SUBSEQUENT EVENTS

First Lien Credit Agreement Amendments

On April 24, 2017, and subsequently on April 26, 2017, the Company entered into the first and second amendments (together, the “First Lien Amendments”) to our First Lien Credit Agreement, Pursuant to the First Lien Amendments, among other things, certain lenders identified therein joined the Original Lenders as lenders under the First Lien Credit Agreement in connection with further extensions of credit, in addition to the existing loans under the First Lien Credit Agreement (the “Existing Loans”), in the form of bridge loans in an aggregate principal amount of $15.0 million (the “Bridge Loans”). Under the terms of the First Lien Amendments, Lilis Operating joined the Initial Guarantors as a guarantor (together the “Guarantor”) under the First Lien Credit Agreement. The Bridge Loans were fully drawn on April 24, 2017.

On April 26, 2017, in connection with the closing of the Second Lien Credit Agreement, the Company paid off the Existing Loans in full including accrued and unpaid interest thereon.

The Bridge Loans are secured by first priority liens on substantially all of the Company’s and Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The First Lien Credit Agreement, as amended by the First Lien Amendments, provides that the unpaid principal of the Bridge Loans will bear cash interest at a rate per annum of (i) 6% for the first six months after the execution of the Amendment and (ii) thereafter, so long as any Bridge Loan is outstanding, a rate of 10%. Additionally, the unpaid principal of the Bridge Loans will bear interest at a rate per annum of 6%, payable only in-kind by increasing the principal amount of the Bridge Loans by the amount of such interest due on each interest payment date. The Bridge Loan matures on October 24, 2018. The Bridge Loans may be repaid in whole or part at any time at the option of the Company, subject to the payment of certain specified prepayment premiums. The Bridge Loans are subject to mandatory prepayment with the net proceeds of certain asset sales and casualty events, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days.

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Redemption of Conditionally Redeemable 6% Preferred Stock

Effective as of April 24, 2017, the Company has redeemed, in full, the Company’s Redeemable Preferred (as defined above in Note 9). In accordance therewith, the Company and Hexagon, the only holder of the Redeemable Preferred, entered into a Settlement and Release Agreement, dated April 24, 2017 (the “Settlement Agreement”), which sets forth the terms of the redemption. In addition, the Settlement Agreement resolves certain other issues related to liability reimbursements on certain oil and gas properties that had previously been alleged by Hexagon. Accordingly, all prior issues with Hexagon have been resolved and the Redeemable Preferred has been redeemed in full.

Series B 6% Convertible Preferred Stock Conversion

On April 24, 2017, the Company and all of the holders of its Series B 6% Preferred Stock (the “Series B Holders”) agreed to adopt the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (“A&R COD”) in order to remove certain restrictions contained therein with respect to beneficial ownership limitations. On the same date, the Company entered into a Series B 6.0% Convertible Preferred Stock Conversion Agreement (the “Conversion Agreement”), of our outstanding Series B 6% Convertible Preferred Stock.

Pursuant to the terms of the Conversion Agreement, the Company and the Series B Holders have mutually agreed that, immediately upon the effectiveness of the A&R COD, the Series B Holders will be deemed to have automatically converted all remaining shares of Series B Preferred Stock held by them into approximately 14.3 million shares of common stock, pursuant to the terms of the A&R COD, such amount representing the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock held by the Series B Holders would be convertible pursuant to the terms of the A&R COD, with such Conversion including an increase in the stated value of the Series B Preferred Stock to reflect dividends that would have accrued through December 31, 2017.

The Conversion Agreement contains customary representations and warranties by the Series B Holders and other agreements and obligations of the parties.

Second Lien Credit Agreement

On April 26, 2017, the Company entered into a Second Lien Term Loan Credit Agreement (the “Second Lien Credit Agreement”) by and among the Company, the Guarantors, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto (the “Lenders”), including Värde Partners, Inc., a Delaware corporation, as lead lender (the “Lead Lender”), pursuant to which the Lenders agreed to make convertible loans to the Company in an aggregate initial principal amount of up to $125 million in two tranches. The first tranche consists of an $80 million term loan (the “Second Lien Term Loan”), which was fully drawn and funded on April 26, 2017. The second tranche consists of up to $45 million of delayed draw term loans (the “Delayed Draw Loans” and, together with the Second Lien Term Loan, the “Loans”) to be funded from time to time on or before February 28, 2019, at our request, subject to certain conditions. Each tranche of Loans will bear interest at a rate of 8.25%, compounded quarterly in arrears and payable only in-kind by increasing the principal amount of the Loans by the amount of the interest due on each interest payment date.

The Loans are secured by second priority liens on substantially all of the Company’s and the Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The proceeds of the Second Lien Term Loan will be used to (a) repay the Existing Loans including accrued but unpaid interest thereon, (b) pay the fees, expenses and transaction costs of the transactions and (c) finance the Company’s working capital needs, including capital expenditures, and for general corporate purposes, including the exploration, acquisition and development of oil and gas property. The proceeds of the Delayed Draw Loans will be used only to fund acreage leasing activity and/or acreage acquisition.

The Loans mature on April 26, 2021. The Loans are subject to mandatory prepayment with the net proceeds of certain asset sales, casualty events and debt incurrences, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days and, in the case of asset sales and casualty events, prepayment of the Bridge Loans. The Company may not voluntarily prepay the Loans prior to March 31, 2019 except (a) in connection with a Change of Control (as defined in the Second Lien Credit Agreement) or (b) if the closing price of our common stock on the principal exchange on which it is traded has been equal to or greater than 110% of the Conversion Price (as defined below) for at least 20 of the 30 trading days immediately preceding the prepayment. The Company will be required to pay a customary make-whole premium in connection with any mandatory or voluntary prepayment of the Loans.

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The Second Lien Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including covenants relating to: the maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, limitations on incurrence of indebtedness, investments, dividends and other restricted payments, lease obligations, hedging and capital expenditures; and maintenance of a specified asset coverage ratio. The Second Lien Credit Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events, subject to certain specified cure periods. The amounts under the Second Lien Credit Agreement could be accelerated and become due and payable upon an event of default.

Each tranche of the Loans is separately convertible at any time, in full and not in part, at the option of the Lead Lender, as follows:

•	70% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert into a number of newly issued shares of common stock determined by dividing the total of such principal amount, accrued and unpaid interest and make-whole premium by $5.50 (subject to adjustment as described below, the “Conversion Price”); and

•	30% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert on a dollar for dollar basis into a new term loan (the “Take Back Loans”).

The terms of the Take Back Loans will be substantially the same as the terms of the Loans, except that the Take Back Loans will not be convertible and will bear interest at a rate of LIBOR plus 9% (subject to a 1% LIBOR floor).

Additionally, the Company will have the option to convert the Loans, in whole or in part, into shares of common stock at any time or from time to time if, at the time of exercise of its conversion option, the closing price of the common stock on the principal exchange on which it is traded has been at least 150% of the Conversion Price then in effect for at least 20 of the 30 immediately preceding trading days. The number of shares of common stock issuable upon exercise of the conversion option will be determined by dividing the principal amount of the Loans converted, plus accrued and unpaid interest on such principal amount, by the Conversion Price.

The Conversion Price will be subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if we issue, or are deemed to issue, additional shares of common stock for consideration less than the Conversion Price in effect, subject to certain exceptions. However, unless the Shareholder Approval (as defined below) has been obtained, these “price protection” anti-dilution adjustments cannot reduce the Conversion Price to a price less than (a) in the case of the Conversion Price for the Second Lien Term Loan, $4.26 which was the closing price of the common stock on April 25, 2017 or (b) in the case of the Conversion Price for the Delayed Draw Loans, the last closing price of the Common Stock prior to the time the Company becomes bound to incur any Delayed Draw Loan (the “Conversion Price Floor”).

Prior to obtaining Shareholder Approval, the number of shares of common stock issuable to any Lender upon conversion of Loans will be capped at a number of shares that would not result in that Lender, together with its affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) including such Lender, owning in excess of 19.999% of the outstanding shares of common stock or voting power of together with its affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) the Company on the date of conversion, after giving effect to the conversion (the “Share Cap”).

If the Share Cap applies to any Lender on any conversion of Loans, instead of issuing shares of common stock in excess of the Share Cap, the Company will be required to issue to the Lender affected by the Share Cap shares of a newly created series of preferred stock of the Company to be established if required pursuant to the terms of the Second Lien Credit Agreement (the “Lender Preferred Stock”). Holders of shares of Lender Preferred Stock, if any are issued:

•	will have no voting rights, except for certain limited matters related to modification of the terms of the Lender Preferred Stock and similar matters or as otherwise required by Nevada corporate law;

•	will not be entitled to receive any preferential dividends but will participate, on as-converted basis, in any dividends declared and paid on the Common Stock; and

•	upon liquidation, dissolution or winding up of the Company, will be entitled to receive, in preference to holders of Common Stock, an amount equal to the greater of $0.01 and the amount the holders of shares of Lender Preferred Stock would receive with respect to each share of Common Stock issuable on conversion of the Lender Preferred Stock in connection with such liquidation, dissolution or winding up if all shares of Lender Preferred Stock were converted into Common Stock immediately before such event.

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The shares of Lender Preferred Stock issued to any Lender as a result of the Share Cap will be convertible into the number of shares of common stock that were not issued to the Lender as a result of the Share Cap, but such conversion would be permitted or be mandatory only (i) after the Shareholder Approval is obtained, (ii) if such conversion would not result in the holder of the Lender Preferred Stock so converted, together with its affiliates and other members of any “group” including such holder, owning in excess of 19.999% of the outstanding shares of common stock or voting power of the Company on the date of conversion, after giving effect to the conversion, or (iii) in connection with a Change of Control Transaction (as such term will be defined in the certificate of designations creating the Lender Preferred Stock).

The Second Lien Credit Agreement requires the Company to submit to its shareholders for their approval (the “Shareholder Approval”) the following matters as promptly as practicable after April 26, 2017:

•	the issuance of shares of Common Stock upon conversion of the Loans or any Lender Preferred Stock at a conversion price that is less than the Conversion Price Floor if the Conversion Price were reduced to a price less than the Conversion Price Floor as a result of the anti-dilution adjustments described above; and

•	any change of control (as defined in applicable stock exchange listing rules) that might occur as a result of the conversion of the Loans or any Lender Preferred Stock.

If the Shareholder Approval is obtained, the Conversion Price Floor and the Share Cap will no longer apply.

The Second Lien Credit Agreement provides that the Lead Lender is entitled to appoint one observer to the Board of Directors of the Company during the period prior to the conversion of the Second Lien Term Loan. The board observer is not entitled to vote on any matter and is entitled to participate only in meetings of the full Board of Directors and not any of its committees (other than any “executive” or similar committee) and to receive materials distributed to all members of the Board of Directors. The board observer may be excluded from board meetings and distributions of board materials if the Board of Directors determines in good faith that (i) such exclusion is necessary to preserve any privilege or (ii) the subject matter thereof involves an actual or potential conflict of interest with respect to the board observer or any of its affiliates. The right to appoint the board observer will terminate upon conversion of the Second Lien Term Loan.

Following the conversion of the Second Lien Term Loan, the Lenders, collectively, will have the right to appoint two members of the Board of Directors as long as they continue to own at least 20% of the outstanding common stock and one member of the Board of Directors as long as they continue to own at least 12.5% (but less than 20%) of the outstanding common stock. The number of directors constituting the entire Board of Directors will be increased by the number of directors the Lenders are entitled to appoint. The number of directors the Lenders have the right to appoint will be reduced if necessary so that the percentage of the number of directors constituting the entire Board of Directors represented by the directors appointed by the Lenders does not exceed the percentage of the outstanding Common Stock or voting power of the Company represented by the Common Stock held by the Lenders.

Registration Rights Agreement

In connection with the execution of Second Lien Credit Agreement and funding of the Second Lien Term Loan, the Company and the Lenders entered into a Registration Rights Agreement dated as of April 26, 2017 (the “Registration Rights Agreement”) pursuant to which the Company will be required to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 registering for resale the shares of common stock issuable upon conversion of the Loans or any shares of Lender Preferred Stock issued. The Registration Rights Agreement contains customary covenants and indemnification and contribution provisions.

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ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the unaudited financial statements and notes thereto included in this Quarterly Report on Form 10-Q. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under Item “1A. Risk Factors.” - in our Annual Report on Form 10-K for the year ended December 31, 2016.

Overview

 We are an upstream independent oil and gas company engaged in the acquisition, development and production of unconventional oil and natural gas properties. Our primary focus is drilling horizontal wells in the Delaware Basin of west Texas, which we believe will provide attractive returns on a majority of our acreage positions. Our goal is to earn economic returns to our shareholders through cash flow from new production of oil, natural gas and NGLs, as well as through de-risking the development profile of our portfolio of properties in order to add overall value. Our drilling program utilizes the development of new horizontal wells across several potentially productive formations in the Delaware Basin but initially targeting the Wolfcamp formation. We drilled our first horizontal well in late 2016 and completed it in January 2017.

On June 23, 2016, we completed a merger transaction with Brushy Resources, Inc. (“Brushy”). The merger resulted in the acquisition of our properties in the Delaware Basin as well as the majority of our current operating activity. This contiguous acreage position is offset by RSP Permian, Inc., Matador Resources Company, Devon Energy Corporation, Royal Dutch Shell PLC, Anadarko Petroleum Corp., and XTO Energy Inc., among other operators. Since entering the Delaware Basin in June 2016, we have grown our acreage position 186% from approximately 3,500 net acres to approximately 10,000 net acres primarily in our Delaware Basin-Core area.

On March 31, 2017, we completed the divestiture of all of our oil and gas properties located in the DJ Basin, for a gross sales price of $2 million, which completed our transformation to a pure play Delaware Basin company.

Our Business

We have accumulated approximately 10,000 net acres in what we believe to be the core of the Delaware Basin in Reeves, Winkler and Loving Counties, Texas and Lea County, New Mexico. Our leasehold position is largely contiguous, allowing us to maximize development efficiency, manage full cycle finding costs and potentially enabling us to generate higher returns for our shareholders. In addition, 52% of our acreage position is held by production, and we are the named operator on 100% of our producing acreage. These two characteristics give us control over the pace of development and the ability to design a more efficient and profitable drilling program that maximizes recovery of hydrocarbons. We expect that substantially all of our estimated 2017 capital expenditure budget will be focused on the development and expansion of our Delaware Basin acreage and operations. We also plan to continue to selectively and opportunistically pursue strategic bolt-on acreage acquisitions in the Delaware Basin.

We generate the vast majority of our revenues from the sale of oil for our producing wells. The prices of oil and natural gas are critical factors to our success. Volatility in the prices of oil and natural gas could be detrimental to our results of operations. Our business requires substantial capital to acquire producing properties and develop our non-producing properties. As the price of oil declines and causes our revenues to decrease, we generate less cash to acquire new properties or develop our existing properties and the price decline may also make it more difficult for us to obtain any debt or equity financing to supplement our cash on hand.

Liquidity

We have reported a net operating loss during the quarter ended March 31, 2017. As a result, we funded our operations during the quarter through additional debt and equity financing. On February 7, 2017, we completed a drawdown of an incremental $7.1 million under our Credit Agreement, and on March 1, 2017, we completed a private placement of approximately 5.6 million shares of common stock and approximately 2.6 million warrants that raised gross and net proceeds of $20 million and approximately $18.7 million, respectively. Net proceeds of $17.9 million was received in March 2017 and $0.6 million in subscription receivable. The warrants carry a strike price of $4.50 per share and expire on March 6, 2022.

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As of March 31, 2017, we had a working capital balance and a cash balance of approximately $15.2 million and $20.4 million, respectively. Subsequent to March 31, 2017 management has successfully completed additional funding, arranged for the availability of an additional $45 million for leasing and acquisition activity, redeemed and converted preferred stock and enhanced our cash position. Due in part to these transactions, we believe that we will have sufficient capital to operate over the next 12 months from the date of the filing of this quarterly report.

Amendments to First Lien Credit Facility and Second Lien Credit Facility

On April 24, 2017, and subsequently on April 26, 2017, we entered into two amendments to our existing credit agreement and into a new four-year, convertible, second lien term loan credit facility. Under the amendments to our existing credit facility, among other things, we received approximately $14.6 million in net proceeds from a new, $15 million, 18-month, first lien term loan (“Bridge Loan”). On April 26, 2017, we entered into a new, $125 million, convertible, second lien term loan facility earning paid-in-kind interest (“Second Lien Credit Facility”). The Second Lien Credit Facility was structured as an $80 million, four-year term loan that funded at closing, and a $45 million, delayed-draw term loan that may be used to fund acreage leasing activity and acquisitions under certain conditions. We received approximately $56.6 million in combined net proceeds from Bridge Loan and the Second Lien Credit Facility, following repayment of $38.3 million outstanding including accrued interest under the existing first lien term loan, which was subsequently cancelled.

The structure of the delayed-draw term loan, which may be drawn in multiple draws, is otherwise identical to the $80 million term loan that funded at closing. The conversion price under both second lien term loans is set at $5.50 per share, subject to adjustment under a conversion formula and customary anti-dilution provisions. At conversion, 70% of the total conversion amount, including a make whole payment, will convert to equity, and 30% will convert into a three-year term loan earning cash interest.

The First and Second Lien Credit Facilities contain certain customary representations and warranties and affirmative and negative covenants, including covenants relating to: the maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, limitations on incurrence of indebtedness, investments, dividends and other restricted payments, lease obligations, hedging and capital expenditures; and maintenance of a specified asset coverage ratio, as applicable. Each of the First and Second Lien Credit Facility also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events, subject to certain specified cure periods. The amounts under each of the First and Second Lien Credit Agreement could be accelerated and become due and payable upon an event of default.

The terms and conditions of each of the First and Second Lien Credit Facilities are more fully described in Note 13 Subsequent Events.

Redemption of Conditionally Redeemable 6% Preferred Stock

Effective as of April 24, 2017, we redeemed, in full, our 6% Redeemable Preferred Stock for cash consideration of $2.0 million, including accumulated dividends of $0.3 million. In accordance therewith, and Hexagon, the only holder of the 6% Redeemable Preferred Stock, entered into a Settlement and Release Agreement, dated April 24, 2017 (the “Settlement Agreement”), which sets forth the terms of the redemption. In addition, the Settlement Agreement resolves certain other issues related to liability reimbursements on certain oil and gas properties that had previously been alleged by Hexagon. Accordingly, all prior issues with Hexagon have been resolved and the 6% Redeemable Preferred Stock has been redeemed in full.

Series B 6% Convertible Preferred Stock Conversion

On April 25, 2017, we and all of the holders of our Series B 6% Preferred Stock (the “Series B Holders”) agreed to adopt the A&R COD in order to remove certain restrictions contained therein with respect to beneficial ownership limitations. On the same date, we entered into a Series B 6.0% Convertible Preferred Stock Conversion Agreement (the “Conversion Agreement”), of our outstanding Series B 6% Convertible Preferred Stock.

Pursuant to the terms of the Conversion Agreement, we and the Series B Holders have mutually agreed that, immediately upon the effectiveness of the A&R COD, the Series B Holders will be deemed to have automatically converted all remaining shares of Series B Preferred Stock held by them into approximately 14.3 million shares of common stock, pursuant to the terms of the A&R COD, such amount representing the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock held by the Series B Holders would be convertible pursuant to the terms of the A&R COD, with such Conversion including an increase in the stated value of the Series B Preferred Stock to reflect dividends that would have accrued through December 31, 2017.

The Conversion Agreement contains customary representations and warranties by the Series B Holders and other agreements and obligations of the parties.

Drilling Program

Our Board has approved a drilling program of up to 11 gross Delaware Basin wells (9 net) that is contingent upon our access to sufficient capital to fully execute. In the first quarter of 2017, we completed two wells, and we have begun drilling a third well.  We expect our 2017 horizontal drilling program will be focused almost exclusively on the Wolfcamp zone of the Delaware Basin, with lateral lengths ranging from approximately 5,000’ laterals to 7,000’ laterals.

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Results of Operations

The results of operations of Brushy are included with those of ours from June 23, 2016 through December 31, 2016. As a result, results of operations for the year ended December 31, 2016 are not necessarily comparable to the results of operations for periods prior to the Brushy merger in June 2016. Additionally, all discussion related to historical representations of common stock, unless otherwise noted, give retroactive effect to the reverse split for all periods presented.

The following table compares revenues for the three months ended March 31, 2017 and 2016 (in thousands):

	Three Months Ended March 31,
	2017	2016	Variance	%
	(In Thousands)
Revenue:
Oil	$2,496	$36	$2,460	6,833%
Natural gas	587	3	584	19,467%
Other	150	3	147	4,900%
	$3,233	$42	$3,191	7,598%

Total Revenue

Total revenue was approximately $3.2 million for the three months ended March 31, 2017 as compared to approximately $0.04 million for the three months ended March 31, 2016, representing an increase of approximately $3.2 million or 7,598%. The changes were associated primarily with increase in production from the Delaware Basin wells. These producing properties were acquired from the merger with Brushy Resources, Inc. in June 2016.

The following table compares production volumes and average prices for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016	Variance	%
Product
Oil (Bbl.) net production	51,491	1,371	50,120	3,656%
Oil (Bbls)-average realized price	$48.47	$26.43	$22.04	83%

Natural Gas (Mcf)-net production	197,057	2,432	194,625	8,003%
Natural Gas (MCFE)-average realized price	$2.98	$1.27	$1.71	135%

Barrels of oil equivalent (BOE)	84,334	1,776	82,558	4,649%
Average daily net production (BOE/D)	937	20	917	4,585%
Average Price per BOE	$36.56	$22.14	$14.42	65%

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Oil and gas production costs, production taxes, depreciation, depletion, and amortization

The following table shows a comparison of production volumes and average prices:

	Three Months Ended March 31,
	2017	2016
Production costs per BOE	$11.02	$20.96
Production taxes per BOE	1.68	1.08
Depreciation, depletion, and amortization per BOE	13.33	12.89
Total operating costs per BOE	$26.03	$34.93
Gross margin per BOE	$10.53	$(12.79)
Gross margin percentage	29%	-58%

	Three Months Ended March 31,
	2017	2016	Variance	%
	(In Thousands)
Costs and expenses:
Production costs	$929	$37	$892	2,411%
Production taxes	142	2	140	7,000%
General and administrative	9,311	1,664	7,647	460%
Depreciation, depletion and amortization	1,124	20	1,104	5,520%
Accretion of asset retirement obligations	22	3	19	633%
Total operating expenses	$11,528	$1,726	$9,802	568%

Loss from operation	$(8,295)	$(1,684)	$(6,611)	393%

Production Costs

Production costs were approximately $0.9 million for the three months ended March 31, 2017, compared to approximately $0.04 million for the three months ended March 31, 2016, an increase of approximately $0.9 million, or 2,411%. Production costs per BOE decreased to $11.02 for the three months ended March 31, 2017 from $20.96 for the three months ended March 31, 2016, a decrease of $9.94 per BOE, or 47%. Despite the increase in production volumes for the three months ended March 31, 2017, the decrease in production costs per BOE was primarily due to costs associated with the producing wells in the Delaware basin which have significantly lower per unit operating costs than the DJ Basin.

Production Taxes

Production taxes were approximately $0.1 million for the three months ended March 31, 2017, compared to approximately $0.002 million for the three months ended March 31, 2016, an increase of approximately $0.1 million, or 7,000%.  Currently, ad valorem, severance and conservation taxes range from 1% to 13% based on the state and county from which production is derived.  Production taxes per BOE increased to $1.68 per BOE during the three months ended March 31, 2017 from $1.08 during the three months ended March 31, 2016.

General and Administrative Expenses

General and administrative expenses were approximately $9.3 million during the three months ended March 31, 2017, compared to approximately $1.7 million during the three months ended March 31, 2016, an increase of approximately $7.6 million, or 460%.  The increase of $7.6 million is primarily attributed to the increase in payroll of approximately $4.5 million, approximately $2.4 million increase in stock compensation and approximately $0.7 million increase in other general and administrative expenses during the three months ended March 31, 2017. For the three months ended March 31, 2017, the Company has a total of twenty-two fulltime employees compared to only four fulltime employees for the three months ended March 31, 2016. The increase in employees contributed significantly to the change in payroll during the three months ended March 31, 2017. The increase in payroll of $4.5 million included approximately $1.1 million of recurring quarterly base payroll, approximately $2.0 in bonus payments, approximately $0.8 million in severance pay to former executives and approximately $0.6 million in payroll taxes and other benefits.

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Depreciation, Depletion, and Amortization

Depreciation, depletion, and amortization (DD&A) was approximately $1.1 million during the three months ended March 31, 2017, compared to $0.02 million during the three months ended March 31, 2016, an increase of $1.1 million, or 5,520%. The increase in DD&A was the result of the increase in production associated with the acquisition of the oil and gas properties in the Delaware Basin, New Mexico and Winkler County, Texas after the merger with Brushy in June 2016. As a result of the merger, our DD&A rate increased to $13.33 per BOE during the three months ended March 31, 2017 from $12.89 per BOE during the three months ended March 31, 2016. The DD&A expense increased primarily due to an increase in volumes produced of 82,558 barrels or 4,649% from 1,776 barrels during the three months ended March 31, 2016.

	Three Months Ended March 31,
	2017	2016	Variance	%
	(In Thousands)
Other income (expense):
Other income	$8	$(1)	$9	900%
Gain (loss) in fair value of derivative instruments	346	(68)	414	609%
Loss in fair value of conditionally redeemable 6% preferred stock	(41)	(324)	283	87%
Interest expense	(774)	(1,334)	560	42%
Total other income (expense)	$(461)	$(1,727)	$1,266	73%

Interest Expense

Interest expense for the three months ended March 31, 2017 was approximately $0.8 million compared to $1.3 million, for the three months ended March 31, 2016. The decrease in interest expense of $0.5 million is due to the Company paying interest at the rate of 6% per annum on both the term loan and the SOS note during the three months ended March 31, 2017 compared to the Company paying interest at the rates of 8% and 12% on the convertible notes and convertible debentures, respectively, during the three months ended March 31, 2016. The non-cash interest expense consisting of amortization deferred financing costs and accretion of debt discounts during the three months ended March 31, 2017 and 2016 was approximately $0.2 million and $0.8 million, respectively.

Change in Fair Value of Derivative Instruments

The change in fair values of derivative instruments comprised a loss of approximately $1.1 million during the three months ended March 31, 2017, as compared to a loss of approximately $0.07 million during the three months ended March 31, 2016, is as follows:

•	Heartland Warrant Liability. On January 8, 2015, we entered into the Heartland Credit Agreement. In connection with the Heartland Credit Agreement, we issued a warrant to purchase up to 22,500 shares of our common stock at an exercise price of $25.00. The warrant contains a price protection feature that will automatically reduce the exercise price if we enter into another agreement pursuant to which warrants are issued with a lower exercise price and would also trigger in an adjustment to the warrant share. The change in fair value on the Heartland warrants was approximately $0.3 million and approximately $0.004 million for the three months ended March 31, 2017 and 2016, respectively.

•

SOSV Investments LLC Warrant Liability. On June 23, 2016, in conjunction with the merger with Brushy in June 2016, we issued to SOSV Investments LLC (“SOS”) a warrant to purchase up to 200,000 shares of our common stock at an exercise price of $25.00. The warrant contains a price protection feature that will automatically reduce the exercise price if we enter into another agreement pursuant to which warrants are issued with a lower exercise price. For the three months ended March 31, 2017, we incurred a change in the fair value of the derivative liability related to the warrant of approximately $0.2 million.

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•	Bristol Capital, LLC Warrant Liability. On September 2, 2014, we entered into a Consulting Agreement with Bristol Capital, LLC (“Bristol”), pursuant to which we issued to Bristol a warrant to purchase up to 100,000 shares of our common stock at an exercise price of $20.00 per share (or, in the alternative, 100,000 options, but in no case, both). The agreement has a price protection feature that will automatically reduce the exercise price if we enter into another consulting agreement pursuant to which warrants are issued with a lower exercise price, which triggered in year 2016. On March 14, 2017, we issued 77,131 shares of common stock to Bristol Capital, LLC (“Bristol”) pursuant to a settlement agreement for a cashless exercise of the warrant. The Bristol warrant was also revalued on March 14, 2017 resulting in a change in fair value of $0.8 million for the three months ended March 31, 2017 and decreasing the Bristol derivative liability to $0.4 million. As a result of the cashless exercise, we reclassified the $0.4 million of Bristol derivative liability to additional paid-in capital as of March 31, 2017.

Capital Resources

Historically, our primary sources of capital have been cash flows from operations, borrowings from financial institutions and investors, the sale of equity and equity derivative securities and asset dispositions. Our primary uses of capital have been for the acquisition, development, exploration and exploitation of oil and natural gas properties, in addition to refinancing of debt instruments.

We regularly evaluate alternative sources of capital to complement our cash flows from operations and other sources of capital as we pursue our long-term growth plans in the Delaware Basin. In order to fully fund our 2017 capital budget, we may be required to access new capital through one or more offerings of equity.

Based upon current commodity price expectations for 2017, we believe that our cash flow from operations, combined with the proceeds of our recently completed equity offering, proceeds from the conversion of in-the-money warrants to equity, and availability under our Second Lien Term Loan, will be sufficient to fund our operations for 2017, including working capital requirements.  However, future cash flows are subject to a number of variables, including uncertainty in forecasted production volumes and commodity prices.  We are the operator for 100% of our 2017 operational capital program and, as a result, the amount and timing of a substantial portion of our capital expenditures is discretionary.  Accordingly, we may determine it prudent to curtail drilling and completion operations due to capital constraints or reduced returns on investment as a result of commodity price weakness.

Information about our cash flows for the three months ended March 31, 2017 and 2016 are presented in the following table (in thousands):

	Three Months Ended March 31,
	2017	2016
Cash provided by (used in):
Operating activities	$(5,254)	$(782)
Investing activities	(10,923)	(599)
Financing activities	24,855	1,300
Net change in cash	$8,678	$(81)

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Operating activities. For the three months ended March 31, 2017, net cash used in operating activities was $5.3 million, compared to $0.8 million for the same period in 2016. The increase of $4.5 million cash used in operating activities was primarily attributable to the increase in operating costs which correspond with higher producing activities and supporting general and administrative costs.

Investing activities. For the three months ended March 31, 2017, net cash used in investing activities was $10.9 million compared to $0.6 million for the same period in 2016. The $10.3 million increase in cash used in investing activities was primarily attributable to the following:

•	A $7.1 million increase in drilling and completion costs on the three wells in the Delaware Basin during the three months ended March 31, 2017. There were minimal drilling activities in the DJ Basin during the three months ended March 31, 2016.

•	A $3.7 million increase in acquisition of additional working interests on leases in Winkler County, Texas.
•	A $0.6 million increase in funds placed in escrow for the Trinidad drilling rig.
•	Offset by proceeds of $1.1 million received on the divestiture of the DJ Basin properties.

Financing activities. For the three months ended March 31, 2017, net cash provided by financing activities was $24.9 million compared to cash provided by financing activities of $1.3 million during the same period in 2016. The increase of $23.6 million in net cash provided by financing activities during the three months ended March 31, 2017 was primarily attributable to the following:

•	A $6.7 million increase in net proceeds from the upsize of the term loan facility.
•	A $17.9 million increase in net proceeds from the private placement financing transactions.
•	$0.3 million of proceeds from the exercise of warrants and stock options.
•	Offset by $1.3 million of proceeds raised from the issuance of convertible notes during the three months ended March 31, 2016.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements see Note 1 – Summary of Significant Accounting Policies” to our consolidated financial statements in Item 1 of this Quarterly Report.

53

Item 3.  Quantitative and Qualitative Disclosures about Market Risk.

Not Applicable

Item 4.  Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As required by Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the end of the period we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of March 31, 2017 at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during our most recent fiscal quarter that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

54

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

None

Item 1A. Risk Factors.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and are not required to provide the information under this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None, except as previously disclosed in the Company’s current reports on Form 8-K.

55

Item 6. Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 25, 2017 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.1†	Employment Agreement with Joseph C. Daches, dated as of January 23, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 25, 2017).
10.2†	Employment Agreement with Brennan Short, dated as of January 27, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2017).
10.3†	Employment Agreement with Seth Blackwell, dated as of December 1, 2016 (incorporated herein by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on March 3, 2017).
10.4†	Separation and Release Agreement, dated February 13, 2017, between Kevin Nanke and Lilis Energy, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 17, 2017).
10.5	Securities Subscription Agreement, dated February 28, 2017, by and among the Company and the Purchasers thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.6	Registration Rights Agreement, dated February 28, 2017, by and among the Company and the Purchasers thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.7†	First Amendment to Employment Agreement with Abraham Mirman, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.8†	First Amendment to Employment Agreement with Ronald D. Ormand, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.9†	First Amendment to Employment Agreement with Ariella Fuchs, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.10	First Amendment to Credit and Guarantee Agreement, dated April 24, 2017 by and among the Company, Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.11	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among the Company, Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.12	Credit Agreement, dated April 26, 2017 by and among the Company, the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.13	Registration Rights Agreement, dated April 26, 2017 by and among the Company and the Lenders party thereto (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.14	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among the Company and the Holders party thereto (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(b)/15d-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.
32.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(b)/15d-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

†	Indicates management contract or compensatory plan.

56

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Signature	Title	Date

/s/ Abraham Mirman	Chief Executive Officer	May 12, 2017
Abraham Mirman	(Principal Executive Officer)

/s/ Joseph C. Daches	Executive Vice President, Chief Financial Officer and Treasurer	May 12, 2017
Joseph C. Daches	(Principal Financial and Accounting Officer)

57

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 25, 2017 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.1†	Employment Agreement with Joseph C. Daches, dated as of January 23, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 25, 2017).
10.2†	Employment Agreement with Brennan Short, dated as of January 27, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2017).
10.3†	Employment Agreement with Seth Blackwell, dated as of December 1, 2016 (incorporated herein by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on March 3, 2017).
10.4†	Separation and Release Agreement, dated February 13, 2017, between Kevin Nanke and Lilis Energy, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 17, 2017).
10.5	Securities Subscription Agreement, dated February 28, 2017, by and among the Company and the Purchasers thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.6	Registration Rights Agreement, dated February 28, 2017, by and among the Company and the Purchasers thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 2, 2017).
10.7†	First Amendment to Employment Agreement with Abraham Mirman, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.8†	First Amendment to Employment Agreement with Ronald D. Ormand, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.9†	First Amendment to Employment Agreement with Ariella Fuchs, dated as of March 9, 2017 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 10, 2017).
10.10	First Amendment to Credit and Guarantee Agreement, dated April 24, 2017 by and among the Company, Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.11	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among the Company, Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.12	Credit Agreement, dated April 26, 2017 by and among the Company, the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.13	Registration Rights Agreement, dated April 26, 2017 by and among the Company and the Lenders party thereto (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
10.14	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among the Company and the Holders party thereto (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on April 27, 2017).
31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(b)/15d-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.
32.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(b)/15d-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. Section 1350.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

†	Indicates management contract or compensatory plan.

58

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13A-14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Abraham Mirman, certify that:

1.	I have reviewed this report on Form 10-Q of Lilis Energy, Inc. ("Registrant");

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

	a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c.	evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d.	disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.	The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

	a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

	b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

/s/ Abraham Mirman
Abraham Mirman
Chief Executive Officer

May 12, 2017

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13A-14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Joseph C. Daches, certify that:

1.	I have reviewed this report on Form 10-Q of Lilis Energy, Inc. ("Registrant");

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.	The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

	a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c.	evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d.	disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.	The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

	a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

	b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

/s/ Joseph C. Daches
Joseph C. Daches
Executive Vice President, Chief Financial Officer and Treasurer

May 12, 2017

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

RULE 13A-14(B)/15D-14(B) OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

In connection with the Quarterly Report of Lilis Energy, Inc. (the "Company") on Form 10-Q for the period ended March 31, 2017, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Abraham Mirman
Abraham Mirman
Chief Executive Officer

May 12, 2017

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

RULE 13A-14(B)/15D-14(B) OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

In connection with the Quarterly Report of Lilis Energy, Inc. (the "Company") on Form 10-Q for the period ended March 31, 2017, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Joseph C. Daches
Joseph C. Daches
Executive Vice President, Chief Financial Officer and Treasurer

May 12, 2017